     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE_____, 2002

                                                              REGISTRATION NO. -
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                           LEVCOR INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            5130                     06-0842701
 (State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Code Number)   Identification Number)

                           LEVCOR INTERNATIONAL, INC.
                               462 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 354-8500
(Name, address and telephone number of Registrant's principal executive offices)

                                  -------------

                              EDWARD H. COHEN, ESQ.
                          KATTEN MUCHIN ZAVIS ROSENMAN
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                    (212) 940-8580/(212) 940-8776 (TELECOPY)
            (Name, address and telephone number of agent for service)

                                  -------------

                                    COPY TO:

                             MARTIN H. NEIDELL, ESQ.
                          STROOCK & STROOCK & LAVAN LLP
                                 180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                    (212) 806-5400/(212) 806-6006 (TELECOPY)
            (Name, address and telephone number of agent for service)

                                  -------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.

                                  -------------

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                  -------------

                         CALCULATION OF REGISTRATION FEE

===================================== =================== =========================== ========================== ================
                                                                                                                    AMOUNT OF
                                         AMOUNT TO BE     PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM        REGISTRATION
        TITLE OF SECURITIES               REGISTERED         PRICE PER SHARE (1)      AGGREGATE OFFERING PRICE         FEE
------------------------------------- ------------------- --------------------------- -------------------------- ----------------
Common Stock, par value $.01 per        2,786,972 (1)                N/A                    $4,598,504 (2)           $423.00
  share.............................
===================================== =================== =========================== ========================== ================

------------------

(1) Based upon 13,934,858 shares of the common stock of Carlyle Industries, Inc. that may be outstanding immediately prior to the completion of the merger, and on an exchange ratio of .2 of a share of common stock of Levcor International, Inc. for each share of Carlyle Industries, Inc. common stock.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to rules 457(f) and (c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee have been computed based on the market value of the securities to be converted in the merger, consisting of approximately 13,934,858 shares of the common stock of Carlyle Industries, Inc. at an average of the bid and ask price per share of the common stock, par value $.01 per share, of Carlyle Industries, Inc. on the OTC Bulletin Board on June 20, 2002, which was $.33 per share.

--------------------------------------------------------------------------------
REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

                                                                  June ___, 2002


Dear Stockholder of Levcor International, Inc.:

         Your board of directors has unanimously approved a merger which will result in your company, Levcor International, Inc., acquiring Carlyle Industries, Inc., a manufacturer and distributor of buttons, embellishments, gift and craft products, and unanimously recommends that you vote to approve and adopt the merger agreement. Your board of directors is excited about this opportunity to expand and complement Levcor's business. If the merger is completed, Levcor will issue one share of Levcor common stock for each five shares of Carlyle common stock, and one share of a new class of Levcor preferred stock, designated as Series A preferred stock, for each share of Carlyle Series B preferred stock. Each outstanding option to purchase shares of Carlyle common stock will be assumed by Levcor, with the number of options and exercise price to be appropriately adjusted. Levcor expects to issue approximately 2,786,972 shares of Levcor common stock and 4,555,007 shares of Levcor Series A preferred stock to the Carlyle stockholders. Levcor common stock is traded on the OTC Bulletin Board under the symbol "LEVC.OB". Carlyle common stock is traded on the OTC Bulletin Board under the symbol "CRLH.OB". As part of the merger the certificate of incorporation of Levcor will be amended and restated, and six persons will be appointed to serve as directors of Levcor. The merger is more fully described in this joint proxy statement/prospectus. The board of directors has determined that the merger is fair to and in the best interests of Levcor and its stockholders.

         To complete the merger, you are asked to vote at an annual meeting of stockholders to be held on [ ], 2002, beginning at 10:00 a.m. At the Levcor annual meeting, your board of directors is asking you to approve and adopt the merger agreement, which provides for Carlyle to be merged with and into Levcor, with the separate corporate existence of Carlyle ceasing and Levcor continuing as the surviving corporation, for the certificate of incorporation of Levcor to be amended and restated and for the appointment of six persons to serve as directors of Levcor. In order to provide for the assumption by Levcor of the outstanding Carlyle stock options, and to have available options to grant to Levcor's employees, officers, directors and independent contractors in the future, you will also be asked to approve the Levcor 2002 Stock Option Plan. Additionally, you will be asked to approve Friedman Alpren & Green LLP as the independent auditors of Levcor for fiscal year 2002. Finally, you will be asked to elect three persons to serve as directors of Levcor if the merger is not consummated.

         Whether or not you plan to attend the annual meeting, Levcor urges you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the annual meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD AND/OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Your vote is very important regardless of the number of shares you own. I urge you to vote in favor of the approval and adoption of the merger agreement and the other proposals.

         This joint proxy statement/prospectus provides you with detailed information concerning Levcor, Carlyle and the merger. Please read these materials carefully. In particular you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 35.





                                          Very truly yours,



                                          Robert A. Levinson
                                          President

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SHARES OF LEVCOR COMMON STOCK AND LEVCOR SERIES A PREFERRED STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

                                                                   June __, 2002


Dear Stockholder of Carlyle Industries, Inc.:

         Your board of directors has unanimously approved a merger which will result in your company, Carlyle Industries, Inc., being acquired by Levcor International, Inc., an apparel fabric processor, and unanimously recommends that you vote to approve and adopt the merger agreement. If the merger is completed, Levcor will issue one share of Levcor common stock for each five shares of Carlyle common stock and one share of a new class of Levcor preferred stock, designated as Series A preferred stock, for each share of Carlyle Series B preferred stock, the certificate of incorporation of Levcor will be amended and restated and six persons will be elected to serve as directors of Levcor. Levcor expects to issue approximately 2,786,972 shares of Levcor common stock and 4,555,007 shares of Levcor Series A preferred stock to the Carlyle stockholders. Each outstanding option to purchase shares of Carlyle common stock will be assumed by Levcor, with the number of options and exercise price to be appropriately adjusted. Levcor common stock is traded on the OTC Bulletin Board under the symbol "LEVC.OB". Carlyle common stock is traded on the OTC Bulletin Board under the symbol "CRLH.OB". The merger is more fully described in this joint proxy statement/prospectus. The board of directors has determined that the merger is fair and in the best interests of Carlyle and its stockholders.

         To complete the merger, you are asked to vote at a special meeting of stockholders to be held on [ ], 2002, beginning at 11:00 a.m. At the Carlyle special meeting, your board of directors is asking you to approve and adopt the merger agreement which provides for Carlyle to be merged with and into Levcor, with Levcor continuing as the surviving corporation. Only stockholders of record at the close of business on [ ], 2002 will be entitled to vote at the Carlyle special meeting.

         Whether or not you plan to attend the special meeting, Carlyle urges you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD AND/OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. Your vote is very important regardless of the number of shares you own. I urge you to vote in favor of the approval and adoption of the merger agreement.

         This joint proxy statement/prospectus provides you with detailed information concerning Levcor, Carlyle and the merger. Please read these materials carefully. In particular you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 35.

                                          Very truly yours,



                                          Edward F. Cooke
                                          Chief Financial Officer and
                                          Vice President

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SHARES OF LEVCOR COMMON STOCK AND LEVCOR SERIES A PREFERRED STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

                           LEVCOR INTERNATIONAL, INC.
                               462 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON [ __], 2002

To the Stockholders of Levcor International, Inc.:

         Levcor International, Inc. will hold an annual meeting of its stockholders on [ ], 2002, at 10:00 a.m., at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated May 24, 2002 between Levcor and Carlyle Industries, Inc. The merger agreement provides for, among other things, (a) the merger of Carlyle with and into Levcor, (b) the issuance of one share of Levcor common stock in exchange for each five shares of common stock of Carlyle, (c) the issuance of one share of a new class of Levcor preferred stock, designated as Series A preferred stock, in exchange for each share of Series B preferred stock of Carlyle, (d) the amendment and restatement of the certificate of incorporation of Levcor and (e) the election of six persons to serve as directors of Levcor. The merger agreement is more fully described in this joint proxy statement/prospectus;

         2. To elect three persons to serve as directors of Levcor if the merger is not consummated;

         3.       To approve the adoption of Levcor's 2002 Stock Option Plan;

         4. To ratify the appointment of Friedman Alpren & Green LLP as independent auditors for fiscal year 2002; and

         5. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only holders of record of Levcor common stock at the close of business
on [     ], 2002, the record date for the Levcor annual meeting, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the annual meeting.

         Your vote is very important. Levcor can complete the merger with Carlyle only if holders of a majority of the shares of Levcor common stock vote in favor of the approval and adoption of the merger agreement. None of Levcor's stockholders will have appraisal rights in connection with the approval and adoption of the merger agreement.

         Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope to ensure that your shares will be voted at the annual meeting.

         Failure to return a properly executed proxy card and/or to vote at the annual meeting will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

         You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the annual meeting. If you attend the annual meeting you may vote in person even if you returned a proxy.

                                    By Order of the Board of Directors


                                    Robert A. Levinson
                                    President

New York, New York
[____], 2002

                            CARLYLE INDUSTRIES, INC.
                                1 PALMER TERRACE
                           CARLSTADT, NEW JERSEY 07072

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON [ ] __, 2002

To the Stockholders of Carlyle Industries, Inc.:

         Carlyle Industries, Inc. will hold a special meeting of its stockholders on [ ], 2002, at 11:00 a.m., at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated May 24, 2002 between Carlyle and Levcor International, Inc. The merger agreement provides for, among other things, (a) the merger of Carlyle with and into Levcor, (b) the issuance of one share of Levcor common stock in exchange for each five shares of common stock of Carlyle, (c) the issuance of one share of a new class of Levcor preferred stock, designated as Series A preferred stock, in exchange for each share of Series B preferred stock of Carlyle, (d) the amendment and restatement of the certificate of incorporation of Levcor, and (e) the election of six persons to serve on the Levcor board of directors. The merger agreement is more fully described in this joint proxy statement/prospectus.

         2. To transact any other business as may properly come before the Carlyle special meeting or any adjournments or postponements thereof.

         Only holders of record of Carlyle common and Series B preferred stock
at the close of business on [   ], 2002, the record date for the Carlyle special
meeting, are entitled to notice of, and to vote at, the Carlyle special meeting and any adjournments or postponements of the special meeting.

         Carlyle's stockholders are entitled to assert dissenters' rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law. Carlyle stockholders who comply with the provisions of Delaware law relating to dissenters' rights will be entitled to object to the merger and make written demand that Levcor pay them in cash the fair value of their shares. A copy of the dissenters' rights statute is attached to the enclosed joint proxy statement/prospectus as Appendix B.

         Your vote is very important. Carlyle can complete the merger with Levcor only if holders of a majority of the shares of Carlyle common stock and Carlyle Series B preferred stock, voting together as a class, vote at the special meeting in favor of the approval and adoption of the merger agreement.

         Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope to ensure that your shares will be voted at the special meeting.

         Failure to return a properly executed proxy card and/or to vote at the special meeting will have the same effect as a vote against the proposal.

         You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy.

         Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

                                     By Order of the Board of Directors


                                     Edward F. Cooke
                                     Chief Financial Officer and Vice President

Carlstadt, New Jersey
[     ], 2002

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 2002



                           LEVCOR INTERNATIONAL, INC.
                                       AND
                            CARLYLE INDUSTRIES, INC.
                              JOINT PROXY STATEMENT

                               ------------------

                           LEVCOR INTERNATIONAL, INC.
                                   PROSPECTUS

                               ------------------

         Levcor International, Inc. and Carlyle Industries, Inc. have entered into an Agreement and Plan of Merger which provides for their merger. In the merger, (1) Carlyle will merge with and into Levcor, with Levcor continuing as the surviving corporation, (2) Carlyle stockholders will receive one share of Levcor common stock for each five shares of Carlyle common stock held by them and one share of a new class of Levcor preferred stock, designated as Series A preferred stock, for each share of Carlyle Series B preferred stock held by them, and each outstanding option to purchase shares of Carlyle common stock will be assumed by Levcor, with the number of options and exercise price to be appropriately adjusted, (3) the certificate of incorporation of Levcor will be amended and restated, and (4) six persons will be elected to serve on the Levcor board of directors

         This joint proxy statement/prospectus also constitutes the prospectus of Levcor with respect to 2,786,972 shares of Levcor common stock to be issued to Carlyle stockholders in the merger in exchange for the outstanding shares of Carlyle common stock.

         The shares of Levcor Series A preferred stock to be issued to stockholders of Carlyle in the merger will be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and will not be registered under the Securities Act. These shares may not be sold by former Carlyle Series B preferred stockholders except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or pursuant to an applicable exemption from registration.

         Levcor common stock currently trades on the OTC Bulletin Board under the symbol "LEVC.OB," and will continue to trade under that symbol after the merger. Carlyle common stock currently trades on the OTC Bulletin Board under the symbol "CRLH.OB"

         On May 15, 2002, the last full trading day prior to the public announcement of the proposed merger, the closing price of Levcor common stock on the OTC Bulletin Board was $3.10 per share and the closing price of Carlyle common stock on the OTC Bulletin Board was $.21 per share. On June 17, 2002, the closing price of Levcor common stock was $1.61 per share and the closing price of Carlyle was $.37 per share.

         The approval and adoption of the merger agreement by the stockholders of Levcor and Carlyle is required.

         THE BOARDS OF DIRECTORS OF LEVCOR AND CARLYLE UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE LEVCOR ANNUAL MEETING OR THE CARLYLE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

         This joint proxy statement/prospectus provides detailed information about the merger, a description of which begins on page 50. YOU SHOULD ALSO CAREFULLY READ THE SECTION ENTITLED, "RISK FACTORS," BEGINNING ON PAGE 35, FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED MERGER.

         Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued in this transaction or determined that this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This joint proxy statement/prospectus is dated [     ], 2002, and is
first being mailed or delivered to stockholders of Levcor and Carlyle on or
about [     ], 2002.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................8

SUMMARY..........................................................................................................13
     The Parties To The Merger...................................................................................13
     Purpose And Structure Of The Merger.........................................................................13
     Levcor Stockholder Approval.................................................................................14
     Carlyle Stockholder Approval................................................................................14
     Voting Shares Held By Your Broker In Street Name............................................................14
     Changing Your Vote..........................................................................................15
     Completion Of The Merger....................................................................................15
     Exchanging Your Stock Certificates..........................................................................15
     Levcor's Reasons For The Merger; Recommendation Of Levcor's Board...........................................15
     Carlyle's Reasons For The Merger; Recommendation Of Carlyle's Board.........................................16
     Opinion Of Levcor's Financial Advisor.......................................................................16
     Opinion Of Carlyle's Financial Advisor......................................................................17
     Interests Of Certain Persons In The Merger..................................................................17
     Rights Of Dissenting Stockholders...........................................................................18
     Federal Income Tax Consequences.............................................................................18
     Anticipated Accounting Treatment............................................................................18
     The Merger Agreement; Generally.............................................................................19
     Effective Time..............................................................................................19
     Conditions To The Merger....................................................................................19
     No Solicitation.............................................................................................19
     Termination Of The Merger Agreement.........................................................................20
     Fee, Expenses And Other Payments............................................................................21
     Forward-Looking Statements May Prove Inaccurate.............................................................22
     Who Can Help Answer Your Questions..........................................................................22

SELECTED HISTORICAL AND PRO FORMA SUMMARY
     FINANCIAL INFORMATION.......................................................................................23
     Levcor Selected Historical Financial Data...................................................................23
     Carlyle Selected Historical Consolidated Financial Data.....................................................24
     Levcor Pro Forma Financial Data.............................................................................25
     Unaudited Pro Forma Consolidated Balance Sheet..............................................................26
     Unaudited Pro Forma Consolidated Statements of Income.......................................................27
     Notes to Pro Forma Financial Statements.....................................................................29
     Comparative Per Share Data..................................................................................31
     Comparative Market Data.....................................................................................32
     Security Ownership of Certain Beneficial Owners of Levcor Upon the Effective Time
        of the Merger ...........................................................................................32

RISK FACTORS.....................................................................................................35
     Risks Related To The Merger.................................................................................35



                                       3

     Risks Specific To Levcor....................................................................................37
     Risks Specific To Carlyle...................................................................................39
     Risk Related To Levcor And Carlyle as a Combined Company....................................................40
     Investment Risks............................................................................................41

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.................................................................42

THE LEVCOR ANNUAL MEETING........................................................................................44
     Date, Time And Place Of Annual Meeting......................................................................44
     Matters To Be Considered At Annual Meeting..................................................................44
     Record Date For Voting To Approve And Adopt The Merger; Stockholders Entitled To Vote.......................44
     Voting And Revocation Of Proxies............................................................................44
     Stockholder Vote Is Required To Approve And Adopt The Merger Agreement......................................45
     Board Recommendation........................................................................................46
     Solicitation Of Proxies; Expenses...........................................................................46

THE CARLYLE SPECIAL MEETING......................................................................................47
     Date, Time And Place Of Special Meeting.....................................................................47
     Matters To Be Considered At Special Meeting.................................................................47
     Record Date For Voting On The Merger; Stockholders Entitled To Vote.........................................47
     Voting And Revocation Of Proxies............................................................................47
     Stockholder Vote Is Required To Approve And Adopt The Merger Agreement......................................48
     Board Recommendation........................................................................................48
     Solicitation Of Proxies; Expenses...........................................................................49

THE MERGER.......................................................................................................50
     Completion Of The Merger....................................................................................50
     Exchanging Your Stock Certificates..........................................................................50
     Background Of The Merger....................................................................................50
     Levcor's Reasons For The Merger.............................................................................53
     Recommendation Of Levcor's Board Of Directors...............................................................55
     Carlyle's Reasons For The Merger............................................................................55
     Recommendation Of Carlyle's Board Of Directors..............................................................57
     Opinion of Levcor's Financial Advisor.......................................................................57
     Opinion of Carlyle's Financial Advisor......................................................................59
     Interests Of Certain Persons In The Merger..................................................................66
     Other Conflicts.............................................................................................68
     Appraisal Rights of Dissenting Carlyle Stockholders.........................................................68
     Federal Income Tax Considerations...........................................................................73
     Completion And Effectiveness Of The Merger..................................................................74
     Anticipated Accounting Treatment............................................................................74
     Deregistration Of Carlyle Common Stock......................................................................74
     Restriction On Resales Of Levcor Common Stock...............................................................74
     Operations After The Merger.................................................................................74



                                       4

THE MERGER AGREEMENT.............................................................................................75
     The Merger..................................................................................................75
     The Effective Time..........................................................................................75
     Directors And Officers Of Levcor After The Merger...........................................................75
     Background of Directors.....................................................................................76
     Conversion Of Shares In The Merger..........................................................................77
     The Exchange Agent..........................................................................................77
     Procedures For Exchanging Stock Certificates................................................................77
     Surrendering of Stock Certificates..........................................................................77
     Distributions With Respect To Unexchanged Shares............................................................77
     No Fractional Shares........................................................................................78
     Dissenting Shares...........................................................................................78
     Representations And Warranties..............................................................................78
     Concept of Material Adverse Effect..........................................................................79
     Covenants of Carlyle........................................................................................80
     Conditions to the Merger....................................................................................82
     No Solicitation.............................................................................................82
     Termination Of The Merger Agreement.........................................................................83
     Fee, Expenses And Other Payments............................................................................84
     Amendment Or Waiver Of The Merger Agreement.................................................................85

DESCRIPTION OF LEVCOR CAPITAL STOCK..............................................................................85
     Authorized Capital Stock....................................................................................85
     Levcor Common Stock.........................................................................................86
     Levcor Series A Preferred Stock.............................................................................86
     Levcor Preferred Stock......................................................................................87
     Trading.....................................................................................................87

COMPARISON OF CARLYLE'S, LEVCOR'S AND THE SURVIVING
     CORPORATION'S STOCKHOLDERS' RIGHTS .........................................................................87
     Summary of Material Differences of Stockholder Rights Before and After the Merger...........................88

ADDITIONAL PROPOSALS ............................................................................................92
     Approval of 2002 Stock Option Plan .........................................................................92
     Ratification of Appointment of Independent Accountants......................................................97
     Election of Directors ......................................................................................98

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS OF LEVCOR ........................................................................99
     General.....................................................................................................99
     Results of Operations.......................................................................................99
     Liquidity and Capital Resources............................................................................100
     Current Accounting Issues..................................................................................101

BUSINESS OF LEVCOR..............................................................................................102
     Description of Property....................................................................................103

                                       5

MANAGEMENT OF LEVCOR............................................................................................103
     Directors and Executive Officers...........................................................................103
     Director Compensation......................................................................................103
     Executive Compensation.....................................................................................103
     Stock Option Plan..........................................................................................104

BOARD OF DIRECTORS INTERLOCKS...................................................................................104

THE BOARD OF DIRECTORS AND ITS COMMITTEES.......................................................................105
     Meetings of the Board of Directors.........................................................................105
     Committees of the Board of Directors.......................................................................105

OTHER LEVCOR MATTERS............................................................................................105
     Security Ownership of Certain Beneficial Owners of Levcor..................................................105
     Related Party Transactions.................................................................................106

LEVOR MARKET PRICE AND DIVIDEND DATA............................................................................107

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS OF CARLYLE ......................................................................108
     General....................................................................................................108
     Results of Operations......................................................................................108
     Liquidity and Capital Resources............................................................................111
     Current Accounting Issues..................................................................................112

BUSINESS OF CARLYLE.............................................................................................113

MANAGEMENT OF CARLYLE...........................................................................................116
     Directors and Executive Officers...........................................................................116
     Directors Compensation.....................................................................................116
     Executive Compensation.....................................................................................116
     Stock Option Plan..........................................................................................117
     Employment/Separation Consulting Agreements................................................................117

BOARD OF DIRECTORS  INTERLOCKS..................................................................................118

THE BOARD OF DIRECTORS AND ITS COMMITTEES.......................................................................118
     Meetings of the Board of Directors.........................................................................118
     Committees of the Board of Directors.......................................................................118
     Board of Directors Report on Executive Compensation........................................................118

OTHER CARLYLE MATTERS...........................................................................................120
     Security Ownership of Certain Beneficial Owners of Carlyle.................................................120
     Carlyle Market Price and Dividend Data.....................................................................121
     Stockholders...............................................................................................122



                                       6

     Legal Proceedings..........................................................................................122
     Environmental Matters......................................................................................122

FUTURE STOCKHOLDER PROPOSALS....................................................................................124

OTHER MATTERS...................................................................................................124

LEGAL MATTERS...................................................................................................125

INDEPENDENT ACCOUNTANTS.........................................................................................125

WHERE YOU CAN FIND MORE INFORMATION.............................................................................125

FINANCIAL STATEMENTS OF LEVCOR...............................................................................F1 - 1

FINANCIAL STATEMENTS OF CARLYLE..............................................................................F2 - 1

APPENDIX A: AGREEMENT AND PLAN OF MERGER......................................................................A - 1

APPENDIX B: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW...............................................B - 1

APPENDIX C: FAIRNESS OPINION OF WILLAMETTE MANAGEMENT ASSOCIATES..............................................C - 1

APPENDIX D: FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN.................................................D - 1

APPENDIX E: LEVCOR 2002 STOCK OPTION PLAN.....................................................................E - 1

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, and the appendices to this joint proxy statement/prospectus.

Q:       WHAT IS THE MERGER?

A: The merger will combine the businesses of Carlyle and Levcor. After the merger Levcor will continue as the surviving corporation. Based on the capitalization of Levcor as of June , 2002, after giving effect to the merger, the former stockholders of Carlyle will receive in the merger a number of shares of Levcor representing approximately 54.4% of Levcor's then outstanding common stock and all of the Levcor Series A preferred stock.

         For a more complete description of the merger, see the section entitled "The Merger" beginning on page 50.

Q:       WHY DOES LEVCOR PROPOSE TO ACQUIRE CARLYLE?

A: This is an opportunity to acquire a complementary business that manufactures and distributes buttons, embellishments, gift and craft products. The expertise of Carlyle will provide Levcor the opportunity to expand its product offerings, business and customer base to retail markets. Levcor should enjoy increased access to credit markets by virtue of the larger revenue base of the combined companies. Additionally, the merger of the two companies should permit the consolidated income of the combined companies to be offset against the net operating loss carried forward by Levcor. The combination of Levcor and Carlyle will permit the combined company to save on certain administrative costs. It is also hoped that the merger should result in increased trading liquidity to the common stockholders of Levcor, including the former common stockholders of Carlyle.

Q:       WHY DOES CARLYLE PROPOSE TO BE ACQUIRED BY LEVCOR?

A: The acquisition will allow Carlyle stockholders to participate in the growth of the combined company following the merger. In addition, it will offer Carlyle access to a number of important additional channels of distribution, and will provide Carlyle with the opportunity to expand its product offerings, business and customer base to wholesale markets. Carlyle should enjoy increased access to credit markets by virtue of the larger revenue base of the combined companies. The merger will allow the Carlyle stockholders to retain an indirect interest in Carlyle through their ownership interest in Levcor. The combination of Levcor and Carlyle will permit the combined company to save on certain administrative costs. It is also hoped that the merger should result in increased trading liquidity to the common stockholders of Carlyle for the Levcor common stock they receive in the merger.

Q:       WHERE AND WHEN ARE THE STOCKHOLDER MEETINGS?

A: The Levcor annual meeting and the Carlyle special meeting will each take place on ________ __, 2002, at 10:00 a.m. and 11:00 a.m., respectively. Both meetings will take place at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022.

Q: WHAT WILL HAPPEN AT THE ANNUAL MEETING OF LEVCOR AND THE SPECIAL MEETING OF CARLYLE?

A: LEVCOR STOCKHOLDERS: At the Levcor annual meeting, Levcor stockholders will vote on the approval and adoption of the merger agreement. In order to provide for the assumption by Levcor of the outstanding Carlyle stock options, and to have available options to grant to Levcor's employees, officers, directors and independent contractors in the future, you will be also be asked to approve the 2002 Levcor Stock Option Plan. Additionally, you will vote on whether to ratify the appointment of Friedman Alpren & Green LLP as Levcor's independent auditors for fiscal year 2002. Finally, you will be asked to elect three persons to serve as directors of Levcor for fiscal year 2002 in the event the merger is not consummated.

         CARLYLE STOCKHOLDERS: At the Carlyle special meeting, Carlyle stockholders will vote on the approval and adoption of the merger agreement.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: LEVCOR STOCKHOLDERS: The Levcor common stock will not be changed or converted in the merger and will remain outstanding after the merger.

         CARLYLE STOCKHOLDERS: You will receive one share of Levcor common stock for each five shares of Carlyle common stock you hold and one share of a new class of Levcor preferred stock, designated as Series A preferred stock, for each share of Carlyle Series B preferred stock that you hold. For example, if you own 100 shares of Carlyle common stock, you will receive 20 shares of Levcor common stock in exchange for your shares. Each outstanding option to purchase shares of Carlyle common stock will be assumed by Levcor on the same ratio, and the exercise price will be increased by five times its current price.

         Levcor will not issue fractional shares of common stock. Instead, Carlyle stockholders who would otherwise be entitled to receive a fractional share of Levcor common stock will have their fractional share interest rounded up to the nearest whole share.

         The number of shares of Levcor common stock and Levcor Series A preferred stock to be issued in the merger will not be adjusted based upon changes in the value of Levcor common stock or Carlyle common stock or Carlyle Series B preferred stock. As a result, the value of Levcor stock that you receive in the merger will not be determined at the time you vote on the merger and its value will go up or down as the market price of Levcor common stock goes up or down.

         The following table reflects the values of Levcor common stock that you, the Carlyle stockholder, will receive per share of Carlyle common stock for various market prices of Levcor common stock and based on the exchange ratio of one share of Levcor common stock for each five shares of Carlyle common stock you hold. Levcor's common stock price is volatile and is traded thinly. The values shown are purely hypothetical, and the actual market price and the corresponding value of Levcor common stock that you may receive in the merger may be more or less than the range of values shown in the tables.

         MARKET PRICE PER SHARE OF       MERGER VALUE PER SHARE OF CARLYLE
            LEVCOR COMMON STOCK                    COMMON STOCK
         -------------------------       ---------------------------------
                  $ 1.60                              $.32
                  $ 1.80                              $.36
                  $ 2.00                              $.40
                  $ 2.30                              $.46
                  $ 2.60                              $.52
                  $ 2.90                              $.58
                  $ 3.20                              $.64

         On June 17, 2002, the closing price of Levcor common stock was $1.61 per share and the closing price of Carlyle was $.37 per share. Neither party is permitted to terminate the merger agreement based solely on changes in the value of either Levcor common stock or Carlyle common stock prior to the closing of the merger. There is no existing public market for Carlyle's Series B preferred stock and Levcor does not expect to list its Series A preferred stock on any securities exchange.

Q:       HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: Both Levcor's and Carlyle's boards of directors unanimously recommend that their stockholders vote to approve and adopt the merger agreement.

Q: WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: In evaluating the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 35.

Q: IF LEVCOR IS NOT ITSELF MERGING, WHY ARE LEVCOR'S STOCKHOLDERS BEING ASKED TO VOTE?

A: Pursuant to the Delaware General Corporation Law, the vote of the Levcor stockholders is necessary to approve and adopt the merger agreement. The approval and adoption of the merger agreement will result in the election of six persons proposed to serve as directors of Levcor and will also result in amending and restating Levcor's certificate of incorporation to provide for the creation and issuance of a new class of Levcor preferred stock, designated as Series A preferred stock, to be given to the Carlyle Series B preferred stockholders in exchange for their shares of Carlyle Series B preferred stock. In any event, the Levcor meeting is an annual meeting, and at such meeting you will also be asked to vote on the approval of the Levcor 2002 Stock Option Plan, and to vote on whether to ratify the appointment of Friedman Alpren & Green LLP as independent auditors of Levcor for fiscal year 2002. You will also be asked to elect three persons to serve as directors of Levcor, if the merger is not consummated.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE SENT IN MY PROXY CARD?

A: Yes. You can change your vote any time before your proxy is voted at either of the meetings. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and deliver a new proxy. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to Levcor's or Carlyle' secretary, as the case may be, before your stockholders meeting. Finally, you can attend your meeting and vote in person. Simply attending the meeting of either Carlyle or Levcor, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker in order to change your vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER VOTE THE SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: Levcor and Carlyle are working to complete the merger as soon as possible. Levcor and Carlyle expect to complete the merger immediately following the Levcor annual meeting and Carlyle special meeting.

Q:       AM I ENTITLED TO APPRAISAL RIGHTS?

A:       LEVCOR STOCKHOLDERS:  No.

         CARLYLE STOCKHOLDERS: Yes. Under Delaware law you are entitled to exercise dissenters' rights of appraisal. If you comply with the provisions of applicable law relating to dissenters' rights, you will be entitled to object to the merger and make a written demand that Levcor pay you in cash the fair value of your shares of Carlyle common stock or Carlyle Series B preferred stock. The requirements under Delaware law for exercising dissenters' rights are very specific and must be followed exactly.

Q:       SHOULD I SEND IN MY CARLYLE STOCK CERTIFICATES NOW?

A: No. After the merger, Levcor will cause the exchange agent to send you a letter of transmittal for surrendering certificates representing shares of Carlyle common stock and Carlyle Series B preferred stock. DO NOT SEND YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

Q:       WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: Levcor and Carlyle do not expect that you will recognize gain or loss for United States Federal income tax purposes if the merger is completed. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q:       WHO CAN I CALL WITH QUESTIONS?

A:       LEVCOR STOCKHOLDERS:              CARLYLE STOCKHOLDERS:

         LEVCOR INTERNATIONAL, INC.        CARLYLE INDUSTRIES, INC.
         462 Seventh Avenue                1 Palmer Terrace
         New York, New York 10018          Carlstadt, New Jersey 07072
         Attention: Robert A. Levinson,    Attention:  Edward F. Cooke, Chief
         President                         Financial Officer and Vice President
         (212) 354-8500                    (201) 935-6220

                                     SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION THAT IS PROVIDED IN GREATER DETAIL ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. EVEN THOUGH WE HAVE HIGHLIGHTED FOR YOU WHAT WE BELIEVE IS THE MOST IMPORTANT INFORMATION, LEVCOR AND CARLYLE ENCOURAGE YOU TO CAREFULLY READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS FOR A COMPLETE UNDERSTANDING OF THE PROPOSED MERGER.

THE PARTIES TO THE MERGER

     Levcor International, Inc.
     462 Seventh Avenue
     New York, New York 10018
     (212) 354-8500

         In 1995, Levcor acquired a woven fabric converting business that converts cotton, synthetics and blend fabrics for sale to domestic apparel manufacturers. This acquisition formed the basis of Levcor's current business. In 1999, Levcor purchased a knit fabric and processing business that produces knit fabrics used in the production of apparel, and during 2000, Levcor started a new woven division selling to the dress market. Levcor is engaged in converting woven textile fabrics and processing knit textile fabrics which are sold for production principally to manufacturers of women's apparel.

     Carlyle Industries, Inc.
     1 Palmer Terrace
     Carlstadt, New Jersey 07072
     (201) 935-6220

         Carlyle and its subsidiaries manufacture, package and distribute buttons, embellishments, and gift and craft products. Carlyle's business is conducted principally through three subsidiaries: Blumenthal Lansing Company, Inc., Westwater Industries, Inc. and Button Fashion B.V. Carlyle's products are sold to mass merchandisers, specialty chains and independent retailers and wholesalers. Carlyle's button products are sold primarily for use in the home sewing market where buttons are used for garment construction, replacement and the upgrading and restyling of ready-to-wear clothing. Carlyle also produces and distributes a private-label button line for one of the nations best known retailers, and markets complementary product lines, including trimmings, appliques, craft kits and fashion and jewelry accessories, to its home sewing and craft customers.

PURPOSE AND STRUCTURE OF THE MERGER

         Levcor and Carlyle have entered into an Agreement and Plan of Merger that sets forth the terms of the proposed merger of Levcor and Carlyle. If the merger agreement is approved and adopted, Carlyle will merge with and into Levcor. Carlyle stockholders will become stockholders of Levcor following the merger. Each five shares of Carlyle common stock will be exchanged for one share of Levcor common stock and each share of Carlyle Series B preferred stock will be exchanged for one share of a new class of Levcor preferred stock, designated as Series A preferred stock, and the certificate of incorporation of Levcor will be amended and restated. Also, if the merger agreement is approved and adopted, six persons will be elected to serve as directors of Levcor until the next Levcor annual meeting or until their successors are duly elected and qualified. Each outstanding option to purchase shares of Carlyle common stock will be assumed by Levcor on the same exchange ratio and the exercise price will be appropriately adjusted.

LEVCOR STOCKHOLDER APPROVAL

         The holders of a majority of the shares of Levcor common stock must approve and adopt the merger agreement. In addition, the approval and adoption of the merger agreement will result in the election of six persons to Levcor's board of directors as well as amending and restating Levcor's certificate of incorporation to provide for the creation and issuance of a new class of Levcor preferred, designated as Series A preferred stock to be given to the Carlyle Series B preferred stockholders in exchange for their shares of Carlyle Series B preferred stock.

         A failure to vote will have the same effect as voting against the approval and adoption of the merger agreement. Levcor stockholders may cast one vote for each share of Levcor common stock held at the close of business on [ ], 2002. On that date, Levcor's directors and executive officers and their affiliates beneficially owned approximately 893,691 shares of Levcor common stock entitling them to exercise about 35% of the voting power of the Levcor common stock entitled to vote at the annual meeting. All such persons have indicated they will vote all their shares in favor of the merger.

CARLYLE STOCKHOLDER APPROVAL

         The holders of a majority of the shares of Carlyle common stock and Carlyle Series B preferred stock, voting together as a class, must approve and adopt the merger agreement. A failure to vote will have the same effect as voting against the approval and adoption of the merger agreement. Carlyle stockholders may cast one vote for each share of Carlyle common stock and one vote for each share of Carlyle Series B preferred stock held at the close of business on [ ], 2002. On that date, Carlyle's directors and executive officers and their affiliates beneficially owned approximately 3,221,273 shares of Carlyle common stock and approximately 4,479,485 shares of Carlyle Series B preferred stock entitling them to exercise about 39.2% of the voting power entitled to vote at the special meeting. All such persons have indicated they will vote all their shares in favor of the merger.

VOTING SHARES HELD BY YOUR BROKER IN STREET NAME

         Your broker will vote your shares only if you provide instructions on how to vote. If you do not instruct your broker on how to vote, your shares will not be voted at the meetings and it will have the same effect as voting against approval and adoption of the merger agreement.

CHANGING YOUR VOTE

         If you want to change your vote, send a later-dated, signed proxy card to the secretary of Levcor or Carlyle, as applicable, before the respective meetings or attend the respective meetings in person and vote. You may also revoke your proxy by sending written notice to the secretary of Levcor or Carlyle, as applicable, before the respective meetings of Levcor or Carlyle.

COMPLETION OF THE MERGER

         Assuming approval and adoption of the merger agreement and the satisfaction or waiver of all other conditions of the merger agreement, we anticipate that the merger will occur on the date of the meetings or within a few days following the meetings.

EXCHANGING YOUR STOCK CERTIFICATES

         If you are a Carlyle stockholder, do not send in your stock certificates now. After the merger is completed, we will send you written instructions for exchanging your Carlyle stock certificates for Levcor stock certificates.

LEVCOR'S REASONS FOR THE MERGER; RECOMMENDATION OF LEVCOR'S BOARD

         After careful consideration, Levcor's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Levcor and its stockholders. In reaching its decision, Levcor's board of directors identified several potential benefits of the merger, the most important of which included:

         o Levcor's stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

         o Levcor will save on certain administrative costs as a result of the merger;

         o The merger may result in increased trading liquidity to the stockholders of Levcor;

         o Being part of a combined company will reduce the risks of continuing as a relatively small company in an industry that is rapidly consolidating and increasingly competitive;

         o Levcor has a substantial net operating loss, which may be more effectively utilized with the earnings of Carlyle;

         o Carlyle's expertise may provide Levcor the opportunity to expand its product offerings, business and customer base to retail markets; and

         o Levcor will have the opportunity to expand its access to distribution channels.

         LEVCOR'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CARLYLE'S REASONS FOR THE MERGER; RECOMMENDATION OF CARLYLE'S BOARD

         After careful consideration, Carlyle's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Carlyle and its stockholders. In reaching its decision, Carlyle's board of directors identified several potential benefits of the merger, the most important of which included:

         o Carlyle stockholders may be afforded substantially increased trading liquidity for their investment;

         o The anticipated exchange ratio in the merger represented a premium of approximately 71% over the average closing price for Carlyle common stock over the 20-day trading period ending on May 15, 2002, the last trading day before the agreement in principle between Levcor and Carlyle was publicly announced;

         o Combining with Levcor will increase the financial resources, business and customer relationships and opportunities available to Carlyle;

         o The combined larger company should provide better access to credit markets which is necessary to facilitate growth;

         o Carlyle's stockholders will have the opportunity to participate in the growth of the combined company after the merger; and

         o Levcor's expertise may provide Carlyle the opportunity to expand its product offerings, business and customer base to wholesale markets.

         CARLYLE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF LEVCOR'S FINANCIAL ADVISOR

         In deciding to approve the merger, Levcor's board of directors considered the opinion of Willamette Management Associates, its financial advisor, that, as of the date of the merger agreement, the exchange ratio and the consideration to be paid was fair, from a financial point of view, to the holders of Levcor common stock. The opinion was provided for the information and assistance of Levcor's board of directors in connection with the merger and does not constitute a recommendation as to how any stockholder of Levcor should vote with respect to the approval and adoption of the merger agreement. The full text of the written opinion of Willamette, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. You are urged to read the Willamette opinion in its entirety.

OPINION OF CARLYLE'S FINANCIAL ADVISOR

         In deciding to approve the merger, Carlyle's board of directors considered the opinion of Houlihan Lokey Howard & Zukin, its financial advisor, that, as of the date of the merger agreement, the consideration to be received in the merger by Carlyle's stockholders was fair to them from a financial point of view. The opinion was provided for the information and assistance of Carlyle's board of directors in connection with the merger and does not constitute a recommendation as to how any stockholder of Carlyle should vote with respect to the approval and adoption of the merger agreement. The full text of the written opinion of Houlihan Lokey, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D. You are urged to read the Houlihan Lokey opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the boards of directors' recommendation that you vote to approve and adopt the merger agreement, you should note that certain officers and directors of Levcor and Carlyle have interests in the merger that are different from, or in addition to, your interests. As a result, directors and officers may be more likely to vote to approve and adopt the merger agreement than stockholders generally.

         Robert A. Levinson serves as the Chairman of the board of directors, President and Secretary of Levcor while also serving as the Chairman of the board of directors, President and Chief Executive Officer of Carlyle. Mr. Levinson is a significant holder of Carlyle's Series B preferred stock, owning approximately 98.3% of the outstanding Carlyle Series B preferred. Furthermore, Mr. Levinson is entitled to exercise approximately 29.9% of the voting power of the Levcor common and approximately 38.7% of the voting power of the Carlyle capital stock entitled to vote at the respective meetings.

         Robert Levinson will continue to be an executive officer of Levcor after the merger, serving as both President and Chief Executive Officer. Additionally, all three of the current members of Levcor's board of directors will continue to serve as directors after the merger. Upon completion of the merger, Edward F. Cooke, Joseph S. DiMartino and Giandomenico Picco, all of whom are currently directors of Carlyle, will become directors of Levcor. Additionally, upon completion of the merger, Edward F. Cooke, who currently is the Chief Financial Officer and Vice President of Carlyle, will serve as the Vice President, Chief Financial Officer, Treasurer and Secretary of Levcor.

         The merger agreement provides that upon the completion of the merger, Levcor will indemnify and hold harmless, and pay all applicable expenses to, all past and present directors and officers of Carlyle in all of their capacities, for acts or omissions occurring at or prior to the completion of the merger to the same extent they were indemnified pursuant to Carlyle's certificate of incorporation and by-laws, and to the fullest extent permitted by law.

         Upon completion of the merger, the vesting of all options granted to Carlyle's employees and officers will accelerate. As of June 1, 2002, such acceleration will cause options held by

Messrs. Levinson and Cooke to purchase an aggregate of 478,000 shares of Carlyle common stock at a weighted average price of $.55 per share, to vest. Upon the effective time of the merger, as a result of the assumption and appropriate adjustment by Levcor of the outstanding Carlyle options, Messrs. Levinson and Cooke will hold options to purchase an aggregate of 95,600 shares of Levcor common stock at a weighted average price of $2.75 per share.

         Pursuant to the terms of Mr. Levinson's employment agreement with Carlyle, in the event of a change in control of Carlyle, Mr. Levinson would be entitled to a lump sum severance payment generally equal to 2.99 times his average annual compensation for the five calendar years preceding the calendar year during which a change in control occurred or for such shorter period during which he was employed. Mr. Levinson has agreed to waive such provision.

         Pursuant to the terms of Mr. Cooke's employment agreement with Carlyle, if within one year after a change in control of Carlyle, Mr. Cooke's employment is terminated for any reason, Carlyle shall pay Mr. Cooke an amount equal to one year of his base salary then in effect.

RIGHTS OF DISSENTING STOCKHOLDERS

         Holders of Carlyle common stock on [ ], 2002 are entitled to exercise dissenters' rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law. A holder of Carlyle common stock or Carlyle Series B preferred stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to object to the merger and make written demand that Levcor pay in cash the fair value of the shares of Carlyle stock held by such holder as determined in accordance with statutory provisions. Carlyle stockholders wishing to exercise dissenters' rights of appraisal must follow exactly all requirements for the exercise of those rights as set forth in
Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix B to this joint proxy statement/prospectus.

FEDERAL INCOME TAX CONSEQUENCES

         Levcor and Carlyle expect that the merger will qualify as a tax-free reorganization for federal income tax purposes. If the merger qualifies as a tax-free reorganization, Carlyle stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of their Carlyle stock for Levcor stock. The availability of this tax treatment is not, however, a condition to the merger.

ANTICIPATED ACCOUNTING TREATMENT

         The merger will be treated as a "purchase" for accounting purposes. Therefore, the purchase price will be allocated to Carlyle's assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

THE MERGER AGREEMENT; GENERALLY

         The merger agreement provides for Carlyle to merge with and into Levcor. Following the approval and adoption of the merger agreement, at the effective time of the merger Levcor will continue as the surviving corporation.

EFFECTIVE TIME

         As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that this will occur immediately after the stockholders meetings during the third quarter of calendar year 2002.

CONDITIONS TO THE MERGER

         Levcor and Carlyle will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, some of which include:

         o the representations and warranties of the respective parties made in the merger agreement remain accurate;

         o the parties perform their respective covenants and obligations in the merger agreement;

         o the Carlyle stockholders and Levcor stockholders approve and adopt the merger agreement;

         o there are no restraining orders, injunctions or administrative actions or proceedings preventing completion of the merger; and

         o the SEC has declared effective the registration statement of which this prospectus is a part.

NO SOLICITATION

         Carlyle has agreed not to initiate or, subject to certain limited exceptions, engage in discussions with another party regarding any competing transaction while the proposed merger with Levcor is pending. Nothing contained in the merger agreement shall prohibit Carlyle from, prior to the effective time of the merger, doing any of the following:

         o furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited written proposal to Carlyle with respect to a competing transaction if the board of directors determines that there is a reasonable probability that the failure to take such action would be inconsistent with the Carlyle board of directors' fiduciary duties to the Carlyle stockholders. Carlyle must provide notice to Levcor that they are furnishing information or negotiating with such person, and must have received from such person a fully executed confidentiality agreement;

         o complying with Rule 14d-9 or Rule 14e-2 under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a tender offer or exchange offer; or

         o failing to make or withdrawing or modifying its recommendation to the Carlyle stockholders or recommending an unsolicited, bona fide proposal to acquire Carlyle pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, following the receipt of such a proposal, if Carlyle's board of directors determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with the board of directors' fiduciary duties to the Carlyle stockholders.

TERMINATION OF THE MERGER AGREEMENT

         Either Levcor or Carlyle may terminate the merger agreement at any time prior to the effective time, whether before or after approval of the matters presented to the stockholders in connection with the merger, if:

         o        consented to by both parties in writing;

         o a governmental entity issues a non-appealable permanent injunction or action that prevents consummation of the merger;

         o the merger does not occur on or prior to December 31, 2002 and the terminating party has not caused the failure of the merger to occur by such date; or

         o any approval of either the stockholders of Carlyle or the stockholders of Levcor required for the consummation of the merger is not obtained by reason of the failure to obtain the required vote at either of the meetings, and the inability to get such stockholder approval is not the result of the action or failure to act of Levcor or Carlyle where such action or failure to act would constitute a material breach of the merger agreement.

         Levcor may terminate the merger agreement if:

         o there is a material breach by Carlyle of any of its covenants or agreements set forth in the merger agreement, or any of its representations or warranties set forth in the merger agreement shall have become untrue, such that Carlyle would be incapable of satisfying Levcor's conditions precedent to the merger agreement by December 31, 2002; or

         o Carlyle's board of directors shall have (a) withdrawn, modified or changed its approval or recommendation of the merger agreement, the merger or any of the other transactions contemplated in the merger agreement in any manner which is adverse to Levcor; or (b) approved or recommended to the Carlyle stockholders a competing transaction or a superior proposal or entered into an agreement with respect thereto or have resolved to do so.

         Carlyle may terminate the merger agreement if:

         o there is a material breach by Levcor of any of its covenants or agreements set forth in the merger agreement, or any of its representations or warranties set forth in the merger agreement shall have become untrue, such that Levcor would be incapable of satisfying Carlyle's conditions precedent to the merger agreement by December 31, 2002.

         o        it has entered into a competing transaction.

FEE, EXPENSES AND OTHER PAYMENTS

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement are to be borne by the party which incurs those costs and expenses. However, Carlyle has agreed to pay Levcor an amount equal to $300,000, plus all of Levcor's expenses not to exceed $200,000, if the merger agreement is terminated:

         o by Levcor as a result of a material breach of any of Carlyle's covenants or agreements, or if any of Carlyle's representations or warranties shall have become untrue such that Carlyle would be incapable of satisfying conditions precedent of Levcor under the merger agreement by December 31, 2002 and at any time within 12 months after the date of termination Carlyle enters into a competing transaction, which values, in the reasonable determination of the Carlyle board of directors, the Carlyle common stock at more than $.56 per share;

         o because the Carlyle stockholders do not approve and adopt the merger agreement at the Carlyle stockholders' meeting and at the time of the stockholders' meeting there exists a proposal with respect to a competing transaction which either (1) Carlyle's board of directors has not publicly opposed or (2) is consummated or a definitive agreement providing for such competing transaction is entered into at any time during the period commencing on the date of execution of the merger agreement and ending 12 months after the termination of the merger agreement;

         o by Levcor, if the board of directors of Carlyle has withdrawn, modified or adversely changed its approval or recommendation of the merger agreement in any manner which is adverse to Levcor or recommended or approved a competing transaction or shall have resolved to do any of the foregoing;

         o by Levcor, if Carlyle furnishes information to, or enters into discussions or negotiations with any person that makes an unsolicited proposal and Carlyle enters into a competing transaction;

         o by Levcor, if Carlyle fails to reject a tender offer or exchange offer proposal by a third party within ten days of its commencement or the date such proposal is first publicly disclosed; or

         o by Levcor, upon Carlyle's board of directors' authorization to enter into a written agreement with respect to a competing transaction that the Carlyle board of directors have determined to be a superior proposal.

         In addition, Levcor has agreed to pay Carlyle all of Carlyle's expenses not to exceed $200,000, if the merger agreement is terminated as a result of a material breach of any of Levcor's covenants or agreements, or if any of Levcor's representations or warranties shall have become untrue such that Levcor would be incapable of satisfying conditions precedent of Carlyle under the merger agreement by December 31, 2002.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         Each of Levcor and Carlyle has made forward-looking statements in this joint proxy statement/prospectus that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts and actual results may differ materially from these forward-looking statements. Words such as "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to "Risk Factors" beginning on page 35.

WHO CAN HELP ANSWER YOUR QUESTIONS

         IF YOU HAVE QUESTIONS ABOUT THE MERGER, YOU SHOULD CONTACT:

         LEVCOR STOCKHOLDERS:              CARLYLE STOCKHOLDERS:

         LEVCOR INTERNATIONAL, INC.        CARLYLE INDUSTRIES, INC.
         462 Seventh Avenue                1 Palmer Terrace
         New York, New York 10018          Carlstadt, New Jersey 07072
         Attention: Robert A. Levinson,    Attention: Edward F. Cooke, Chief
         President                         Financial Officer and President
         (212) 354-8500                    (201) 935-6220

    SELECTED HISTORICAL AND UNAUDITED PRO FORMA SUMMARY FINANCIAL INFORMATION

LEVCOR SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data should be read in conjunction with Levcor's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Levcor" which are included elsewhere in this joint proxy statement/prospectus.

                           LEVCOR INTERNATIONAL, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                THREE MONTHS
                                                                                                                     ENDED
                                                                                                                   MARCH 31,
                                                               YEAR ENDED DECEMBER 31,                           (UNAUDITED)
                                              ---------------------------------------------------------       -------------------
                                               1997        1998         1999         2000        2001         2001         2002
                                              -------     -------      -------      -------     -------       ------       ------
   STATEMENT OF INCOME DATA:
   Net sales..............................    $ 3,349     $10,105      $13,954      $17,258     $20,108       $7,763       $3,604
   Other income, net......................        (40)         (6)          20           83          (1)           7            4
                                              -------     -------      -------      -------     -------       ------       ------
   Total revenue..........................      3,309      10,099       13,974       17,341      20,107        7,770        3,608
   Cost of sales..........................      2,974       8,974       11,741       14,349      16,252        6,418        2,837
   Selling, general and administrative
       expenses...........................        530       1,511        2,437        3,006       3,236          903          688
   Interest expense.......................        156         273          277          418         427          143           65
                                              -------     -------      -------      -------     -------       ------       ------
   Net income (loss)......................      $(351)      $(659)       $(481)       $(432)       $192         $306          $18
                                              =======     =======      =======      =======     =======       ======       ======

 Basic and Diluted Income (loss) per share      $(.20)      $(.38)       $(.25)       $(.19)       $.08         $.13         $.01
   Weighted average common shares
     outstanding:
   Basic..................................      1,733       1,754        1,949        2,317       2,321        2,319        2,330
   Diluted................................      1,733       1,754        1,949        2,317       2,395        2,317        2,486

                                                                                                                     AT
                                                                                                                   MARCH 31,
                                                                   AT DECEMBER 31,                               (UNAUDITED)
                                              ---------------------------------------------------------       -------------------
                                               1997         1998         1999         2000        2001         2001         2002
                                              -------     -------      -------      -------     -------       ------       ------
   BALANCE SHEET DATA:
   Cash and cash equivalents..............        $42         $60           $3           $7          $3          $52           $3
   Total assets...........................      2,665       1,588        2,934        4,590       2,663        4,616        1,938
   Total debt.............................      3,944       3,514        4,836        6,906       4,770        6,624        4,011
   Stockholders' equity (deficiency)......     (1,279)     (1,926)      (1,902)      (2,316)     (2,107)      (2,010)      (2,073)


CARLYLE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following selected historical financial data should be read in conjunction with Carlyle's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Carlyle" which are included elsewhere in this joint proxy statement/prospectus.

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                   THREE MONTHS
                                                                                                                      ENDED
                                                                                                                      MARCH 31,
                                                                        YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                                         ---------------------------------------------------   -------------------
                                                          1997       1998       1999       2000       2001       2001       2002
                                                         -------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
 Net sales ...........................................  $ 19,641   $ 23,801   $ 28,889   $ 27,076   $ 24,925   $  6,695   $  5,258
                                                        --------   --------   --------   --------   --------   --------   --------
Income from continuing operations before extraordinary
   item ..............................................     3,727      3,160      2,538      1,145        990        217        306
Extraordinary loss on debt prepayment, net of tax
   benefit ...........................................        --         --         --         --        (90)        --         --
                                                        --------   --------   --------   --------   --------   --------   --------
Income from continuing operations ....................     3,727      3,160      2,538      1,145        900        217        306
Preferred stock dividends ............................    (1,445)    (1,139)      (611)      (274)      (273)       (67)       (67)
Loss from discontinued operations, net of income taxes      (316)        --         --         --         --         --         --
Income (loss) on disposal of discontinued operations,
   net of income taxes ...............................    (9,801)        --      1,544         --         --         --         --
Gain on preferred stock redemption ...................        --         --      3,011         --         --         --         --
                                                        --------   --------   --------   --------   --------   --------   --------
Income (loss) applicable to common stock .............  $ (7,835)  $  2,021   $  6,482   $    871   $    627   $    150   $    239
                                                        ========   ========   ========   ========   ========   ========   ========
Weighted average common shares outstanding ...........     7,386      7,383      9,896     13,935     13,935     13,935     13,935
                                                        ========   ========   ========   ========   ========   ========   ========

PER COMMON SHARE DATA (BASIC AND DILUTED):
Continuing operations ................................  $    .31   $    .27   $    .20   $    .06   $    .05   $    .01   $    .02
Discontinued operations ..............................     (1.37)        --        .16         --         --         --         --
Extraordinary item ...................................        --         --         --         --       (.01)        --         --
Gain on preferred stock redemption ...................        --         --        .30         --         --         --         --
                                                         -------   --------   --------   --------   --------   --------   --------
Net income (loss) per share ..........................  $  (1.06)  $    .27   $    .66   $    .06   $    .04   $    .01   $    .02
                                                        ========   ========   ========   ========   ========   ========   ========
Cash dividend per common share .......................    None       None       None       None       None       None       None
                                                        ========   ========   ========   ========   ========   ========   ========

                                                                                                                   AT MARCH 31,
                                                                           AT DECEMBER 31,                         (UNAUDITED)
                                                         ---------------------------------------------------   -------------------
                                                          1997       1998       1999       2000       2001       2001       2002
                                                         -------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Working capital ......................................  $ 10,646   $  9,188   $  8,564   $  6,789   $  2,999   $  1,967   $  3,065
Total assets .........................................  $ 25,062   $ 17,824   $ 18,512   $ 17,102   $ 16,286   $ 17,906   $ 16,743
Long-term debt, capital lease obligations and
       redeemable preferred stock ....................  $ 25,067   $ 21,108   $ 11,767   $ 10,892   $  6,436   $  4,568   $  6,401
Stockholders' deficit ................................  $(19,306)  $(17,285)  $ (4,251)  $ (3,463)  $ (4,115)  $ (3,354)  $ (3,865)

LEVCOR UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma consolidated financial data gives effect to the proposed merger of Levcor and Carlyle using the purchase method of accounting, as required by Statement of Financial Accounting Standards No. 141, "Business Combinations." Under this method of accounting, the purchase price has been allocated to the fair value of the net assets acquired, including identified intangible assets and goodwill. The purchase price allocation is preliminary and subject to revision when Levcor obtains additional information regarding asset valuation.

         The unaudited pro forma consolidated financial data is based on the historical financial statements and accompanying notes of Levcor and Carlyle which are included elsewhere in this joint proxy statement/prospectus. The Unaudited Pro Forma Consolidated Balance Sheet assumes the merger was consummated on March 31, 2002 and combines the unaudited March 31, 2002 balance sheet of Levcor with the unaudited March 31, 2002 balance sheet of Carlyle. The 2002 Unaudited Pro Forma Consolidated Statement of Income combines the three months ended March 31, 2002 unaudited Statement of Income for Levcor with the three months ended March 31, 2002 unaudited Statement of Operations for Carlyle. The 2001 Unaudited Pro Forma Consolidated Statement of Income combines the year ended December 31, 2001 audited Statement of Income for Levcor with the year ended December 31, 2001 audited Statement of Operations for Carlyle. The unaudited pro forma consolidated statements of income assume the merger took place on the first day of the period presented.

         The unaudited pro forma consolidated financial data is not necessarily indicative of the actual operating results that would have occurred or the future operating results that will occur as a consequence of such transactions. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of results of operations to be expected for the full year.

                           LEVCOR INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2002
                                 (IN THOUSANDS)

                                                                 ASSETS

                                                                                               Pro Forma         Pro Forma
                                                             Levcor           Carlyle         Adjustments         Combined
                                                             ------           -------         -----------         --------
Current assets
   Cash and cash equivalents.........................      $        3         $      247      $    -             $      250
   Accounts receivable - trade, net..................              55              2,448           -                  2,503
   Inventories.......................................           1,499              5,478           -                  6,977
   Deferred income taxes.............................           -                    545           -                    545
   Other current assets..............................              33                243           -                    276
                                                           ----------         ----------      ----------         ----------
           Total current assets......................           1,590              8,961           -                 10,551
                                                           ----------         ----------      ----------         ----------
Property, plant and equipment, at cost...............             156              3,881           -                  4,037
Less - Accumulated depreciation and amortization.....              76              1,650           -                  1,726
                                                           ----------         ----------      ----------         ----------
Net property, plant and equipment....................              80              2,231           -                  2,311
                                                           ----------         ----------      ----------         ----------
Goodwill, net........................................           -                  2,543          11,288 (2)         13,831
                                                           ----------         ----------      ----------         ----------
Assets held for sale.................................             234              -               -                    234
                                                           ----------         ----------      ----------         ----------
Deferred income taxes................................           -                  1,952           -                  1,952
                                                           ----------         ----------      ----------         ----------
Other assets.........................................              34              1,056           -                  1,090
                                                           ----------         ----------      ----------         ----------
           Total assets..............................      $    1,938         $   16,743      $   11,288         $   29,969
                                                           ==========         ==========      ==========         ==========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
   Accounts payable and accrued expenses.............      $      952         $    1,678      $      389 (3)     $    3,019
   Revolving credit debt.............................           -                  4,076           -                  4,076
   Due to factor.....................................             693              -               -                    693
   Income taxes payable..............................           -                    142           -                    142
   Deferred income...................................               2              -               -                      2
   Current maturities of long-term debt..............             104              -               -                    104
                                                           ----------         ----------      ----------         ----------
           Total current liabilities.................           1,751              5,896             389              8,036
Long-term debt, less current maturities..............           1,280              1,832           -                  3,112
Other liabilities....................................           -                  8,311           -                  8,311
Loans payable - officer/stockholder..................             980              -               -                    980
                                                           ----------         ----------      ----------         ----------
           Total liabilities.........................           4,011             16,039             389             20,439
                                                           ----------         ----------      ----------         ----------
Redeemable preferred stock...........................           -                  4,555           -     (4)          4,555
Accumulated dividends on preferred stock.............           -                     14           -                     14
                                                           ----------         ----------      ----------         ----------
                                                                -                  4,569           -                  4,569
                                                           ----------         ----------      ----------         ----------

Stockholders' equity (deficiency)....................
  Common stock.......................................           1,341                139            (139)(6)          2,902
                                                                                                   1,561 (5)
  Capital in excess of par...........................           5,277             26,345         (26,345)(6)         10,851
                                                                                                   5,574 (5)
  Accumulated deficit................................          (8,614)           (28,998)         28,998 (6)         (8,614)
  Accumulated other comprehensive loss...............           -                 (1,351)          1,250 (7)           (101)
                                                           ----------         ----------      ----------         ----------
                                                               (1,996)            (3,865)         10,899              5,038
   Less - Treasury stock.............................             (77)             -               -                    (77)
                                                           ----------         ----------      ----------         ----------
              Total stockholder equity (deficiency)....        (2,073)          (  3,865)         10,899              4,961
                                                           ----------         ----------      ----------         ----------
                                                           $    1,938         $   16,743      $   11,288         $   29,969
                                                           ==========         ==========      ==========         ==========


See accompanying notes to pro forma financial information.

                           LEVCOR INTERNATIONAL, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                        THREE MONTHS ENDED MARCH 31, 2002
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                             Pro Forma         Pro Forma
                                                           Levcor           Carlyle         Adjustments         Combined
                                                           ------           -------         -----------         --------
Net sales............................................    $       3,604    $         5,258   $      -         $       8,862
Cost of goods sold...................................            2,837              2,972          -                 5,809
                                                         -------------    ---------------   --------------   -------------
Gross profit.........................................              767              2,286          -                 3,053

Selling, general and administrative expenses.........              688              1,702          -                 2,390
                                                         -------------    ---------------   --------------   -------------

           Income before other income
              (expenses) and income taxes............               79                584          -                   663
                                                         -------------    ---------------   --------------   -------------

Other income (expenses)..............................
Interest expense.....................................              (65)              (101)         -                  (166)
Other income, net....................................                4              -              -                     4
                                                         -------------    ---------------   --------------   -------------
                                                                   (61)              (101)         -                  (162)
                                                         -------------    ---------------   --------------   -------------
           Income before income taxes................               18                483          -                   501

Income taxes.........................................             -                   177          -                   177
                                                         -------------    ---------------   --------------   -------------

           Net income................................               18                306          -                   324

Less - Dividends on preferred stock..................             -                    67          -                    67
                                                         -------------    ---------------   --------------   -------------

Net income applicable to common shares...............    $          18    $           239   $      -         $         257
                                                         =============    ===============   ==============   =============

Basic earnings per share.............................              .01               .02           -                  .05
                                                         =============    ==============    ==============   ============

Diluted earnings per share...........................              .01               .02           -                  .05
                                                         =============    ==============    ==============   ============

Weighted average number of shares, basic.............        2,330,241         13,934,858          -            5,117,213 (8)
                                                         =============    ===============   ==============   ============

Weighted average number of shares, diluted...........        2,486,161         13,934,858          -            5,273,133 (8)
                                                         =============    ===============   ==============   ============

See accompanying notes to pro forma financial information.

                           LEVCOR INTERNATIONAL, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2001
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                          Pro Forma          Pro Forma
                                                        Levcor           Carlyle         Adjustments         Combined
                                                        ------           -------         -----------         --------
Net sales......................................      $      20,108     $      24,925    $      -          $      45,033
Cost of goods sold.............................             16,252            15,456           -                 31,708
                                                     -------------     -------------    -------------     -------------

           Gross profit........................              3,856             9,469           -                 13,325

Selling, general and administrative expenses...              3,237             7,242           -                 10,479
                                                     -------------     -------------    -------------     -------------

           Income before other income
              (expenses), income taxes and
              extraordinary item ..............                619             2,227           -                  2,846
                                                     -------------     -------------    -------------     -------------

Other income (expenses)
   Interest expense............................               (427)             (565)          -                   (992)
   Loss on impairment of assets held for sale..                (20)            -               -                    (20)
   Other income, net...........................                 20             -               -                     20
                                                     -------------     -------------    -------------     -------------

                                                              (427)             (565)          -                   (992)
                                                     -------------     -------------    ----------------  -------------

           Income before income taxes and
              extraordinary item ..............                192             1,662           -                  1,854

Income taxes...................................               -                  672           -                    672
                                                     -------------     -------------    -------------     -------------

           Income before extraordinary item....                192               990           -                  1,182

Extraordinary loss on debt prepayment, net.....               -                  (90)          -                    (90)
                                                     -------------     -------------    ----------------  -------------

           Net income..........................                192               900           -                  1,092

Less - Dividends on preferred stock............               -                  273           -                    273
                                                     -------------     -------------    -------------     -------------

           Net income applicable to
              common shares....................      $         192     $         627    $      -          $         819
                                                     =============     =============    -------------     =============

Basic earnings per share.......................                .08               .04           -                    .16
                                                     =============     =============    -------------     =============

Diluted earnings per share.....................                .08               .04           -                    .16
                                                     =============     =============    -------------     =============

Weighted average number of shares, basic.......          2,321,337        13,934,858           -              5,117,213 (8)
                                                     =============     =============    =============     =============

Weighted average number of shares, diluted.....          2,395,194        13,934,858           -              5,273,133 (8)
                                                     =============     =============    =============     =============

See accompanying notes to pro forma financial information.

                           LEVCOR INTERNATIONAL, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

   1. Levcor will account for the merger with Carlyle using the purchase method of accounting. Under the purchase method of accounting, the total purchase price, plus the fair value of assumed liabilities, is allocated to the net tangible and identifiable intangible assets acquired, based on their respective fair values. A final determination of these fair values cannot be made prior to the completion of the merger. Accordingly, the allocations reflected in the unaudited pro forma consolidated financial statements are preliminary and subject to change. The total pro forma estimated purchase price consists of the following:

       Fair value of shares of Levcor  common  stock issued  (2,786,972  shares of common stock  issued,  based on an exchange rate of one Levcor share for five shares of Carlyle  common stock with an estimated  value of $7,135,
          based on post-announcement market prices)                                        $     7,135

       Direct acquisition costs                                                                    389
                                                                                           -----------

                  Total purchase price                                                     $     7,524
                                                                                           ===========

     Estimated purchase price allocation:

       Current assets                                                                      $     8,961
       Property, plant and equipment - net                                                       2,231
       Other assets                                                                              3,008
       Current liabilities                                                                     ( 5,896)
       Non-current liabilities                                                                 (10,143)
       Redeemable preferred stock and accumulated dividends                                    ( 4,569)
       Accumulated other comprehensive loss                                                        101
                                                                                           -----------

       Net tangible assets                                                                     ( 6,307)
       Goodwill                                                                                 13,831
                                                                                           -----------

                                                                                           $     7,524
                                                                                           ===========

2. This adjustment represents the recognition of the excess of the purchase price, plus liabilities assumed, over the fair values of Carlyle assets acquired. As presented in note 1, the preliminary allocation results in classifying as goodwill the excess of the purchase price over the fair value of the net assets acquired.

3. This adjustment represents the estimated accrual of direct expenses incurred in completing the merger.

4. Levcor will issue one share of Series A preferred stock in exchange for each share of Carlyle Series B preferred stock.

5 This adjustment represents Levcor's issuance of 2,786,972 shares of common stock in exchange for Carlyle common stock in connection with the merger.

6 This adjustment represents the elimination of Carlyle's common stock, capital in excess of par, and accumulated deficit.

7 This adjustment represents the elimination of Carlyle's accumulated other comprehensive loss relative to the minimum pension liability.

8 The weighted average number of shares for calculating pro forma basic earnings per share of 5,117,213 shares and the weighted average number of shares for calculating pro forma diluted earnings per share of 5,273,133 shares outstanding at the completion of the merger are treated as outstanding throughout both periods.

COMPARATIVE PER SHARE COMMON STOCK DATA

         The following tables present certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting and assuming one share of Levcor common stock is issued in exchange for each five shares of Carlyle common stock and one share of Levcor Series A preferred stock is issued in exchange for each share of Carlyle Series B preferred stock.

         This data should be read along with the selected historical consolidated financial data of Levcor and Carlyle and the historical consolidated financial statements of Levcor and Carlyle and the notes thereto included in this joint proxy statement/prospectus. The unaudited pro forma information is presented for illustrative purposes only. You should not rely on the unaudited pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

         The historical book value per share of common stock information presented is computed by dividing total common stockholders' equity for each of Levcor or Carlyle by the number of shares of Levcor or Carlyle common stock, respectively, outstanding as of the balance sheet date. The pro forma book value per share of common stock information presented is computed by dividing pro forma common stockholders' equity by the pro forma number of shares of common stock outstanding. The pro forma combined net income per share information is computed by dividing the pro forma combined net income by the pro forma weighted average shares of common shares outstanding during each period.


                                                                                            THREE MONTHS
                                                                          YEAR ENDED            ENDED
                                                                       DECEMBER 31, 2001    MARCH  31, 2002
                                                                       -----------------    ---------------
LEVCOR HISTORICAL PER SHARE OF COMMON STOCK
Net income from continuing operations per share of common stock-
basic and diluted......................................................       $.08               $.01
Book value per share of common stock:
                           Basic:......................................      ($.91)             ($.89)
                           Diluted:....................................      ($.88)             ($.83)

CARLYLE HISTORICAL PER SHARE OF COMMON STOCK
Net income per share of common stock - basic and diluted...............       $.04               $.02
Book value per share of common stock...................................      ($.29)             ($.28)

LEVCOR AND CARLYLE PRO FORMA COMBINED PER COMMON SHARE
Net income per share of common stock-basic and diluted.................       $.16               $.05
Book value per share of common stock:
                           Basic:......................................       N/A                $.97
                           Diluted:....................................       N/A                $.94

COMPARATIVE MARKET DATA

         The following table sets forth the closing sales prices per share of Levcor common stock on the OTC Bulletin Board and the closing sales prices per share of the Carlyle common stock on the OTC Bulletin Board on (1) May 15, 2002, the last full trading date prior to the public announcement of the merger, and
(2) [ ] [ ], 2002, the latest practicable trading day before the printing of this joint proxy statement/prospectus. The table presents the value of the equivalent Carlyle per share price as of the dates indicated, and is determined by multiplying the price of one share of Levcor common stock as of such date by 0.2, the exchange ratio set forth in the merger agreement, and represents what the market value of one share of Carlyle's common stock would have been if the merger had been consummated on or prior to such day.

                                                                       Implied Per Share Value of
Date             Levcor Common Stock         Carlyle Common Stock         Carlyle Common Stock
----             -------------------         --------------------         --------------------
May 15, 2002            $3.10                        $.21                         $.62
June __, 2002           $___                         $.__                         $.__

         No assurance can be given as to the market prices of Levcor or Carlyle stock at any time before the closing of the merger or as to the market price of Levcor common stock at any time thereafter. The exchange ratio will not be adjusted to compensate Carlyle stockholders for decreases in the market price of Levcor common stock which could occur before the merger becomes effective. If the market price of Levcor common stock decreases or increases prior to the effective time of the merger, the market value of Levcor common stock to be received in the merger in exchange for Carlyle common stock will correspondingly decrease or increase. Stockholders of Carlyle and Levcor are urged to obtain current market quotations of Carlyle common stock and Levcor common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF LEVCOR UPON THE EFFECTIVE TIME OF THE MERGER

         The following table sets forth information with respect to the anticipated beneficial ownership of Levcor's capital stock upon the effective time of the merger, by (a) each person anticipated by Levcor to be the beneficial owner of more than 5% of Levcor's outstanding voting securities, (b) each person expected to serve as a director of Levcor, (c) each person expected to be an executive officer of Levcor, and (d) all such executive officers and directors as a group (6 persons).




                                               COMMON STOCK             SERIES A PREFERRED STOCK
                                       ----------------------------   ----------------------------
                                                                                                       PERCENT OF
                                         AMOUNT OF                       AMOUNT OF                      AGGREGATE
                                           SHARES                         SHARES                       VOTING POWER
NAME AND ADDRESS OF                     BENEFICIALLY      PERCENT      BENEFICIALLY      PERCENT        OF CAPITAL
BENEFICIAL OWNER                           OWNED          OF CLASS         OWNED         OF CLASS         STOCK
----------------------------------     --------------    ----------   --------------    ----------    --------------
Robert A. Levinson(1) (2).........        1,338,860        25.6%           4,479,485       98.3%           35.3%
   462 Seventh Ave
   New York, NY  10018

GAMCO Investors, Inc (3)..........          401,906         7.8%            --             --               6.7%
   Corporate Center
   Rye, NY  10580

Edward H. Cohen, Esq. (4) (5).....          111,691         2.2%            --             --               1.8%
   c/o KMZ Rosenman
   575 Madison Avenue
   New York, NY  10022

John McConnaughy (6)..............           32,825         *               --             --               *
   1011 High Ridge Road Stamford,
   CT  06905

Edward F. Cooke (7)...............           69,600         1.1%            --             --               *
   c/o Carlyle Industries, Inc.
   1 Palmer Terrace
   Carlstadt, NJ  07072

Joseph S. DiMartino (8)...........            3,200         *               --             --               *
   c/o Dreyfus Corporation
   200 Park Avenue
   10th Floor
   New York, NY  10166

Giandomenico Picco................           --             --              --             --              --
   c/o GDP Associates
   950 Third Avenue - Suite 1800
   New York, NY 10022

All directors and.................        1,556,176        29.2%           4,479,485       98.3%           37.4%
   executive officers as a
   group (6 persons) (9)

--------------------------------------

*Less than 1% of the aggregate votes entitled to be cast.

(1) Includes: (i) 498,693 shares of common stock held of record by Mr. Levinson;
(ii) 419,746 shares of common stock held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power; (iii) 15,000 shares of common stock held by three trusts for the benefit of Mr. Levinson's children, as to all of which trusts Mr. Levinson serves as co-trustee; and (iv) 105,200 shares of common stock which Mr. Levinson could acquire on or within 60 days after June 1, 2002 upon the exercise of stock options.

(2) Includes 4,479,485 shares of preferred stock held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power.

(3) Represents shares held by GAMCO Investors, Inc. and various other entities which are directly or indirectly controlled by Mario J. Gabelli and for which he acts as chief investment officer, including registered investment companies and pension plans. This information is based solely upon the contents of a filing on
Schedule 13D dated February 15, 2000, made by Mario J. Gabelli and related entities with the Securities and Exchange Commission.

(4) Includes 2,050 shares subject to currently exercisable options which are held by Mr. Cohen for the benefit of his law firm, Katten Muchin Zavis Rosenman.

(5) Includes 101,741 shares owned by Katten Muchin Zavis Rosenman, of which Mr. Cohen is counsel.

(6) Includes 22,850 shares subject to currently exercisable options.

(7) Includes 4,220 shares held of record by Mr. Cooke and 60,400 shares subject to currently exercisable options.

(8) Includes 3,200 shares subject to currently exercisable options.

(9) Includes 193,700 shares of common stock subject to currently exercisable options.

                                  RISK FACTORS

         YOU SHOULD CONSIDER THESE RISK FACTORS IN EVALUATING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF EITHER OR BOTH OF LEVCOR AND CARLYLE MAY BE SERIOUSLY HARMED. IN THAT CASE, THE TRADING PRICE OF LEVCOR COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

 RISKS RELATED TO THE MERGER

Expected Benefits of the Merger May Not Be Realized.

         Levcor and Carlyle will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. Although Levcor and Carlyle expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges. The failure of the combined company to realize any of the anticipated benefits of the merger, including anticipated cost savings described in this joint proxy statement/prospectus, could seriously harm the results of operations of the combined company. The challenges involved include the following:

         o demonstrating to the customers of Levcor and the customers of Carlyle that the merger will not result in adverse changes in customer service standards or business focus and helping customers conduct business easily with the combined company;

         o preserving distribution, marketing or other important relationships of both Levcor and Carlyle and resolving potential conflicts that may arise;

         o minimizing the diversion of management attention from ongoing business concerns; and

         o persuading employees that the business culture of Levcor and Carlyle are compatible, maintaining employee morale and retaining key employees.

The Merger Could Adversely Affect Combined Financial Results.

         If the benefits of the merger do not exceed the costs associated with the merger, including transaction costs and the dilution to Levcor's stockholders resulting from the issuance of shares in connection with the merger, Levcor's financial results, including earnings per share, could be adversely affected. Specifically, Levcor and Carlyle estimate that they will incur direct transaction costs of approximately $264,000 and $125,000, respectively, in connection with the proposed merger, which will be considered as part of the purchase costs and will be allocated to the net assets of Carlyle. These amounts are preliminary estimates and could change. Levcor may incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.

Carlyle Stockholders Will Receive One Share Of Levcor Common Stock For Each Five Shares Of Carlyle Common Stock And One Share Of Levcor Series A Preferred Stock For Each Share Of Carlyle Series B Preferred They Hold, Despite Changes In The Market Value Of Either Or Both Of Carlyle Common Stock And Levcor Common Stock.

         The specific dollar value of Levcor stock to be received by Carlyle stockholders depends on the market value of Levcor at the time of completion of the merger. The value of Levcor common stock may decrease from the date that any Carlyle stockholder submits a proxy. Each five shares of Carlyle common stock will be exchanged for one share of Levcor common stock and each share of Carlyle Series B preferred stock will be exchanged for one share of Levcor Series A preferred stock upon completion of the merger. This exchange ratio will not be adjusted for changes in the market price of either Carlyle common stock or Levcor common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of Levcor common stock or Carlyle common stock. Stockholders are urged to obtain recent market quotations for Levcor common stock and Carlyle common stock. We cannot predict or give any assurances as to the market price of Levcor common stock at any time before or after the merger.

The Market Price of Levcor Common Stock May Decline As A Result Of The Merger.

         The market price of Levcor common stock may decline as a result of the merger, if:

         o        the integration of Levcor and Carlyle is unsuccessful;

         o we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

         o the effect of the merger on our financial results is not consistent with the expectations of financial analysts or investors.

Carlyle May Lose An Opportunity To Enter Into A Merger Or Business Combination With Another Party On More Favorable Terms Because Of Provisions In The Merger Agreement.

         While the merger agreement is in effect, Carlyle is, with limited exceptions, prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, with any person other than Levcor. As a result of this prohibition, Carlyle may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

Some Of Carlyle's Directors And Officers Have Interests That Differ In Several Respects From Carlyle Stockholders.

         o In considering the recommendation of the Carlyle board of directors to approve and adopt the merger agreement, you should consider that some of these directors and officers have interests that differ from, or are in addition to, their interests as Carlyle stockholders generally. These interests may include the receipt of Levcor stock options, benefits provided to them by Levcor under employment agreements and the continuation of certain indemnification arrangements.

         o Robert A. Levinson serves as the Chairman of the board of directors, President and Secretary of Levcor while also serving as the Chairman of the board of directors, President and Chief Executive Officer of Carlyle. As of the record date, Mr. Levinson beneficially owned 749,175 shares of Levcor common stock, which represents approximately 31.4% of Levcor's outstanding common stock. This 31.4% consists of 699,175 shares of Levcor common stock and 50,000 currently exercisable options to purchase shares of Levcor common stock pursuant to Levcor's Stock Option Plan. As of the record date, Mr. Levinson beneficially owned 2,878,423 shares of Carlyle common stock, which represents approximately 20.4% of Carlyle's outstanding common stock, and 4,479,485 shares of Carlyle Series B preferred stock, which represents approximately 98.3% of Carlyle's outstanding Series B preferred stock.

         o Additionally, if the merger is consummated, six persons will also be elected to serve as directors of Levcor until the next annual meeting or until their successors are duly elected and qualified. Such persons include the three current directors of Levcor, Robert A. Levinson, Edward H. Cohen and John McConnaughy, as well as three current Carlyle directors, Joseph S. DiMartino, Giandomenico Picco and Edward F. Cooke

RISKS SPECIFIC TO LEVCOR

Levcor Has A Stockholders' Deficiency And May Be Dependent Upon Its Principal Stockholder To Fund Its Future Operations.

         Levcor has sustained losses in prior years that have adversely affected Levcor's liquidity. At December 31, 2001 and March 31, 2002, current liabilities exceeded current assets by approximately $188,000 and $162,000, respectively and Levcor had a stockholders' deficiency of approximately $2,107,000 and $2,073,000, respectively. Robert A. Levinson has agreed to continue to personally support its cash requirements to enable Levcor to meet its current obligations through January 2, 2004. Levcor has successfully implemented several actions to reduce losses and improve cash flow. Although there can be no assurance that these measures will continue to be successful, Levcor believes that future operations and support from Mr. Levinson will provide sufficient liquidity to fund current operations.

Levcor Faces Severe Competition.

         The textile conversion business is extremely competitive. Within the domestic textile converting business, Levcor competes on the basis of the price and uniqueness in styling of its fabrics. The cyclical nature of the textile and apparel industries, characterized by rapid shifts in fashion, consumer demand and competitive pressures, results in both price and demand volatility. The demand for any particular product varies from time to time based largely upon changes in consumer preferences and general economic conditions affecting the textile and apparel industries, such as consumer expenditures for non-durable goods. The textile and apparel industries are also cyclical because the supply of particular products changes as competitors enter or leave the market. Levcor sells primarily to domestic apparel manufacturers. Levcor competes with numerous domestic and foreign fabric manufacturers, including companies larger in size and having greater financial resources than Levcor. Foreign competition is a significant factor in the United States textile industry. The United States textile industry has been and continues to be negatively impacted by existing worldwide trade practices. The establishment of the World Trade Organization in 1995 has resulted in the phase out of quotas on textiles and apparel through 2005. This phase out will gradually allow more low cost imports to enter the U.S.

Levcor Depends On Third Parties For Crucial Raw Materials And Services.

         Levcor's principal raw materials are cotton, rayon and polyester. Cotton is available from a large number of suppliers. The quantity of plantings, crop and weather conditions, agricultural policies, domestic uses, exports and market conditions can significantly affect the cost and availability of cotton. The price of polyester varies and is determined by supply and demand as well as the price of petroleum used to produce polyester. Levcor depends on third party knitters, finishers and transporters in the production and delivery of the finished fabrics it sells and markets to apparel manufacturers. If any of its third party knitters, finishers and transporters fail to timely produce quality products and in sufficient qualities or fail to timely deliver finished products, Levcor's results would suffer.

Levcor's Business Is Subject To The Seasonal Nature Of The Fashion Industry.

         The business of Levcor is seasonal. Such seasonality takes into account the standard lead time required by the fashion industry to manufacture apparel, which corresponds to the respective retail selling seasons.

RISKS SPECIFIC TO CARLYLE

Carlyle Operates In An Industry That Is Subject To Significant Fluctuations In Operating Results That May Result In Unexpected Reductions In Revenue And Stock Price Volatility.

         Carlyle operates in an industry that is subject to significant fluctuations in operating results, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence Carlyle's operating results include:

         o The volume and timing of customer orders received during the quarter;

         o        The timing and magnitude of customers' marketing campaigns;

         o        The loss or addition of a major customer;

         o        The availability and pricing of materials for our products;

         o The increased expenses incurred in connection with the introduction of new products;

         o        Currency fluctuations;

         o        Delays caused by third parties; and

         o        Changes in our product mix.

         Due to these factors, it is possible that Carlyle's operating results may be below expectations. If this occurs, the price of our common stock would likely be adversely affected.

Because Carlyle Generally Does Not Enter Into Long-Term Sales Contracts With All Of Its Customers, Its Sales May Decline If Its Existing Customers Choose Not To Buy Its Products Or Services.

         None of Carlyle's customers are required to purchase its products on a long-term basis. Carlyle documents sales by a purchase order or similar documentation limited to the specific sale. As a result, a customer from whom Carlyle generates substantial revenue in one period may not be a substantial source of revenue in a future period. In addition, its customers generally have the right to terminate its relationships with Carlyle without penalty and with little or no notice. Without long-term contracts with the majority of its customers, Carlyle cannot be certain that its customers will continue to purchase its products or that it will be able to maintain a consistent level of sales.

The Loss Of Key Management, Design And Sales Personnel Could Adversely Affect Carlyle's Business, Including Their Ability To Obtain And Secure Accounts And Generate Sales.

         Carlyle's success has and will continue to depend to a significant extent upon key management and design and sales personnel, many of whom would be difficult to replace. The loss of the services of key employees could have a material adverse effect on Carlyle's business, including its ability to establish and maintain customer relationships.

There May Be Risks Related To Carlyle's Prior Use Of Arthur Andersen LLP As Its Independent Public Accountant.

         The consolidated financial statements of Carlyle for the years ended December 31, 2001 and December 31, 2000, included in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants. Arthur Andersen LLP has not consented to the inclusion of their report in this joint proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.


RISK RELATED TO LEVCOR AND CARLYLE AS A COMBINED COMPANY

         The following risk factors assume that the merger is successfully completed and describe the risks of the ongoing operations relating to the combined company.

The Combined Company Will Depend On Key Personnel That It May Not Be Able To Retain.

         o If the combined company does not succeed in retaining and motivating existing personnel, its business will be adversely affected. Levcor depends on the continued services of its key personnel. Carlyle also depends upon the continued services of its key personnel.

         o Each of these individuals has acquired specialized knowledge and skills with respect to Levcor and Carlyle, and their respective operations. As a result, if any of these individuals were to leave Levcor or Carlyle following the merger, the combined company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

INVESTMENT RISKS

Levcor's Stock Price Has Historically Been Volatile, Which May Make It More Difficult For You To Resell Shares When You Want At Prices You Find Attractive.

         The trading price of Levcor common stock has been, and may continue to be, subject to wide fluctuations. For the period from January 1, 2000 through March 14, 2002, the closing sale prices of Levcor common stock on the OTC Bulletin Board ranged from $.63 to $5.00. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of new products and services by Levcor or its competitors, changes in financial estimates and recommendations by financial analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in its markets. Levcor has experienced limited liquidity, lack of volume and lack of coverage by analysts and market makers, which may or may not affect the future performance of the stock. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Levcor's stock, regardless of its operating performance.

After The Merger, Management Will Beneficially Own Approximately 29.2% Of Levcor's Common Stock And 98.3% Of Levcor's Series A Preferred Stock And Their Interests Could Conflict With Yours.

         Following the merger, Levcor's directors and executive officers will beneficially own approximately 29.2% of Levcor's outstanding common stock and 98.3% of Levcor's Series A preferred stock. As a result of their ownership, the directors and executive officers of Levcor collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Levcor.

Future Sales Of Common Stock By Our Existing Stockholders Could Adversely Affect Levcor's Stock Price.

         The market price of Levcor's common stock could decline as a result of sales of a large number of shares of its common stock in the market after the merger is completed, or the perception that these sales could occur. These sales also might make it more difficult for Levcor to sell equity securities in the future at a time and at a price that it deems appropriate. As of June 1, 2002, Levcor had outstanding 2,338,194 shares of common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Levcor and Carlyle have each made forward-looking statements in this joint proxy statement/prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements include, but are not limited to, statements as to expectations regarding:

         o        future revenue opportunities;

         o        the integration of Carlyle;

         o the development of the combined businesses and the future growth of our customer base;

         o future expense levels, including research and development, selling, general and administrative expenses, and amortization of goodwill and other tangibles;

         o        strategic relationships and distribution relationships;

         o        future capital needs;

         o        the emergence of new products;

         o        expansion of marketing and sales forces;

         o        expansion into new markets;

         o        new distribution and customer acquisition models;

         o        acquisition of complementary products and businesses; and

         o        future financial pronouncements.

         When Levcor or Carlyle use words like "believe," "expect," "anticipate," "should" or similar words or terms, they are making forward-looking statements.

         You should note that an investment in Levcor stock involves risks and uncertainties that could affect our future business success or financial results. Levcor actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

         Levcor believes that it is important to communicate its expectations to its investors. However, there may be events in the future that Levcor is not able to predict accurately or over which Levcor has no control. You should be aware that the occurrence of the events described in the risk factors and elsewhere in this joint proxy statement/prospectus could materially and adversely affect the business, financial condition and operating results of Levcor. Levcor undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                            THE LEVCOR ANNUAL MEETING

DATE, TIME AND PLACE OF ANNUAL MEETING

         The annual meeting will be held on [ ], 2002, at 10:00 a.m., at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022. This joint proxy statement/prospectus is being furnished in connection with the solicitation by the Levcor board of directors of proxies to be used at the annual meeting and at all adjournments and postponements of the special meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

         At the annual meeting, stockholders of Levcor will be asked to:

         1. approve and adopt the merger agreement which will result in the amendment and restatement of its certificate of incorporation and the election of six persons to serve as directors of Levcor;

         2.       approve the adoption of Levcor's 2002 Stock Option Plan;

         3. ratify the appointment of Friedman Alpren & Green LLP as independent auditors for fiscal year 2002;

         4. elect three persons to serve as directors of Levcor if the merger is not consummated ; and

         5. transact such other business as may properly come before the annual meeting or any adjournments or postponement thereof.

RECORD DATE FOR VOTING TO APPROVE AND ADOPT THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

         Only stockholders of record of Levcor common stock at the close of business on [ ], 2002 are entitled to notice of and to vote at the annual meeting. As of the close of business on that date, there were 2,338,194 shares of Levcor common stock outstanding and entitled to vote, held of record by [ ] stockholders. A majority of those shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies. Each Levcor stockholder is entitled to one vote for each share of Levcor common stock held as of the record date.

VOTING AND REVOCATION OF PROXIES

         The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of Levcor's board of directors. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Levcor. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Levcor prior to the annual meeting that are not revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement, to approve the adoption of Levcor's 2002 Stock Option Plan, to ratify the appointment of Friedman Alpren & Green LLP as independent auditors for fiscal year 2002, to elect three persons to serve as directors of Levcor for the fiscal year 2002 in the event the merger is not consummated, and any other matter which may come before the annual meeting or any adjournment thereof.

         Levcor's board of directors does not presently intend to bring any other business before the annual meeting and, so far as is known as of the date of this joint proxy statement/prospectus, no other matters are to be brought before the annual meeting. Any other business that properly comes before the annual meeting, will be voted in accordance with the judgment of the persons voting such proxies.

         A Levcor stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting by (1) delivering a written notice, dated later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares with a later date than the date of the previous proxy or (3) attending the annual meeting and voting in person. Attendance at the annual meeting does not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to 462 Seventh Avenue, New York, New York 10018, or hand delivered to the Secretary of Levcor at or before the taking of the vote at the annual meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from that broker in order to change their vote or to vote at the annual meeting.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT

         Approval and adoption of the merger agreement by Levcor's common stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the outstanding shares of Levcor common stock. Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes against approval and adoption of the merger agreement. THE REQUIRED VOTE OF THE STOCKHOLDERS OF LEVCOR WITH RESPECT TO THE MERGER AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF LEVCOR COMMON STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING. THEREFORE, IF THE HOLDERS OF ANY SUCH SHARES FAIL TO EITHER SUBMIT A PROXY OR VOTE IN PERSON AT THE ANNUAL MEETING, SUCH FAILURE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         THE APPROVAL OF THE MERGER AGREEMENT CANNOT BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

         As of June 1, 2002, directors, executive officers and affiliates of Levcor as a group beneficially owned approximately 37% of the outstanding shares of Levcor common stock.

BOARD RECOMMENDATION

         LEVCOR'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, LEVCOR AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LEVCOR STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR THE ELECTION OF THE THREE NOMINEES NAMED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AS DIRECTORS IF THE MERGER IS NOT CONSUMMATED, FOR THE APPROVAL OF THE ADOPTION OF LEVCOR'S 2002 STOCK OPTION PLAN, AND FOR THE RATIFICATION OF FRIEDMAN ALPREN & GREEN LLP AS INDEPENDENT AUDITORS.

         THE VOTE WITH RESPECT TO THE MERGER AGREEMENT IS OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF LEVCOR. ACCORDINGLY, LEVCOR'S STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SOLICITATION OF PROXIES; EXPENSES

         All expenses of Levcor's solicitation of proxies will be borne by Levcor. The cost of preparing and mailing this joint proxy statement/prospectus to Levcor stockholders will be shared equally by Carlyle and Levcor. In addition to solicitation by the use of the mails, proxies may be solicited from Levcor stockholders by directors, officers and employees of Levcor in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries. Levcor will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

                           THE CARLYLE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

         The special meeting will be held on [ ], 2002, at 11:00 a.m., at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022. This joint proxy statement/prospectus is being furnished in connection with the solicitation by the Carlyle board of directors of proxies to be used at the special meeting and at all adjournments and postponements of the special meeting.

MATTERS TO BE CONSIDERED AT SPECIAL MEETING

         At the special meeting, stockholders of Carlyle will be asked to approve and adopt the merger agreement and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

RECORD DATE FOR VOTING ON THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

         Only stockholders of record of Carlyle common stock and Carlyle Series B preferred stock at the close of business on [ ], 2002 are entitled to notice of and to vote at the special meeting. As of the close of business on that date, there were 13,934,858 shares of Carlyle common stock outstanding and entitled to vote, held of record by [ ] stockholders, and 4,555,007 shares of Carlyle Series B preferred stock outstanding and entitled to vote, held of record by three stockholders. A majority of those shares, voting together as a class, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Carlyle stockholder is entitled to one vote for each share of Carlyle common stock and each share of Carlyle Series B preferred stock held as of the record date.

VOTING AND REVOCATION OF PROXIES

         The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of Carlyle's board of directors. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Carlyle. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Carlyle prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement.

         A Carlyle stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by (1) delivering a written notice, dated later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares with a later date than the date of the previous proxy or (3) attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to 1 Palmer Terrace, Carlstadt, New Jersey 07072, Attention:
Edward F. Cooke, or hand delivered to the Secretary of Carlyle at or before the taking of the vote at the special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from that broker in order to change their vote or to vote at the special meeting.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT

         Approval and adoption of the merger agreement by Carlyle's stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the outstanding shares of Carlyle stock. Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes against approval and adoption of the merger agreement. THE REQUIRED VOTE OF THE STOCKHOLDERS OF CARLYLE IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF CARLYLE COMMON STOCK AND CARLYLE SERIES B PREFERRED STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THEREFORE, IF THE HOLDERS OF ANY SUCH SHARES FAIL TO EITHER SUBMIT A PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING, SUCH FAILURE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         THE APPROVAL OF THE MERGER AGREEMENT CANNOT BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

         As of June 1, 2002, directors, executive officers and affiliates of Carlyle as a group beneficially owned approximately 22.4% of the outstanding shares of Carlyle common stock and 98.3% of the outstanding shares of Carlyle Series B preferred stock, representing approximately 39.2% of the voting power.

BOARD RECOMMENDATION

         CARLYLE'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, CARLYLE AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT CARLYLE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CARLYLE. ACCORDINGLY, CARLYLE'S STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SOLICITATION OF PROXIES; EXPENSES

         All expenses of Carlyle's solicitation of proxies will be borne by Carlyle. The cost of preparing and mailing this joint proxy statement/prospectus to Carlyle stockholders will be shared equally by Carlyle and Levcor. In addition to solicitation by the use of the mails, proxies may be solicited from Carlyle stockholders by directors, officers and employees of Carlyle in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries. Carlyle will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

         YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A transmittal form with instructions for the surrender of your Carlyle stock certificates will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your Carlyle stock certificates for Levcor stock certificates, please see the section entitled "The Merger Agreement--Procedures for Exchanging Stock Certificates" on page 77 of this joint proxy statement/prospectus.

                                   THE MERGER

         THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER THAT WE CONSIDER IMPORTANT. THE DISCUSSION OF THE MERGER IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE DESCRIPTION OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT ARE ONLY SUMMARIES OF THE MATERIAL TERMS OF THE PROPOSED MERGER. YOU CAN OBTAIN A MORE COMPLETE UNDERSTANDING OF THE MERGER BY READING THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND CERTAIN PROVISIONS OF DELAWARE LAW RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX B. YOU ARE ENCOURAGED TO READ THE MERGER AGREEMENT AND THE OTHER APPENDICES TO THIS JOINT PROXY STATEMENT/PROSPECTUS IN THEIR ENTIRETY.

COMPLETION OF THE MERGER

         Assuming approval and adoption of the merger agreement and the satisfaction or waiver of all other conditions of the merger agreement, we anticipate that the merger will occur on the date of the meetings or within a few days following the meetings.

EXCHANGING YOUR STOCK CERTIFICATES

         If you are a Carlyle stockholder, do not send in your stock certificates now. After the merger is completed, we will send you written instructions for exchanging your Carlyle stock certificates for Levcor stock certificates.

BACKGROUND OF THE MERGER

         In late 2001, the potential business and synergistic benefits from a business combination of Carlyle and Levcor became apparent to Robert Levinson, Chairman and President of Levcor and Chairman, President and Chief Executive Officer of Carlyle. Because Levcor's customer base consists of manufacturers and Carlyle's customer base consists of retailers, the merger would have the potential to open new channels of distribution for each of the companies that would not otherwise exist. Levcor should enjoy increased access to credit markets by virtue of the larger revenue base of the combined companies. In addition, the merger of the two companies would permit the consolidated income of the combined companies to be offset against the net operating loss carried forward by Levcor, could result in increased trading liquidity to the stockholders of the combined companies, and would permit the combined company to save on certain administrative costs.

         On December 13, 2001, at a regularly scheduled board meeting, Carlyle's board of directors discussed the possibility of Levcor acquiring Carlyle in exchange for Levcor stock and the advantages to Carlyle to doing such a deal.

         On February 12, 2002, Mr. Levinson met with representatives of Katten Muchin Zavis Rosenman, Levcor's legal counsel, to discuss the relative values of the companies, the potential tax benefits of the merger and principal terms and conditions by which Levcor would acquire Carlyle, including the contemplated capitalization of the combined company.

         On February 14, 2002, at a regularly scheduled board meeting, Carlyle's board of directors discussed the status of the proposed acquisition of Carlyle by Levcor.

         On February 15, 2002, at a special board meeting by means of a conference call facility, Levcor's board of directors discussed the status of the proposed acquisition by Levcor of Carlyle.

         On March 19, 2002, Mr. Levinson met with representatives of Houlihan Lokey Howard & Zukin, financial advisors to Carlyle, and representatives of Katten Muchin Zavis Rosenman to discuss issues related to the proposed acquisition of Carlyle by Levcor.

         In April 2002, Carlyle engaged Houlihan Lokey Howard & Zukin to render a fairness opinion to the Carlyle board of directors.

         In April 2002, Carlyle retained Stroock & Stroock & Lavan LLP, to act as special counsel to Carlyle in connection with the proposed merger.

         On April 23, 2002, at a special meeting by means of a conference call facility, Levcor's board of directors discussed the status of the proposed acquisition by Levcor of Carlyle. At this meeting the board of directors authorized Levcor to engage Willamette Management Associates to render a fairness opinion.

         On May 7, 2002, representatives of Katten Muchin Zavis Rosenman circulated a draft of the merger agreement to Carlyle and its advisors. During the next three weeks representatives of Katten Muchin Zavis Rosenman and Stroock & Stroock & Lavan LLP, special legal counsel to Carlyle, negotiated the merger agreement and circulated new drafts of the merger agreement among the parties and their representatives.

         On May 16, 2002, at a special board meeting of Levcor at the offices of Katten Muchin Zavis Rosenman in New York City, representatives of Willamette Management Associates outlined and discussed the financial terms of the proposed transaction and presented to the Levcor board of directors a preliminary financial analysis of the proposed acquisition of Carlyle by Levcor. The terms of the proposed acquisition provided that Carlyle would merge with and into Levcor, with Levcor continuing as the surviving corporation, and the stockholders of Carlyle will receive one share of Levcor common stock for every five shares of Carlyle's common stock and one share of a new class of Levcor preferred stock, designated as Series A preferred stock, for each share of Carlyle's Series B preferred stock. Willamette provided the board with an oral opinion that the consideration to be paid to the Carlyle stockholders would be fair from a financial point of view to the stockholders of Levcor. At this meeting, the Levcor board of directors authorized Mr. Levinson to present to Carlyle's board of directors a non-binding proposal for Levcor to acquire Carlyle.

         On May 16, 2002, at a special board meeting of Carlyle at the offices of Katten Muchin Zavis Rosenman in New York City, Carlyle's board of directors discussed the non-binding proposal received from Levcor pursuant to which Levcor would acquire Carlyle. Present at the meeting were representatives of Katten Muchin Zavis Rosenman, representatives of Houlihan Lokey Howard & Zukin, financial advisors to Carlyle, and Martin H. Neidell of Stroock &

Stroock & Lavan LLP, special legal counsel to Carlyle. Houlihan outlined and discussed the financial terms of the proposed transaction and presented to the Carlyle board of directors a preliminary financial analysis of the proposed acquisition of Carlyle by Levcor. Houlihan provided the board with an oral opinion to the effect that the consideration to be paid to the Carlyle stockholders would be fair from a financial point of view to the stockholders of Carlyle. At this meeting, the Carlyle board of directors authorized Carlyle to accept the non-binding proposal received from Levcor pursuant to which Levcor would acquire Carlyle, subject to approval at a subsequent board meeting. All of the directors of Carlyle were present at this meeting except for Ralph Langer, who was subsequently briefed by Robert A. Levinson and confirmed his agreement with the actions taken at the meeting by the board.

         On May 16, 2002, the parties publicly announced that they had reached an agreement in principal for a merger of the two companies.

         On May 24, 2002, Carlyle's board of director met to consider the merger agreement. All of the directors were present at the meeting except for Mr. Ralph Langer who participated by telephone. Also present were representatives of Katten Muchin Zavis Rosenman, and representatives of Houlihan Lokey Howard & Zukin, financial advisors to Carlyle, and Martin H. Neidell of Stroock & Stroock & Lavan LLP, special legal counsel to Carlyle. Houlihan delivered to Carlyle's board of directors its financial analysis and its updated oral opinion, which was confirmed by the delivery of a written opinion dated May 24, 2002, to the effect that the consideration to be paid to the Carlyle stockholders would be fair from a financial point of view to the stockholders of Carlyle. After further discussion and deliberation, the Carlyle board of directors unanimously approved the merger agreement and resolved to recommend that Carlyle's stockholders approve and adopt the merger agreement.

         On May 24, 2002, Levcor's board of directors met to consider the merger agreement. All of the directors were present at the meeting except for Mr. John McConnaughy who participated by telephone. Also present were representatives of Katten Muchin Zavis Rosenman, and representatives of Willamette Management Associates, financial advisors to Levcor. Willamette delivered to Levcor's board of directors its updated oral opinion, which was confirmed by the delivery of a written opinion dated May 24, 2002, to the effect that the consideration to be paid to the Carlyle stockholders would be fair from a financial point of view to the stockholders of Levcor. After further discussion and deliberation, the Levcor board of directors unanimously approved the merger agreement and resolved to recommend that Levcor's stockholders approve and adopt the merger agreement.

         On, May 24, 2002, Carlyle and Levcor executed a definitive merger agreement. The merger agreement provides for the merger of Carlyle with and into Levcor, and the issuance of one share of Levcor common stock in exchange for each five shares of common stock of Carlyle and the issuance of one share of a new class of Levcor preferred stock, designated as Series A preferred stock, in exchange for each share of Carlyle Series B preferred stock.

         On May 28, 2002, the parties issued a joint press release announcing the signing of the merger agreement.

LEVCOR'S REASONS FOR THE MERGER

         Levcor's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Levcor and its stockholders. Accordingly, Levcor's board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval and adoption of the merger agreement.

         In reaching its decision, Levcor's board of directors identified several potential benefits of the merger, the most important of which included:

         o Levcor's stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

         o Combining with Carlyle will give Levcor the opportunity to expand the channels of distribution for its products into retail markets;

         o Being part of a combined company will reduce the risks of continuing as a relatively small independent company in an industry that is increasingly competitive;

         o Levcor should enjoy increased access to credit markets by virtue of the larger revenue base of the combined companies;

         o Levcor has a substantial net operating loss, which can be more effectively utilized with the earnings of Carlyle; and

         o As a result of the merger, Levcor common stock may have a higher degree of liquidity and marketability.

         Levcor's board considered a number of potentially negative factors in its deliberation of the merger, including:

         o The risk that the synergies and opportunities in the merger will not be achieved;

         o The risk that the merger will not be completed and the potential adverse effects of the public announcement of the merger on Levcor's sales and operating results, Levcor's ability to attract and retain key employees and Levcor's overall competitive position;

         o The risk that key technical, sales and management personnel of Carlyle might not remain employees of Levcor after the merger closes;

         o The transaction costs expected to be incurred in connection with the merger; and

         o The other risks described under "Risk Factors--Risks Related to the Merger" beginning on page 35.

         Levcor's board of directors consulted with Levcor's senior management, as well as its legal counsel and financial advisers in reaching its decision to approve the merger. Among the factors considered by Levcor's board in its deliberations were the following:

         o Historical information concerning Levcor's and Carlyle's respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the SEC;

         o Levcor's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Levcor and Carlyle after giving effect to the merger;

         o Current market conditions and historical trading information with respect to Levcor and Carlyle stock;

         o Comparable merger transactions in Levcor's market and alternatives to the Carlyle transaction available to Levcor;

         o        Current industry, market and economic conditions;

         o The impact the merger might be expected to have on customers, suppliers and employees;

         o The possibility of other strategic alternatives to the merger for enhancing stockholder value; and

         o The opinion of Willamette Management Associates, dated May 24, 2002, including their related financial analyses, to the effect that, as of the date of the merger agreement and based upon and subject to the facts and assumptions set forth in their opinion (as described more fully in the text of the entire opinion attached as Appendix C to this joint proxy statement/prospectus), the consideration to be paid in the merger by Levcor was fair from a financial point of view.

         After due consideration, Levcor's board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

         Levcor's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion includes all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Levcor's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination was made after taking into consideration all of the factors as a whole. In addition, individual members of the Levcor board may have given different weights to the different factors.

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

RECOMMENDATION OF LEVCOR'S BOARD OF DIRECTORS

         LEVCOR'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, LEVCOR AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT LEVCOR'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CARLYLE'S REASONS FOR THE MERGER

         Carlyle's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Carlyle and its stockholders. Accordingly, Carlyle's board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval and adoption of the merger agreement.

         In reaching its decision, Carlyle's board of directors identified several potential benefits of the merger, the most important of which included:

         o Carlyle's stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

         o The anticipated exchange ratio in the merger represented a premium of approximately 71% over the closing price for Carlyle common stock over the market trading price of Carlyle prior to the announcement of the merger;

         o Levcor's expertise may provide Carlyle the opportunity to expand its product offerings, business and customer base to wholesale markets;

         o Carlyle should enjoy increased access to credit markets by virtue of the larger revenue base of the combined companies; and

         o Carlyle's stockholders may be afforded increased trading liquidity for the Levcor common stock they receive in the merger.

         Carlyle's board of directors considered a number of potentially negative factors in its deliberation of the merger, including:

         o The risk to Carlyle's stockholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;

         o The risk that the synergies and opportunities in the merger will not be achieved;

         o The risk that the merger will not be completed, including the circumstances under which Levcor could terminate the merger agreement and the circumstances under which Carlyle could be required to pay a termination fee to Levcor;

         o        Levcor's sales and operating results;

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

         o        Levcor's ability to attract and retain key employees;

         o        Levcor's overall competitive position;

         o The risk that key sales and management personnel might not remain employees of Levcor after the merger closes;

         o The loss of control over the future operations of Carlyle following the merger;

         o The transaction costs expected to be incurred in connection with the merger; and

         o The other risks described under "Risk Factors--Risks Related to the Merger" beginning on page 35.

         Carlyle's board of directors consulted with Carlyle's senior management, as well as its special legal counsel and financial advisers, in reaching its decision to approve the merger. Among the factors considered by Carlyle's board of directors in its deliberations were the following:

         o Historical information concerning Levcor's and Carlyle's respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the SEC;

         o Carlyle's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Levcor and Carlyle after giving effect to the merger;

         o Current market conditions and historical trading information with respect to Levcor and Carlyle stock;

         o Comparable merger transactions in Carlyle's market and strategic alternatives to the transaction proposed by Levcor available to Carlyle;

         o The opinion of Houlihan Lokey Howard & Zukin, dated May 24, 2002, including their related financial analyses, to the effect that, as of the date of the merger agreement and based upon and subject to the facts and assumptions set forth in their opinion (as described more fully in the text of the entire opinion attached as Appendix D to this joint proxy statement/prospectus) the consideration to be received in the merger by Carlyle's stockholders was fair to them from a financial point of view;

         o The difficulties Carlyle experienced in recent years in attracting needed capital;

         o        The expected tax-free treatment to Carlyle's stockholders;

         o The ability of Carlyle's board of directors to enter into discussions with another party in response to an unsolicited superior offer to the merger if Carlyle's board of directors believed in good faith that such action was required in order to comply with its fiduciary obligations;

         o        Current industry, market and economic conditions;

         o The impact the merger might be expected to have on customers, suppliers and employees; and

         o        The principal terms of the merger agreement.

         After due consideration, Carlyle's board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

         Carlyle's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Carlyle's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination was made after taking into consideration all of the factors as a whole. In addition, individual members of Carlyle's board of directors may have given different weights to the different factors.

RECOMMENDATION OF CARLYLE'S BOARD OF DIRECTORS

         CARLYLE'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, CARLYLE AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT CARLYLE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF LEVCOR'S FINANCIAL ADVISOR

         Levcor engaged Willamette Management Associates to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger, to Levcor's stockholders. Willamette provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

         Levcor agreed to pay Willamette a fee of $50,000 for its preparation and delivery of the fairness opinion. No portion of Willamette's fee is contingent upon the successful completion of the merger. Levcor retained Willamette solely to deliver its fairness opinion. Levcor agreed to indemnify Willamette against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Willamette. Levcor's board of directors did not limit Willamette in any way in the investigations it made or the procedures it followed in rendering its opinion.

         The full text of Willamette's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Willamette in rendering its opinion is attached as Appendix C and is incorporated herein by reference. We urge you to read the opinion in its entirety.

         In arriving at its opinion, among other things, Willamette:

         o reviewed Carlyle's annual report on form 10-K for the fiscal year ended December 31, 2001 and quarterly report on form 10-Q for the period ended March 31, 2002;

         o reviewed Levcor's annual report on Form 10-KSB for the fiscal year ended December 31, 2001 and quarterly report on Form 10-QSB for the period ended March 31, 2002;

         o reviewed certain internal financial analyses and forecasts for Levcor and Carlyle prepared by their respective management;

         o reviewed certain publicly available documents and historical stock price activity and trading volume relating to Levcor and Carlyle;

         o reviewed internal budgets and projections, marketing materials and press releases provided by Levcor;

         o reviewed a draft copy of the agreement and plan of merger in the form provided by Levcor;

         o held discussions with members of the senior management of Levcor and Carlyle regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the agreement and plan of merger, and the past and current business operations, financial condition and future prospects of their respective companies and of the combined operations of Levcor and Carlyle;

         o reviewed available research reports for companies that it determined to be comparable to Levcor and Carlyle;

         o reviewed the financial terms of other recent business combinations;

         o reviewed publicly available data and information for companies that it deemed to be comparable to Levcor and Carlyle; and

         o conducted such other financial analysis as Willamette deemed appropriate.

         Willamette employed several methodologies in rendering its opinion. Certain of these methodologies employed forward looking financial information prepared by management. Willamette relied upon this information without independent verification of the accuracy and completeness thereof and has relied on management assurances that this information reflected the best available estimates as of the date of their preparation.

         Willamette's opinion is based on the economic, industry and market conditions as they existed as of the date of the opinion. The analyses are not predictive of future results or performance, which may vary from the estimates as they existed as of the date of the opinion.

Fairness Conclusion

         Based on the analyses described above, Willamette concluded that the value of the consideration to be received by the stockholders of Carlyle, pursuant to the merger, is fair from a financial point of view to the stockholders of Levcor.

OPINION OF CARLYLE'S FINANCIAL ADVISOR

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by Houlihan Lokey Howard & Zukin ("Houlihan Lokey"). The summary information and noted observations do not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the board of directors of Carlyle that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

         Houlihan Lokey understands that Carlyle and Levcor are considering entering into a merger whereby Levcor will issue one share of Levcor common stock in exchange for five shares of Carlyle common stock and Levcor will issue one share of Series A preferred stock in exchange for each share of Series B preferred stock of Carlyle. The board of directors retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, to the public stockholders of Carlyle of the consideration to be received by them in connection with the merger.

THE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS APPENDIX D. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

         The opinion addresses only the fairness from a financial point of view of the consideration to be received by the stockholders pursuant to the merger and does not constitute a recommendation to the stockholders. The opinion does not address Carlyle's underlying business decision to effect the merger. Houlihan Lokey has not been engaged to initiate any discussions with third parties with respect to a possible acquisition of Carlyle.

         In connection with the preparation of the opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

         1. reviewed the following financial data regarding Carlyle's operations:

                  o audited consolidated financial statements for the fiscal years ended December 31, 1998 through 2001;

                  o unaudited consolidated publicly available financial statements for the period ending March 31, 2002;

                  o projected quarterly balance sheet, income statement and cash flow for the fiscal years ended December 31, 2002 through 2004;

         2. reviewed the following financial data regarding Levcor's operations:

                  o audited consolidated financial statements for the fiscal year ended December 31, 1998 through 2001;

                  o unaudited consolidated publicly available financial statements for the period ending March 31, 2002;

                  o projected quarterly balance sheet and income statement for the fiscal year ended December 31, 2002;

         3.       reviewed copies of the following documents and agreements:

                  o Agreement and Plan of Merger between Levcor International, Inc. and Carlyle Industries, Inc., dated May 24, 2002;

                  o Proposed Amended and Restated Certificate of Incorporation of Levcor International, Inc., which is an exhibit to the Agreement and Plan of Merger; dated May 24, 2002.

                  o Proposed By-Laws of Levcor International, Inc., which is an exhibit to the Agreement and Plan of Merger;

         4. visited Levcor's offices and met with members of management of Carlyle and Levcor to discuss the terms of the merger, and the operations, financial condition, future prospects and projected operations and performance of Levcor and Carlyle;

         5. reviewed publicly available financial data for certain companies that it deems comparable to Carlyle and Levcor; and

         6. considered other data and factors deemed appropriate under the circumstances.

         In assessing the financial fairness of the consideration to be received in the merger by the stockholders, Houlihan Lokey: (i) analyzed the historic trading prices and volume of Carlyle's and Levcor's publicly-traded common shares; (ii) independently valued Carlyle and Levcor; (iii) calculated a range of exchange ratios utilizing the independent valuations; (iv) compared the exchange ratio indicated by the trading values of Carlyle and Levcor to the range of exchange ratios implied by the independent valuations of Carlyle and Levcor; (v) reviewed the terms of the merger; and (vi) considered the impact of potential operating synergies between Carlyle and Levcor, including the value of Levcor's net operating loss carryforwards ("NOLs").

Historical Trading Price and Volume

         As of May 14, 2002 the 52-week high and low trading prices for Carlyle common stock were $0.40 and $0.19 respectively. The thirty-day average price as of May 14, 2002 was $0.23, and the closing price on May 14, 2002 was $0.21. Over the 90-day period ended May 14, 2002, the average daily trading volume for Carlyle was 1,814 shares per day, which is approximately 0.01% of Carlyle's primary shares outstanding and its estimated public float. Additionally, over the same 90-day period, Carlyle's shares only traded on 32 days, or 35.6% of the possible trading days.

Valuation of Carlyle Industries, Inc.

         Houlihan Lokey relied upon the Market Multiple Approach and the Discounted Cash Flow Approach in conducting its independent valuation of Carlyle.

Market Multiple Approach.

         The market multiple approach involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted enterprise value(1) multiples. Multiples were determined through an analysis of certain publicly traded companies, which were selected on the basis of operational and economic similarity with the principal business operations of Carlyle. Earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between Carlyle and the public companies formed the basis for the selection of appropriate risk adjusted multiples. The risk analysis incorporates both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which Carlyle and other comparable companies are engaged.


------------------------

(1) The enterprise value of a company is calculated as the aggregate public trading value of its common stock plus preferred stock plus debt, less cash on the balance sheet.

         For purposes of such analysis, Houlihan Lokey selected five publicly traded, domestic companies involved in the distribution of apparel, accessories, crafts and other apparel-related goods. These companies were:

o        Innovo Group, Inc.            o        Tag-it Pacific, Inc.
o        Jaclin, Corp.                 o        Tandy Brands Accessories, Inc.
o        Nitches, Inc.

Discounted Cash Flow Approach

         In the discounted cash flow approach, financial projections prepared by management were used. The present value of interim cash flows and the terminal value were determined using a risk-adjusted rate of return or "discount rate." The discount rate was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to Carlyle. It estimated Carlyle's terminal value by using a multiple of EBITDA in the final year of the projections.

Comparable Transactions Approach

         The comparable transactions approach was not utilized in the Carlyle valuation due to a lack of relevant transactions.

         The above valuation techniques indicated a per share value of Carlyle's common stock in the range of $0.28 to $0.42, with a mean value of $0.35.

         To determine the reasonableness of the value of the Levcor common stock to be received by the stockholders of Carlyle pursuant to the merger, Houlihan Lokey (i) reviewed trading prices and volume for Levcor's publicly traded securities and (ii) independently valued Levcor.

Historical Trading Price and Volume

         As of May 14, 2002 the 52-week high and low trading prices for Levcor common stock were $5.00 and $1.25 respectively. The thirty-day average price as of May 14, 2002 was $2.89, and the closing price on May 14, 2002 was $3.10. Over the 90-day period ended May 14, 2002, the average daily trading volume for Levcor was 1,276 shares per day, which is approximately 0.05% of Levcor's primary shares outstanding and 0.06% of its estimated public float. Additionally, over the same 90-day period, Levcor's shares only traded on 37 days, or 41.1% of the possible trading days.

Valuation of Levcor International, Inc.

         In its independent valuation of Levcor Houlihan Lokey used a Market Multiple Approach, Discounted Cashflow Approach and Comparable Transaction Approach. Houlihan Lokey also performed a valuation analysis of Levcor's NOLs, which were included in the total value of the company.

Market Multiple Approach

         Houlihan Lokey analyzed the multiples of certain publicly traded companies as compared to Levcor. The comparable companies were selected on the basis of operational and economic similarity with the principal business operations of Levcor. Earnings and cash flow multiples were calculated for the comparative companies based upon daily trading prices. For purposes of this analysis, Houlihan Lokey selected five publicly traded, domestic textile companies that were at least partly involved in textile converting. These companies were:

o        Cone Mills Corp.                      o        Hallwood Group, Inc.
o        Delta Woodside Industries             o        Unifi, Inc.
o        Galey & Lord, Inc.

         Due to the distressed nature of the textile industry, several of the above companies had debt securities that were trading at a significant discount to book value. Consequently, Houlihan Lokey utilized market value of debt instead of book value in its enterprise value calculations of Levcor's comparable companies.

Discounted Cash Flow Approach

         In the discounted cash flow approach, financial projections for Levcor beyond fiscal year 2003 were developed by Houlihan Lokey, based on Levcor's 2002 budget and discussions with Levcor management. The present value of the interim cash flows and the terminal value were determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to Levcor.

Comparable Transactions Approach

         Like the market multiple approach, the comparable transactions approach also involves multiples of earnings and cash flow and other financial measures. Multiples used in this approach are determined through an analysis of announced and completed transactions involving controlling interests in companies with operations similar to the principal business operations of Levcor.

         The above valuation techniques indicated a per share value of Levcor's common stock in the range of $1.63 to $1.95, with a mean value of $1.79.

Implied Exchange Ratio

         Based on Houlihan Lokey's independent valuations of Carlyle and Levcor, the implied exchange ratio ranged from 0.14 to 0.26, or a mean ratio of 0.19. The proposed exchange of 1 share of Levcor's common stock for every 5 shares of Carlyle common stock, or a 0.20 exchange ratio, represents a premium to the implied exchange ratio based on Houlihan Lokey's valuations.

Implied Premium to Carlyle Trading Price

         Prior to the announcement of the proposed merger on May 16, 2002, shares of Carlyle's common stock were priced at $0.21. Based on Levcor's $3.10 per share price prior to the announcement of the proposed merger, the proposed
0.20 exchange ratio results in a $0.62 per share price for Carlyle common stock. This implies a premium of 195% over the market trading price of Carlyle prior to the announcement of the proposed merger.

         Based on Levcor's $2.10 per share price prior to the delivery of Houlihan Lokey's opinion on May 24, 2002, the proposed 0.20 exchange ratio results in a $0.42 per share price for

Carlyle common stock. This implies a premium of 100% over the market trading price of Carlyle prior to the announcement of the proposed merger.

         Based on Houlihan Lokey's $1.79 per share valuation of Levcor's common stock, the proposed 0.20 exchange ratio results in a $0.36 per share price for Carlyle common stock. This implies a premium of 71% over the market trading price of Carlyle prior to the announcement of the proposed merger.

Fairness Conclusion

         Based on the analyses described above, Houlihan Lokey concluded that the value of the consideration to be received by the stockholders of Carlyle, pursuant to the merger, is fair from a financial point of view.

         Houlihan Lokey has relied upon and assumed, without independent verification, that the financial information provided to it has been reasonably prepared and accurately and completely reflects the historical financial performance and current financial condition of Carlyle and Levcor, and represents the best currently available estimates of the future financial results and condition of Carlyle and Levcor, and that there has been no material change in the assets, financial condition, business or prospects of Carlyle and Levcor since the date of the most recent financial statements made available to it.

         Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to them with respect to Carlyle and Levcor and does not assume any responsibility with respect to it. Houlihan Lokey's analysis is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it at the date of its presentation.

         Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes.

Fees and Expenses

         Pursuant to a retainer agreement entered into on April 24, 2002, Carlyle Industries, Inc. retained Houlihan Lokey on behalf of the board of directors to render an opinion as to the fairness, from a financial point of view, to the public stockholders of the Company of the consideration to be received by them in connection with the merger. Carlyle will pay Houlihan Lokey a fee of $75,000 for its services in connection with the retainer agreement, plus reasonable out-of-pocket expenses that may be incurred by Houlihan Lokey in connection herewith. Payment to Houlihan Lokey was made in the amount of $37,500 upon signing of the retainer agreement, and the remainder upon delivery of the opinion. No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in the opinion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the boards of directors of Levcor and Carlyle regarding the approval and adoption of the merger agreement, you should be aware that certain persons have interests in the merger that are different from, or in addition to, their interest as stockholders generally, and which present actual, apparent or potential conflicts of interest in connection with the approval and adoption of the merger agreement. The boards of directors of Levcor and Carlyle were aware of these interests and took these interests into account in approving the merger and the transactions contemplated by the merger documents.

         Robert Levinson will continue to be an executive officer of Levcor after the merger serving as President and Chief Executive Officer and all three of the current members of Levcor's board of directors will continue to serve as directors after the merger. Upon completion of the merger, Edward F. Cooke, Joseph S. DiMartino and Giandomenico Picco, each of whom is currently a director of Carlyle, will become directors of Levcor. Additionally, upon completion of the merger, Edward F. Cooke, who is currently the Chief Financial Officer and Vice President of Carlyle, will become Levcor's Vice President, Chief Financial Officer, Treasurer and Secretary.

         Pursuant to the terms of Mr. Cooke's employment agreement with Carlyle, if within one year after a change in control of Carlyle, Mr. Cooke's employment is terminated for any reason, Carlyle shall pay Mr. Cooke an amount equal to one year of his base salary then in effect.

         The merger agreement provides that upon the completion of the merger, Levcor will indemnify and hold harmless, and pay all applicable expenses to, all past and present directors and officers of Carlyle in all of their capacities, for acts or omissions occurring at or prior to the completion of the merger to the same extent they were indemnified pursuant to Carlyle's certificate of incorporation and by-laws and to the fullest extent permitted by law.

         Upon completion of the merger, the vesting of all options granted to Carlyle's employees and officers will accelerate. As of June 1, 2002, such acceleration will cause options held by Messrs. Levinson and Cooke to purchase an aggregate of 478,000 shares of Carlyle common stock at a weighted average price of $.55 to vest. Upon the effective time of the merger, as a result of the assumption and appropriate adjustment by Levcor of the outstanding Carlyle options, Messrs. Levinson and Cooke will hold options to purchase an aggregate of 95,600 shares of Levcor common stock at a weighted average price of $2.75 per share.

Robert A. Levinson

         Robert A. Levinson serves as the Chairman of the board of directors, President and Secretary of Levcor while also serving as the Chairman of the board of directors, President and Chief Executive Officer of Carlyle. Furthermore, Mr. Levinson is entitled to exercise approximately 32% of the voting power of the Levcor common and approximately 39.9% of the voting power of the Carlyle capital stock entitled to vote at the respective meetings.

         Pursuant to the terms of Mr. Levinson's employment agreement with Carlyle, in the event of a change in control of Carlyle, Mr. Levinson would be entitled to a lump sum severance payment generally equal to 2.99 times his average annual compensation for the five calendar years preceding the calendar year during which a change in control occurred or for such shorter period during which he was employed. Mr. Levinson has agreed to waive such provision.

         As of the record date, Mr. Levinson beneficially owned 749,175 shares of Levcor common stock, which represents approximately 31.4% of Levcor's outstanding common stock. This 31.4% consists of 699,175 shares of Levcor common stock and 50,000 currently exercisable options to purchase shares of Levcor common stock pursuant to Levcor's 1992 Stock Option Plan. As of the record date, Mr. Levinson beneficially owned 2,878,423 shares of Carlyle common stock, which represents approximately 20.4% of Carlyle's outstanding common stock, and 4,479,485 shares of Carlyle Series B preferred stock, which represents approximately 98.3% of Carlyle's outstanding Series B preferred stock. The 20.4% of outstanding common stock consists of 2,098,730 shares of Carlyle common stock owned by Swenvest Corporation, of which Mr. Levinson has sole voting and investment power; 498,693 shares owned directly by Mr. Levinson; 75,000 shares held by three trusts for the benefit of Mr. Levinson's children, as to all of which trusts Mr. Levinson serves as co-trustee, as well as 206,000 shares which Mr. Levinson could acquire upon the exercise of stock options. The 98.3% of outstanding preferred stock consists of 4,479,485 shares held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power.

         Mr. Levinson has also provided $720,000 of loans to Levcor, bearing interest at 6% per annum. In connection with Levcor's financing arrangement with The CIT Group/Commercial Services, Inc. ("CIT"), Mr. Levinson had agreed to defer the payment of interest during 2002 and not to require payment of these loans and $267,000 of the related accrued interest at December 31, 2001, prior to January 2, 2004. On June 5, 2002, the Levcor board of directors determined that in light of the fact that the financing arrangement with CIT was paid off in May of 2002, Levcor currently has sufficient funds available, and Levcor's other sources of financing are at lower interests rates, it was in Levcor's best interest to prepay a portion of the outstanding principal amount owed to Mr. Levinson in order to save interest expenses. On June 5, 2002, Levcor prepaid $220,000 of the outstanding principal amount owed to Mr. Levinson.

         Additionally, Mr. Levinson has also provided certain collateral guaranteeing Levcor's obligations under the $3,000,000 loan from JPMorgan Chase Bank pursuant to a promissory note due May 3, 2004. Furthermore, Mr. Levinson serves as a limited guarantor with respect to the obligations of Carlyle and its subsidiaries under a financing arrangement with CIT, pursuant to which CIT has agreed to make an aggregate of $7,500,000 available to Carlyle and its subsidiaries.

OTHER CONFLICTS

Legal Counsel to Levcor and Carlyle

         Levcor and Carlyle have each been represented by separate legal counsel in connection with the merger. However, Katten Muchin Zavis Rosenman, legal counsel to Levcor in connection with the merger, is general counsel for Carlyle and is currently performing services for Levcor and Carlyle.

APPRAISAL RIGHTS OF DISSENTING CARLYLE STOCKHOLDERS

         Pursuant to Delaware law, if (1) you properly file a demand for appraisal of your Carlyle common stock or Carlyle Series B preferred stock in writing prior to the vote taken at the special meeting and (2) your shares of Carlyle common stock or Series B preferred stock are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

         Section 262 is reprinted in its entirety as Appendix B to this joint proxy statement/propsectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix B. This discussion and Appendix B should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

         If you make the demand described below with respect to your shares, and

         o are continuously the record holder of your shares through the effective time of the merger;

         o otherwise comply with the statutory requirements of Section 262 of the General Delaware Corporation Law of the State of Delaware; and

         o do not vote your shares of Carlyle common stock or Carlyle Series B preferred stock in favor of the approval and adoption of the merger agreement.

You shall be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value which might arise from either the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

         Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus constitutes your notice of your appraisal


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

rights, and the applicable statutory provisions are attached to this joint proxy statement/prospectus as Appendix B.

         As a holder of Carlyle common stock or Carlyle Series B preferred stock, if you desire to exercise your appraisal rights you must not vote in favor of the approval and adoption of the merger agreement and you must deliver a separate written demand for appraisal to us prior to the vote on the merger agreement at the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See page 47 (Voting and Revocation of Proxies). Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve and adopt the merger agreement or (2) check either the "AGAINST" or the "ABSTAIN" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

         Only a holder of record is entitled to assert appraisal rights for the shares of Carlyle's common and Series B preferred stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform Carlyle of the holder of record's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

         A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

         If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

                            Carlyle Industries, Inc.
                                1 Palmer Terrace
                           Carlstadt, New Jersey 07072
     Attention: Edward F. Cooke, Chief Financial Officer and Vice President

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

         The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date, Levcor, as the surviving corporation, must provide notice of the effective time of the merger to you if you have complied with Section 262.

         Within 120 days after the effective date, either Levcor or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, and if you file a petition you must serve a copy on Levcor, demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Levcor does not have any present intention to file any such petition in the event that a stockholder makes a proper written demand for appraisal of Carlyle common stock or Carlyle Series B preferred stock. Accordingly, if you desire to have your shares appraised you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective date of the merger, you will be entitled, upon written request, to receive from Levcor a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. The statement must be mailed within ten days after the written request for the statement has been received by Levcor or within ten days after the expiration of the period for delivery of demands for appraisal rights whichever is later.

         If a petition for an appraisal is timely filed by a holder of our shares and a copy thereof is served upon Levcor, Levcor will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Carlyle common stock or Carlyle Series B preferred stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding; and if you fail to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court of Chancery's appraisal may be more than, less than, or equal to the merger consideration and stockholders should be aware that financial advisors' opinions as to fairness from a financial point of view are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

         The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Carlyle common stock or whose shares of Carlyle Series B preferred stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties, as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

         If you have demanded appraisal in compliance with Section 262 you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

         At any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal; after this period, you may withdraw your demand for appraisal only with the consent of Levcor. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, your rights to appraisal shall cease. You may withdraw your demand for appraisal by delivering to Levcor a written withdrawal of your demand for appraisal and an acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Levcor, and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

         If you fail to comply fully with the statutory procedure set forth in
Section 262 you will forfeit your rights of appraisal and will be entitled to receive the merger consideration for your shares.

         THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF CARLYLE COMMON STOCK AND CARLYLE SERIES B PREFERRED STOCK DESIRING

TO EXERCISE DISSENTERS' RIGHTS, AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW STATUTES, EACH STOCKHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX B HERETO) AND COMPLY WITH THE PROVISIONS THEREOF.

         The foregoing discussion is only a summary of the provisions of Delaware law, does not purport to be complete and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which is attached hereto as Appendix B. Any stockholder who intends to dissent from the approval and adoption of the merger agreement should review the text of Section 262 of the Delaware General Corporation Law carefully and should also consult with his or her own legal counsel. Any stockholder who fails to follow strictly the procedures set forth in said statute will forfeit his or her dissenters' rights.

         Any dissenting stockholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code.

         BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE DELAWARE LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF DELAWARE LAW.




















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


FEDERAL INCOME TAX CONSIDERATIONS

         The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of Carlyle common stock and Carlyle Series B preferred stock.

         This discussion does not deal with all income tax considerations that may be relevant to particular Carlyle stockholders in light of their particular circumstances, those stockholders who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or stockholders who exercise their dissenters' rights under Delaware law. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger, whether or not such transactions are in connection with the merger, including transactions in which shares of Carlyle stock were or are acquired or in which shares of Levcor stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this joint proxy statement/prospectus. The discussion is based on federal income tax law in effect as of the date of this joint proxy statement/prospectus, which could change at any time, possibly with retroactive effect. Accordingly, Carlyle stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger and applicable tax return reporting requirements.

         It is not a condition to the closing of the merger that the merger constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code or that either Levcor or Carlyle receive an opinion from its tax advisor to that effect. If the merger qualifies as a reorganization, Levcor and Carlyle believe that the following federal income tax consequences will result:

         o No gain or loss will be recognized by holders of Carlyle stock solely upon their receipt of Levcor stock in the merger;

         o The aggregate tax basis of the Levcor stock received in the merger by a Carlyle stockholder will be the same as the aggregate tax basis of the Carlyle stock surrendered in exchange for such Levcor stock;

         o The holding period of the Levcor stock received in the merger by a Carlyle stockholder will include the period during which the stockholder held the Carlyle stock surrendered in exchange for such Levcor stock, so long as the Carlyle stock is held as a capital asset at the time of the merger; and

         o Neither Levcor nor Carlyle will recognize gain or loss solely as a result of the merger.

         A successful IRS challenge to the "reorganization" status of the merger would result in a Carlyle stockholder recognizing gain or loss with respect to each share of Carlyle stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Levcor stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Levcor stock so received would equal its fair market value and his holding period for such stock would begin the day after the merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

         The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement by the stockholders of Carlyle and Levcor. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

         We are working to complete the merger as quickly as possible. We hope to complete the merger during the third quarter of calendar year 2002, however, we cannot predict the exact date at this time.

ANTICIPATED ACCOUNTING TREATMENT

         The merger will be treated as a "purchase" for accounting purposes. Therefore, the purchase price will be allocated to Carlyle's assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

DEREGISTRATION OF CARLYLE COMMON STOCK

         If the merger is consummated, Carlyle common stock will no longer be traded on the OTC Bulletin Board and will be deregistered under the Exchange Act.

RESTRICTION ON RESALES OF LEVCOR COMMON STOCK

         The Levcor common stock to be issued in the merger will have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by all former stockholders of Carlyle who are not "affiliates," as such term is defined in Rule 144 of the Securities Act, of Carlyle at the time of the special meeting. Persons who may be deemed to be affiliates of Carlyle generally include individuals or entities that control, are controlled by or are under common control with, such party and may include certain officers and directors of Carlyle, as well as significant stockholders.

         Levcor's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover resales of Levcor stock received by any person who may be deemed to be an affiliate of Levcor or Carlyle.

OPERATIONS AFTER THE MERGER

         After completion of the merger, Levcor will continue its operations as the surviving corporation. The stockholders of Carlyle will become stockholders of Levcor and their rights as stockholders will be governed by Levcor's certificate of incorporation, bylaws and the laws of the State of Delaware.

                              THE MERGER AGREEMENT

         THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF LEVCOR AND CARLYLE ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

THE MERGER

         Following the approval and adoption of the merger agreement by the stockholders of Carlyle and Levcor, and the satisfaction or waiver of the other conditions to the merger, Carlyle will merge with and into Levcor and Levcor will continue as the surviving corporation.

THE EFFECTIVE TIME

         As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that this will occur in the third quarter of calendar year 2002.

DIRECTORS AND OFFICERS OF LEVCOR AFTER THE MERGER

         Set forth below is information regarding each person who will serve as a director and officer of Levcor upon the effective time of the merger, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were elected as directors or nominees and their ages as of April 1, 2002.

NAME                            AGE             TITLE
----                            ---             -----

Robert A. Levinson               76             Chairman of the Board of
                                                Directors, President and Chief
                                                Executive Officer
Joseph S. DiMartino              58             Director
Giandomenico Picco               53             Director
John McConnaughy                 72             Director
Edward H. Cohen                  63             Director
Edward F. Cooke                  48             Chief Financial Officer, Vice
                                                President, Secretary, Treasurer
                                                and Director

BACKGROUND OF DIRECTORS

         Robert A. Levinson has been Chairman of the board of directors, President and Secretary of Levcor since June 1989. Since May 1998, Mr. Levinson has been Chairman of the board of directors, President and Chief Executive Officer of Carlyle Industries, Inc. From 1979 until May 1, 1995, Mr. Levinson was Chairman of the board of directors of Andrex Industries Corp., a company engaged in textile manufacturing and processing. Mr. Levinson is a member of the Advisory Board of The National Dance Institute and The Harlem School of the Arts, and is Vice Chairman of the board of directors of The Academy of Design and Museum.

         John McConnaughy has been a director of Levcor since June 1989. Mr. McConnaughy is chairman and chief executive officer of JEMC Corporation, a company engaged in exploring investment opportunities. From 1981 until his retirement in 1992, Mr. McConnaughy was chairman of the board and chief executive officer of GEO International Corporation, a company engaged in screen-printing and oil services. Mr. McConnaughy also served as President of GEO International Corporation from 1985 until his retirement in 1992. Mr. McConnaughy is Chairman of the Board of the Excellence Group, LLC, which filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code on January 13, 1999. The Excellence Group's subsidiaries produced labels for a variety of customers. Mr. McConnaughy serves as a director of Varsity Sports, Inc., Adrien Arpel, Inc., Mego Corporation, Transact International, Inc., Wave Systems Corp. and DeVlieg-Bullard, Inc.

         Edward H. Cohen has been a director of Levcor since June 1998. Mr. Cohen is currently Counsel to the law firm of Katten Muchin Zavis Rosenman, and for more than the past five years, until January 31, 2002, Mr. Cohen was a Senior Partner at its predecessor law firm, Rosenman & Colin LLP. Mr. Cohen also serves as a director of Franklin Electronic Publishers, Inc., a designer and developer of electronic products, and its 82%-owned subsidiary, Voice Powered Technology, Inc., Phillips-Van Heusen Corporation, a manufacturer and retailer of apparel and footwear, and Merrimac Industries, Inc., a designer and producer of microwave and radio frequency components.

         Mr. DiMartino has been a director of Carlyle since May 1995. Mr. DiMartino was a director of The Noel Group Inc. and served as a director and chairman of the board of Noel from March 1995 until its dissolution in September 1999. Since January 1995, Mr. DiMartino has been a director, a trustee or the managing general partner of various funds in the Dreyfus Family of Funds. He also currently serves on the board of directors of Century Business Services, Inc.

         Mr. Picco has been a director of Carlyle since May 2000. Since 1994, Mr. Pico has served as chief executive officer of GDA Associates, Inc., a consulting company to industrial corporations. Mr. Pico currently serves as president of the Non-Governmental Peace Strategies Project, a Geneva, Switzerland non-profit institute aimed at devising new vehicles for the private sector to support peace efforts.

         Mr. Cooke has been a director of Carlyle since May 2000 and Carlyle's Chief Financial Officer, Secretary and Vice President since February 1998. Since January 1, 1999, Mr. Cooke has been president and chief executive officer of Blumenthal Lansing Company, a wholly-owned subsidiary of Carlyle. Mr. Cooke was previously appointed to serve as Carlyle's Chief Financial Officer, Secretary and Vice President in February 1997, April 1996 and May 1996, respectively, until he resigned from such positions in September 1997. From October 1997 to January 1998, Mr. Cooke served as chief financial officer for Missbrenner, Inc., a supplier of printed fabrics. Mr. Cooke served as Controller of Carlyle from April 1994 until May 1996 and served as Chief Accounting Officer of Carlyle from March 1995 until February 1997. Since 1999, Mr. Cooke has also been a member of the board of directors of the Home Sewing Association.

CONVERSION OF SHARES IN THE MERGER

         At the effective time, each five shares of Carlyle common stock will be automatically cancelled and converted into the right to receive one share of Levcor common stock, and each share of Carlyle Series B preferred stock will automatically be cancelled and converted into the right to receive one share of Levcor Series A preferred stock.

THE EXCHANGE AGENT

         Levcor is required to appoint an institution reasonably satisfactory to Carlyle to act as the exchange agent in the merger and must enter into an agreement with the exchange agent that is reasonably satisfactory to Carlyle, which will provide that Levcor will make available to the exchange agent the shares of Levcor common stock and Levcor Series A preferred stock to be exchanged for shares of Carlyle common stock and Carlyle Series B preferred stock.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

         Promptly after the effective time, Levcor will cause the exchange agent to mail to the holders of record of Carlyle stock certificates (1) a letter of transmittal and (2) instructions on how to surrender Carlyle stock certificates in exchange for certificates representing shares of Levcor common stock and Levcor Series A preferred stock.

HOLDERS OF CARLYLE STOCK SHOULD NOT SURRENDER THEIR CARLYLE STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

         Upon surrendering their Carlyle stock certificates to the exchange agent for cancellation, together with the letter of transmittal and any other document required by the exchange agent, the holders of Carlyle stock certificates will be entitled to receive a certificate representing that number of whole shares of Levcor stock which that holder has the right to receive. Until surrendered to the exchange agent, outstanding Carlyle stock certificates will be deemed from and after the effective time to evidence only the right to receive the number of full shares of Levcor stock into which the shares of Carlyle stock have converted.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

         Until each Carlyle stockholder surrenders his or her Carlyle stock certificate in exchange for a Levcor stock certificate, that stockholder will not receive any dividends or other distributions declared or made by Levcor after the effective time of the merger. However, once that stockholder surrenders his or her Carlyle stock certificate to the exchange agent, he or she will receive (1) a Levcor stock certificate, and (2) cash, without interest, as payment for any dividends or other distributions declared or made by Levcor after the effective time of the merger.

NO FRACTIONAL SHARES

         No fractional shares of Levcor stock will be issued in the merger. Instead, Carlyle stockholders who would be entitled to a fractional share of Levcor common stock shall have their fractional share interest rounded up to the nearest whole share.

DISSENTING SHARES

         Any shares of Carlyle common stock or Carlyle Series B preferred stock outstanding immediately prior to the effective time that were not voted in favor of the merger and which are held by stockholders who have complied with the applicable provisions of Delaware law with regard to dissenters' rights shall not be converted into or represent the right to receive Levcor common stock or Levcor Series A preferred stock. Instead, each dissenter shall be entitled only to those rights as are provided to holders of dissenting shares under Delaware law.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, Carlyle made a number of representations and warranties in favor of Levcor that relate to a number of matters, including:

         o Carlyle and its subsidiaries' organization, standing and power;

         o        Carlyle and its subsidiaries capital structure;

         o its corporate authority to enter into and consummate its obligations under the merger agreement and the enforceability of the merger agreement;

         o the required consents and approvals of governmental entities and absence of conflict with its governing documents and certain agreements and permits;

         o the making and accuracy of SEC filings (including financial statements);

         o the accuracy of this joint proxy statement/prospectus with respect to the information provided by Carlyle;

         o the absence of certain material changes since December 31, 2001 that may reasonably be expected to have a material adverse effect on Carlyle and its subsidiaries;

         o        the absence of material litigation; and

         o the receipt by the board of directors of the opinion of Houlihan Lokey.

         The merger agreement also includes representations and warranties made by Levcor in favor of Carlyle that relate to a number of matters, including the following:

         o        its organization, standing and power;

         o        its capital structure;

         o its corporate authority to enter into and consummate its obligations under the merger agreement and the enforceability of the merger agreement;

         o the making and accuracy of SEC filings (including financial statements);

         o the veracity and completeness of information provided by it in connection with the preparation of this joint proxy statement/prospectus;

         o the accuracy of this joint proxy statement/prospectus with respect to the information provided by Carlyle;

         o the absence of certain material changes since December 31, 2001 that may reasonably be expected to have a material adverse effect on Levcor;

         o        the absence of material litigation; and

         o the receipt by the board of directors of the opinion of Willamette.

CONCEPT OF MATERIAL ADVERSE EFFECT

         Many of the representations and warranties contained in the merger agreement are qualified by the concept of "material adverse effect." This concept also applies to some of the covenants and conditions to the merger described under "--Conduct of Business of Carlyle Pending Completion of the Merger," "Conduct of Business of Levcor Pending Completion of the Merger" and "--Conditions to the Merger" below, as well as to termination of the merger agreement for breaches of representations and warranties as described under "--Termination of the Merger Agreement." For purposes of the merger agreement, the concept of "material adverse effect" means any change, effect, event or condition that has a material adverse effect on the business, results of operations or financial condition of Levcor or Carlyle, as the case may be, taken as a whole, or would prevent or materially delay its ability to complete the merger, other than any such change, effect, event or condition that arises as a result of the merger or from changes in general economic conditions.

         The representations and warranties of Carlyle and Levcor will terminate at the effective time. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the relevant articles of the merger agreement.

         All of Carlyle's and Levcor's covenants will terminate at the effective time of the merger, except those that by their terms survive the effective time of the merger.

COVENANTS OF CARLYLE

         Carlyle has agreed that it and each of its subsidiaries will, except as expressly contemplated by the merger agreement or consented to in writing by Levcor, conduct their respective businesses and operations only according to their ordinary course of business, consistent with past practice, and use reasonable best efforts to preserve intact their respective business organization, keep available the services of their present officers, employees and consultants and maintain existing relationships with suppliers, creditors, business associates and others having business dealings with them.

         Carlyle has also agreed that, except as expressly contemplated by the merger agreement or consented to in writing by Levcor, until the effective time of the merger, it will not and will not permit any of its subsidiaries to:

         Dividends; Changes In Stock

         o declare or pay any dividends on or make other distributions in respect of any of its own or subsidiaries' capital stock, other than cash dividends payable by a subsidiary to Carlyle or pay 6% quarterly dividends on its Series B preferred stock;

         o split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock; or

         o repurchase, redeem or otherwise acquire any shares of its capital stock or permit any subsidiary to acquire any shares of its capital stock or any securities convertible into or exercisable for any of its capital stock;

         Issuance of Securities

         o issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any debt securities having the right to vote or any securities convertible into or exercisable for or any rights, warrants or options to acquire any such shares or debt securities having the right to vote, or enter into any agreement with respect to the foregoing other than issuances of its common stock pursuant to exercises of stock options;

         Governing Documents

         o amend or propose to amend its certificate of incorporation, bylaws or other governing documents;

         No Acquisitions

         o acquire or agree to acquire (by merger, consolidation, purchase of a substantial equity interest in or purchase of a substantial portion of the assets of, or by any other manner) any business or any corporation, limited liability company, partnership, association or other business organization or division thereof; or

         o otherwise acquire any assets which are material, individually or in the aggregate, to it;

         No Dispositions

         o sell, lease, encumber or otherwise dispose of any of or agree to sell, lease, encumber or otherwise dispose of its assets, except for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past;

         Indebtedness

          o incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its subsidiaries' long term debt securities, or guarantee any long term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than in replacement for existing or maturing debt, indebtedness of any of Carlyle subsidiaries or other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice; or

         o make any loans, advances or capital contributions to any person;

         Benefits Plans

         o enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Carlyle or any of its subsidiaries, on the one hand, and one or more of their directors or officers, on the other hand;

         o except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to Carlyle or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

         o enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any of Carlyle's or its subsidiaries' directors, officers or employees of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any transaction contemplated by the merger agreement;

         Other Covenants

         o change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles as concurred by its independent auditors;

         o except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect;

         o take any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied or that would materially impair the ability of Levcor or Carlyle to consummate the merger or materially delay the merger; or

         o agree, authorize or announce to take any of the actions described above.

CONDITIONS TO THE MERGER

         Levcor and Carlyle will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, some of which include:

         o the representations and warranties of the respective parties made in the merger agreement remain accurate;

         o the parties perform their respective covenants and obligations in the merger agreement;

         o the Carlyle stockholders and Levcor stockholders approve and adopt the merger agreement;

         o there are no restraining orders, injunctions or administrative actions or proceedings preventing completion of the merger; and

         o the SEC has declared the registration statement of which this joint proxy statement/prospectus is a part effective.

NO SOLICITATION

         Carlyle has agreed not to initiate or, subject to certain limited exceptions, engage in discussions with another party regarding any business combination while the proposed merger with Levcor is pending. Nothing contained in the merger agreement shall prohibit Carlyle from, prior to the date of the stockholders' meetings, doing any of the following:

         o furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited written proposal to Carlyle with respect to a competing transaction if the board of directors determines that there is a reasonable probability that failure to take such action would be inconsistent with the Carlyle board of directors' fiduciary duties to the Carlyle stockholders. Carlyle must provide notice to Levcor that they are furnishing information or negotiating with such person, and will have received from such person a fully executed confidentiality agreement;

         o complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to a tender offer or exchange offer; or

         o failing to make or withdrawing or modifying its recommendation to the Carlyle stockholders or recommending an unsolicited, bona fide proposal to acquire Carlyle pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, following the receipt of such a proposal, if Carlyle's board of directors determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with the board of directors' fiduciary duties to Carlyle's stockholders.

TERMINATION OF THE MERGER AGREEMENT

         Either Levcor or Carlyle may terminate the merger agreement at any time prior to the effective time, whether before or after approval of the matters presented to its stockholders in connection with the merger if:

         o        consented to by both parties in writing;

         o a governmental entity issues a non-appealable permanent injunction or action that prevents consummation of the merger;

         o the merger does not occur on or prior to December 31, 2002 and the terminating party has not caused the failure of the merger to occur by such date; or

         o any approval of either the stockholders of Carlyle or the stockholders of Levcor required for the consummation of the merger is not obtained by reason of the failure to obtain the required vote at either the annual or special meetings, and the inability to get such stockholder approval is not the result of the action or failure to act of Levcor or Carlyle where such action or failure to act would constitute a material breach of the merger agreement.

         Levcor may terminate the merger agreement if:

         o there is a material breach by Carlyle of any of its covenants or agreements set forth in the merger agreement, or any of their representations or warranties set forth in the merger agreement shall have become untrue, such that Carlyle would be incapable of satisfying Levcor's conditions precedent to the merger agreement by December 31, 2002; or

o Carlyle's board of directors shall have (a) withdrawn, modified or changed its approval or recommendation of the merger agreement, the merger or any of the other transactions contemplated in the merger agreement in any manner which is adverse to Levcor; or (b) approved or recommended to the Carlyle stockholders a competing transaction or a superior proposal or entered into an agreement with respect thereto or have resolved to do so.

         Carlyle may terminate the merger agreement if:

         o there is a material breach by Levcor of any of its covenants or agreements set forth in the merger agreement, or any of their representations or warranties set forth in the merger agreement shall have become untrue, such that Levcor would be incapable of satisfying Carlyle's conditions precedent to the merger agreement by December 31, 2002; or

         o        it has entered into a competing transaction.

FEES, EXPENSES AND OTHER PAYMENTS

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement are to be borne by the party which incurs those costs and expenses. However, Carlyle has agreed to pay Levcor an amount equal to $300,000, plus all of Levcor's expenses not to exceed $200,000, if the merger agreement is terminated:

         o by Levcor as a result of a material breach of any of Carlyle's covenants or agreements, or if any of Carlyle's representations or warranties shall have become untrue such that Carlyle would be incapable of satisfying conditions precedent of Levcor under the merger agreement by December 31, 2002 and at any time within 12 months after the date of termination Carlyle enters into a competing transaction which values, in the reasonable determination of the Carlyle board of directors, the Carlyle common stock at more than $.56 per share;

         o because the Carlyle stockholders do not approve and adopt the merger agreement at the Carlyle stockholders' meeting and at the time of the stockholders' meeting there exists a proposal with respect to a competing transaction which either (1) Carlyle's board of directors has not publicly opposed or (2) is consummated or a definitive agreement providing for such competing transaction is entered into at any time during the period commencing on the date of execution of the merger agreement and ending 12 months after the termination of the merger agreement;

         o by Levcor, if the board of directors of Carlyle has withdrawn, modified or adversely changed its approval or recommendation of the merger agreement in any manner which is adverse to Levcor or recommended or approved a competing transaction or shall have resolved to do any of the foregoing;

         o by Levcor, if Carlyle furnishes information to, or enters into discussions or negotiations with any person that makes an unsolicited proposal and Carlyle enters into a competing transaction;

         o by Levcor, if Carlyle fails to reject a tender offer or exchange offer proposal by a third party within ten days of its commencement or the date such proposal is first publicly disclosed; or

         o by Levcor, upon Carlyle's board of directors' authorization to enter into a written agreement with respect to a competing transaction that the Carlyle board of directors have determined to be a superior proposal.

         In addition, Levcor has agreed to pay Carlyle all of Carlyle's expenses not to exceed $200,000, if the merger agreement is terminated as a result of a material breach of any of Levcor's covenants or agreements, or if any of Levcor's representations or warranties shall have become untrue such that Levcor would be incapable of satisfying conditions precedent of Carlyle under the merger agreement by December 31, 2002.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

         The merger agreement may be amended at any time in a writing signed by Levcor and Carlyle; provided, that any amendment made after the Levcor annual or Carlyle special meeting that would otherwise require stockholder approval under applicable law must be submitted to the stockholders of Carlyle and Levcor. At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

         o extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

         o waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

         o waive compliance by the other party with any of the agreements or conditions for the benefit of such party as contained in the merger agreement.

                       DESCRIPTION OF LEVCOR CAPITAL STOCK

         This section describes the material terms of Levcor's capital stock, its amended and restated certificate of incorporation and its restated by-laws which will be in effect immediately after the merger is completed.

AUTHORIZED CAPITAL STOCK

Total Shares. Levcor will be authorized to issue a total of 23,000,000 shares of capital stock consisting of:

         o        15,000,000 shares of common stock, par value $0.01 per share;
                  and

         o 8,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock. Following completion of the merger, Levcor anticipates that 5,125,166 shares of its common stock will be outstanding and 550,000 shares reserved for issuance upon exercise of outstanding options to purchase shares of Levcor common stock.

Preferred Stock. Following completion of the merger, Levcor anticipates that 4,555,007 shares of its preferred stock, designated as Series A preferred stock, will be outstanding.

LEVCOR COMMON STOCK

         Holders of Levcor common stock are entitled to one vote for each share held on all matters submitted to a vote of Levcor stockholders and will vote together with the Levcor Series A preferred stock as a single class. Holders of Levcor common stock are entitled to receive dividends, ratably, if any, as may be declared by the Levcor board of directors out of legally available funds, subject to any preferential dividend rights of the preferred stock. If Levcor liquidates, dissolves or winds up, the holders of Levcor common stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to Levcor common stock. The rights, preferences and privileges of holders of Levcor common stock are subject to, and may be adversely affected by, the rights of holders of shares of Levcor Series A preferred stock or any other series of preferred stock which Levcor's board of directors may designate and issue in the future without further stockholder approval.

LEVCOR SERIES A PREFERRED STOCK

         Holders of Levcor Series A preferred stock are entitled to one-fifth of a vote for each share of Levcor Series A preferred stock held on all matters submitted to a vote of Levcor stockholders and will vote together with the Levcor common stock as a single class. Holders of Levcor Series A preferred stock are entitled to receive dividends at a rate of $.06 per annum per share, if any, as may be declared by the Levcor board of directors out of legally available funds. Such dividends shall be payable quarterly on March 15, June 15, September 15 and December 15 of each year. Quarterly dividends which are not paid in full in cash on any dividend payment date will acccumulate without interest. If Levcor liquidates, dissolves or winds up, the holders of Levcor Series A preferred stock are entitled to receive payment of $1 per share held by them, plus an amount in cash equal to all accrued and unpaid dividends thereon. The Levcor Series A preferred stock shall be subject to mandatory redemption, to the extent Levcor may lawfully do so, in three equal annual installments on June 15, 2007, June 15, 2008 and June 15, 2009, in each case, from funds legally available therefor, at a price per share of Series A preferred stock equal to $1 per share, together with an amount representing accrued and unpaid dividends, whether or not declared, to the date of redemption.

LEVCOR PREFERRED STOCK

         The Levcor board of directors will be authorized to issue from time to time, without further stockholder approval, up to an additional 3,444,993 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Levcor may issue additional Levcor preferred stock in ways which may delay, defer or prevent a change in control of Levcor without further action by Levcor stockholders. The issuance of additional Levcor preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Levcor common stock, including the loss of voting control to others.

TRADING

         Levcor common stock is traded on the OTC Bulletin Board under the symbol "LEVC.OB".


COMPARISON OF CARLYLE'S, LEVCOR'S AND THE SURVIVING CORPORATION'S STOCKHOLDERS' RIGHTS

         Levcor and Carlyle are both organized under the laws of the State of Delaware. Any differences in the rights of holders of Levcor common stock and Carlyle capital stock arise primarily from differences between the respective companies' certificates of incorporation and bylaws. Upon completion of the merger, holders of Carlyle common stock will become holders of Levcor common stock and holders of Carlyle Series B preferred stock will become holders of Levcor Series A preferred stock and their rights will be governed by Delaware law, the Levcor amended and restated certificate of incorporation and the Levcor by-laws.

         The following describes the material differences between the current rights of Carlyle stockholders and Levcor stockholders and the rights those stockholders are expected to have as the stockholders of the surviving corporation upon the effective time of the merger. This section does not include a complete description of all differences between the rights of Carlyle and Levcor stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of Levcor and Carlyle stockholders as material is not intended to indicate that other equally important differences do not exist.

         A copy of the surviving corporation's certificate of incorporation that will be in effect upon the effective time of the merger is attached as Exhibit A to the merger agreement. A copy of the surviving corporation's by-laws that will be in effect upon the effective time of the merger is attached as Exhibit B to the merger agreement. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. Levcor urges you to read its amended and restated certificate of incorporation and its by-laws.

SUMMARY OF MATERIAL DIFFERENCES OF STOCKHOLDER RIGHTS BEFORE AND AFTER THE
MERGER

RIGHTS                          CARLYLE                      LEVCOR                       SURVIVING CORPORATION
Capitalization                  20,000,000 authorized        15,000,000 authorized        15,000,000 authorized
                                shares of common stock,      shares of common stock,      shares of common stock,
                                par value $0.01 per share.   par value $0.56 per share.   par value $0.01 per share.

                                11,187,451 authorized        No preferred stock           8,000,000 authorized
                                shares of preferred stock,   authorized.                  shares of preferred stock,
                                par value $0.01 per share,                                par value $0.01 per share,
                                of which 4,555,007 shares                                 of which 4,555,007 shares
                                are designated as Series B                                are designated as Series A
                                preferred stock.                                          preferred stock.

Voting Rights                   Common stock and Series B    One vote per share of        Common stock and Series A
                                preferred stock are          common stock.                preferred stock shall vote
                                entitled to one vote per                                  together as a single
                                share and vote together as   No preferred stock           class. Each holder of the
                                a single class.              authorized.                  common stock shall have
                                                                                          one vote for each share of
                                                                                          common stock held of
                                                                                          record by such stockholder
                                                                                          and each holder of Series
                                                                                          A preferred stock shall
                                                                                          have 1/5 vote for each
                                                                                          share of Series A
                                                                                          preferred stock held of
                                                                                          record by such
                                                                                          stockholder.






                                       88



RIGHTS                          CARLYLE                      LEVCOR                       SURVIVING CORPORATION

Number and election of          Determined by resolution     Determined by resolution     Determined by resolution
directors                       of the board of directors,   of the board of directors,   of the board of directors,
                                but shall not be less than   but shall not be less than   but shall not be less than
                                three or more than nine.     three or more than nine.     one.  Currently it is
                                Currently there are five     Currently there are three    expected that there will
                                directors.                   directors.                   be six directors.

                                All elections shall be       All elections shall be       All elections shall be
                                decided by a plurality of    decided by a plurality of    decided by a plurality of
                                the votes cast.              the votes cast.              the votes cast.

Vacancies on the board of       Vacancies filled by a        Vacancies filled by a        Vacancies filled by a
directors                       majority of remaining        majority of remaining        majority of remaining
                                directors until the next     directors until the next     directors until the next
                                meeting of stockholders.     meeting of stockholders.     meeting of stockholders.

Power to call special           Special meetings may be      Special meetings may be      Special meetings may be
meetings of stockholders        called by a majority of      called by the President or   called by the Chairman of
                                the board of directors or    by the board of directors.   the board of directors,
                                the Chairman of the board                                 President or by a majority
                                of directors or the                                       of the board of directors
                                holders of not less than                                  or the holders of record
                                25% of the outstanding                                    of at least a majority of
                                shares of common stock.                                   the votes of the
                                                                                          outstanding shares of the
                                                                                          voting stock entitled to
                                                                                          vote at such meeting.

Action by written consent of    Stockholders may act by      Stockholders may act by      Stockholders may act by
stockholders                    written consent.             written consent.             written consent.



                                       89



RIGHTS                          CARLYLE                      LEVCOR                       SURVIVING CORPORATION

Amendment of organizational     The by-laws may be           The by-laws may be           The by-laws may be
documents                       amended, altered or          amended, altered or          amended, altered or
                                repealed by a majority       repealed by a majority       repealed by a majority
                                stockholder vote or by the   stockholder vote or by the   stockholder vote or by the
                                board of directors.          board of directors.          board of directors.

                                The certificate of           The certificate of           The certificate of
                                incorporation may be         incorporation may be         incorporation may be
                                amended, altered or          amended, altered or          amended, altered or
                                repealed in accordance       repealed in accordance       repealed in accordance
                                with Delaware law.           with Delaware law.           with Delaware law.

State anti-takeover statute     Governed by Section 203 of   Governed by Section 203 of   Governed by Section 203 of
                                Delaware Law.                Delaware Law.                Delaware Law.


























                                       90



RIGHTS                          CARLYLE                      LEVCOR                       SURVIVING CORPORATION

Limitation on director          A director shall not be      A director shall not be      A director shall not be
liability                       liable for breach of         liable for breach of         liable for breach of
                                fiduciary duty as a          fiduciary duty as a          fiduciary duty as a
                                director, except for         director, except for         director, except for
                                liability:                   liability:                   liability:


                                o for breach of the          o for breach of the          o for breach of the
                                director's duty of loyalty   director's duty of loyalty   director's duty of loyalty
                                to Carlyle or its            to Levcor or its             to Levcor or its
                                stockholders;                stockholders;                stockholders;

                                o for acts or omissions      o for acts or omissions      o for acts or omissions
                                not in good faith or which   not in good faith or which   not in good faith or which
                                involve intentional          involve intentional          involve intentional
                                misconduct or a knowing      misconduct or a knowing      misconduct or a knowing
                                violation of law;            violation of law;            violation of law;

                                o under section 174 of the   o under section 174 of the   o under section 174 of the
                                General Corporation Law of   General Corporation Law of   General Corporation Law of
                                Delaware; and                Delaware; and                Delaware; and

                                o for any transaction from   o for any transaction from   o for any transaction from
                                which the director derived   which the director derived   which the director derived
                                an improper personal         an improper personal         an improper personal
                                benefit.                     benefit.                     benefit.

Indemnification of directors    Indemnification provided     Indemnification provided     Indemnification provided
and officers                    to fullest extent of         to fullest extent of         to fullest extent of
                                Delaware law.                Delaware law.                Delaware law.

                              ADDITIONAL PROPOSALS

         At the Levcor annual meeting, in addition to voting on the approval and adoption of the merger agreement, Levcor stockholders will be asked to vote on the following proposals:

APPROVAL OF 2002 STOCK OPTION PLAN

         On June 20, 2002, the board of directors of Levcor adopted, subject to stockholder approval, the 2002 Stock Option Plan. The 2002 Stock Option Plan is intended to supplement the 1992 Option Plan which has insufficient shares to enable Levcor to provide for the assumption by Levcor of the outstanding Carlyle stock options and to grant stock options to Levcor employees, officers, directors and independent contractors after the merger. The following summary of certain features of the 2002 Stock Option Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this joint proxy statement/prospectus as Appendix E.

         The 2002 Stock Option Plan authorizes the grant of options to purchase up to an aggregate of 550,000 shares of common stock to employees and officers of Levcor, as well as directors of Levcor who are not employees. Under the 2002 Stock Option Plan, Levcor may grant to eligible individuals incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986 (the "Code") and/or non-qualified stock options.

Nature and Purpose of the 2002 Stock Option Plan

         The purpose of the 2002 Stock Option Plan is to induce key personnel, including employees, officers, directors and independent contractors to remain in the employ or service of Levcor, to attract new individuals to enter into such employment or service and to encourage such individuals to secure stock ownership in, or increase on reasonable terms their stock ownership in Levcor. The board of directors believes that the granting of options under the 2002 Stock Option Plan will promote continuity of management and increased incentive and personal interest in the welfare of Levcor by those who are or may become primarily responsible for shaping and carrying out the long-range plans of Levcor and securing its continued growth and financial success.

Duration and Modification

         The 2002 Stock Option Plan will terminate not later than June __, 2012. The board of directors may at any time terminate the 2002 Stock Option Plan or make such modifications to the 2002 Stock Option Plan as it may deem advisable. However, the board may not, without approval by the stockholders of Levcor, increase the number of shares of common stock as to which options may be granted under the 2002 Stock Option Plan, change the manner of determining option prices, change the class of persons eligible to participate in the 2002 Stock Option Plan or extend the period during which an option may be granted or exercised.


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


 Administration

         The 2002 Stock Option Plan is administered by the Compensation Committee consisting of at least two directors. It is intended that the Compensation Committee consist of members of the board of directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. If the Compensation Committee does not have at least two members who qualify as non-employee directors under Rule 16b-3, the Committee members will make recommendations to the board of directors with respect to option grants (instead of the Committee making the determination) and such recommendations will be subject to approval by the full board of directors.

         The members of the Compensation Committee are to be appointed annually by, and serve at the pleasure of, the board. The anticipated members of the Compensation Committee after the effective time of the merger (assuming the approval and adoption of the merger agreement) will be Messrs. Giandomenico Picco, Joseph S. DiMartino and John McConnaughy. The Compensation Committee has discretion to determine the participants under the 2002 Stock Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option will be an incentive stock option, a non-qualified stock option or a combination thereof. All options granted to non-employee directors and independent contractors are non-qualified stock options.

         The members of the Compensation Committee do not receive additional compensation for serving on the Compensation Committee.

Eligibility and Extent of Participation

         The 2002 Stock Option Plan provides for discretionary grants of options to participants (including any director or officer who is also an employee as well as any director who is not an employee). At the effective time of the merger, approximately 23 persons will be eligible to receive options pursuant to the 2002 Stock Option Plan. No single participant (including any director or officer who is also an employee as well as any director who is not an employee) may receive options under the 2002 Stock Option Plan in any one fiscal year of Levcor to purchase more than 100,000 shares of common stock.

Exercise of Options

         Unless otherwise provided by the Compensation Committee at the time an option is granted, an option will be exercisable one-third on and after the first anniversary of the date of grant, two-thirds on and after the second anniversary of the date of grant and in full after the third anniversary of the grant, except that all options issued in exchange for Carlyle stock options in the merger will be fully vested.

         An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares so specified. The exercise price of an option may be paid in cash or in shares of common stock. Except in the case of the


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

assumed Carlyle options, the initial per share exercise price for an incentive stock option may not be less than the fair market value thereof on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of Levcor.

        Except in the case of the assumed Carlyle options, the initial per share exercise price for a non-qualified stock option may not be less than 75% of the fair market value thereof on the date of grant.

         No option granted pursuant to the 2002 Stock Option Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of all classes of stock of Levcor at the time the incentive stock option is granted may not be exercised more than five years after the date of grant. No participant may be granted incentive stock options which are exercisable for the first time in any one calendar year with respect to common stock having an aggregate fair market value in excess of $100,000 on the date of grant.

        Other than certain transfers to a member of the participant's "Immediate Family," no option granted under the 2002 Stock Option Plan is transferable by the optionee other than by death. In the event of the death of an optionee, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of the qualification of a representative of his or her estate and the date of termination specified in such option.

         In the event that an optionee leaves the employ or service or ceases to serve as a director of Levcor or its subsidiaries by reason of retirement on or after his or her 65th birthday, each option granted to him or her shall immediately become exercisable and will terminate upon the earlier to occur of the expiration of three months from the date of such retirement or the date of termination specified in such option. In the event that an optionee leaves the employ or service or ceases to serve as a director of Levcor or its subsidiaries by reason of his or her disability, each option granted to him or her will immediately become exercisable in full and will terminate upon the earlier to occur of the expiration of three months from the date of such retirement or the date of termination specified in such option. In the event that an optionee leaves the employ or service or ceases to serve as a director of Levcor or subsidiaries for any reason other than death, retirement or disability, each option granted to him or her generally will, to the extent exercisable on the date of his or her termination, terminate on the earlier to occur of the expiration of 30 days after the date of such optionee's termination and the date of termination specified in such option. In the event that an optionee leaves the employ or service or ceases to serve as a director of Levcor or its subsidiaries by reason of his or her termination for "cause," each option granted to him or her will terminate immediately. If the fair market value of the common stock declines below the option price of any option, the Committee (with the prior approval of the board of directors) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.

        The number of shares available for grant under the 2002 Stock Option Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which Levcor is the surviving corporation or, as may be determined by the Committee, in the event of any other change affecting the number or kind of Levcor's outstanding common stock. Except in the case of the assumed Carlyle options, in the event of the dissolution or liquidation of Levcor, or a merger, reorganization or consolidation in which Levcor is not the surviving corporation, each outstanding but unexercised option will terminate. In the event that a "change of control" of Levcor, all options granted which have not yet expired shall immediately become exercisable in full. For purposes of when a change of control will be deemed to occur, you should refer to the 2002 Stock Option Plan, which is attached to this joint proxy statement/prospectus as Appendix E.

Assumed Carlyle Stock Options

         Notwithstanding the foregoing, Levcor will issue new options for each outstanding Carlyle option, with the number of such options and their corresponding exercise price to be appropriately adjusted, on substantially the same terms and conditions as the outstanding Carlyle options.

Federal Income Tax Consequences of Issuance and Exercise of Options

         The following discussion of the Federal income tax consequences of the granting and exercise of options under the 2002 Stock Option Plan, and the sale of common stock acquired as a result thereof, is based on an analysis of the Code (as currently in effect), existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

Non-Qualified Stock Options

         No income will be recognized by an optionee at the time a non-qualified stock option is granted. Ordinary income will be recognized by an optionee at the time a non-qualified stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. In the case of an option granted to an employee, this ordinary (compensation) income will also constitute wages subject to the withholding of income tax and Levcor will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money. Capital gain or loss on a subsequent sale or other disposition of the shares of common stock acquired upon exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

         If an optionee makes payment of the exercise price by delivering shares of common stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. Levcor will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-qualified stock option, subject to the usual rules as to reasonableness of compensation and provided that Levcor timely complies with the applicable information reporting requirements.

Incentive Stock Options

         In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to Levcor. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the optionee's income. The sale of the shares of common stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to Levcor. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive-stock option, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of Levcor at all times between the date of grant and the date three months before exercise of the option. If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the common stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. Levcor will be entitled to a deduction equal to the amount of such ordinary income.

         If an optionee makes payment of the exercise price by delivering shares of common stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING WILL BE REQUIRED FOR THE APPROVAL OF LEVCOR'S 2002 STOCK OPTION PLAN. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

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

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE LEVCOR 2002 STOCK OPTION PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The board of directors has selected Friedman Alpren & Green LLP as independent accountants to audit and report upon the financial statements of Levcor for the 2002 fiscal year and is submitting this matter to the Levcor stockholders for their ratification. Friedman Alpren & Green LLP first served as Levcor's independent auditors during the fiscal year 2001.

Audit Fees

     Friedman Alpren & Green LLP's audit fees for auditing Levcor's annual financial statements for the year ended December 31, 2001 and reviews of the Company's interim financial statements included in the Company's Forms 10-QSB filed with the Securities and Exchange Commission during fiscal year 2002 were $59,000.

All Other Fees

      All other fees for Friedman Alpren & Green LLP's services, for the year ended December 31, 2001, were $4,795. The estimated expense for Friedman Alpren & Green LLP to complete their work performed in connection with this joint proxy statement/prospectus is $12,000.

      The Levcor board of directors has considered whether the provision of the services set forth in the preceding paragraphs is compatible with maintaining Friedman Alpren & Green LLP's independence, and has determined that it is.

         A representative of Friedman Alpren & Green LLP is expected to be present at Levcor's annual meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING WILL BE REQUIRED FOR THE APPOINTMENT OF FRIEDMAN ALPREN & GREEN LLP AS OUR INDEPENDENT AUDITORS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF FRIEDMAN ALPREN & GREEN LLP AS LEVCOR'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

ELECTION OF DIRECTORS IF THE MERGER IS NOT CONSUMMATED

         You will be asked to elect three persons to serve as directors of Levcor in the event that the merger is not consummated, for a term of one year expiring at the annual meeting of stockholders until their respective successors shall have been duly elected and shall qualify. Each of the nominees for director was previously elected as a director of Levcor.

         The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Levcor annual meeting. Each proxy received will be cast FOR the election of the nominees named below unless otherwise specified in the proxy.

         Each nominee has indicated that he is willing to serve as a director of Levcor, if elected, and the board of directors of Levcor has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current board of directors. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of Levcor.



NAME                              AGE                TITLE
----                              ---                -----

Robert A. Levinson                 76                Chairman of the Board of
                                                     Directors, President and
                                                     Secretary

Edward H. Cohen                    63                Director

John McConnaughy                   72                Director


For biographical information on each of the nominees for director, please refer to the section entitled "Directors and Officers of Levcor After the Merger" on page 75.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING WILL BE REQUIRED FOR THE ELECTION OF DIRECTORS. BROKER NON-VOTES AND ABSTENTIONS ARE NOT TREATED AS VOTES CAST FOR THIS PURPOSE AND HAVE NO EFFECT ON THE OUTCOME OF THE VOTE. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS IN THE EVENT THAT THE MERGER IS NOT CONSUMMATED.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF LEVCOR

GENERAL

         This management's discussion and analysis of Levcor's financial condition and results of operations and other portions of this joint proxy statement/prospectus contain forward-looking information that involve risks and uncertainties. Levcor's actual results could differ materially from those anticipated by this forward-looking information. Factors that may cause such differences include, but are not limited to, those discussed under the heading "risk factors" and elsewhere in this joint proxy statement/prospectus. This management's discussion and analysis of financial condition and results of operations should be read in conjunction with Levcor's financial statements and the related notes included elsewhere in this prospectus.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

         Sales for the three months ended March 31, 2002 were approximately $3,604,000, a decrease of approximately $4,159,000 or 53.6% from approximately $7,763,000 for the same period in 2001. The decrease primarily results from a decline in sales by the woven division. As a result of this division not producing management's anticipated results during the year 2001, the operations of this division were scaled back significantly in the first quarter of 2002.

         The cost of sales for the three months ended March 31, 2002 decreased approximately $3,581,000 or 55.8%, from approximately $6,418,000 in 2001 to approximately $2,837,000 in 2002. The decrease resulted from the reduced sales in 2002 as compared with the prior year. The gross profit on sales for the three months ended March 31, 2002 was approximately $767,000, a decrease of approximately $578,000 or 43.0% from approximately $1,345,000 in 2001. The decrease in gross profit dollars results from the reduced sales in the 2002 period as compared to the prior year period.

         The gross profit percentage was 21.3% for the three months ended March 31, 2002 as compared to 17.3% for the same period of 2001. The gross profit percentage increase resulted from Levcor concentrating its business in programs with higher overall profit margins. Levcor's total selling, general and administrative expenses for the three months ended March 31, 2002 were approximately $688,000 a decrease of approximately $215,000 or 23.8% from approximately $903,000 in the same period in 2001. The decrease was due primarily to the cost savings generated by Levcor significantly scaling back the woven division and reduced factor fees as sales were substantially less than last year.

         During the three months ended March 31, 2002, Levcor had a decrease of interest expense of approximately $78,000 from approximately $143,000 in 2001 to approximately $65,000 in 2002, resulting from reduced borrowings and lower interest rates. Other income declined approximately $3,000 from $7,000 in 2001 to approximately $4,000 in 2002.

         As a result of the foregoing, Levcor reflected net income of approximately $18,000 in the three months ended March 31, 2002 compared to net income of approximately $306,000 for the same period of 2001.

Calendar Year 2001 Compared to Calendar Year 2000

         Sales for 2001 were approximately $20,108,000, an increase of approximately $2,850,000, or 16.5%, from approximately $17,258,000 for 2000, due to new business from Levcor's woven division. The cost of sales in 2001 was approximately $16,252,000, an increase of approximately $1,903,000, or 13.3%, from approximately $14,349,000 in 2000. The gross profit for 2001 was approximately $3,856,000, an increase of approximately $946,000, or 32.5%, from a gross profit of approximately $2,910,000 for 2000. The gross profit percentage was 19.2% in 2001 as compared to 16.9% in 2000. The gross profit increase resulted from Levcor's concentrating its business in programs with higher overall profit margins.

         Levcor's total selling, general and administrative expenses for 2001 were approximately $3,236,000, an increase of approximately $230,000, or 7.7%, from approximately $3,006,000 in 2000. Such increase was due to the increased costs associated with the woven business that was in operation for the entire 2001 year.

         Other income was approximately $20,000 in 2001, a decrease of approximately $119,000, or 85.6%, from approximately $139,000 in 2000. The decrease in other income resulted from the inclusion of $100,000 of income from the Andrex lease buy-out agreement in 2000. Interest expense increased 2.2%, or approximately $9,000, to approximately $427,000 from approximately $418,000.

         A loss on impairment of assets held for sale of $20,000 was recognized in 2001 compared with a loss on impairment of assets held for sale of $50,000 in 2000. As a result of the above, net income was approximately $192,000 in 2001 as compared to a loss of approximately $432,000 in 2000.

LIQUIDITY AND CAPITAL RESOURCES

         Under Levcor's accounts receivable factoring agreement with CIT, CIT purchases Levcor's trade accounts receivable and assumes substantially all credit risks with respect to such accounts. The agreement allows Levcor to obtain advances from CIT that bear interest at 1/2% above the prime rate. The amounts due to Levcor from CIT earn no interest.

         Levcor has pledged its accounts receivable and property and equipment as collateral under the agreement. In addition, an officer/stockholder has provided certain additional collateral against advances provided under the agreement. On December 15, 2000, Levcor refinanced $1,500,000 of the factor loan into a term note with CIT. Levcor and the officer/stockholder have provided substantially the same collateral that is provided under the factor loan as collateral for the term note. The term note is payable in 35 equal consecutive monthly installments of $8,696 beginning on February 1, 2001, with a final installment of $1,195,652 due on January 1, 2004. In addition, the term note contains covenants that include a limitation on the amount of capital expenditures and certain procedural covenants.

         On May 2, 2002, Levcor borrowed $3,000,000 from JPMorgan Chase Bank pursuant to a promissory note due May 3, 2004. The note bears interest at a fixed rate per annum equal to the Adjusted LIBO Rate applicable to such note plus .75%. The interest on the note at May 3, 2002 was 2.90625%. In addition, the officer/stockholder has provided certain additional collateral guaranteeing the note. The proceeds of the note were used to payoff the outstanding balance of $1,375,557 of Levcor's term note with CIT and pay down Levcor's advance position of $1,160,000 with CIT. The remainder was used for working capital requirements.

         Mr. Levinson has agreed, if necessary, to personally support Levcor's cash requirements to enable it to fulfill its obligations through January 2, 2004. In connection with Levcor's financing arrangement with CIT, Mr. Levinson has promised not to demand until at least January 2, 2004, the amount owned by Levcor to Mr. Levinson. As of March 31, 2002, loans he has made to Levcor are $720,000 and are demand obligations. Also, the accrued interest on the obligations of $267,000 has been classified as a long-term obligation because Mr. Levinson has promised not to demand payment until at least January 2, 2004. On June 5, 2002, the Levcor board of directors determined that, in light of the fact that the financing arrangement with CIT was paid off in May of 2002, Levcor currently has sufficient funds available, and Levcor's other sources of financing are at lower interests rates, it was in Levcor's best interest to prepay a portion of the outstanding principal amount owed to Mr. Levinson in order to save interest expenses. On June 5, 2002, Levcor prepaid $220,000 of the outstanding principal amount owed to Mr. Levinson.

         Levcor believes that cash generated from its sale of fabrics, the advances under the CIT factoring agreement, the proceeds from its term note with JPMorgan Chase and loans from Mr. Levinson (if needed) will be sufficient to fund Levcor's operations for 2002. Levcor's unrestricted cash at March 31, 2002 and at December 31, 2001 was approximately, $3,000.

CURRENT ACCOUNTING ISSUES


 SFAS No. 142

         In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to an annual assessment for impairment by applying a fair-value based test. The standard will be effective beginning January 1, 2002. Levcor has yet to determine the impact of the statement on its financial position and results of operations.

SFAS No. 144

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS

144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations. The standard is effective beginning January 1, 2002. Levcor has determined that the impact of initial adoption will not have a material impact on Levcor's financial position or results of operations.


                               BUSINESS OF LEVCOR

         Levcor was incorporated in 1964 as Pantepec International, Inc. under the laws of the Islands of Bermuda and was reorganized in 1967 under the laws of the State of Delaware. In 1995, Pantepec International, Inc. changed its name to Levcor International, Inc.

         In 1995, Levcor acquired a woven fabric converting business that converts cotton, synthetics, and blend fabrics for sale to domestic apparel manufacturers. This acquisition formed the basis of Levcor's current business. On July 1, 1999, Levcor purchased from Andrex Industries Corp. ("Andrex") its knit fabric and processing business that produces knit fabrics used in the production of apparel. During the fourth quarter of 2000, Levcor started a new woven division selling to the dress market. As a result of the current soft retailing climate for dresses, the woven division has not produced management's anticipated results and therefore has been scaled back significantly during the first quarter of 2002.

         Levcor is engaged in converting woven textile fabrics and processing knit textile fabrics which are sold for production principally to domestic manufacturers of women's apparel. The textile fabric converting process consists of (i) designing fabrics, (ii) purchasing yarns both dyed and undyed and commissioning knitting mills to knit the yarns into greige fabric (unfinished fabric) according to Levcor's specifications, and (iii) commissioning fabric finishers to finish the fabrics through a process of washing, bleaching, dyeing and applying certain chemical finishes to greige fabric according to Levcor's specifications. Finished apparel fabric is ready to be cut and sewn into garments. Levcor contracts with commercial transporters to deliver greige fabric from textile mills to the fabric finishers. Levcor receives orders for the sale of finished fabrics through its sales personnel and independent commissioned agents.

         The principal raw materials used by Levcor to fabricate textiles are typically a combination or blend of two or more fibers, such as rayon, acetate, polyester, cotton and acrylic. The principal suppliers of raw materials, greige goods and yarn used by Levcor during 2001 were JPS Converter and Industrial Corp. and National Spinning, Inc. The primary knitters used in the conversion process were Fairfield Textiles Corp. and Ramseur Interlock Knitting. The primary finishers in the conversion process were United Piece Dye Works, Inc. and Oxford Textiles, Inc. During the year 2001, JPS Converter and Industrial Corp. filed for bankruptcy. Levcor had anticipated the filing and had provided alternative sourcing to insure continuity of the supply of raw materials required for its business.

         In 2001, Alfred Dunner, Inc. and Nygard International, Ltd., manufacturers of women's apparel, accounted for approximately 47% and 11% of Levcor's revenues, respectively. Levcor currently employs 16 persons, all of whom are employed full time, and none of its employees are represented by a collective bargaining agreement.

         The textile conversion business in which Levcor competes is extremely competitive, and it competes on the basis of the price and uniqueness in styling of its fabrics. Levcor competes with numerous domestic and foreign fabric manufacturers, including companies that are larger in size and have financial resources that are greater than that of Levcor. Foreign competition, in particular, is a significant factor in the business of Levcor, as the United States textile industry has been and continues to be negatively impacted by existing worldwide trade practices.

DESCRIPTION OF PROPERTY

         Levcor's offices are located at 462 Seventh Avenue, 20th Floor, New York, New York 10018. Levcor has entered into a seven-year lease of this property, which expires on January 21, 2007, at an annual rent of $162,500. Levcor believes that this office is suitable to service its current level of sales and satisfy its foreseeable needs.

                              MANAGEMENT OF LEVCOR

DIRECTORS AND EXECUTIVE OFFICERS

         For a description of Levcor's current directors and officers see the section entitled Directors and Officers of Levcor After the Merger beginning on page 75.

         There are no arrangements or understandings pursuant to which any person has been elected as a director or executive officer of Levcor. Directors are elected annually by the stockholders and hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified. Levcor has not held a stockholder meeting since 1995. Executive officers are elected by the board of directors and hold office until their respective successors are elected and qualified. There is no family relationship among any directors or executive officers of Levcor.

DIRECTOR COMPENSATION

         Directors do not receive any annual fee for their services, but do receive an annual grant (in January) of options to purchase the number of shares of Levcor common stock derived by dividing $1,500 by the fair market value of a share of Levcor common stock on the date of grant. In 2001, 2,400 shares of Levcor common stock were granted to non-employee directors.

EXECUTIVE COMPENSATION

         The following table and discussion summarizes all compensation awarded to, earned by, or paid to the President of Levcor for services rendered in all capacities to Levcor during the three fiscal years ended December 31, 2001. Mr. Levinson is the only executive officer of Levcor.

                            ANNUAL COMPENSATION TABLE

                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION AWARDS
                                ------------------------------------------   ------------------------------------------
                                                                  OTHER       RESTRICTED
                                                                 ANNUAL          STOCK         STOCK
NAME AND                                SALARY      BONUS     COMPENSATION       AWARDS       OPTIONS      ALL OTHER
PRINCIPAL POSITION               YEAR      ($)       ($)           ($)            ($)           (#)       COMPENSATION
-----------------------         ------  --------    -----     ------------   -------------    --------    -------------
Robert A. Levinson,             2001     $37,500     -0-          -0-            -0-            -0-          -0-
Chairman and  President
                                2000     $37,500     -0-          -0-            -0-            -0-          -0-

                                1999     $25,000     -0-          -0-            -0-            -0-          -0-



                       FISCAL YEAR-END OPTION VALUE TABLE

                                 Number of
                                 Securities            Value of
                                 Underlying           Unexercised
                                Unexercised          In-the-Money
                                  Options               Options
                                 at Fiscal             at Fiscal
                                Year-End (#)           Year-End ($)
                              ----------------   -------------------
                               Exercisable /         Exercisable /
Name                           Un-exercisable        Un-exercisable
----                          ----------------   -------------------
Robert A. Levinson            50,000 / 100,000   $100,000 / $200,000

Mr. Levinson did not exercise any options to purchase shares of Levcor common stock during the fiscal year 2001.

STOCK OPTION PLANS

         On December 8, 1992, the board of directors of Levcor adopted a Stock Option Plan. The plan, as amended, authorizes Levcor to grant options to purchase an aggregate of 500,000 shares of common stock to induce employees and directors to remain in the employ or service of Levcor and to attract new employees.

         The plan terminates in December 2002 and options to purchase all of the shares available under the plan have heretofore been granted .

          For a summary of Levcor's proposed 2002 Stock Option Plan, see the section entitled Approval of 2002 Stock Option Plan beginning on page 92.

            BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year 2001, except for Mr. Levinson, who also serves as the Chairman of the board of directors, President and Chief Executive Officer of Carlyle, no executive officer of Levcor served as a director of or a member of a compensation committee of any entity for which any of the persons serving on the board of directors of Levcor is an executive officer.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year 2001, the board held no meetings. Levcor's directors discharge their responsibilities throughout the year, not only at board meetings, but also through personal meetings and other communications, including telephone contacts, with the Chairman and President and others regarding matters of interest and concern to Levcor.

COMMITTEES OF THE BOARD OF DIRECTORS

         Levcor's board of directors does not have a nominating, compensation or audit committee. The board, throughout the year, performs the functions of such committees.


                              OTHER LEVCOR MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF LEVCOR

         The following table sets forth certain information as of June 1, 2002 with respect to the number of shares of common stock beneficially owned by: (i) each person known to Levcor to be the beneficial owner of more than five percent of the common stock; (ii) each of the directors of Levcor; and (iii) all of the directors and executive officers of Levcor as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder. A person is deemed to beneficially own a security if he has or shares the power to vote or dispose of the security or has the right to acquire it within 60 days.

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL           PERCENT OF
NAME AND ADDRESS                              OWNERSHIP               CLASS
----------------                              ---------               -----

Robert A. Levinson                            749,175 (1)             31.4%
     462 Seventh Avenue
     New York, NY 10018

John McConnaughy                               32,825 (2)              1.4%
     1011 High Ridge Road
     Stamford, CT 06905

Edward H. Cohen, Esq.                         111,691 (3)(4)           4.8%
     c/o Katten Muchin Zavis Rosenman
     575 Madison Avenue
     New York, NY 10022

Roger L. and Theresa S. Hueglin               125,250                 5.35%
     11 Blueberry Hill Road
     Wilton, CT 06897


All directors and executive                   893,691 (5)              37%
     officers as a group (3 persons)

-------------------------

(1) Includes 50,000 shares of common stock subject to currently exercisable options.

(2) Includes 22,850 shares of common stock subject to currently exercisable options.

(3) Includes 2,050 shares of common stock subject to currently exercisable options which are held by Mr. Cohen for the benefit of his law firm, Katten Muchin Zavis Rosenman.

(4) Includes 101,741 shares owned by Katten Muchin Zavis Rosenman, of which Mr. Cohen is counsel.

(5) Includes 74,900 shares of common stock subject to currently exercisable options.

RELATED PARTY TRANSACTIONS

         Mr. Levinson has also provided $720,000 of loans to Levcor, bearing interest at 6% per annum. In connection with Levcor's financing arrangement with CIT, Mr. Levinson had agreed to defer the payment of interest during 2002 and not to require payment of these loans and $267,000 of the related accrued interest at December 31, 2001, prior to January 2, 2004. On June 5, 2002, the Levcor board of directors determined that, in light of the fact that the financing arrangement with CIT was paid off in May of 2002, Levcor currently has sufficient funds available, and Levcor's other sources of financing are at lower interests rates, it was in Levcor's best interest to prepay a portion of the outstanding principal amount owed to Mr. Levinson in order to save interest expenses. On June 5, 2002, Levcor prepaid $220,000 of the outstanding principal amount owed to Mr. Levinson. As of June 6, 2002, the aggregate amount of principal and interest owed to Mr. Levinson by Levcor equaled $767,000.

                      LEVCOR MARKET PRICE AND DIVIDEND DATA

         Levcor common stock, par value $0.56 per share, is traded on the Over The Counter Bulletin Board under the symbol "LEVC.OB." The common stock is traded sporadically, and no established liquid trading market currently exists therefor.

         The following table sets forth the range of high and low bids of Levcor common stock for the calendar quarters indicated. The quotes listed below reflect inter-dealer prices or transactions solely between market-makers, without retail mark-up, mark-down or commission and may not represent actual transactions.

2000                                                High              Low
First Quarter                                      $1.375            $0.625
Second Quarter                                      1.125             0.625
Third Quarter                                       1.000             0.625
Fourth Quarter                                      2.031             0.750

2001
First Quarter                                       2.438             1.188
Second Quarter                                      4.400             1.250
Third Quarter                                       5.000             2.150
Fourth Quarter                                      3.000             1.800

2002
First Quarter                                       2.250             1.850
Second Quarter (through June 17, 2002)              3.150             1.61

Holders of Record

         As of June __, 2002, the last date prior to the printing of this joint proxy statement/prospectus for which it was practicable for Levcor to obtain this information, there were approximately 6,332 registered holders of Levcor common shares.

Dividend Policy

         Levcor has not paid any cash dividends on shares of its common stock and has no present intention to declare or pay cash dividends on such shares in the foreseeable future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATION AT CARLYLE

GENERAL

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Carlyle and other financial information appearing elsewhere in this joint proxy statement/prospectus.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

         Net sales during the three months ended March 31, 2002 totaled $5.3 million as compared to $6.7 million during the quarter ended March 31, 2001, a decrease of $1.4 million or 21%. The decline in net sales was primarily attributable to two new product introductions that shipped in the first quarter of 2001. Neither of these programs was repeated in the first quarter of 2002.

         Gross margin during the quarter ended March 31, 2002 totaled $2.3 million or 43.5% of net sales as compared with $2.7 million or 39.9% of net sales in 2001. The gross margin dollar decline during the first quarter of 2002 was the result of lower sales volume offset by not having the prior year's costs related to new program introductions. The gross margin percent improvement in 2002 was primarily the result of not having the prior year's costs associated with new program introductions which were not repeated in 2002.

          Selling, general and administrative expenses during the quarter ended March 31, 2002 totaled $1.7 million or 32% of net sales as compared to $2.2 million or 32% of net sales in 2001. The reduction in selling, general and administrative expenses was primarily the result of headcount reductions made during 2001 in response to reduced revenues.

         Income from continuing operations before interest and income taxes totaled $584 thousand during the quarter ended March 31, 2002 as compared to $517 thousand during last year. The increase was the result of lower selling, general and administrative expenses offset somewhat by the lower gross margin dollars.

         Interest expense during the quarter ended March 31, 2002 totaled $101 thousand as compared to $160 thousand during 2001. The decrease in interest expense in 2002 was the result of the lower average level of revolving debt outstanding during 2002 combined with lower interest rates in effect during the quarter. The average level of outstanding debt during the first quarter of 2002 was $5.5 million as compared to $6.9 million for the quarter ended March 31, 2001. The weighted average interest rate on borrowings during the quarter ended March 31, 2002 was 5.71% as compared to 6.54% during the quarter ended March 31, 2001.

         The provision for income tax during the first quarter of 2002 totaled $177 thousand as compared to $140 thousand in 2001. The combined effective income tax rate was 36.6% in 2002 and 39.2% in 2001. The combined effective income tax rates are higher than combined statutory rates principally because of state income taxes and in 2001 also because of nondeductible goodwill.

         Preferred dividends totaled $67 thousand during the three months ended March 31, 2002 and 2001.

Calendar Year 2001 Compared to Calendar Year 2000

         Net sales during the year ended December 31, 2001 totaled $24.9 million as compared to $27.1 million during the year ended December 31, 2000, a decrease of $2.2 million or 8%. The decline in net sales was primarily attributable to a continued softness of the button product line during most of 2001.

         Gross margin during the year ended December 31, 2001 totaled $9.5 million as compared with $11.1 million in 2000. The gross margin percent during the year ended December 31, 2001 was 38% as compared to 40.9% during last year. The gross margin decline, in both dollars and percent, was the result of a change in sales mix as revenues from higher margin product lines declined.

         Selling, general and administrative expenses during the year ended December 31, 2001 totaled $7.2 million or 29% of net sales as compared to $8.5 million or 31% of net sales in 2000. The reduction in selling, general and administrative expenses totaling $1.3 million was primarily the result of headcount reductions made during 2001 in response to reduced revenues.

         Income from continuing operations before interest and income taxes totaled $2.2 million during the year ended December 31, 2001 as compared to $2.6 million during last year. The reduction was the result of a combination of the lower gross margin dollars totaling $1.6 million mostly offset by lower selling, general and administrative expenses totaling $1.3 million as described above.

         Net interest expense during the year ended December 31, 2001 totaled $565 thousand as compared to $746 thousand during 2000. The decrease in interest expense in 2001 was the result of the lower average level of bank debt outstanding during 2001 combined with lower interest rates in effect during the year. The average level of outstanding bank debt in 2001 was $6.9 million as compared to $8.6 million for the year ended December 31, 2000. The weighted average interest rate on bank borrowings during the year ended December 31, 2001 was 6.54% as compared to 7.61% during the year ended December 31, 2000.

         The provision for income tax during the year ended December 31, 2001 totaled $672 thousand as compared to $709 thousand during last year. The combined effective income tax rate was 40.4% in 2001 and 38.2% in 2000. The combined effective income tax rates are higher than combined statutory rates principally because of nondeductible goodwill.

         Preferred dividends during the year ended December 31, 2001 totaled $273 thousand as compared to $274 thousand during 2000.

Calendar Year 2000 Compared to Calendar Year 1999

         Net sales during the year ended December 31, 2000 totaled $27.1 million as compared to $28.9 million during the year ended December 31, 1999 for a decrease of $1.8 million or 6%. The decline in net sales was mostly attributable to a softness of the button product line. Incremental sales from our new European button business (Button Fashion B.V.) during the year ended December 31, 2000 was insufficient to fully offset a decline in the domestic sales of buttons. This decline was the result of, among other things, a continued decline in home sewing as well as the current fashion cycle, which has been placing less emphasis on buttons and other embellishments. The softness in our market has also caused our retail customers to be more cautious with regard to controlling inventory dollars at store level. During the year, two of our largest button customers made changes in their ordering patterns in response to market conditions in an effort to reduce store inventory levels. These changes had a direct impact on our sales of buttons during the year and are expected to have a continuing impact at least through the end of 2001. Sales of our craft and gift product line increased modestly by approximately $261 thousand during the year ended December 31, 2000.

         Gross margin during the year ended December 31, 2000 totaled $11.1 million as compared with $13.0 million in 1999. The gross margin percent during the year ended December 31, 2000 was 40.9% as compared to 45.0% during last year. The gross margin decline, in both dollars and percent, was the result of a change in sales mix as revenues from higher margin product lines declined, for the reasons noted above. Sales of lower margin product lines were modestly higher but experienced significantly lower margins as a result of higher variable cost of sales caused partially by inventory write-offs.

         Selling, general and administrative expenses during the year ended December 31, 2000 totaled $8.5 million or 31% of net sales as compared to $8.2 million or 28.5% of net sales in 1999. The increase in selling, general and administrative expenses was primarily the result of incremental costs associated with new product lines.

         Income from continuing operations before interest and income taxes totaled $2.6 million during the year ended December 31, 2000 as compared to $4.8 million during last year. The reduction was the result of a combination of the lower gross margin and higher selling, general and administrative expenses as described above.

         Net interest expense during the year ended December 31, 2000 totaled $746 thousand as compared to $753 thousand during 1999. The decrease in interest expense in 2000 was the result of the lower average level of bank debt outstanding during 2000 offset by an increase in interest rates. The average level of outstanding bank debt in 2000 was $8.6 million as compared to $9.0 million for the year ended December 31, 1999. The weighted average interest rate during the year ended December 31, 2000 was 7.61% as compared to 6.78% during the year ended December 31, 1999.

         The provision for income tax during the year ended December 31, 2000 totaled $709 thousand as compared to $1.477 million in 1999. The combined effective income tax rate totaled

38.2% in 2000 and 36.8% in 1999. The combined effective income tax rates are higher than combined statutory rates because of nondeductible goodwill.

         Preferred dividends during the year ended December 31, 2000 totaled $274 thousand as compared to $611 thousand during 1999. The reduction from 1999 was due to the partial redemption of preferred stock in August 1999.

LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 2002,Carlyle's principal sources of liquidity included cash and cash equivalents of $247 thousand and trade accounts receivable of $2.4 million.

         Carlyle's principal sources of cash flow are from internally generated funds and borrowings under revolving credit facilities.

         Net cash used by operating activities totaled $207 thousand during the first quarter of 2002 as compared to $1.1 million during the first three months of 2001. The improvement in cash used in operating activities was largely the result of timing of new customer programs and their related effect on accounts receivable and inventory.

         Net cash used in investing activities totaled $82 thousand in 2002 as compared to $30 thousand in 2001. The increase in cash flows used in investing activity was primarily the result of higher capital expenditures in 2002.

         Net cash provided by financing activities totaled $142 thousand in 2002 as compared to $983 thousand in 2001. Borrowings under Carlyle's credit facilities totaled $208 thousand in 2002 as compared to $1.05 million in 2001. Cash used for preferred stock dividend payments totaled $67 thousand in 2002 and 2001.

         Primarily as a result of losses incurred by its Westwater subsidiary during 2000 and 2001, Carlyle was in violation of a financial covenant in its revolving credit facility with Fleet Bank N.A. and it was therefore necessary to renegotiate the financial covenant or refinance its debt.

         On January 24, 2002, Carlyle and the CIT Group/Financial Services, Inc. ("CIT") entered into a series of agreements (the "CIT Facilities") providing for maximum aggregate revolving credit of up to $7.5 million to Carlyle. Carlyle utilized the CIT Facilities to pay off all amounts outstanding under its previous credit agreement with Fleet Bank in the amount of $5.3 million on such date.

         The CIT Facilities are comprised of separate financing agreements with each of Carlyle and its wholly-owned subsidiaries, Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. The financing agreements with Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. provide for revolving credit advances to such facilities based on eligible accounts receivable and inventory and include a Letter of Credit agreement with a limit of $500,000.

         The financing agreement with Carlyle provides for a term loan (the "Term Loan") in the amount of $2.0 million and revolving credit of $500 thousand. The Term Loan amortizes $12 thousand per month during each of the first twenty-five months followed by a final installment payment of $1.7 million during the twenty-sixth month. All amounts outstanding under the CIT Facilities bear interest at the Chase Bank N.A. prime rate plus .5% with a minimum rate of 5%.

         In connection with the CIT Facilities, Carlyle and its subsidiaries have made guarantees and have issued first priority liens covering substantially all of the assets of Carlyle and its subsidiaries. In addition, an officer/director/stockholder of Carlyle has provided certain side collateral against advances provided under the CIT Facilities. On December 13, 2001, Carlyle's board of directors authorized a grant of 100,000 stock options with an exercise price of $.23 per share in consideration for the officer/director/stockholder's collateral support.

         The CIT Facilities contain representations and warranties and events of default customary for agreements of this nature, such as restrictions on incurring more debt, acquisitions, preferred stock payments in excess of $300,000 per year, the use of proceeds from the sale of assets and change in voting control of Carlyle. The CIT Facilities also contain a subjective acceleration clause which states that all obligations under the CIT Facilities shall, at CIT's option, be immediately due and payable without notice or demand upon the occurrence of any change in Carlyle's condition or affairs (financial or otherwise) that in CIT's sole discretion exercised by CIT in accordance with CIT's business judgement materially impairs the collateral or increases CIT's risk. Management of Carlyle believes that the likelihood of CIT accelerating the payment of the CIT Facilities in 2002 is remote.

         Dividends on Carlyle's Series B preferred stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15, and December 15. Additional dividends accrue on all scheduled but unpaid dividends at a rate of 6% per annum. Under the terms of the CIT Facilities, preferred stock redemption payments are currently not permitted. Carlyle expects to remain current with respect to quarterly preferred dividends which total approximately $273 thousand per year.

         There were no dividends in arrears at March 31, 2002 and 2001. The availability of resources to make dividend payments to the holders of Preferred Stock in the future will depend on Carlyle's future cash flow and the timing of the settlement of the liabilities recorded in the financial statements of Carlyle. Carlyle believes that its available cash balances together with any cash generated from operations and any funds available under existing credit facilities will be sufficient to meet operating and recurring cash needs for foreseeable periods.

CURRENT ACCOUNTING ISSUES

          SFAS No. 142

         In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to an annual assessment for impairment by applying a fair-value based test. The standard will be effective beginning January 1, 2002. Carlyle has yet to determine the impact of the statement on its financial position and results of operations.

         SFAS No. 144

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations. The standard is effective beginning January 1, 2002. Carlyle has determined that the impact of initial adoption will not have a material impact on Carlyle's financial position or results of operations.

                               BUSINESS OF CARLYLE

General

         Carlyle and its subsidiaries manufacture, package and distribute buttons, embellishments, gift and craft products. Carlyle's business is conducted principally through three subsidiaries: Blumenthal Lansing Company, Inc., Westwater Industries, Inc. and Button Fashion B.V.

         Carlyle markets buttons, embellishments, gift and craft products and complementary product lines, including appliques, craft kits and fashion and jewelry accessories, to its home sewing and craft customers. In addition, Carlyle markets casein and polyester buttons through its European subsidiary. Carlyle's products are sold under the La Mode (R), Le Chic (R), Streamline (R) Westwater Enterprises (R), Favorite Findings (R), and Button Fashion (R) registered trademarks and the Le Bouton, La Petite, Classic, Boutique Elegant and Mill Mountain brand names. Carlyle also produces and distributes a private-label button line for one of the nation's best-known retailers.

Customer Base

         Carlyle's button products are sold primarily for use in the home sewing market where buttons are used for garment construction, replacement and the upgrading and/or restyling of ready-to-wear clothing. More modest button usage is found in craft projects, home decorating and garment manufacturing. The domestic market is concentrated and is served by national and regional fabric specialty chains, mass merchandisers, independent fabric stores, notions wholesalers and craft stores and chains. During the years ended December 31, 2001 and 2000 sales to Carlyle's four largest customers (Wal-Mart, Jo-Ann Stores, Hancock Fabrics and Michaels) accounted for 75% and 71%, respectively, of its aggregate net sales volume. A reduction in sales among any of these customers could adversely impact the financial condition and results of operations of Carlyle.

         The button lines are sourced from more than 75 button manufacturers from around the world, with most buttons coming from the traditional markets of Europe and Asia. Button manufacturers specialize in different materials (plastic, wood, glass, leather, metal, jewel, pearl, etc.) and have varying approaches to fashion, coloration, finishing and other factors. Most craft and gift products are developed within Carlyle and produced in the U.S. and Asia.

Shipping Procedures

         All imported and domestically purchased buttons for sale in the North American market are shipped to Carlyle's Lansing, Iowa facility for carding and distribution to customers. As thousands of button styles are received in bulk, computerized card printing systems enable Blumenthal Lansing to economically imprint millions of button cards with such necessary data as style number, price, number of buttons, bar code, country of origin and care instructions. Carlyle also blister-packages and shrink-wraps some products. Domestic shipments are made primarily to individual stores with a smaller percentage to warehouse locations. Craft and gift products are also distributed from the Lansing, Iowa facility. The European business is primarily serviced by distributors from Carlyle's manufacturing and distribution facility in Holland.

Carlyle's Accounts

         Carlyle's accounts include fabric and craft specialty chains, mass merchandisers carrying buttons and crafts, distributors and many independent stores. Mass merchandisers and specialty chain customers are characterized by the need for sophisticated electronic support, rapid turn-around of merchandise and direct-to-store service to customers with hundreds to thousands of locations nationwide. Carlyle enjoys long-standing ties to all of its key accounts and the average relationship with its ten largest customers extends over 20 years. Due to the large account nature of its customer base, most customer contact is coordinated by management; additional sales coverage is provided by regional sales managers. Many smaller retailers are serviced by independent representatives and representative organizations.

Competition

         The retail button market in the United States is served by several competitors. Carlyle competes primarily with full-line button packagers and distributors in the general button market and several smaller competitors in the promotional button market. Carlyle believes that the principal bases for competition are product innovation, range of selection, brand names, price, display techniques and speed of distribution. The craft and gift markets are served by many and varied competitors with innovation and competitive pricing being of major importance.

         Carlyle believes that retail button distribution depends on trends in the mature home-sewing market. The retail customer base for buttons has changed substantially over the past two decades as department stores and small independent fabric stores have been replaced by mass merchandisers and specialty retail chains which have continued to consolidate recently through mergers and store closings. In response to this trend, Carlyle has broadened its lines to include embellishments, novelty buttons, and products used in the craft and gift industries which are not viewed by management as mature markets. In addition, Carlyle has sought to expand its markets beyond the traditional U.S. retail outlets by expansion into the major European countries through the Button Fashion operation.

         The bulk of Carlyle's revenues are derived in the United States. In 2001, less than 4% of revenues related to export or non-U.S. based sales. Inventory levels are generally higher during the months of March through September. Carlyle believes its policies related to merchandise return and payment terms are in accordance with industry standards.

         Carlyle fills at least 95% of its orders within 48 hours and as a result had no backlog of any significance at either December 31, 2001 or 2000.

Employees

         Carlyle has approximately 161 employees, none of whom are covered by a collective bargaining agreement, and believes relations with employees are satisfactory.

                              MANAGEMENT OF CARLYLE

DIRECTORS AND EXECUTIVE OFFICERS

         For a description of Carlyle's directors and officers who will serve as directors and officers of Levcor upon the effective time of the merger, see section entitled Directors and Officers of Levcor After the Merger beginning on page 75.

         There are no arrangements or understandings pursuant to which any person has been elected as a director or executive officer of Carlyle. Directors are elected annually by the stockholders and hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified. Executive officers are elected by the board of directors and hold office until their respective successors are elected and qualified. There is no family relationship among any directors or executive officers of Carlyle.

DIRECTORS COMPENSATION

         During the fiscal year 2001, each director who was not an officer or an employee of Carlyle received annual compensation in the amount of $12,000, plus $1,000 for such director's attendance at each meeting of the board of directors.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by Carlyle during the years ended December 31, 2001, 2000 and 1999 to its two most highly compensated employees, including the Chief Executive Officer, who were serving as Carlyle's executive officers at the end of 2001.



                          EXECUTIVE COMPENSATION TABLE

NAME AND PRINCIPAL                                                                                   ALL OTHER
POSITION                                  YEAR       SALARY ($)    BONUS ($)      OPTIONS (#)     COMPENSATION ($) (2)
-------------------------------         ----------   ----------    ---------      -----------     --------------------
Robert A. Levinson, Chairman of the     Fiscal 2001    200,000      81,912        100,000 (3)               0
   Board, President and Chief Executive Fiscal 2000    200,000      59,611              0                   0
   Officer                              Fiscal 1999    150,000      52,861        175,000 (1)               0

Edward F. Cooke, Vice President,        Fiscal 2001    150,000      60,990              0               3,791
    Chief Financial Officer and         Fiscal 2000    150,000      59,611              0               3,802
   Secretary                            Fiscal 1999    143,250      66,978        125,000 (1)           3,474

(1) Stock options granted pursuant to the Carlyle's 1994 Incentive Program.

(2) The amounts reported in this column are the matching Carlyle's contributions to Carlyle's Deferred Compensation 401(k) Plan.

(3) On December 13, 2001, stock options were granted in connection with Mr. Levinson agreeing to serve as a limited guarantor with respect to the obligations of Carlyle, and its subsidiaries, Blumenthal Lansing Co., Inc., and Westwater Industries, Inc., under the financing agreements dated January 24, 2002 with The CIT Group/Commercial Services, Inc.

         During the years ended December 31, 2001, 2000 and 1999, Carlyle did not grant any restricted stock awards or pay other annual compensation to its executive officers that exceeded the lesser of $50,000 or 10% of any such executive officer's salary and bonus.

OPTION GRANTS DURING THE FISCAL YEAR 2001

         On December 13, 2001, Mr. Levinson was granted immediately exercisable non-plan stock options to purchase 100,000 shares of Carlyle's common stock at an exercise price of $0.23, as consideration for Mr. Levinson agreeing to serve as a limited guarantor with respect to the obligations of Carlyle and its subsidiaries under the financing agreements dated January 24, 2002 with The CIT Group/Commercial Services, Inc.

 AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides certain summary information concerning the value of unexercised stock options held by the Carlyle executive officers as of December 31, 2001. There were no stock option exercises during the fiscal year 2001 by the executive officers.

                                                                            VALUE OF
                                         NUMBER OF                         UNEXERCISED
                                  UNEXERCISED OPTIONS AT                 "IN THE MONEY"
                                          FISCAL                           OPTIONS AT
                                          YEAR END                     FISCAL YEAR END ($)
                                          --------                     -------------------

                                 VALUE
NAME                          EXERCISABLE      UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                          -----------      -------------      -----------    -------------
Robert A. Levinson             232,250(1)       43,750               0                0
Edward F. Cooke                170,750(2)       31,250               0                0

(1) Includes 132,250 stock options held as of December 31, 2001 which could and could not be exercised on that date pursuant to Carlyle's 1994 Incentive Program.

(2) Represents the aggregate number of stock options held as of December 31, 2001 which could and could not be exercised on that date pursuant to Carlyle's 1994 Incentive Program.

EMPLOYMENT/SEPARATION/CONSULTING AGREEMENTS

         Mr. Levinson is employed pursuant to an employment agreement, which commenced on January 1, 1999 and had an initial term of one year. The term of employment automatically renews annually, unless Mr. Levinson or Carlyle gives not less than 30 days written notice to the other. The employment agreement currently provides for a base salary of $200,000 per year (subject to increases as may be approved by the board from time to time). If Mr. Levinson's employment is terminated without cause by Carlyle, Mr. Levinson will be entitled to receive the base salary for a period equal to the remainder of the term of employment. In the event of a change in control of Carlyle, Mr. Levinson would be entitled to a lump sum severance payment generally equal to 2.99 times his average annual compensation for the five calendar years preceding the calendar year during which a change in control occurred or for such shorter period during which he was employed. Mr. Levinson has agreed to waive such provision upon the effective time of the merger.

         Mr. Cooke entered into an agreement with Carlyle in March 1998 which sets forth the terms under which Mr. Cooke's employment with Carlyle may be terminated. Pursuant to such agreement, if within one year after a change in control of Carlyle Mr. Cooke's employment is terminated for any reason, Carlyle shall pay Mr. Cooke an amount equal to one year of his base salary then in effect.

             BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year 2001, except for Mr. Levinson who also serves as the Chairman of the board of directors, President and Secretary of Levcor, no executive officer of Carlyle served as a director of or a member of a compensation committee of any entity for which any of the persons serving on the board of directors of Carlyle is an executive officer.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year 2001, the board held four meetings. Each member of the board attended over 75% of the meetings of the board held during the fiscal year 2001. Carlyle's directors discharge their responsibilities throughout the year, not only at board meetings, but also through personal meetings and other communications, including telephone contacts, with the Chairman and Chief Executive Officer and others regarding matters of interest and concern to Carlyle.

COMMITTEES OF THE BOARD OF DIRECTORS

         Carlyle's board of directors does not have a nominating, compensation or audit committee. The board throughout the year performs the functions of such committees.

THE BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         Carlyle's board of directors reviews compensation of the executive officers of Carlyle to determine if such compensation is in line with similar organizations.

         Carlyle's executive compensation program is designed to attract and retain qualified executives with competitive levels of compensation that are related to performance goals and which recognize individual initiative and accomplishments. The principal components of

Carlyle's executive compensation program are fixed compensation in the form of base salary, variable compensation in the form of annual cash bonuses and stock options.

         Carlyle is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to its executive officers. Carlyle does not have a policy requiring the board of directors to qualify all compensation for deductibility under this provision. The board of directors however considers the net cost to Carlyle in making all compensation decisions and will continue to evaluate the impact of this provision on its executive compensation. To date, Section 162(m) of Code, has not been a factor with respect to Carlyle's compensation payments to its executive officers.

Salaries

         Any discretionary increases in base salary are based on an annual evaluation by the board of directors of the performance of Carlyle and each executive officer, and take into account any new responsibilities of the executive, his experience and years of service with Carlyle and a comparison of base salaries for comparable positions at similar companies.

Bonuses

         The board of directors may decide to award a bonus to any executive officer. Any awards of discretionary bonuses are based on an annual evaluation by the board of directors of the performance of Carlyle and each executive officer, and take into account Carlyle's performance against Carlyle's projected budget. Messrs. Levinson and Cooke were awarded discretionary bonuses of $81,912 and $60,990, respectively, in 2001.

 Stock Options

         Carlyle's 1994 Incentive Program was adopted and ratified by Carlyle's stockholders in December 1994. The board of directors believes that the equity interests in Carlyle held by its executive officers have served to link the interest of the executive officers with those of the stockholders. Under Carlyle's 1994 Incentive Program, options to purchase shares of common stock may be granted to the executive officers of Carlyle. The board of directors believes that the grant of stock options is, and will continue to be, an important component of Carlyle's executive compensation program. During 2001, no stock options were granted to Carlyle's executive officers under the 1994 Incentive Program. Historically, in determining the size of any grants to executive officers, the board of directors reviewed various factors, including the executives' total compensation package and the performance of Carlyle and each executive officer. The stockholdings of an executive officer are not a factor in determining the size of such grants.

Compensation of Chief Executive Officer

         Compensation for Mr. Levinson, Carlyle's Chairman of the board of directors, President and Chief Executive Officer, historically has been established in accordance with the principles described above. The board of directors reviews Mr. Levinson's performance and determines any base salary adjustments, additional bonuses and stock option grants considering the various factors described above with respect to executive officers. Mr. Levinson's employment agreement with Carlyle currently provides for a base salary of $200,000 per year (subject to increases as may be approved by the board of directors from time to time).


OTHER CARLYLE MATTERS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CARLYLE

     The following table sets forth information with respect to the beneficial ownership of Carlyle's capital stock by (a) each person known by Carlyle to be the beneficial owner of more than 5% of Carlyle's outstanding voting securities,
(b) each director, (c) each of the executive officers, and (d) all executive officers and directors as a group (6 persons). Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. On June 1, 2002, there were outstanding 13,934,858 shares of common stock and 4,555,007 shares of preferred stock of Carlyle. Unless otherwise noted herein, the information set forth below is as of June 1, 2002.

                                                  COMMON STOCK                  SERIES B PREFERRED STOCK
                                        --------------------------------      -----------------------------            PERCENT OF
                                           AMOUNT OF                             AMOUNT OF                              AGGREGATE
                                            SHARES                                SHARES                              VOTING POWER
NAME AND ADDRESS OF                      BENEFICIALLY         PERCENT          BENEFICIALLY         PERCENT            OF CAPITAL
BENEFICIAL OWNER                             OWNED            OF CLASS             OWNED           OF CLASS               STOCK
----------------                             -----            --------             -----           --------               -----
Robert A. Levinson(1) (2)..............     2,878,423            20.4%           4,479,485             98.3%              38.7%
c/o Carlyle Industries, Inc.
  1 Palmer Terrace
  Carlstadt, NJ 07072

GAMCO Investors, Inc (3)...............     2,009,529            14.4%                  --             --                 10.9%
Corporate Center
Rye, NY 10580

HBK Investments LP (4) .........              966,075             6.9%                  --             --                  5.2%
300 Crescent Ct.
Suite 700
Dallas, TX 75201

Ralph Langer (5).......................       114,750               *                   --             --                     *
  c/o Carlyle Industries, Inc.
  1 Palmer Terrace
  Carlstadt, NJ 07072

Edward F. Cooke(6).....................       218,100             1.5%                  --             --                     *
  c/o Carlyle Industries, Inc.
  1 Palmer Terrace
  Carlstadt, NJ 07072

                                      120

Joseph S. DiMartino(7).................        10,000               *                   --             --                     *
  c/o Dreyfus Corporation
  200 Park Avenue
  10th Floor
  New York, NY 10166

All directors and..............             3,221,273             22.4%           4,479,485           98.3%                39.2%
  executive officers as a
  group (6 persons) (8)

*Less than 1% of the aggregate votes entitled to be cast.

(1) Includes: (i) 498,693 shares of common stock held of record by Mr. Levinson;
(ii) 2,098,730 shares of common stock held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power; (iii) 75,000 shares of common stock held by three trusts for the benefit of Mr. Levinson's children, as to all of which trusts Mr. Levinson serves as co-trustee; and (iv) 206,000 shares of common stock subject to currently exercisable options.

(2) Includes 4,479,485 shares of preferred stock held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power.

(3) Represents shares held by GAMCO Investors, Inc. and various other entities which are directly or indirectly controlled by Mario J. Gabelli and for which he acts as chief investment officer, including registered investment companies and pension plans. This information is based solely upon the contents of a filing on
Schedule 13D dated February 15, 2000, made by Mario J. Gabelli and related entities with the Securities and Exchange Commission.

(4) Represents shares held by HBK Investments LP based solely upon the contents of a filing on Schedule13G dated January 25, 2000 made by HBK Investments LP and related entities with the Securities and Exchange Commission.

(5) Includes: (i) 50,750 shares held of record by Mr. Langer; and (ii) 64,000 shares subject to currently exercisable options.

(6) Includes: (i) 21,100 shares held of record by Mr. Cooke; and (ii) 172,000 shares subject to currently exercisable options.

 (7)   Includes 10,000 shares subject to currently exercisable options.

 (8) Includes 352,000 shares of common stock subject to stock options issued under Carlyle's 1994 Incentive Program which were exercisable within 60 days after June 1, 2002 and 100,000 shares of common stock subject to stock options issued outside of Carlyle's 1994 Incentive Program.

CARLYLE MARKET PRICE AND DIVIDEND DATA

         Carlyle's common stock, par value $0.01 per share is traded on the Over the Counter Bulletin Board under the symbol "CRLH.OB." The common stock is traded sporadically, and no established liquid trading market currently exists therefor.

         The following table sets forth the range of high and low bids of Carlyle common stock for the calendar quarters indicated. The quotes listed below reflect inter-dealer prices or transactions solely between market-makers, without retail mark-up, mark-down or commission and may not represent actual transactions.

 2000                                         High                     Low
 First Quarter                               $1.06                    $0.56
 Second Quarter                               0.81                     0.50
 Third Quarter                                0.53                     0.27
 Fourth Quarter                               0.44                     0.19

 2001
 First Quarter                                0.27                     0.20
 Second Quarter                               0.40                     0.20
 Third Quarter                                0.39                     0.20
 Fourth Quarter                               0.33                     0.21

 2002
 First Quarter                                0.23                     0.19
 Second Quarter (through June 17, 2002)       0.37                     0.21

Holders of Record

         As of June , 2002, the last date prior to the printing of this joint proxy statement/prospectus for which it was practicable for Carlyle to obtain this information, there were approximately ______ registered holders of Carlyle common stock and three holders of Carlyle Series B preferred stock.

Dividend Policy

         Carlyle has not paid any cash dividends on shares of its common stock and has no present intention to declare or pay cash dividends on such shares in the foreseeable future.

STOCKHOLDERS

         As of December 31, 2001 there were 20,000,000 shares of common stock authorized and 13,934,858 shares issued and outstanding.

LEGAL PROCEEDINGS

         Carlyle is not currently a party to any significant litigation except as indicated below.

 ENVIRONMENTAL MATTERS

         Carlyle is subject to a number of federal, state and local environmental laws and regulations, including those concerning the treatment, storage and disposal of waste, the discharge of effluents into waterways, the emissions of substances into the air and various health and safety matters. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and comparable state statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. These parties are typically identified as "potentially responsible parties" or PRP.

         Approximately six years ago a property owned by the Carlyle Manufacturing Company, Inc. ("CM") (a non-operating subsidiary) located at 30 Echo Lake Road in Watertown, Connecticut was being investigated by the United States Environmental Protection Agency ("EPA") for possible inclusion on the National Priorities List promulgated pursuant to CERCLA but no such listing has occurred. A Site Inspection conducted at this location detected certain on-site soil and groundwater contamination, as well as contamination of nearby water. This site is listed on the Connecticut State Hazardous Waste Disposal Site list, but remediation activity has not been required by the Connecticut Department of Environmental Protection ("CTDEP").

         In or about June 1992 Carlyle received notices from the EPA that Carlyle, Belding Corticelli Thread Co. ("BCTC") (a discontinued operation) and CM had been identified, along with 1,300 other parties, as PRPs in connection with the alleged release of hazardous substances from the Solvents Recovery Service of New England Superfund Site in Southington, Connecticut (the "SRS site").

         Carlyle settled its alleged liability in connection with the SRS sites by paying $1,626 in connection with a settlement offered to de minimis parties at the SRS site in 1994. BCTC and CM, along with other PRPs, committed to perform the Remedial Investigation and Feasibility Study ("RIFS") and two Non-Time Critical Removal Actions ("NTCRA") at the SRS site. The RIFS, and the first NTCRA (except for certain maintenance activities) have been completed. BCTC and CM have been allocated approximately .04% and 1.26%, respectively, of costs incurred to date, based on their alleged volume of waste shipped to the SRS site. It is presently anticipated that EPA will not issue the ROD for this site for at least two years. Carlyle is unable, at this time, to estimate the ultimate cost of the remedy for the SRS site.

         In early April 2000, CM and BCTC (as well as numerous other member of the SRS PRP Group) received written notification that they had been designated as PRPs in connection with the alleged transshipment of waste from the SRS site to the Angelillo Property Superfund site in Southington, Connecticut (the "Angelillo Site") from October 30, 1967 through February 28, 1987. To date, the EPA claims it has incurred approximately $1.2 million in response costs in connection with the Angelillo Site and it has demanded reimbursement of those costs (as well as interest and future costs) from CM, BCTC, and other PRPs.

         In March 2001, the members of the SRS Group named as PRPs at the Angelillo Site accepted EPA's offer to settle its claim for past costs relating to the Angelillo transshipment site for a payment of $626,000. In May 2001, CM and BCTC received invoices in the amounts of $12,574.20 and $349.01, respectively, representing their share of the Angelillo settlement with EPA and CM and BCTC paid said amounts later that month.

         The above Angelillo settlement agreement is subject to a public comment period of not less than 30 days pursuant to CERCLA. In accordance with CERCLA, EPA may modify or withdraw its consent to this agreement if comments disclose facts or considerations that cause it to believe that the agreement is inappropriate improper or inadequate. The public comment period that followed execution of the Angelillo settlement with EPA has expired. The settling parties and the EPA are working towards a resolution of all comments received from the public.

         By third-party summons and complaint dated November 27, 1991, CM was named as a third-party defendant in an action pending in the United States District Court for the District of Rhode Island entitled United States v. Davis. In addition to CM, approximately 60 other companies were joined as third-party defendants. Amended third-party complaints named additional third-party defendants. The third-party complaint against CM alleged claims for contribution under CERCLA, common law indemnification and state law contribution. The third-party complaint alleged that CM (and the majority of the other third-party defendants) shipped waste to the Chemical Control Corporation, which waste was commingled and then shipped to the Davis Liquid Waste site located in Smithfield, Rhode Island.

         CM has entered into an agreement to settle liability in connection with the above claims for payment of the sum of $200,000. The Consent Decree was approved in 1998 by the Federal District Court. At least one non-settling party appealed from the District Court's approval of the Consent Decree. The appellate court affirmed the district court's approval of the Consent Decree

         The estimates provided above do not include costs that Carlyle or its subsidiaries may incur for consultants' or attorneys' fees or for administrative expenses in connection with their participation as part of the PRP group at the SRS site. The reserve Carlyle has established for environmental liabilities, in the amount of $1.4 million, represents Carlyle's best current estimate of the costs of addressing all identified environmental problems, including the obligations of Carlyle and its subsidiaries relating to the Remedial Investigation and two Non-Time Critical Removal Actions at the Solvents Recovery Superfund site, based on Carlyle's review of currently available evidence, and takes into consideration Carlyle's prior experience in remediation and that of other companies, as well as public information released by EPA and by the PRP groups in which Carlyle or its subsidiaries are participating. Although the reserve currently appears to be sufficient to cover these environmental liabilities, there are uncertainties associated with environmental liabilities, and no assurances can be given that Carlyle's estimate of any environmental liability will not increase or decrease in the future. The uncertainties relate to the difficulty of estimating the ultimate cost of any remediation that may be undertaken, including any operating costs associated with remedial measures, the duration of any remediation required, the amount of consultants' or attorneys' fees that may be incurred, the administrative costs of participating in the PRP groups, and any additional regulatory requirements that may be imposed by the federal or state environmental agencies.

                          FUTURE STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Exchange Act, Levcor stockholders may present proper proposals for inclusion in Levcor's proxy statement for consideration at its 2003 annual meeting of stockholders by submitting such proposals to Levcor in a timely manner. In order to be so included for the 2003 annual meeting, stockholder proposals must be received by Levcor on or before February ___, 2003, and must otherwise comply with the requirements of Rule 14a-8.

                                  OTHER MATTERS

         The boards of directors of Levcor and Carlyle do not know of any other business to be presented for consideration at the respective meetings.

                                  LEGAL MATTERS

         Certain legal matters relating to the Levcor common stock and Levcor Series A preferred stock to be issued to Carlyle stockholders in the merger will be passed upon by Katten Muchin Zavis Rosenman.

                             INDEPENDENT ACCOUNTANTS

         The consolidated balance sheets of Levcor as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows included in this joint proxy statement/prospectus have been so included in reliance on the report of Friedman Alpren & Green LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The Levcor consolidated statements of stockholders' equity and cash flows for the year ended December 31, 2000 included in this joint proxy statement/prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Carlyle as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, and have been included in this joint proxy statement/prospectus in reliance on the report of Arthur Andersen LLP, independent certified public accountants. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this joint proxy statement/prospectus as having certified our consolidated financial statements which are included herein as required by Section 7 of the Securities Act of 1933, and we have dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act. As a result, your ability to assert claims against Arthur Andersen may be limited. Since we have not been able to obtain the written consent of Arthur Andersen, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

         On November 28, 2001, Levcor filed a form 8-K with the Securities and Exchange Commission disclosing that it was dismissing Grant Thornton LLP as its principal independent accountant and has engaged Friedman Alpren & Green LLP as its new principal independent accountant. The audit reports of Grant Thornton LLP on Levcor's financial statements for the years ending December 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

                       WHERE YOU CAN FIND MORE INFORMATION

         Levcor filed a registration statement with the SEC on Form S-4 under the Securities Act to register the Levcor common stock to be issued to Carlyle stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Levcor in addition to being a proxy statement for the meetings of Levcor and Carlyle stockholders. This joint proxy statement/prospectus does not contain all the information contained in the registration statement. For further information with respect to Levcor or Carlyle and the shares of Levcor stock to be issued in connection with the merger, Levcor and Carlyle refer you to the registration statement and the exhibits and schedules filed with the registration statement. Levcor and Carlyle have described all material information for each contract, agreement or other document filed with the registration statement in this joint proxy statement/prospectus. However, statements contained in this joint proxy statement/prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

         Levcor and Carlyle file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement and any reports, statements or other information filed by either company at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Levcor's and Carlyle's SEC filings including this registration statement are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

         Levcor stockholders may request a copy of the Levcor SEC filings (not including exhibits), which will be provided at no cost, by contacting Levcor International, Inc. at 462 Seventh Avenue, New York, New York 10018: Attention Robert Levinson, telephone: (212) 354-8500.

         Carlyle stockholders may request a copy of the Carlyle SEC filings (not including exhibits), which will be provided at no cost, by contacting Carlyle Industries, Inc. at 1 Palmer Terrace Carlstadt, New Jersey 07072:
Attention Edward F. Cooke, telephone: (201) 935-6220


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT. NEITHER LEVCOR NOR CARLYLE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE __, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO CARLYLE STOCKHOLDERS NOR THE ISSUANCE OF LEVCOR COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                           LEVCOR INTERNATIONAL, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                     Page
                                                                                     ----
AUDITED FINANCIAL STATEMENTS

Reports of Independent Certified Public Accountants..................................F1-2

Balance Sheet for the Year Ended December 31, 2001...................................F1-4

Statement of Operations for the Years Ended December 31, 2001 and 2000...............F1-5

Statement of Stockholders' Deficiency December 31, 2001 and 2000.....................F1-6

Statement of Cash Flows December 31, 2001 and 2000...................................F1-7

Notes to Financial Statements........................................................F1-8

UNAUDITED FINANCIAL STATEMENTS

Balance Sheet at March 31, 2002 ....................................................F1-23

Statements of Operations and Accumulated Deficit for the Three Months Ended
     March 31, 2002 and March 31, 2001..............................................F1-24

Statements of Cash Flows for the Three Months Ended
March 31, 2002 and March 31, 2001...................................................F1-25

Notes to Financial Statements ......................................................F1-26


                                      F1-1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
   LEVCOR INTERNATIONAL, INC.


         We have audited the accompanying balance sheet of LEVCOR INTERNATIONAL, INC. as of December 31, 2001, and the related statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LEVCOR INTERNATIONAL, INC. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




                                      Friedman Alpren & Green LLP

New York, New York
March 1, 2002



                                      F1-2

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To The Board of Directors and Stockholders of
     Levcor International, Inc.

We have audited the accompanying statements of operations, stockholders' deficiency and cash flows of Levcor International, Inc. (the "Company") for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, stockholders' deficiency and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, stockholders' deficiency and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the results of operations. We believe that our audit of the statements of operations, stockholders' deficiency and cash flows provides a reasonable basis for our opinion.

In our opinion, the statements of operations, stockholders' deficiency and cash flows referred to above present fairly, in all material respects, the results of operations of Levcor International, Inc. for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


Grant Thornton LLP

New York, New York
April 16, 2001, except for Note F, as to which the date is May 3, 2001





                                      F1-3

                           LEVCOR INTERNATIONAL, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2001



                                     ASSETS
                                     ------

Current assets
 Cash                                                      $         2,685
 Accounts receivable, less allowances of $17,525                    43,297
 Inventories                                                     2,211,503
 Prepaid expenses and other current assets                          49,150
                                                           ---------------

           Total current assets                                  2,306,635

Property and equipment, less accumulated
 depreciation and amortization of $69,043                           87,426
Assets held for sale                                               234,400
Security deposits                                                   34,650
                                                           ---------------

                                                           $     2,663,111
                                                           ===============


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------


Current liabilities
 Accounts payable and accrued expenses                     $     1,518,637
 Due to factor                                                     788,329
 Deferred income                                                    33,267
 Current maturities of long-term debt                              154,348
                                                           ---------------

           Total current liabilities                             2,494,581
                                                           ---------------

Long-term debt, less current maturities                          1,306,651
                                                           ---------------
Loans payable - officer/stockholder                                969,080
                                                           ---------------

Commitment and contingencies                                         -

Stockholders' deficiency
 Common stock - par value $.56 per share; authorized
   15,000,000 shares, issued 2,383,647 shares and
   outstanding 2,326,047 shares                                  1,334,842
 Capital in excess of par value                                  5,267,561
 Accumulated deficit                                            (8,632,417)
                                                           ---------------

                                                                (2,030,014)
 Less - Treasury stock - at cost, 57,600 shares                 (   77,187)
                                                           ---------------
                                                                (2,107,201)
                                                           $     2,663,111
                                                           ===============



The accompanying notes are an integral part of these financial statements.


                                      F1-4

                           LEVCOR INTERNATIONAL, INC.

                             STATEMENT OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                 2001                    2000
                                                           ---------------         ---------------
Net sales                                                  $    20,107,692         $    17,258,354

Cost of goods sold                                              16,252,165              14,348,638
                                                           ---------------         ---------------
           Gross profit                                          3,855,527               2,909,716

Selling, general and administrative expenses                     3,236,402               3,005,684
                                                           ---------------         ---------------

           Income (loss) from continuing operations
             before other income (expense)                         619,125                 (95,968)
                                                           ---------------         ---------------

Other income (expense)
 Interest expense                                                 (426,555)               (418,018)
 Loss on impairment of assets held for sale                        (20,000)                (50,000)
 Other income - net                                                 19,580                 139,027
                                                           ---------------         ---------------

                                                                  (426,975)               (328,991)
                                                           ---------------         ---------------

           Income (loss) from continuing operations                192,150                (424,959)

Loss from discontinued operations                                   -                       (7,487)
                                                           ---------------         ---------------

           Net income (loss)                               $       192,150         $      (432,446)
                                                           ===============         ===============

Earnings per share:

 Basic
  Income (loss) from continuing operations                 $          0.08             $     (0.19)
  Loss from discontinued operations                                    -                         -
                                                           ---------------         ---------------

  Basic net income (loss) per common share                 $          0.08             $     (0.19)
                                                           ===============         ===============

 Diluted
  Income (loss) from continuing operations                 $          0.08             $     (0.19)
  Loss from discontinued operations                                    -                         -
                                                           ---------------         ---------------

  Diluted net income (loss) per common share               $          0.08             $     (0.19)
                                                           ===============         ===============

Weighted average number of shares
 outstanding - basic                                             2,321,337               2,316,727
Potential common stock                                              73,857                       -
                                                           ---------------         ---------------

Weighted average number of shares
   outstanding - diluted                                         2,395,194               2,316,727
                                                           ===============         ===============

*The amount of loss per share is less than $0.01.

The accompanying notes are an integral part of these financial statements.


                                      F1-5

                           LEVCOR INTERNATIONAL, INC.

                      STATEMENT OF STOCKHOLDERS' DEFICIENCY

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                            Common Stock                                        Treasury Stock
                                     ------------------------   Capital                   ------------------------      Total
                                                               in Excess     Accumulated                             Stockholders'
                                         Shares      Amount   of Par Value     Deficit         Shares    Amount       Deficiency
                                     -----------  -----------  -----------  -----------   -----------  -----------   -----------

Balance, January 1, 2000               2,354,299  $ 1,318,407  $ 5,246,177  $(8,392,121)       54,000  $   (74,062)  $(1,901,599)

Shares issued for services rendered       17,000        9,520        8,480           --            --           --        18,000
Stock options exercised                    5,000        2,800          325           --         3,600       (3,125)           --
Net loss                                      --           --           --     (432,446)           --           --      (432,446)
                                     -----------  -----------  -----------  -----------   -----------  -----------   -----------

Balance, December 31, 2000             2,376,299    1,330,727    5,254,982   (8,824,567)       57,600      (77,187)   (2,316,045)

Shares issued for services rendered        7,348        4,115       12,579           --            --           --        16,694
Net income                                    --           --           --      192,150            --           --       192,150
                                     -----------  -----------  -----------  -----------   -----------  -----------   -----------

Balance, December 31, 2001             2,383,647  $ 1,334,842  $ 5,267,561  $(8,632,417)       57,600  $   (77,187)  $(2,107,201)
                                     ===========  ===========  ===========  ===========   ===========  ===========   ===========

The accompanying notes are an integral part of these financial statements.

                                      F1-6

                           LEVCOR INTERNATIONAL, INC.

                             STATEMENT OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                   2001          2000
                                                               -----------   -----------
Cash flows from operating activities of continuing operations
 Net income (loss) from continuing operations                      192,150   $  (424,959)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities
    Depreciation and amortization                                   30,860        21,494
    Provision for doubtful accounts                                 10,825            --
    Services paid in common stock                                   16,694        18,000
    Disposal of assets from discontinued operations
     charged to continuing operations as compensation                   --        33,138
    Loss on sale of assets held for sale                                --        37,600
    Loss on impairment of assets held for sale                      20,000        50,000
    Loss on disposal of property and equipment                          --           522
    Changes in operating assets and liabilities
     Accounts receivable                                            88,248       (87,131)
     Inventories                                                 1,476,081    (1,364,596)
     Prepaid expenses and other current assets                      53,502       (69,664)
     Security deposits                                                  --        (5,400)
     Accrued interest on loan payable - officer/stockholder         43,200        43,318
     Accounts payable and accrued expenses                      (2,311,788)    2,892,635
     Due to factor                                               1,019,406      (231,077)
     Deferred income                                                33,267            --
                                                               -----------   -----------

          Net cash provided by operating activities
           of continuing operations                                672,445       913,880
                                                               -----------   -----------

Cash used in operating activities of discontinued operations            --       (33,523)
                                                               -----------   -----------

Cash flows from investing activities
 Proceeds from sale of assets held for sale                         20,650        49,550
 Purchases of property and equipment                                (8,815)      (98,046)
                                                               -----------   -----------

          Net cash provided by (used in) investing activities       11,835       (48,496)
                                                               -----------   -----------

Cash flows from financing activities
 Payment of long-term debt                                        (689,001)     (827,500)
                                                               -----------   -----------

          Net increase (decrease) in cash                           (4,721)        4,361

Cash, beginning of year                                              7,406         3,045
                                                               -----------   -----------

Cash, end of year                                              $     2,685   $     7,406
                                                               ===========   ===========

Supplemental disclosure of cash flow information
 Cash paid during the year for interest                        $   383,355   $   395,686
                                                               ===========   ===========

The accompanying notes are an integral part of these financial statements.


                                      F1-7

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations and Liquidity

        Levcor International, Inc. (the "Company") was engaged in two industry segments through June 2000: the ownership of fractional interests in oil and gas wells and leases with respect thereto (see Note 15 for discontinued operations); and the operation of a fabric-converting business that produces fabrics used in the production of apparel. The Company sells its products to customers in the United States and Canada.

        The Company sustained substantial losses in prior years that have adversely affected the Company's liquidity. At December 31, 2001, current liabilities exceeded current assets by approximately $188,000 and the Company had a stockholders' deficiency of approximately $2,107,000. An officer/stockholder of the Company has agreed to continue to personally support the Company's cash requirements to enable the Company to meet its current obligations through January 2, 2004 and to fund future operations.

        The Company has successfully implemented several actions to reduce losses and improve cash flow. These actions, which include beginning a new product line in October 2000 and the reduction of certain operating costs, have produced a profit from continuing operations during the year ended December 31, 2001. Although there can be no assurance that these measures will continue to be successful, the Company believes that future operations and support from an officer/stockholder will provide sufficient liquidity to fund current operations.

    Inventories

        Inventories are stated at the lower of cost (principally average cost) or market. Inventories consist of yarn and greige goods (collectively considered raw materials), work in process and finished goods.

        The Company estimates the markdowns required for inventories based upon future marketability as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of the markdowns.

                                  (Continued)



                                      F1-8

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for, on a straight-line basis, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to seven years. Leasehold improvements are amortized over the lesser of the lease term or the service lives of the improvements.

    Impairment and Disposal of Long-Lived Assets

        On an ongoing basis, the Company reviews the valuation of long-term assets. As part of the review, the Company estimates the undiscounted future cash flow expected to be generated by the related assets to determine whether an impairment has occurred.

        The Company initiated a process to sell certain operating machinery and equipment. In 2001, the Company sold part of the equipment for book value. The Company expects to complete the sale of the remaining machinery and equipment in 2002.

    Earnings (Loss) Per Share

        The computation of basic net income (loss) per share of common stock is based upon the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated similarly to basic net income (loss) per share except that the weighted average of shares outstanding is increased to reflect additional shares from the assumed exercise of stock options (see Note 10), if dilutive. For the year ended December 31, 2000, stock options have been excluded from the calculation of diluted income (loss) per share, as their effect would have been antidilutive.

    Income Taxes

        The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of the temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Deferred income taxes are recognized for the estimated future tax effects of the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

                                  (Continued)


                                      F1-9

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Financial Instruments

        The Company's financial instruments include long-term debt and loans payable - officer/stockholder. The fair value of the CIT promissory note, the largest portion of the long-term debt, approximates its carrying value because that note had a market-based interest rate. It was not practicable to estimate the fair value of the loans payable - officer/stockholder because no market exists for that type of instrument.

    New Accounting Pronouncements

        In the third quarter of 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 eliminates the pooling-of-interests method for business combinations and requires use of the purchase method. SFAS No. 142 changes the accounting for goodwill and indefinite life intangibles by requiring periodic tests for impairment of the asset instead of amortizing those assets over time. Upon adoption on January 1, 2002, SFAS No. 142 requires discontinuance of amortization of goodwill and indefinite life intangibles which had been recorded in connection with previous business combinations. At this time, the Company does not expect these statements to have a material impact on its financial position, results of operations and cash flows.

        In the third quarter of 2001, the FASB also issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement addresses the conditions under which an impairment charge should be recorded related to long-lived assets to be held and used, except for goodwill, and those to be disposed of by sale or otherwise. The provisions of this Statement are effective on January 1, 2002. At this time, the Company is evaluating the potential impact of this Statement on its financial position, results of operations and cash flows.



                                  (Continued)


                                     F1-10

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Revenue Recognition

        Revenue is recognized when goods are shipped to customers. On occasion, the Company recognizes revenue on bill and hold sales for its most significant customer (see Note 13). The Company recognizes revenue on these transactions only when all of the following occurs: the risks of ownership have passed to the buyer, the customer has made a fixed commitment to purchase the goods, the customer has requested that the transaction be on a bill and hold basis even though the goods are ready for shipment, there is a fixed date of delivery, the Company has performed all performance obligations to consummate the sale and the goods are segregated from the remainder of the Company's goods in the warehouse. At December 31, 2001, the Company did not recognize any revenues from bill and hold transactions.

    Stock-Based Compensation Plans

        The Company maintains a stock option plan, as more fully described in
    Note 10 to the financial statements, accounted for using the "intrinsic value" method pursuant to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The fair value of options granted and the pro forma effects on the Company's net income
    (loss) and net income (loss) per share are disclosed pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

    Use of Estimates in Financial Statements

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.




                                  (Continued)

                                     F1-11

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




2 - AMENDMENT TO ASSET PURCHASE AGREEMENT

        On September 2, 1999, the Company purchased from Andrex Industries Corp. ("Andrex") inventory; machinery and equipment; furniture, fixtures and supplies; sales orders; and Andrex's trade name, "Andrex Knits." The purchase price consisted of: $660,000 in cash; a promissory note ("Promissory Note 1") totaling $282,450; and a second promissory note ("Promissory Note 2") totaling $1,214,750. The promissory notes originally bore interest at 6% per annum.

        The Company funded the $660,000 cash payment with a promissory note due to CIT Group bearing interest at 8.5% per annum, which was repaid on December 31, 2000. Promissory Note 1 was to be repaid with the proceeds from the sale of the machinery and equipment after the promissory note due to the CIT Group was paid. Promissory Note 2 was to be paid down with proceeds from the sale of the inventory purchased by the Company and by an additional $120,704 on April 1, 2000 in a final settlement of the purchase price of the Andrex inventory.

        An agreement between the Company and Andrex dated July 15, 2000 deemed Promissory Note 1 as satisfied in full and Promissory Note 2 as canceled. In return, the Company agreed to pay Andrex $900,000, payable in 18 equal monthly installments beginning August 1, 2000, together with accrued interest at the rate of 6-1/2% per annum from April 1, 2000 payable on each principal payment date.

        At December 31, 2001, the balance due to Andrex under the amended asset purchase agreement was $50,000, which was subsequently paid in January 2002.


3 - ACCOUNTS RECEIVABLE FACTORED

        Under a factoring agreement, the factor purchases the trade accounts receivable and assumes substantially all credit risks with respect to such accounts. The agreement allows the Company to obtain advances from the factor that bear interest at 1/2% above the bank's prime rate (4.75% at December 31, 2001). The amounts due to the Company from the factor earn no interest. The Company has pledged its accounts receivable and property and equipment as collateral under the factor loan. In addition, an officer/stockholder has provided certain side collateral against advances provided under the agreement.

        On December 15, 2000, the Company refinanced $1,500,000 of the factor loan into a term note with the CIT Group (see Note 6), the Company's factor. The Company and the officer/stockholder have provided substantially the same collateral that is provided under the factor loan as collateral for the term note.


                                  (Continued)


                                     F1-12

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS


4 - INVENTORIES

          Inventories consist of the following:

                 Raw materials                                                       $      975,602
                 Work in process                                                            535,852
                 Finished goods                                                             700,049
                                                                                     --------------

                                                                                     $    2,211,503
                                                                                     ==============

5 - PROPERTY AND EQUIPMENT

          Property and equipment consist of the following:

               Computer equipment                                                    $      102,108
               Furniture and fixtures                                                        26,244
               Leasehold improvements                                                        18,132
               Machinery and equipment                                                        9,985
                                                                                     --------------
                                                                                            156,469
               Less - Accumulated depreciation
                  and amortization                                                           69,043
                                                                                     --------------

                                                                                     $       87,426
                                                                                     ==============

6 - LONG-TERM DEBT

          Long-term debt at December 31, 2001 is as follows:

               Amended note payable to Andrex (see Note 2), bearing interest
                  at a rate of 6.5% per annum                                        $      50,000
               Term promissory note payable to CIT Group (see Note 3), bearing interest at Chase's  prime rate (4.75% at December  31, 2001)
                  plus 1/2%                                                              1,410,999
                                                                                     -------------

                                                                                         1,460,999

               Less - Current maturities                                                   154,348
                                                                                     -------------

                                                                                     $   1,306,651
                                                                                     =============



                                  (Continued)

                                     F1-13

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




6 - LONG-TERM DEBT (Continued)

        On December 15, 2000, the Company refinanced $1,500,000 of the factor loan into a term note with the CIT Group, the Company's factor. The Company and the officer/stockholder have provided substantially the same collateral that is provided under the factor loan as collateral for the term note. The term note is payable in 23 equal consecutive monthly installments of $8,696 beginning on February 1, 2001, with a final installment of $1,300,000 due on January 1, 2003. In addition, the term note contains covenants that include a limitation on the amount of capital expenditures and certain procedural covenants. The Company was in violation of the covenant regarding limitations on capital expenditures and requiring audited financial statements within 90 days of the December 31, 2000 year-end. In May 2001, the term note was amended to revise those covenants. The Company is now in compliance with the loan's covenants. In December 2001, the note was amended to extend its due date to January 1, 2004 with a final installment of $1,195,652 due at that date. All other terms of the note remain in force.


7 - RELATED PARTY TRANSACTIONS

        Robert Levinson has provided $720,000 of loans to the Company. The loans bear interest at 6% per annum. Mr. Levinson has agreed to defer the payment of interest during 2001 and 2000. In addition, Mr. Levinson has agreed not to require payment of these loans and $249,080 of the related accrued interest at December 31, 2001, prior to January 2, 2004.


8 - INCOME TAXES

        The following summarizes the Company's deferred tax assets at December 31, 2001:

          Net operating loss carryforwards                   $    2,251,000
          Provision for losses on accounts receivable                 7,000
          Loss on impairment of assets held for sale                  8,000
          Deferred rent                                              13,000
                                                             --------------

                                                                  2,279,000
          Less - Valuation allowance                              2,279,000
                                                             --------------

                                                                $       -0-
                                                             ==============

                                  (Continued)


                                     F1-14

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




8 - INCOME TAXES (Continued)

        At December 31, 2001, the Company had a net tax operating loss carryforward of approximately $5,627,000 available to reduce taxable income in future years, expiration of which occurs between 2002 and 2020. No assurance can be given as to the Company's ability to realize the net operating loss carryforward. Additionally, the net operating loss carryforward is subject to Internal Revenue Code Section 382, which limits the use of the net operating loss, if there is a change in ownership.


9 - LITIGATION

        The 0.67% carried interest in the Kotaneelee gas field sold by the Company in August 1991, as well as Magellan Petroleum Corporation's 2.67% carried interest in such field, is held in trust by Canada Southern Petroleum Ltd. ("Canada Southern"), which has a 30% carried interest in such field. In late 1987, Canada Southern commenced an action against Allied-Signal, Inc. in Florida alleging its failure to fulfill certain contractual obligations to develop the field (the "Florida Action"). In September 1988, Allied-Signal, Inc. commenced an action (the "Allied-Signal Action") in Calgary, Canada against Dome Petroleum Limited, Amoco Production Company and Amoco Canada Petroleum Company, Ltd. ("Amoco Canada" and, collectively, the "Amoco-Dome Group") seeking a declaration that the defendants were responsible for the development of the field, and also seeking reimbursement of its legal costs incurred in the Florida Action. The Florida Action has since been dismissed.

        In March 1989, Allied-Signal, Inc. amended its complaint in the Allied-Signal Action to add the Company, Canada Southern and Magellan Petroleum Corporation ("Magellan") as additional defendants. Certain of the other defendants in the Allied-Signal Action have filed counterclaims against the Company and other defendants seeking indemnification for unspecified costs and expenses incurred by them in defending the Allied-Signal Action. In January 1996, the Company, Allied-Signal, Inc., Canada Southern and Magellan Petroleum Corporation entered into a settlement whereby each party agreed not to sue any of the other parties and, subsequently, the Allied-Signal Action was discontinued.

        Shortly after the Allied-Signal Action commenced, the Amoco-Dome Group filed a counterclaim against the Company, Canada Southern and Magellan seeking certain declaratory relief with respect to their alleged failure to fulfill certain contractual obligations to develop and market gas from the Kotaneelee gas field. The trial on the counterclaim action commenced on September 3, 1996, and is ongoing.

                                  (Continued)



                                     F1-15

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




9 - LITIGATION (Continued)

        On October 27, 1989, in the Court of Queen's Bench of Alberta, Judicial District of Calgary, Canada (the "Canada Court"), Canada Southern filed a statement of claim against the Amoco-Dome Group, Columbia Gas Development of Canada Ltd. ("Columbia"), Mobil Oil Canada Ltd. ("Mobil") and Esso Resources of Canada Ltd. ("Esso") seeking a declaratory judgment (the "Declaratory Action") regarding two issues relating to the Kotaneelee gas field. The Declaratory Actions seeks a judgment on: (1) whether interest accrued on the carried interest account (Canada Southern maintains it does not), and (2) whether expenditures for gathering lines and dehydration equipment are expenditures chargeable to the carried interest account (Canada Southern maintains they are). Mobil, Esso and Columbia have filed answers essentially agreeing to the granting of the relief requested by Canada Southern. The Amoco-Dome Group has now admitted to the claim that interest does not accrue on the carried interest account.

        In 1991, Anderson Exploration Ltd. acquired all of the shares in Columbia, and changed its name to Anderson Oil & Gas Inc. ("Anderson"). Anderson is now the sole operator of the Kotaneelee gas field, and is a direct defendant in the Declaratory Action. Columbia's previous parent, The Columbia Gas System, Inc., was reorganized in a bankruptcy proceeding in the United States, and is contractually liable to Anderson in the Declaratory Action.

        On March 7, 1990, Canada Southern filed a statement of claim in the Canada Court against the Amoco-Dome Group, Columbia, Mobil and Esso seeking forfeiture of the Kotaneelee gas field, damages and other relief for breach of fiduciary duty (the "Forfeiture Action"). The Company was added as a party plaintiff to this action in November 1993. If such claim is upheld, the Company could recover a 2 percent interest in the Kotaneelee gas field and damages. The defendants have contested the claim and Canada Southern is pursuing discovery and trial. Columbia filed a counterclaim seeking, if Canada Southern is successful in its claims, repayment from Canada Southern, the Company and Magellan Petroleum Corporation of all sums expended by Columbia on the Kotaneelee gas fields before Canada Southern, the Company and Magellan Petroleum Corporation are entitled to their interests. The trial commenced in September 1996, and is ongoing. Based on recently discovered evidence, Canada Southern petitioned the Canada Court for leave to amend its complaint to add a claim that the defendants in the action failed to develop the field in a timely manner.

                                  (Continued)

                                     F1-16

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




9 - LITIGATION (Continued)

        The field operator has entered into a contract for the sale of the Kotaneelee gas field. The Company believes that it is too early to determine the impact, if any, that this contract may have on the status of these cases.

        On August 6, 1991, the Company sold to an independent third party (the "Buyer") its carried interest in a lease in property, including the Kotaneelee gas field. The agreement for the transfer of the Company's interest provides that the Company shall continue to prosecute the Declaratory Action and the Forfeiture Action. The Company and the Buyer have agreed to share equally all costs and expenses of the Declaratory Action and the Forfeiture Action and to share equally any payments or other benefit resulting from the resolution of such actions. The agreement further provides that the Company shall indemnify the Buyer against all actions, proceedings, claims, demands, damages and expenses brought against or suffered by the Buyer which arise out of, or are attributable to, the Allied-Signal Action.

        The Company has been advised that under Canadian law certain costs (known as "Taxable Costs") of a litigation may be assessed against a nonprevailing party. Taxable costs consist primarily of attorneys and expert witness fees incurred during a trial. Effective September 1, 1998, the Alberta Rules of Court were amended to provide for a material increase in the costs which may be awarded to the prevailing party in matters before the Court. In addition, a judge in complex and lengthy trials has the discretion to increase an award of Taxable Costs.


10 - STOCK OPTION PLAN

        On December 8, 1992, the Board of Directors of the Company adopted a Stock Option Plan (the "Plan"). The Plan, as amended, authorizes the Company to grant options to purchase an aggregate of 500,000 shares of Common Stock to induce employees and directors to remain in the employ or service of the Company and its subsidiaries and to attract new employees. Options granted under the Plan are intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422A(b) of the Internal Revenue Code of 1986 (the "Code"), as amended, or as nonincentive stock options ("NISOs"). The Plan is administered by the Board of Directors. During January 2001, the Company granted the remaining 61,700 options available under the Plan. The Plan terminates in December 2002.

                                  (Continued)

                                     F1-17

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




10 - STOCK OPTION PLAN (Continued)

        The Plan provides for discretionary grants of ISOs and NISOs to employees (including directors or officers who are also employees) of the Company and an automatic annual grant to each nonemployee director of options to purchase the number of shares derived by dividing $1,500 by the fair market value of a share of Common Stock on the date of grant. The initial per share option exercise price for the options granted to the non-employee directors is the fair market value of the common stock on the date of the grant thereof.

        As described in Note 1, the Company has adopted the disclosure-only provisions of SFAS No. 123 and, accordingly, no compensation cost has been recognized for grants made under its stock option plan. Had compensation cost been determined based on the fair value at the grant date for stock option awards in 2001 and 2000 in accordance with the provisions of SFAS No. 123, the Company's net income (loss) and net income (loss) per common share would have been reduced to the pro forma amounts indicated below:

                                          2001                    2000
                                     -------------           ---------

Net income (loss)
 As reported                         $  192,150           $  (432,446)
 Pro forma                               99,150              (444,446)
Basic earnings (loss) per share
 As reported                         $      .08           $      (.19)
 Pro forma                                  .04                  (.19)
Diluted earnings (loss) per share
 As reported                         $      .08           $      (.19)
 Pro forma                                  .04                  (.19)



                                  (Continued)

                                     F1-18

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




10 - STOCK OPTION PLAN (Continued)

        The weighted-average fair value at date of grant for options granted during 2001 and 2000 was $1.05 and $.82 per option, respectively. The fair value of each option at date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in:

                                           2001                    2000
                                     ---------------         ----------

Risk-free interest rates               4.69% - 6.58%               5.45%
Expected life
 Employees                                9 years                10 years
 Officers/directors                       9 years                10 years
Expected volatility                         99%                    250%
Expected dividends                         $-0-                    $-0-


        The following table summarizes option activity for the years ended December 31, 2001 and 2000:

                                         Incentive Options
                                   ----------------------------
                                                     Weighted -
                                   Number              Average
                                     of               Exercise
                                   Options              Price
                                   -------         ----------
Balance, January 1, 2000            77,300         $     .581

 Granted                           152,700               .818
 Exercised                          (5,000)              .625
                                   -------         ----------

Balance, December 31, 2000         225,000               .741

 Granted                            61,700              1.05
                                   -------         ----------

Balance, December 31, 2001         286,700         $     .819
                                   =======         ==========


        During October 2000, an option holder utilized shares previously owned in excess of six months to pay for the exercise price of the options. The amount was recorded as a treasury stock transaction at the cost to the Company of acquiring 3,600 shares at the date of exercise, or $3,125.

                                  (Continued)

                                     F1-19

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




10 - STOCK OPTION PLAN (Continued)

          The following table summarizes information about stock options as of December 31, 2001:

                                 Options Outstanding                   Options Exercisable
                                 -------------------                   -------------------
                                     Weighted -
                                       Average      Weighted -                      Weighted -
   Range of                           Remaining       Average                         Average
   Exercise          Number          Contractual     Exercise         Number         Exercise
    Prices        Outstanding           Life           Price        Exercisable        Price
    ------        -----------           ----           -----        -----------        -----
$.25 to $.50           20,800            3.2         $  .36            20,800        $  .36
$.63 to $.81          200,000            8.2         $  .77           100,000        $  .72
$1.10 to $2.00         65,900            9.8         $ 1.13             1,900        $ 1.58
                     --------                                         -------

                      286,700                                         122,700
                      =======                                         =======


11 - EMPLOYEE BENEFIT PLAN

        The Company's eligible employees may participate in a Company-sponsored 401(k) benefit plan (the "Plan"). The Plan covers substantially all employees and permits employees to defer up to 15% of their salary up to statutory maximums. The Plan also provides for the Company to make contributions solely at the Company's discretion. There were no Company contributions to the Plan for the years ended December 31, 2001 and 2000.


12 - LEASE COMMITMENT

        In February 2000, the Company entered into an operating lease for office space that expires on January 21, 2007. Approximate annual future minimum rents are as follows:

    Year Ending
   December 31,
   ------------

       2002                      $    169,000
       2003                           169,000
       2004                           169,000
       2005                           175,000
       2006                           175,000
       2007                            15,000
                                 ------------

                                 $    872,000
                                 ============

                                  (Continued)

                                     F1-20

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




12 - LEASE COMMITMENT (Continued)

        In addition to minimum lease commitments, the operating lease requires payments of real estate taxes, utilities and other occupancy costs. Rent expense charged to operations under this lease was $174,000 and $153,100 for the years ended December 31, 2001 and 2000, respectively.


13 - MAJOR CUSTOMERS

        During the years ended December 31, 2001 and 2000, one customer accounted for 47% of sales. In addition, during the years ended December 31, 2001 and 2000, another customer located in Canada accounted for 11% and 16% of sales, respectively.


14 - MAJOR SUPPLIER

        During the years ended December 31, 2001 and 2000, one supplier accounted for 64% and 73% of greige goods purchases. In addition, during the fourth quarter of 2000, the Company recorded an adjustment of approximately $146,000 to reduce the amount payable to the vendor due to quality problems with a style of greige goods purchased during 2000.


15 - DISCONTINUED OPERATIONS

        Since 1995, the Company's primary operating segment has been its textile converting business. Due to the potentially significant insurance cost increases relating to the oil and gas segment, coupled with the retirement of the Treasurer of the Company, management decided to transfer its interest in the remaining oil well to the Treasurer as a noncash retirement arrangement. The transfer resulted in a charge to operations during 2000 of $33,138. Accordingly, the operating results have been segregated from continuing operations and are reported as discontinued operations in the accompanying statements of operations and cash flows.

                                  (Continued)

                                     F1-21

                           LEVCOR INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS




15 - DISCONTINUED OPERATIONS (Continued)

        Summary financial information of the discontinued operations as of and for the year ended December 31, 2000 is as follows:

                  Sales                                     $   15,664
                  Cost of sales                                 19,716
                  Gross profit (loss on sales)                  (4,052)
                  Net loss                                      (7,487)



16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

          Selected quarterly financial data for the year ended December 31, 2001 is as follows:

                                    First          Second           Third         Fourth
                                   Quarter         Quarter         Quarter        Quarter          Total
                                   -------         -------         -------        -------          -----
Total revenue                  $   7,763,092   $   5,102,196   $  4,014,204   $   3,228,200   $  20,107,692
Net income (loss)                    306,432          51,027         14,777        (180,086)        192,150
Earnings (loss) per share
   Basic                                 .13             .02             .01           (.08)            .08
   Diluted                               .13             .02             .01           (.08)            .08


(Continued)

                                     F1-22

                           LEVCOR INTERNATIONAL, INC.
                                  BALANCE SHEET
                                 MARCH 31, 2002
                                   (UNAUDITED)

                                     ASSETS
                                     ------

Current assets
Cash                                                               $     2,509
Accounts receivable, less allowances of $32,525                         54,676
Inventories                                                          1,498,734
Prepaid expenses and other current assets                               32,953
                                                                   -----------

                                Total current assets                 1,588,872

Property and equipment, less accumulated depreciation
 and amortization of $76,115                                           80,354
Assets held for sale                                                   234,400
Security deposits                                                       34,650
                                                                   -----------

                                                                   $ 1,938,276
                                                                   ===========

                       LIABILITIES & STOCKHOLDERS' DEFICIENCY
                       --------------------------------------

Current liabilities
Accounts payable and accrued expenses                              $   951,493
Due to factor                                                          693,467
Deferred income                                                          1,860
Current maturities of long-term debt                                   104,348
                                                                   -----------
                             Total current liabilities               1,751,168

Long-term debt, less current maturities                              1,280,144

Loans payable - officer/stockholder                                    979,732

Commitment and contingencies                                                --

Stockholders' deficiency
Common stock - par value $.56 per share; authorized
  15,000,000 shares, issued
  2,395,794 shares and outstanding
  2,338,194 shares                                                   1,341,644
Capital in excess of par value                                       5,276,739
Accumulated deficit                                                 (8,613,964)
                                                                   -----------
                                                                    (1,995,581)
Less - Treasury stock -  at cost, 57,600 shares                        (77,187)
                                                                    (2,072,768)
                                                                   -----------

                                                                   $ 1,938,276
                                                                   ===========

The accompanying notes are an integral part of these financial statements.



                                     F1-23

                           LEVCOR INTERNATIONAL, INC.
                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)

                                                              2002           2001
                                                          -----------    -----------
Net sales                                                 $ 3,603,898    $ 7,763,092
Cost of goods sold                                          2,836,525      6,417,525
                                                          -----------    -----------
             Gross profit                                     767,373      1,345,567

Selling, general and administrative expenses                  687,777        902,880
                                                          -----------    -----------


              Income before other income (expense)             79,596        442,687

Other income (expense)
  Interest expense                                            (65,310)      (143,064)
   Other income - net                                           4,167          6,809
                                                          -----------    -----------
                                                              (61,143)      (136,255)
                                                          -----------    -----------

Net Income                                                     18,453        306,432

Accumulated deficit at beginning of period                 (8,632,417)    (8,824,570)
                                                          -----------    -----------

Accumulated deficit at end of period                      $(8,613,964)   $(8,518,138)
                                                          ===========    ===========

Earnings per share:
  Basic

     Net income                                           $      0.01    $      0.13

   Diluted

     Net income                                           $      0.01    $      0.13

Weighted average number of shares outstanding - basic       2,330,241      2,318,699
Potential common stock                                       155,920

                                                          -----------    -----------
Weighted average number of shares outstanding - diluted     2,486,161      2,318,699
                                                          ===========    ===========

 The accompanying notes are an integral part of these financial statements.



                                     F1-24

                           LEVCOR INTERNATIONAL, INC.
                             STATEMENT OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)

                                                                                2002         2001
                                                                             ---------    ---------
Cash flows from operating activities:
Net Income                                                                   $  18,453    $ 306,432
Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                              7,072        7,426

      Provision for doubtful accounts                                           15,000           --

      Services paid in common stock                                              5,238           --
      Changes in operating assets and liabilities:
         Accounts receivable                                                   (26,379)     (50,938)
         Due to factor                                                         (94,862)    (907,952)
         Inventories                                                           712,769      916,137
         Prepaid expenses and other current assets                              16,197       35,649
         Accrued interest on loan payable - officer/stockholder                 10,652       10,652
         Accounts payable and accrued expenses                                (567,144)    (124,260)
         Deferred income                                                       (31,407)          --
                                                                             ---------    ---------
Net cash  provided by operating activities                                      65,589      193,146
                                                                             ---------    ---------

Cash flows from investing activities:
     Proceeds from sale of assets held for sale
                                                                                    --       20,650
     Purchases of property and equipment
                                                                                    --       (1,750)
                                                                             ---------    ---------
Net cash  provided by  investing activities
                                                                                    --       18,900
                                                                             ---------    ---------

Cash flows from financing activities:
     Payment of long-term debt                                                 (76,507)    (167,391)
     Proceeds from exercise of stock options                                    10,742
                                                                             ---------    ---------
Net cash used in  financing activities                                         (65,765)    (167,391)
                                                                             ---------    ---------

Net increase (decrease) in cash                                                   (176)      44,655

Cash at beginning of period                                                      2,685        7,406

                                                                             ---------    ---------
Cash at end of period                                                        $   2,509    $  52,061
                                                                             =========    =========

Supplemental disclosure of cash flow information:
Cash paid during the period for interest                                     $  54,658    $ 395,686
                                                                             =========    =========

The accompanying notes are an integral part of these financial statements



                                     F1-25

                           LEVCOR INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                                   (UNAUDITED)


         NOTE A  -  BASIS OF PRESENTATION, NATURE OF OPERATIONS AND LIQUIDITY

         The accompanying unaudited condensed financial statements of Levcor International, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. These statements should be read in conjunction with the financial statements and related notes included in the Company's annual report on Form 10-KSB for the year ended December 31, 2001.

         In 1995, the Company acquired a woven fabric converting business that converts cotton and cotton-blend fabrics for sale to domestic apparel manufacturers. This acquisition formed the basis of the Company's current business. On July 1, 1999, the Company purchased from Andrex Industries Corp. ("Andrex") its knit fabric and processing business that produces knit fabrics used in the production of apparel. During the fourth quarter of 2000, the Company started a new woven division selling to the dress market. As a result of the current soft retailing climate for dresses, the woven division has not produced management's anticipated results and therefore has been scaled back significantly during the first quarter of 2002.

         The Company sustained substantial losses in prior years that have adversely affected the Company's liquidity. At March 31, 2002, current liabilities exceeded current assets by approximately $162,000 and the Company had a stockholders' deficiency of approximately $2,073,000. An officer/stockholder of the Company has agreed to continue to personally support the Company's cash requirements to enable the Company to meet its current obligations through January 2, 2004 and to fund future operations.

         The Company has successfully implemented several actions to reduce losses and improve cash flow. Although there can be no assurance that these measures will continue to be successful, the Company believes that future operations and support from the officer/stockholder will provide sufficient liquidity to fund current operations.



                                     F1-26

                           LEVCOR INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)
                                 MARCH 31, 2002
                                   (UNAUDITED)

         NOTE B - INVENTORIES

         Inventories consist of the following at March 31, 2002:

                   Raw Materials                           $    880,591
                   Work-in process                              243,218
                   Finished goods                               374,925
                                                      -------------------

                   Inventory                                $ 1,498,734
                                                      -------------------



         NOTE C - EARNINGS PER SHARE

         The computation of basic net income per share of common stock is based upon the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated similarly to basic net income per share except that the weighted average of shares outstanding is increased to reflect additional shares from the assumed exercise of stock options, if dilutive. As of March 31, 2002 there were 155,920 stock options outstanding and included in the fully diluted earnings per share calculation.

         NOTE D - RECENT ACCOUNTING PRONOUNCEMENTS

         In the third quarter of 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses the conditions under which an impairment charge should be recorded related to long-lived assets to be held and used, except for goodwill, and those to be disposed of by sale or otherwise. The provisions of this Statement are effective on January 1, 2002. Pursuant to the transition provisions of this statement, assets held for sale are accounted for under the provisions of prior pronouncements.

         NOTE E - RECLASSIFICATIONS

         Certain amounts in 2001 have been reclassified to conform to the presentation used in 2002.

         NOTE F - SUBSEQUENT EVENT

         On May 2, 2002 the Company borrowed $3,000,000 from JPMorgan Chase Bank pursuant to a promissory note due May 3, 2004. The note bears interest at a fixed rate per annum equal to the Adjusted LIBO Rate applicable to such note plus .75% (a "Eurodollar Loan"). The interest on the note at May 3, 2002 was 2.90625%. In addition, the officer/stockholder has provided certain additional collateral guaranteeing the note. The proceeds of the note were used to payoff the outstanding balance of $1,375,557 of its term note with the CIT Group and pay down the Company's advance position of $1,160,000 with the CIT Group. The remainder was used for working capital requirements.



                                     F1-27

                            CARLYLE INDUSTRIES, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................................F2-2

Consolidated Balance Sheets- December 31, 2001 and 2000..................................F2-3

Consolidated Statements of Operations -
     for the Years Ended December 31, 2001, 2000 and 1999................................F2-5

Consolidated Statements of Cash Flows -
     for the Years Ended December 31, 2001, 2000 and 1999................................F2-6

Consolidated Statements of Stockholders' Equity -
     for the Years Ended December 31, 2001, 2000 and 1999................................F2-7

Notes to Consolidated Financial Statements -
     for the Years Ended December 31, 2001, 2000 and 1999................................F2-8

UNAUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of March 31, 2002 and December 31, 2001..................F2-20

Consolidated Statements of Operations for the Three Months Ended
     March 31, 2002 and 2001 ...........................................................F2-21

Consolidated Statements of Comprehensive Income for the Three Months Ended
     March 31, 2002 and 2001............................................................F2-22

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002
     and 2001     ......................................................................F2-23

Notes to Unaudited Consolidated Financial Statements ...................................F2-24


                                      F2-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Carlyle Industries, Inc.


         We have audited the accompanying consolidated balance sheets of Carlyle Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carlyle Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

         Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP


New York, New York
March 13, 2002



                                      F2-2

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                     DECEMBER 31, 2001    DECEMBER 31, 2000
                                                     -----------------    -----------------
ASSETS
Current Assets:
      Cash and cash equivalents                         $    398            $    197
      Accounts receivable trade (net of allowance
           of $935 and $636, respectively)                 2,685               3,090
      Inventories, net                                     4,615               5,313
      Deferred income taxes                                  604                 664
      Other current assets                                   284                 189
                                                        --------            --------
           Total current assets                            8,586               9,453
                                                        --------            --------
Property, Plant and Equipment, at cost:
      Land                                                    60                  60
      Building and improvements                            2,276               2,235
      Machinery and equipment                              1,515               1,581
                                                        --------            --------
                                                           3,851               3,876
Less: Accumulated Depreciation and Amortization           (1,595)             (1,372)
                                                        --------            --------
Net property, plant and equipment                          2,256               2,504
                                                        --------            --------

Goodwill (net of accumulated amortization of $1,247
       and $1,090, respectively)                           2,543               2,700
Deferred income taxes                                      1,883               1,505
Other assets                                               1,018                 940
                                                        --------            --------
           Total Assets                                 $ 16,286            $ 17,102
                                                        ========            ========


See Notes to Consolidated Financial Statements



                                      F2-3

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
           (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AND SHARE DATA)

                                                          DECEMBER 31, 2001  DECEMBER 31, 2000
                                                          -----------------  -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable                                         $    599           $  1,439
      Current maturities of long-term debt                        3,832                 --
      Income taxes payable                                           43                 15
      Other current liabilities                                   1,113              1,210
                                                               --------           --------
                                                                  5,587              2,664
                                                               --------           --------

Long-term Debt                                                    1,868              6,325
Other Liabilities                                                 8,378              7,009
                                                               --------           --------
           Total Liabilities                                     15,833             15,998
                                                               --------           --------

Redeemable Preferred Stock, par value $0.01 per share
      11,187,451 shares authorized:
      Shares issued and outstanding:
           Series A - None                                           --                 --
           Series B - 4,555,007 at December 31, 2001
                      and at December 31, 2000                    4,555              4,555
      Accumulated dividends on preferred stock                       13                 12
                                                               --------           --------
                                                                  4,568              4,567
                                                               --------           --------
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share
      20,000,000 shares authorized:
      Shares issued and outstanding:
      13,934,858 at December 31, 2001
      and at December 31, 2000                                      139                139
Paid in Capital                                                  26,345             26,345
Retained Earnings                                               (29,237)           (29,864)
Accumulated Other Comprehensive Earnings                         (1,362)               (83)
                                                               --------           --------
Total  Stockholders' Equity                                      (4,115)            (3,463)
                                                               --------           --------

Total Liabilities, Redeemable Preferred Stock
       and Stockholders' Equity                                $ 16,286           $ 17,102
                                                               ========           ========

See Notes to Consolidated Financial Statements


                                      F2-4

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          YEARS ENDED DECEMBER 31,
                                                                 2001               2000              1999
                                                               --------           --------          --------
Net sales                                                      $ 24,925           $ 27,076          $ 28,889
Cost of sales                                                    15,456             15,998            15,887
                                                               --------           --------          --------
                                                                  9,469             11,078            13,002
Selling, general and administrative expenses                      7,242              8,478             8,234
                                                               --------           --------          --------
Income from continuing operations before interest,
   income taxes and extraordinary item                            2,227              2,600             4,768
Interest expense, net                                               565                746               753
                                                               --------           --------          --------
Income from continuing operations before income taxes
   and extraordinary item                                         1,662              1,854             4,015
Provision for income taxes                                          672                709             1,477
                                                               --------           --------          --------
Income from continuing operations before
 extraordinary item                                                 990              1,145             2,538
Extraordinary loss on debt prepayment, net of
   tax benefit of $50                                               (90)                --                --
                                                               --------           --------          --------
Income from continuing operations                                   900              1,145             2,538
Income on disposal of discontinued operations,
   net of income tax                                                 --                 --             1,544
                                                               --------           --------          --------
Net income before preferred stock activity                          900              1,145             4,082
Less dividends on preferred stock                                   273                274               611
Gain on preferred stock redemption                                   --                 --             3,011
                                                               --------           --------          --------
Income applicable to common stock                              $    627           $    871          $  6,482
                                                               ========           ========          ========

Basic earnings per common share:
   Continuing operations                                       $    .05           $    .06          $    .20
   Gain on preferred stock redemption                                --                 --               .30
   Extraordinary loss on debt prepayment                           (.01)                --                --
   Discontinued operations                                           --                 --               .16
                                                               --------           --------          --------
   Total                                                       $    .04           $    .06          $    .66
                                                               ========           ========          ========

Diluted earnings per common share:
   Continuing operations                                       $    .05           $    .06          $    .20
   Gain on preferred stock redemption                                --                 --               .30
   Extraordinary loss on debt prepayment                           (.01)                --                --
   Discontinued operations                                           --                 --               .16
                                                               --------           --------          --------
   Total                                                       $    .04           $    .06          $    .66
                                                               ========           ========          ========

Dividend declared per common share                                   --                 --                --
                                                               ========           ========          ========
Weighted average common shares
   outstanding - basic and diluted (in thousands)                13,935             13,935             9,896
                                                               ========           ========          ========

See Notes to Consolidated Financial Statements.


                                      F2-5

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                            2001              2000             1999
                                                                        -----------       -----------       -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations
       before extraordinary item                                        $       990       $     1,145       $     2,538
Reconciliation of net income from continuing
operations to net cash  provided by operations:
  Depreciation and amortization                                                 717               818               719
  Deferred tax provision                                                        448               446               172
  Cash flow from discontinued operations                                         --                --              (163)
  Changes in operating assets and liabilities, net of
  effect from acquired businesses:
   Accounts receivable                                                          405             1,211               400
   Inventory                                                                    698              (855)              357
   Income taxes payable                                                          23              (390)               70
   Accounts payable                                                            (840)              204               (61)
   Other current liabilities                                                    (42)             (619)              662
   Other operating assets and liabilities                                    (1,179)             (758)           (1,347)
                                                                        -----------       -----------       -----------
          Net cash provided by operating activities                           1,220             1,202             3,347
                                                                        -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of discontinued operations                                    --                --             1,544
Investment in net assets of acquired businesses                                  --                --              (834)
Capital expenditures                                                            (24)             (207)             (220)
Investment in other assets                                                      (94)              (53)              (85)
                                                                        ------------      -----------       ------------
          Net cash (used in) provided by investing activities                  (118)             (260)              405
                                                                        -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility and
   capitalized lease obligations                                              4,350             4,850             4,975
Repayment of long-term debt and capital lease obligations                    (4,975)           (5,746)           (8,239)
Preferred stock payments                                                       (273)             (274)             (110)
                                                                        -----------       -----------       -----------
          Net cash used in financing activities                                (898)           (1,170)           (3,374)
                                                                        -----------       -----------       -----------

Effect of exchange rate changes on cash balances                                 (3)               (8)               --
                                                                        -----------       -----------       -----------
Increase (decrease) in cash and cash equivalents                                201              (236)              378
Cash and cash equivalents beginning of year                                     197               433                55
                                                                        -----------       -----------       -----------
Cash and cash equivalents end of year                                   $       398       $       197       $       433
                                                                        ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest                                                             $       582       $       733       $       729
                                                                        ===========       ===========       ===========
   Income taxes                                                         $       506       $       906       $     2,089
                                                                         ==========       ===========       ===========

See Notes to Consolidated Financial Statements



                                      F2-6

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                          ACCUMULATED
                                                                                            OTHER
                                                   COMPRE-                                  COMPRE-             COMMON STOCK
                                                   HENSIVE       RETAINED     PAID IN       HENSIVE       -----------------------
                                      TOTAL       EARNINGS       EARNINGS     CAPITAL       EARNINGS       AMOUNT        SHARES
                                      -----       --------       --------     -------       --------       ------        ------
DECEMBER 31, 1998                   $ (17,285)                   $(37,217)    $ 19,858             -      $      74     7,382,782
                                    ==========                   =========    ========     =========      =========     =========

Net income before preferred
     stock activity                     4,082    $   4,082          4,082
Preferred stock dividend accrued         (611)        (611)          (611)
Gain on preferred stock redemption      3,011        3,011           3,011
Common stock issued                     6,552                                    6,487            --             65     6,552,076
                                                 ---------
Total Comprehensive income                       $   6,482
                                                  ========

                                    ----------                   ---------    --------     ----------     ---------    ----------
DECEMBER 31, 1999                   $  (4,251)                   $(30,735)    $ 26,345            --      $     139    13,934,858
                                    ==========                   =========    ========     =========      =========    ==========

Net income before preferred
     stock activity                     1,145    $   1,145          1,145
Preferred stock dividend accrued         (274)        (274)          (274)
Foreign translation adjustment            (83)         (83)                         --           (83)           --             --
                                                 ----------
Total Comprehensive income                       $     788
                                                 =========

                                    ----------                   ---------    --------     ----------     ---------    ----------
DECEMBER 31, 2000                   $  (3,463)                    (29,864)    $ 26,345     $     (83)     $     139    13,934,858
                                    ==========                   =========    ========     ==========     =========    ==========

Net income before preferred
     stock activity                 $     900    $     900            900
Preferred stock dividends accrued        (273)        (273)          (273)
Foreign translation adjustment            (29)         (29)                         --           (29)            --            --
Pension adjustment                     (1,250)      (1,250)                                   (1,250)
                                                 ---------
Total comprehensive loss                         $    (652)
                                                 =========

                                    ----------                   ---------    --------     ----------     ---------    ----------
DECEMBER 31, 2001                   $  (4,115)                   $(29,237)    $ 26,345     $  (1,362)     $     139    13,934,858
                                    ==========                   =========    ========      =========     =========    ==========

      See Notes to Consolidated Financial Statements


                                      F2-7

                    CARLYLE INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operation: Carlyle Industries, Inc. and its subsidiaries (the "Company"), manufacture, package and distribute buttons, embellishments, gift and craft products. Substantially all of the Company's operations and assets are currently in the United States; however, the Company has begun to service the European market from a location in the Netherlands. The Company was organized under the laws of the State of Delaware in 1947.

     Consolidation: The accompanying consolidated financial statements include the accounts of the Company including all subsidiaries after elimination of intercompany items and transactions.

     Reclassifications: In order to conform to the 2001 presentation, certain reclassifications were made to the prior years' financial statements.

     Revenue Recognition: Revenue is recognized upon shipment of merchandise.

     Sales Returns: The Company estimates an allowance for sales returns based on historical sales and sales returns and records a related allowance.

     Allowance for Doubtful Accounts: The Company maintains a reserve for doubtful accounts which includes 100% of all invoices that management deems doubtful of collection.

     Property, Plant and Equipment: Property, Plant and Equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed principally by the straight-line method for each class of depreciable and amortizable assets based on their estimated useful lives. Buildings and improvements, machinery and equipment, and furniture, fixtures and leasehold improvements are generally depreciated over periods of 20-35, 5-25 and 5-10 years, respectively.

     Income Taxes: Deferred income taxes are determined using the liability method following the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 (Accounting for Income Taxes) whereby the future expected consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements are recognized as deferred tax assets and liabilities.

     Impairment: Long term assets are reviewed for impairment following the provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of). Goodwill not associated with particular assets is reviewed for impairment based on an analysis of undiscounted future cash flows associated with the related operation.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of




                                      F2-8
long-lived assets and discontinued operations. The standard is effective beginning January 1, 2002. The Company has determined that the impact of initial adoption will not have a material impact on the Company's financial position or result of operations.

         Goodwill: Goodwill is amortized on a straight line basis over periods ranging from 15 to 30 years.

           In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to an annual assessment for impairment by applying a fair-value based test. The standard will be effective beginning January 1, 2002. The Company has yet to determine the impact of the statement on its financial position and results of operations.

           Environmental Liabilities: The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

         Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

           Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.         ACQUISITIONS:

           On December 29, 1999, the Company's wholly-owned subsidiary Button Fashion B.V. ("Button Fashion") acquired the operating assets of Button Fashion Holland B.V. for approximately $834 thousand in cash including transaction costs. An additional $162 thousand may be payable over four years contingent on the realizability of certain inventory assets acquired. No goodwill was recorded with respect to this transaction. Button Fashion manufactures and distributes buttons for sale principally in the European market.

         On December 16, 1998, the Company acquired certain assets and the business of Streamline Industries, Inc. ("Streamline") for approximately $1.6 million in cash. No goodwill was recorded with respect to this transaction. Streamline packages and distributes a line of carded buttons and embellishments for sale to retail and specialty chain stores.

           All acquisitions have been recorded using the purchase method of accounting. The Company's historical results of operations include Button Fashion and Streamline from their respective acquisition dates.



                                      F2-9

3.         DISCONTINUED OPERATIONS:

           On March 26, 1997, the Company sold the assets and specified liabilities of the Company's Thread division to an affiliate of Hicking Pentecost PLC ("HP"). The aggregate cash consideration was $54.9 million, of which $3.0 million was placed in escrow subject to certain post-closing adjustments, plus the assumption of approximately $6.8 million of long term liabilities. On October 22, 1999, the Company reached final agreement with HP regarding all outstanding issues related to the sale transaction and $2.4 million of escrow proceeds were received from the escrow agent. This receipt was reported as income from discontinued operations totaling $1.5 million, after tax, during the year ended December 31, 1999.


4.         INVENTORIES:

           The components of inventories as of December 31, net of reserves are as follows (dollars in thousands):
                                            2001                      2000
                                       ----------                ----------
           Raw materials               $    1,686                $    2,115
           Work in progress                    20                        21
           Finished goods                   2,909                     3,177
                                       ----------                ----------
                                       $    4,615                $    5,313
                                       ==========                ==========

        At December 31, 2001 and 2000 inventories were valued on a weighted-average cost method basis. Inventories are stated at lower of cost or market. Cost elements included in inventory are material, labor and overhead, primarily using standard cost, which approximates actual cost.


5.              OTHER CURRENT LIABILITIES AND OTHER LIABILITIES:

           Other liabilities as of December 31 consist of the following (dollars in thousands):

           CURRENT                                                  2001                 2000
           -------                                              ----------          ---------
           Salaries, wages, bonuses and other compensation...   $      519          $      425
           Other.............................................          594                 785
                                                                ----------          ----------
                                                                $    1,113          $    1,210
                                                                ==========          ==========

           LONG TERM                                                2001                 2000
           ---------                                            ----------          ---------
           Pension liabilities...............................   $    3,271               1,394
           Environmental accruals............................        1,442               1,660
           Other post-retirement benefits....................        2,717               2,947
           Other liabilities.................................          948               1,008
                                                                ----------          ----------
                                                                $    8,378          $    7,009
                                                                ==========          ==========



                                      F2-10

6.         LONG-TERM DEBT:

           On June 23, 1998, the Company entered into a $9 million revolving credit agreement (the "Credit Agreement") with Fleet Bank, N.A. ("Fleet"). The Credit Agreement had an original term of five years. Advances bear interest equal to, at the Company's option, (1) the rate at which deposits in U.S. dollars are offered by the principal office of Fleet in London, England, to prime banks in the London interbank market (LIBOR) plus 1.5% or (2) Fleet's prime rate. A performance price grid provides that interest rates will step down upon the Company's achievement of specified ratios of funded debt to earnings before interest, income taxes, depreciation and amortization. The weighted average interest on outstanding debt under the Company's credit facility was 6.54% during the year ended December 31, 2001 and 7.61% during the year ended December 31, 2000. The weighted average outstanding debt under the facility during the year ended December 31, 2001 was $6.9 million and in 2000 was $8.6 million.

           The Company's revolving credit facility with Fleet Bank, N.A. contained certain financial covenants with which the failure to comply lead to an event of default. Primarily as a result of losses incurred by its Westwater subsidiary during 2000 and 2001, the Company was in violation of a financial covenant in its revolving credit facility with Fleet Bank N.A. during 2001 and it was therefore necessary to renegotiate the financial covenant or refinance its debt.

           On January 24, 2002, the Company and the CIT Group/Financial Services, Inc. ("CIT") entered into a series of agreements (the "CIT Facilities") providing for maximum aggregate revolving credit of up to $7.5 million to the Company. The Company utilized the CIT Facilities to pay off all amounts outstanding under its previous credit agreement with Fleet Bank in the amount of $5.3 million on such date.

         The CIT Facilities are comprised of separate financing agreements with each of the Company and its wholly-owned subsidiaries, Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. The financing agreements with Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. ("Subsidiary Financing Agreements") provide for revolving credit advances to such facilities based on eligible accounts receivable and inventory and include a Letter of Credit agreement with a limit of $500,000.

           The financing agreement with Carlyle ("Carlyle Financing Agreement") provides for a term loan (the "Term Loan") in the amount of $2.0 million and revolving credit of $500 thousand. The Term Loan amortizes $12 thousand per month during each of the first twenty five months followed by a final installment payment of $1.7 million during the twenty-sixth month. All amounts outstanding under the CIT Facilities bear interest at the Chase Bank N.A. ("Chase") prime rate plus .5% with a minimum rate of 5%.

           In connection with the CIT Facilities, the Company and its subsidiaries have made guarantees and have issued first priority liens covering substantially all of the assets of the Company and its subsidiaries. In addition, an officer/director/stockholder of the Company has provided certain side collateral against advances provided under the CIT Facilities. On December 13, 2001, the Company's Board of Directors authorized a grant of 100,000 stock options with an exercise price of $.23 per share. in consideration for the officer/director/stockholder's collateral support.

                                      F2-11

           The CIT Facilities contain representations and warranties and events of default customary for agreements of this nature, such as restrictions on incurring more debt, acquisitions, preferred stock payments in excess of $300,000 per year, the use of proceeds from the sale of assets and change in voting control of the Company. The CIT Facilities also contain a subjective acceleration clause which states that all obligations under the Facilities shall, at CIT's option, be immediately due and payable without notice or demand upon the occurrence of any change in the Company's condition or affairs (financial or otherwise) that in CIT's sole discretion exercised by CIT in accordance with CIT's business judgement materially impairs the collateral or increases CIT's risk. Management of the Company believes that the likelihood of CIT accelerating the payment of the Facilities in 2002 is remote.

           The weighted average interest rate on outstanding debt under the Company's credit facility was 6.54% during the year ended December 31, 2001 and 7.61% during the year ended December 31, 2000. The weighted average outstanding debt under the facility during the year ended December 31, 2001 was $6.9 million and was $8.6 million during the year ended December 31, 2000. In connection with the refinancing of the Fleet Credit Agreement, the Company wrote-off $90 thousand, net of income tax benefit, of un-amortized deferred financing costs in the fourth quarter of 2001 and such amount is presented as an extraordinary item in the 2001 Consolidated Statement of Operations.


7.         LEASE PAYMENTS:

           The following is a schedule of future minimum lease payments under capital and non-cancelable operating leases at December 31, 2001 (dollars in thousands):

                2002                                     $      204
                2003                                            204
                2004                                            204
                2005                                            188
                2006                                            125
                                                         ----------
                                                         $      925
                Amount representing interest                     --
                                                         ----------

                Present value of minimum lease
                payments                                 $      925
                                                         ==========

           Rental expense for premises and machinery and equipment leased by the Company under operating leases was as follows (dollars in thousands):


                                            YEARS ENDED DECEMBER 31,
                                    2001              2000              1999
                                 -----------       -----------       -----------
           Premises                 $  333            $  304            $  259
           Machinery                     8            $   15            $   20


8.         FINANCIAL INSTRUMENTS:

           The Company's financial instruments are comprised of cash, cash equivalents, accounts receivable, revolving debt and Series B Preferred Stock at December 31, 2001 and 2000. The carrying amounts of cash, cash equivalents, accounts receivable and revolving debt approximate fair values due to the short-term maturity of cash, cash equivalents and accounts receivable and revolving debt. It was not practicable to obtain an estimate of the fair value of the Company's Series B Preferred Stock.



                                     F2-12

9.         CUSTOMER CONCENTRATION:

           During the years ended December 31, 2001, 2000 and 1999, the Company conducted business with four customers whose aggregate sales volume represented approximately 74%, 71% and 78% of the Company's net revenues, respectively. These customers also represented approximately 82%, and 78%, respectively, of the total outstanding accounts receivable as of December 31, 2001 and 2000. A reduction in sales to any of these customers could adversely impact the financial condition and results of operations of the Company.


10.        PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:

           The Company sponsors a defined benefit plan, which requires no contribution from the employees. The plan was frozen as of December 31, 1994, and no new employees have been eligible to join this plan after that date. Prior to December 31, 1994, the Plan covered substantially all employees. The employees covered under this plan do not receive any additional accruals for service rendered after December 31, 1994. Plan assets consist principally of common stocks and U.S. Government and corporate obligations.

           The benefits under this plan are determined based on formulas, which reflect the employees' years of service and compensation during their employment period. The projected unit credit method is used to determine pension cost. Funding requirements for the plan are based on the unit credit method. The Company's policy is to fund pension cost as required by ERISA.

           The Company provides certain health and life insurance benefits for eligible retirees and their dependents. The Company accounts for post retirement benefits in accordance with SFAS Number 106 (Employers' Accounting for Post-retirement Benefits Other Than Pensions), whereby the cost of post-retirement benefits are accrued during employees' working careers. The plan is not funded. The Company's policy is to pay the cost of benefits as incurred. Certain benefits are available to full-time employees who were over age 30, as of January 1, 1992, provided such employees work for the Company for 25 years and reach certain ages, but not less than age 55. Employees hired after January 1, 1993 are not eligible to receive benefits under this plan.

           The prepaid benefit balances of $555 thousand and $405 thousand at December 31, 2001 and 2000, respectively, are included in other assets on the Company's consolidated balance sheets. A minimum pension liability in the amount of $2.0 million has been recorded on the December 31, 2001 balance sheet in connection with this plan and a corresponding charge to stockholders' equity net of a deferred tax benefit of $702 thousand has also been recorded. These adjustments were recognized and charged to "Accumulated Other Comprehensive Earnings". The minimum pension liability was calculated in accordance with SFAS Number 87 ("Employer's Accounting for Pensions"), as of December 31, 2001 based on the plan's portfolio investments as of such date which totaled $19.2 million, and the actuarially determined accumulated benefit obligation. The plan's portfolio was adversely affected in 2001, particularly during the third and fourth quarters by the decline in the stock market. At March 15, 2002, the plan's portfolio investments totaled $19.6 million.


                                     F2-13

                                                                PENSION BENEFITS                       OTHER BENEFITS
                                                                   YEARS ENDED                           YEARS ENDED
                                                                   DECEMBER 31,                           DECEMBER 31,
DOLLARS IN THOUSANDS:                                        2001                2000                2001                2000
                                                         --------            --------            --------            --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                  $ 20,278            $ 19,350            $  2,090            $  2,730
Service cost                                                   --                  --                  --                   1
Interest costs                                              1,455               1,470                 141                 157
Actuarial (gain) loss                                         691               1,242                 (39)               (567)
Benefits paid                                              (1,790)             (1,784)               (267)               (231)
                                                         --------            --------            --------            --------
Benefit obligation at end of year                        $ 20,634            $ 20,278            $  1,925            $  2,090
                                                         ========            ========            ========            ========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year           $ 21,509            $ 21,070            $     --            $     --
Actual return on plan assets                                 (483)              2,223                  --                  --
Employer contribution                                          --                  --                  --                  --
Benefits paid                                              (1,790)             (1,784)                 --                  --
                                                         --------            --------            --------            --------
Fair value of plan assets at end of year                 $ 19,236            $ 21,509            $     --            $     --
                                                         ========            ========            ========            ========

Funded status                                            $ (1,397)           $  1,231            $ (1,925)           $ (2,090)
Unrecognized net actuarial loss (gain)                      1,952                (826)               (661)               (712)
Unrecognized prior service cost                                --                  --                (131)               (145)
                                                         --------            --------            --------            --------
Accrued benefit (cost) prepaid                           $    555            $    405            $ (2,717)           $ (2,947)
                                                         ========            ========            ========            ========

Weighted average assumptions as of December 31:
Discount rate                                                7.25%                7.5%               7.25%                7.5%
Expected return on plan assets                                8.5%                8.5%                N/A                 N/A
Rate of compensation increase                                 N/A                 N/A                 N/A                 N/A

COMPONENTS OF NET PERIODIC BENEFIT COST
Service                                                  $     --            $     --            $     --            $      1
Interest cost                                               1,455               1,470                 141                 157
Expected return on plan assets                                483              (2,223)                 --                  --
Amortization of prior service cost                         (2,236)                453                 (15)                (15)
Recognized net actuarial loss (gain)                          148                  --                 (90)                (75)
                                                         --------            --------            --------            --------
Net periodic benefit cost                                $   (150)           $   (300)           $     36            $     68
                                                         ========            ========            ========            ========



           A one-percentage-point change in assumed health care cost trend rates would not change the actuarial present value of the accumulated post-retirement benefit obligations due to annual limitations of Company contributions per employee.


11.        PENSION BENEFIT GUARANTY CORPORATION:

           In January 1997, the Pension Benefit Guaranty Corporation ("PBGC") notified the Company that it was considering whether the sale of the Thread division to HP would create an obligation under ERISA to immediately fund, in whole or in part, the Company's unfunded liability to its defined benefit plan. In February 1997, at the request of the PBGC, the Company agreed to provide the PBGC with at least 30 days advance notice of any proposed dividend, stock redemption, stockholder buyback or other distribution to shareholders of any class of equity which is projected to occur at any time prior to March 31, 2002. In consideration of such agreement, the PBGC agreed not to take action solely with respect to


                                     F2-14
the proposed sale transaction. In December 1997, the Company notified the PBGC that it intended to redeem $10 million of Preferred Stock as soon after year end as was practicable, plus additional amounts quarterly thereafter, but only to the extent of legally available funds as determined by the Board of Directors and if appropriate bank financing had been satisfactorily obtained. Following such notice, the PBGC indicated that it would not take any action with respect to such payments.

           If the PBGC had taken the position that the Company should fund, in whole or in part, the unfunded liability to the defined benefit plan, after receiving notice of a proposed dividend, stock redemption, stockholder buyback or other distribution to shareholders, and if such position were upheld, the ability of the Company to take any such proposed action could be adversely affected. Were the plan to be terminated or were the PBGC to require that the plan be funded according to different standards, the Company could have a resulting obligation to transfer cash to the plan. Based on an actuarial estimate, the obligation to transfer cash in the event of a termination would be $7.2 million as of December 31, 2001. Any actual amounts transferred in the event of a plan termination would depend on PBGC action and market conditions at the time of transfer and could differ significantly from this estimate. For information with respect to the Company's liability to its defined benefit plan, see Note 10.


12.        REDEEMABLE PREFERRED STOCK

         Each share of Series B Preferred Stock is entitled to one vote per share. As of December 31, 2001 there were 11,187,451 shares of Preferred Stock authorized and 4,555,007 shares of Series B Preferred Stock issued and outstanding. The Series B Preferred Stock is entitled to a preference on liquidation equal to $1 per share plus accrued and unpaid dividends at the rate of 6% per annum per share. There remain 499,995 shares of authorized but un-issued shares of blank check Preferred Stock.

           Twenty percent of the shares of Series B Preferred Stock were scheduled to be redeemed by the Company, from funds legally available therefore, on March 15th of each year commencing in 1995 and ending in 1999. Such shares may also be redeemed at any time at the Company's option. On June 23, 1998, the Company paid $12.5 million to holders of its Series B Preferred Stock of record as of June 22, 1998. $10.1 million of this amount represented the original redemption amount and $2.4 million reflected the increase in the redemption amount resulting from accumulated and unpaid dividends.

           On July 30, 1999, the Company announced that its Board had adopted a voluntary Plan of Recapitalization (the "Plan") to provide for the issuance of shares of Common Stock in exchange for accrued and unpaid Preferred Stock dividends and the exchange of additional shares of Common Stock for Preferred Stock. Pursuant to the Plan the Board authorized the issuance of 2,757,363 shares of Common Stock in exchange for $3.4 million accrued dividends through August 13, 1999, on its Series B Preferred Stock. The dividend exchange offer valued the Common Stock at $1.25 per share. The offer was made to holders of record as of July 16, 1999. At that date there were twelve holders of Preferred Stock holding a total of 10,687,456 shares.

           Pursuant to the Plan, the Company's Board also approved an offer to the holders of its Preferred Stock to exchange their shares of Preferred Stock for shares of Common Stock at the rate .620911 of a share of Common Stock for each share of Preferred Stock. In connection with this exchange offer 6,132,449 shares of Preferred Stock were exchanged for 3,807,704 shares of Common Stock.

           On August 13, 1999, the Company paid $3.4 million of accrued preferred dividends and made a Preferred Stock redemption payment of $6.1 million all by issuance of Common Stock.



                                     F2-15

           As of December 31, 2001, the Preferred Stock payments in arrears aggregated $4.6 million. Under the terms of the CIT Facilities, the Company is not permitted to redeem Preferred Stock and dividend payments are limited to $300 thousand per year.

           Dividends on the Series B Preferred Stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15, and December
15. Additional dividends accrue on all scheduled but unpaid dividends at a rate of 6% per annum.

           There were no dividends in arrears at December 31, 2001 and 2000. In addition, the availability of resources to make dividend payments to the holders of Preferred Stock in the future will depend on the Company's future cash flow and the timing of the settlement of the liabilities recorded in the financial statements of the Company.


13.      STOCKHOLDERS' EQUITY:

         COMMON STOCK

         Each share of Common Stock is entitled to one vote per share. As of December 31, 2001 there were 20,000,000 shares of Common Stock authorized and 13,934,858 shares issued and outstanding.


14.      INCOME TAXES:

         Income from continuing operations before income taxes for the years ended December 31 consisted of the following components (dollars in thousands):

                                        2001            2000           1999
                                   ---------------------------------------------
           United States           $    1,950      $     2,048       $     4,015
           Other                         (288)           (194)                --
                                   ----------      -----------       -----------
                                   $    1,662      $     1,854       $     4,015
                                   ==========      ===========       ===========

           The components of the income tax provision or benefit are (dollars in thousands):

CONTINUING OPERATIONS
---------------------
                                              YEARS ENDED DECEMBER 31,
                                        2001            2000           1999
                                   ---------------------------------------------
        Current provision          $      311      $       331       $     1,305
        Foreign benefit                   (87)             (68)               --
        Deferred provision                448              446               172
                                   ----------      -----------       -----------
                                   $      672      $       709       $     1,477
                                   ==========      ===========       ===========



DISCONTINUED OPERATIONS
-----------------------
                                              YEARS ENDED DECEMBER 31,
                                        2001            2000           1999
                                   ---------------------------------------------
        Current provision          $       --      $        --       $       869
        Deferred provision                 --               --                --
                                   ----------      -----------       -----------
                                   $       --      $        --       $       869
                                   ==========      ===========       ===========



                                     F2-16

        The Company's tax provision differed from that which would have been provided at a 34% rate as follows (dollars in thousands):

CONTINUING OPERATIONS
---------------------

                                                    YEARS ENDED DECEMBER 31,
                                              2001            2000           1999
                                         ----------------------------------------
        Federal provision at 34%         $      565     $      630        $    1,321
        State and local provision, net           41             46               123
        Amortization of goodwill                 48             33                33
        Foreign rate differential                12             --                --
        Other                                     6             --                --
                                         ----------     ----------        ----------
                                         $      672     $      709        $    1,477
                                         ==========     ==========        ==========

DISCONTINUED OPERATIONS
-----------------------

                                                     YEARS ENDED DECEMBER 31,
                                              2001            2000           1999
                                         ----------------------------------------
        Federal provision at 34%         $       --     $       --        $      797
        State and local provision, net           --             --                72
                                         ----------     ----------        ----------
                                         $       --     $       --        $      869
                                         ==========     ==========        ==========

      At December 31, 2001 and 2000, the components of the net deferred tax asset are (dollars in thousands):

                                                        2001                 2000
                                                    -----------         ---------
        Book value of fixed assets over tax basis   $     (536)         $      (536)
        Pension liabilities                              1,212                  546
        Other post-retirement benefit liability          1,005                1,090
        Environmental accruals                             691                  771
        Operating and capital loss carryforwards           402                  402
        Other,  net                                       (287)                (104)
                                                    ----------          -----------
                                                    $    2,487          $     2,169
                                                    ==========          ===========

           Based on the Company's business plan for the future, management is of the opinion that it is more likely than not that the deferred tax asset at December 31, 2001 will be realized.


15.        INCENTIVE PROGRAM:

           As of December 6, 1994, the Company's stockholders adopted the 1994 Incentive Program (the "Program"). Grants under the Program may consist of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants, or restored options. In connection with the Program, 500,000 shares of Common Stock were available for grants at the start of the Program. In addition, on April 22, 1997, the stockholders voted to amend the Program by increasing the number of shares available for grant by 500,000.

           SFAS No. 123 (Accounting for Stock-Based Compensation) modifies the accounting and reporting standards for the Company's stock-based compensation plans. SFAS 123 provides that stock-based awards be measured at their fair value at the grant date in accordance with a valuation model. This measurement may either be recorded in the Company's basic financial statements or the pro forma


                                     F2-17
effect on earnings may be disclosed in its financial statements. The Company has elected to provide the pro forma disclosures. The Company's reported and pro forma net income and earnings per share are as follows (dollars in thousands, except per share amounts):

                                        2001          2000           1999
                                     ----------    -----------    ----------
Income applicable to common stock
      As Reported                    $      627    $       871    $    6,482
       Pro Forma                     $      608    $       843    $    6,327
Basic EPS:
      As Reported                    $      .04    $       .06    $      .66
      Pro Forma                      $      .04    $       .06    $      .65
Diluted EPS:
      As Reported                    $      .04    $       .06    $      .66
      Pro Forma                      $      .04    $       .06    $      .65

           The Company has granted options on 814,000 shares through December 31, 2001. Under the Program the option exercise price equals the stock's market price on date of grant. Program options vest over a three to four-year period and expire after ten years.

           A summary of the status of the Program's outstanding grants and weighted average exercise prices at December 31, 2001, 2000 and 1999 and changes during the years then ended is presented in the table and narrative below (shares in thousands):

                                                  2001                         2000                            1999
                                        -----------------------       ----------------------          -----------------------
                                         SHARES          PRICE           SHARES        PRICE          SHARES          PRICE
                                        --------        -------       -----------      -----          ------         --------
Beginning of year                           929         $  1.51            987         $ 1.47            773         $  4.40
Granted                                      --             --              --             --            585             .50
Exercised                                    --             --              --             --            --               --
Forfeited                                  (115)           1.15            (58)           .83           (371)           4.07
Expired                                      --             --              --             --            --               --
                                        --------        -------        --------        -------        --------       --------
End of year                                 814         $  1.56            929          $1.51            987         $  1.47
                                            ===         =======            ===          =====            ===         =======

Shares exercisable at year-end              683                            502                           382
                                            ===                            ===                        ======
Weighted average exercise
  price of exercisable options            $1.76                          $2.19                         $2.73
                                          =====                          =====                         =====

           The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999, respectively: risk-free interest rates of 5.25, 5.5 and 6.25 percent, expected dividend yields of zero percent; expected lives of 1, 3 and 4 years; expected volatility of 77, 67 and 92 percent.


16.        EARNINGS PER COMMON SHARE:

           Options to purchase shares of Common Stock of the Company had no effect on earnings per share because the exercise price of such options exceeded the market price of the Common Stock in each of the years ended December 31, 2001, 2000 and 1999. Basic and diluted earnings per common share have been presented as earnings from continuing operations and earnings from discontinued operations. Basic and diluted earnings per share from continuing operations have been calculated as net income from continuing


                                     F2-18
operations after preferred dividend requirements of $273,000, $274,000, and $611,000 for 2001, 2000 and 1999 respectively, divided by weighted-average common shares outstanding during the period. Basic and diluted earnings per common share from discontinued operations have been calculated as income (loss) from discontinued operations plus net loss on disposition of discontinued operations divided by the weighted-average number of common shares outstanding.

17.        COMMITMENT AND CONTINGENCIES:

           The Company may be involved in various legal actions from time to time arising in the normal course of business. In the opinion of management, there are no matters outstanding that would have a material adverse effect on the consolidated financial position or results of operations of the Company.

           The Company is also subject to a number of federal, state and local environmental laws and regulations, including those concerning the treatment, storage and disposal of waste, the discharge of effluents into waterways, the emissions of substances into the air and various health and safety matters.

           The reserve the Company has established for environmental liabilities, in the amount of $1.4 million, represents the Company's best current estimate of the costs of addressing all identified environmental problems.


18. UNAUDITED QUARTERLY RESULTS OF OPERATIONS: (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                           DECEMBER 31,       SEPTEMBER 30,        JUNE 30,             MARCH 31,
QUARTER ENDED                                                  2001                2001              2001                 2001
                                                         ---------------      ---------------    -----------           -------
Net sales                                                $    6,253           $    5,958          $    6,019           $    6,695
Cost of sales                                                 3,740                3,997               3,693                4,026
                                                         ----------           ----------          ----------           ----------
Gross profit                                                  2,513           $    1,961          $    2,326           $    2,669
                                                         ==========           ==========          ==========           ==========

Income applicable to common stock                        $      179           $      183          $      115           $      150
                                                         ==========           ==========          ==========           ==========

Basic and diluted income per common share:
Continuing operations                                    $      .01           $      .01          $      .01           $      .01
                                                         ==========           ==========          ==========           ==========

                                                           DECEMBER 31,       SEPTEMBER 30,        JUNE 30,             MARCH 31,
QUARTER ENDED                                                  2000                2000              2000                 2000
                                                         ---------------      ---------------    -----------           -------
Net sales                                                $    5,688           $    8,206          $    6,934           $    6,248
Cost of sales                                                 3,392                5,156               4,140                3,310
                                                         ----------           ----------          ----------           ----------
Gross profit                                             $    2,296           $    3,050          $    2,794           $    2,938
                                                         ==========           ==========          ==========           ==========

Income applicable to common stock                        $       62           $      384          $      211           $      214
                                                         ==========           ==========          ==========           ==========

Basic and diluted income per common share:
Continuing operations                                    $       --           $      .03          $       .02          $      .02
                                                         ==========           ==========          ===========          ==========



                                     F2-19

                    CARLYLE INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

ASSETS                                                      MARCH 31, 2002
Current Assets:                                               (UNAUDITED)          DECEMBER 31, 2001
                                                          ------------------    --------------------
      Cash and cash equivalents                                 $       247       $            398
      Accounts receivable trade, net                                  2,448                  2,685
      Inventories, net                                                5,478                  4,615
      Deferred income taxes                                             545                    604
      Other current assets                                              243                    284
                                                                -----------            -----------
           Total current assets                                       8,961                  8,586

Property, Plant and Equipment, at cost                                3,881                  3,851
Less: Accumulated Depreciation and Amortization                      (1,650)                (1,595)
                                                                -----------            -----------
           Net property, plant and equipment                          2,231                  2,256
                                                                -----------            -----------

Goodwill, net                                                         2,543                  2,543
Deferred income taxes                                                 1,952                  1,883
Other assets                                                          1,056                  1,018
                                                                -----------            -----------
           Total Assets                                         $    16,743            $    16,286
                                                                ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable                                          $     1,008            $       599
      Income taxes payable                                              142                     43
      Other current liabilities                                         670                  1,113
      Revolving credit debt                                           4,076                  3,832
                                                                -----------            -----------
           Total current liabilities                                  5,896                  5,587
                                                                -----------            -----------
Long-term Debt                                                        1,832                  1,868
Other Liabilities                                                     8,311                  8,378
                                                                -----------            -----------
           Total Liabilities                                         16,039                 15,833
                                                                -----------            -----------

Redeemable Preferred Stock, par value $0.01 per share
      11,187,451 shares authorized:
      Shares issued and outstanding:
           Series A - None                                               --                     --
           Series B - 4,555,007 at March 31, 2002 and
                               at December 31, 2001                   4,555                  4,555
Accumulated dividends on preferred stock                                 14                     13
                                                                -----------            -----------
                                                                      4,569                  4,568
                                                               ------------            -----------

STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share
       20,000,000 shares authorized;
      Shares issued and outstanding at March 31, 2002
           and December 31, 2001: 13,934,858                            139                    139
Paid in Capital                                                      26,345                 26,345
Retained Deficit                                                    (28,998)               (29,237)
Accumulated Other Comprehensive Loss                                 (1,351)                (1,362)
                                                                -----------            -----------
Total Common Stockholders' Deficit                                   (3,865)                (4,115)
                                                                -----------            -----------
Total Liabilities, Redeemable Preferred Stock
       and Stockholders' Equity                                 $    16,743            $    16,286
                                                                ===========            ===========

See Notes to Unaudited Consolidated Financial Statements.


                                     F2-20

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED MARCH 31,
                                                      2002               2001
                                                      ----               ----

Net sales                                        $     5,258        $    6,695
Cost of sales                                          2,972             4,026
                                                 -----------        ----------
                                                       2,286             2,669
Selling, general & administrative expenses             1,702             2,152
                                                 -----------        ----------
Income before interest and income taxes                  584               517
Interest expense, net                                    101               160
                                                 -----------        ----------
Income before income taxes                               483               357
Provision for income taxes                               177               140
                                                 -----------        ----------
Income before preferred dividends                        306               217
Less dividends on preferred stock                         67                67
                                                 -----------        ----------
Income applicable to common stock                $       239        $      150
                                                 ===========        ==========

Basic and diluted earnings per common share      $       .02        $      .01
                                                 ===========        ==========

Weighted average common shares
      outstanding (in thousands)                      13,935            13,935
                                                 ===========        ==========



See Notes to Unaudited Consolidated Financial Statements.


                                     F2-21

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                THREE MONTHS ENDED MARCH 31,
                                                ----------------------------
                                                        2002          2001
                                                       -----          ----
Net income before dividends on preferred stock   $       306    $      217
Other comprehensive income (loss):
      Foreign currency translation adjustment             11           (41)
                                                 -----------    -----------
Comprehensive income                             $       317    $      176
                                                 ===========    ==========


See Notes to Unaudited Consolidated Financial Statements.




                                     F2-22

                            CARLYLE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS ENDED MARCH  31,
                                                                   2002                2001
                                                                   ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Income before preferred dividends                             $     306            $     217
Reconciliation of income before preferred dividends
   to net cash provided by (used in) operations:
      Depreciation and amortization                                 132                  155
      Deferred tax provision                                        (10)                  94
      Changes in operating assets and liabilities:
        Accounts receivable                                         237               (1,022)
        Inventories                                                (852)                  81
        Other assets                                                (22)                (238)
        Accounts payable                                            409                  (36)
        Income taxes payable                                         99                   16
        Other current liabilities                                  (443)                (189)
        Other liabilities                                           (65)                (147)
                                                              ---------            ---------

             Net cash used in operating activities                 (209)              (1,069)
                                                              ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                                (30)                  (9)
Investment in other assets                                          (52)                 (21)
                                                              ---------            ---------
             Net cash used in investing activities                  (82)                 (30)
                                                              ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities, net                                208                1,050
Dividends on preferred stock                                        (66)                 (67)
                                                              ---------            ---------
             Net cash provided by financing activities              142                  983
                                                              ---------            ---------

Effect of exchange rate changes on cash and cash equivalents         (2)                  (3)
                                                              ---------            ---------

Decrease in cash and cash equivalents                              (151)                (119)

Cash and cash equivalents beginning of period                       398                  197
                                                              ---------            ---------
Cash and cash equivalents end of period                       $     247            $      78
                                                              =========            =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest                                                   $     101            $     135
                                                              =========            =========
   Income taxes                                               $      17            $      64
                                                              =========            =========

See Notes to Unaudited Consolidated Financial Statements.





                                     F2-23

                            CARLYLE INDUSTRIES, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002

NOTE 1: BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Certain reclassifications have been made to prior year amounts in order to present them on a basis consistent with the current year. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operation: Carlyle Industries, Inc. (the "Company") and its subsidiaries package and distribute a line of buttons, craft and gift products.

Consolidation: The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries after elimination of intercompany items and transactions.

Depreciation and Amortization: Depreciation and amortization are computed principally by the straight-line method for each class of depreciable and amortizable asset based on their estimated useful lives. Buildings and improvements, machinery and equipment, and furniture, fixtures and leasehold improvements are generally depreciated over periods of 20-35, 5-25 and 5-10 years, respectively.

Revenue Recognition:  Revenue is recognized upon shipment of merchandise.

Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.





                                     F2-24

NOTE 3: EARNINGS PER SHARE

Earnings per share of the Company's Common Stock have been computed on the basis of weighted average common shares outstanding after providing for quarterly preferred dividend requirements.

NOTE 4:  INVENTORIES

The components of inventories, net of reserves, are as follows (dollars in thousands):

                                      MARCH 31, 2002         DECEMBER 31, 2001
                                      --------------         -----------------

              Raw materials                $  2,635              $  1,686
              Work in Progress                   20                    20
              Finished goods                  2,823                 2,909
                                          ---------              --------
                                           $  5,478              $  4,615
                                           ========              ========

NOTE 5:  CREDIT FACILITIES

Primarily as a result of losses incurred by its Westwater subsidiary during 2000 and 2001, the Company was in violation of a financial covenant in its revolving credit facility with Fleet Bank N.A. and it was therefore necessary to renegotiate the financial covenant or refinance its debt.

On January 24, 2002, the Company and the CIT Group/Financial Services, Inc. ("CIT") entered into a series of agreements (the "CIT Facilities") providing for maximum aggregate revolving credit of up to $7.5 million to the Company. The Company utilized the CIT Facilities to pay off all amounts outstanding under its previous credit agreement with Fleet Bank in the amount of $5.3 million on such date.

The CIT Facilities are comprised of separate financing agreements with each of the Company and its wholly- owned subsidiaries, Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. The financing agreements with Blumenthal Lansing Company, Inc. and Westwater Industries, Inc. provide for revolving credit advances to such facilities based on eligible accounts receivable and inventory and include a Letter of Credit agreement with a limit of $500,000.

The financing agreement with Carlyle provides for a term loan (the "Term Loan") in the amount of $2.0 million and revolving credit of $500 thousand. The Term Loan amortizes $12 thousand per month during each of the first twenty five months followed by a final installment payment of $1.7 million during the twenty-sixth month. All amounts outstanding under the CIT Facilities bear interest at the Chase Bank N.A. prime rate plus .5% with a minimum rate of 5%.

In connection with the CIT Facilities, the Company and its subsidiaries have made guarantees and have issued first priority liens covering substantially all of the assets of the Company and its subsidiaries. In addition, an officer/director/stockholder of the Company has provided certain side collateral against advances provided under the CIT Facilities. On December 13, 2001, the Company's Board of Directors authorized a grant of 100,000 stock options with an exercise price of $.23 per share. in consideration for the officer/director/stockholder's collateral support.


                                     F2-25

The CIT Facilities contain representations and warranties and events of default customary for agreements of this nature, such as restrictions on incurring more debt, acquisitions, preferred stock payments in excess of $300,000 per year, the use of proceeds from the sale of assets and change in voting control of the Company. The CIT Facilities also contain a subjective acceleration clause which states that all obligations under the CIT Facilities shall, at CIT's option, be immediately due and payable without notice or demand upon the occurrence of any change in the Company's condition or affairs (financial or otherwise) that in CIT's sole discretion exercised by CIT in accordance with CIT's business judgement materially impairs the collateral or increases CIT's risk. Management of the Company believes that the likelihood of CIT accelerating the payment of the CIT Facilities in 2002 is remote.

NOTE 6:  PREFERRED STOCK

Dividends on the Series B Preferred Stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15, and December 15. The availability of resources to make dividend payments to the holders of Series B Preferred Stock in the future will depend on the Company's future cash flow.

In addition, the Series B Preferred Stock by its terms was required to be fully redeemed by the Company in annual installments beginning March 15, 1995 through March 15, 1999, subject among other things to the approval of the Company's senior lenders, if any, and to the extent of legally available funds as determined by the Board of Directors.

The Company expects to stay current with respect to Series B Preferred Stock dividends. However, redemption payments on account of the Series B Preferred Stock are not permitted under the CIT Facilities.

NOTE 7:  GOODWILL

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to an annual assessment for impairment by applying a fair-value based test. The standard is effective beginning January 1, 2002. The Company is in the process of evaluating its goodwill and such evaluation is expected to be completed before June 30, 2002.







                                     F2-26

                                                                      APPENDIX A


================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                           LEVCOR INTERNATIONAL, INC.

                                       AND

                            CARLYLE INDUSTRIES, INC.



                            DATED AS OF MAY 24, 2002




================================================================================

                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I THE MERGER..............................................................................................1
         1.1        The Merger....................................................................................1
         1.2        Closing.......................................................................................1
         1.3        Effective Time of the Merger..................................................................1
         1.4        Effects of the Merger.........................................................................1
         1.5        Corporate Organization........................................................................2

ARTICLE II MERGER CONSIDERATION...................................................................................2
         2.1        Effect on Capital Stock.......................................................................2
         2.2        Exchange of Certificates......................................................................3

ARTICLE III REPRESENTATIONS AND WARRANTIES........................................................................5
         3.1        Representations and Warranties of Carlyle.....................................................5
         3.2        Representations and Warranties of Levcor.....................................................15

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................................24
         4.1        Covenants of Carlyle.........................................................................24
         4.2        Covenants of Levcor..........................................................................28

ARTICLE V ADDITIONAL AGREEMENTS..................................................................................31
         5.1        Prospectus/Proxy Statement; Registration Statement...........................................31
         5.2        Meetings of Stockholders; Board Recommendation...............................................31
         5.3        Legal Conditions to Merger...................................................................32
         5.4        Access to Information........................................................................33
         5.5        Brokers or Finders...........................................................................33
         5.6        Indemnification..............................................................................33
         5.7        Stock Options................................................................................33

ARTICLE VI CONDITIONS............................................................................................34
         6.1        Conditions to Each Party's Obligation To Effect the Merger...................................34
         6.2        Conditions to Obligations of Levcor..........................................................35
         6.3        Conditions to Obligations of Carlyle.........................................................36

ARTICLE VII TERMINATION AND AMENDMENT............................................................................36
         7.1        Termination..................................................................................36
         7.2        Effect of Termination........................................................................38
         7.3        Fees, Expenses and Other Payments............................................................38
         7.4        Amendment....................................................................................39
         7.5        Extension; Waiver............................................................................39

ARTICLE VIII GENERAL PROVISIONS..................................................................................40
         8.1        Nonsurvival of Representations, Warranties and Agreements....................................40
         8.2        Notices......................................................................................40
         8.3        Certain Definitions..........................................................................41


                                                          i


         8.4        Interpretation...............................................................................43
         8.5        Counterparts.................................................................................43
         8.6        Entire Agreement; No Third Party Beneficiaries; Rights of Ownership..........................43
         8.7        Governing Law................................................................................44
         8.8        Severability; No Remedy in Certain Circumstances.............................................44
         8.9        Publicity....................................................................................44
         8.10       Assignment...................................................................................44
         8.11       Specific Performance.........................................................................44

Exhibit A - Form of Certificate of Incorporation of Surviving Corporation Exhibit B - Form of By-Laws of Surviving Corporation
Exhibit C - Directors of Surviving Corporation
Exhibit D - Officers of Surviving Corporation

         AGREEMENT AND PLAN OF MERGER, dated as of May 24, 2002 (the "Agreement"), between LEVCOR INTERNATIONAL, INC., a Delaware corporation ("Levcor"), and CARLYLE INDUSTRIES, INC., a Delaware corporation ("Carlyle").

         WHEREAS, the Boards of Directors of Levcor and Carlyle have determined that it is in the best interests of their respective corporations and stockholders that Levcor and Carlyle merge (the "Merger") pursuant to this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), have approved this Agreement and the transactions contemplated hereby, and have recommended to their respective stockholders the approval and adoption of this Agreement and the approval of the Merger; and

         WHEREAS, terms listed in Section 8.3 are defined in the Sections set forth therein.

         NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. At the Effective Time and upon the terms of this Agreement and the applicable provisions of Delaware Law, Carlyle shall be merged with and into Levcor, the separate corporate existence of Carlyle shall cease and Levcor shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the last of the conditions set forth in Article VI (the "Closing Date"), at 10:00 a.m., at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto.

         1.3 EFFECTIVE TIME OF THE MERGER. As soon as practicable following the Closing, Levcor shall file a certificate of merger in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the relevant provisions of Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law.

         1.5 CORPORATE ORGANIZATION.

         (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be in the form of the certificate of incorporation attached hereto as Exhibit A.

         (b) At the Effective Time, the by-laws of the Surviving Corporation shall be in the form of the by-laws attached hereto as Exhibit B.

         (c) At the Effective Time, the directors of the Surviving Corporation shall be the individuals set forth in Exhibit C.

         (d) At the Effective Time, the officers of the Surviving Corporation shall be the individuals set forth in Exhibit D.


                                   ARTICLE II

                              MERGER CONSIDERATION

         2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Carlyle or any shares of capital stock of Levcor:

         (a) COMMON STOCK OF CARLYLE. Each share of common stock, par value $0.01 per share, of Carlyle (the "Carlyle Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Carlyle Common Stock to be cancelled pursuant to Section 2.1(c) and other than Dissenting Shares), shall be converted into the right to receive 0.2 (the "Common Exchange Ratio") of a validly issued, fully paid and nonassessable share of common stock, par value $0.56 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"). After the Effective Time, the holders of shares of Carlyle Common Stock shall cease to have any rights with respect thereto, except the right to receive the Surviving Corporation Common Stock as provided herein.

         (b) SERIES B PREFERRED STOCK OF CARLYLE. Each share of preferred stock, par value $0.01 per share, of Carlyle (the "Carlyle Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Carlyle Preferred Stock to be cancelled pursuant to Section 2.1(c) and other than Dissenting Shares), shall be converted into the right to receive one of a validly issued, fully paid and nonassessable share of series A preferred stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Series A Preferred Stock"). After the Effective Time, the holders of shares of Carlyle Preferred Stock shall cease to have any rights with respect thereto, except the right to receive Surviving Corporation Series A Preferred Stock as provided herein.

         (c) CANCELLATION OF TREASURY STOCK. Each share of Carlyle Common Stock and/or Carlyle Preferred Stock (collectively, the "Carlyle Capital Stock"), that is owned by Carlyle or by any subsidiary of Carlyle shall be cancelled and retired and shall cease to exist.

         (d) STOCK OPTIONS. All options to purchase Carlyle Common Stock outstanding immediately prior to the Effective Time, whether under Carlyle's 1994 Incentive Program the ("Carlyle Option Plan"), pursuant to another Carlyle compensatory plan or otherwise (each such option, a "Carlyle Option"), shall be assumed by Levcor in accordance with Section 5.7.

         (e) FRACTIONAL SHARES. Only whole shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock (collectively, the "Surviving Corporation Capital Stock") will be issued to holders of Carlyle Capital Stock in the Merger. Any holder of shares of Carlyle Capital Stock who would otherwise be entitled to a fraction of a share of the Surviving Corporation Capital Stock (after aggregating all fractional shares of the Surviving Corporation Capital Stock to be received by such holder) shall have such fractional share interest rounded up to the nearest whole share.

         (f) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, to the extent provided by the relevant provisions of Delaware Law, shares of Carlyle Capital Stock held by any person (a "Dissenting Stockholder") who elects to demand appraisal of his shares and duly and timely complies with all the provisions of Delaware Law concerning the right of holders of Carlyle Capital Stock to require appraisal of their shares ("Dissenting Shares"), shall not be converted into shares of the Surviving Corporation Capital Stock, but each Dissenting Stockholder shall have the right to receive such consideration as may be determined to be due the Dissenting Stockholders pursuant to Delaware Law. If, after the Effective Time, a Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the relevant provisions of Delaware Law, his shares will be deemed to be converted as of the Effective Time into shares of the Surviving Corporation Capital Stock pursuant to Sections 2.1(a) or 2.1(b). Carlyle shall give Levcor (i) prompt notice of any demands for appraisal of Dissenting Shares received by Carlyle and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Carlyle will not, without the prior written consent of Levcor, make any payment with respect to, or enter into any negotiations or discussions or a binding settlement agreement or make an offer, written or oral, to settle, any such demands.

         (g) LEVCOR COMMON STOCK. The shares of Levcor Common Stock shall not be canceled, retired or converted by reason of the Merger.

         2.2 EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. Levcor shall appoint an institution reasonably satisfactory to Carlyle to act as the exchange agent (the "Exchange Agent") in the Merger and shall enter into an agreement with the Exchange Agent, reasonably satisfactory to Carlyle, which shall provide that Levcor shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of the Surviving Corporation Capital Stock issuable pursuant to Sections 2.1(a) or 2.1(b).

         (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Levcor shall cause the Exchange Agent to mail to each holder of record of Carlyle Capital Stock as of the

Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding shares of Carlyle Capital Stock (the "Carlyle Certificates") shall pass, only upon delivery of the Carlyle Certificates to the Exchange Agent and shall be in such form and have such other provisions as Levcor may reasonably specify), and (ii) instructions for use in effecting the surrender of the Carlyle Certificates in exchange for certificates representing shares of the Surviving Corporation Capital Stock into which the surrendered shares of Carlyle Capital Stock were converted (the "Surviving Corporation Certificates"). Upon surrender of Carlyle Certificates for exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Carlyle Certificates shall be entitled to receive in exchange therefor the number of shares of Surviving Corporation Capital Stock (after taking into account all Carlyle Certificates surrendered by such holder) to which such holder is entitled pursuant to Sections 2.1(a) or 2.1(b) and the Carlyle Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Carlyle Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of the Surviving Corporation Capital Stock into which such shares of Carlyle Capital Stock represented by such Carlyle Certificate shall have been converted.

         (c) TRANSFERS OF OWNERSHIP. If Surviving Corporation Certificates are to be issued in a name other than that in which the Carlyle Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Carlyle Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Levcor or any agent designated by it any transfer or other Taxes required by reason of the issuance of the Surviving Corporation Certificates in any name other than that of the registered holder of the Carlyle Certificates surrendered in exchange therefore, or established to the satisfaction of Levcor or any agent designated by it that such Tax has been paid or is not payable.

         (d) UNDISTRIBUTED SHARES OF THE SURVIVING CORPORATION CAPITAL STOCK. Any shares of the Surviving Corporation Capital Stock which remain undistributed to the holders of Carlyle Certificates six months after the Effective Time shall, at the request of Levcor, be redelivered to Levcor or otherwise on the instruction of Levcor, and any holders of shares of Carlyle Capital Stock who have not surrendered Carlyle Certificates representing such shares in compliance with this Section 2.2 shall thereafter look only to Levcor for the shares of the Surviving Corporation Capital Stock into which such shares were converted pursuant to Sections 2.1(a) or 2.1(b).

         (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Carlyle Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Carlyle Certificates, upon the making of an affidavit of that fact by the holder thereof, such Surviving Corporation Certificates as may be required pursuant to Sections 2.2(b); provided, however, that Levcor may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Carlyle Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Levcor, Carlyle or the Exchange Agent with respect to the Carlyle Certificates alleged to have been lost, stolen or destroyed.

         (f) NO FURTHER TRANSFERS. At the Effective Time, the stock transfer books of Carlyle shall be closed, and no transfers of Carlyle Capital Stock shall thereafter be made.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF CARLYLE. Carlyle represents and warrants to Levcor that, except as specifically disclosed in the letter dated the date hereof and delivered by Carlyle to Levcor simultaneously with the execution and delivery of this Agreement (the "Carlyle Disclosure Letter") or in the Carlyle SEC Documents:

         (a) ORGANIZATION, STANDING AND POWER. Each of Carlyle and its subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Carlyle. Carlyle has made available to Levcor true and complete copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws (or equivalent organizational documents) of each subsidiary of Carlyle, each as amended to date. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect, and neither Carlyle nor any subsidiary of Carlyle is in violation of any provision of its certificate of incorporation, by-laws or equivalent organizational documents.

         As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its subsidiaries taken as a whole, and (ii) the term "Material Adverse Effect" means, with respect to Carlyle or Levcor, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened would or would reasonably be expected to (I) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, or (II) prevent or materially delay the consummation of the Merger.

         (b) SUBSIDIARIES. Carlyle owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its subsidiaries, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. The Carlyle Disclosure Letter sets forth a complete list of Carlyle's subsidiaries. Other than the capital stock or other interests held by Carlyle in such subsidiaries, neither Carlyle nor any such subsidiary owns any direct or indirect equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock in each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations. There are no irrevocable proxies or similar obligations with respect to such capital stock of such subsidiaries and no equity securities or other interests of any of its subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

         (c) CAPITAL STRUCTURE. (i) The authorized capital stock of Carlyle consists of 20,000,000 shares of Carlyle Common Stock and 41,000,000 shares of Carlyle Preferred Stock, 11,187,451 of which have been designated Series B Preferred Stock. As of the date of this Agreement, (A) 13,934,858 shares of Carlyle Common Stock are outstanding, (B) Carlyle Options are outstanding to purchase 1,000,000 shares of Carlyle Common Stock, and (C) 4,555,007 shares of Carlyle Preferred Stock are outstanding. Carlyle has provided Levcor with a true and complete list of the outstanding Carlyle Options as of the date hereof, including the exercise prices and vesting schedules therefor.

         (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Carlyle are issued or outstanding.

         (iii) All outstanding shares of Carlyle Capital Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities laws and regulations. All shares of Carlyle Common Stock subject to issuance upon the exercise of Carlyle Options, upon issuance on the terms specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

         (iv) Except for this Agreement, the Carlyle Preferred Stock and the Carlyle Options, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which Carlyle or any subsidiary of Carlyle is a party or by which it is bound obligating Carlyle or any subsidiary of Carlyle to issue, deliver or sell, or cause to be issued, delivered or sold, on the date hereof or any date in the future, additional shares of capital stock or any Voting Debt of Carlyle or of any subsidiary of Carlyle or obligating Carlyle or any subsidiary of Carlyle to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The execution, delivery and performance by Carlyle of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not obligate Carlyle to issue, or result in the issuance of, any capital stock of Carlyle pursuant to any other agreement or arrangement, except for the acceleration of vesting and potential exercise of Carlyle Options contemplated by Section 5.7. There are no outstanding contractual obligations of Carlyle or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Carlyle or any of its subsidiaries.

         (v) Since December 31, 2001, Carlyle and each of its subsidiaries has not (A) issued, permitted to be issued or entered into any obligation to issue, any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Carlyle or any of its subsidiaries, other than pursuant to and as required by the terms of any Carlyle Options that were issued and outstanding on such date; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of capital stock of Carlyle or any of its subsidiaries; (C) declared, set aside, made or paid to the stockholders of Carlyle dividends or other distributions on the outstanding shares of capital stock of Carlyle; or (D) split, combined or reclassified any of its shares of capital stock of Carlyle or any of its subsidiaries.

         (d) AUTHORITY. (i) Carlyle has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Carlyle, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Carlyle, other than such approval by the stockholders of Carlyle. This Agreement has been duly executed and delivered by Carlyle and constitutes a valid and binding obligation of Carlyle enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote of holders of a majority of the outstanding shares of Carlyle Capital Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of Carlyle's stockholders necessary to approve and adopt this Agreement and approve the Merger. At a meeting duly called and held on May 24, 2002, Carlyle's Board of Directors adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair, from a financial point of view, to, and in the best interests of, Carlyle's stockholders and recommending that Carlyle's stockholders approve and adopt this Agreement and approve the Merger.

         (ii) Subject to compliance with the applicable requirements of the Securities Exchange Act of 1934, (the "Exchange Act"), and the filing of the Certificate of Merger as contemplated by Section 1.3, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance by Carlyle with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration loss or creation, a "Violation") pursuant to, (x) any provision of the certificate of incorporation or by-laws of Carlyle or the governing instruments of any subsidiary of Carlyle or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(iii) below or in the

Carlyle Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, Carlyle Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Carlyle or any subsidiary of Carlyle or their respective properties or assets except Violations under clause (y) which would not have a Material Adverse Effect on Carlyle.

         (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Carlyle or any subsidiary of Carlyle in connection with the execution and delivery of this Agreement and the Certificate of Merger by Carlyle, the consummation by Carlyle of the transactions contemplated hereby and thereby, and compliance by Carlyle with any of the provisions hereof or thereof, the failure to obtain which would have a Material Adverse Effect on Carlyle, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) the Prospectus/Proxy Statement in definitive form and the effectiveness of the Registration Statement and (2) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (B) the filing of the Certificate of Merger as contemplated by Section 1.3 and appropriate documents with the relevant authorities of states in which Carlyle is qualified to do business.

         (e) SEC DOCUMENTS. The reports, schedules, registration statements and definitive proxy statements (including all exhibits) filed by Carlyle with the SEC since January 1, 1999, including all amendments thereto (the "Carlyle SEC Documents"), are all the documents (other than preliminary material) that Carlyle was required to file with the SEC since such date. As of their respective dates, (i) the Carlyle SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Carlyle SEC Documents, and (ii) none of the Carlyle SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Carlyle included in the Carlyle SEC Documents (such financial statements as of and for the year ended December 31, 2001 being referred to hereinafter as the "Carlyle Year-End Financial Statements" and the balance sheet included in such financial statements as of December, 31, 2001 being referred to as the "Carlyle Balance Sheet"), and the unaudited financial statements of Carlyle and its subsidiaries for the fiscal quarter ended March 31, 2002, complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Carlyle and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP, subject to normal year-end audit adjustments in the case of the March 31, 2002 financial statements. As of December 31, 2001, neither Carlyle nor any of its subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Carlyle and its subsidiaries (including the notes thereto) and which were not reflected on the Carlyle Balance Sheet. Since December 31, 2001, except as and to the extent set forth in the Carlyle SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither Carlyle nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on Carlyle, or would be required by GAAP to be reflected on a consolidated balance sheet of Carlyle and its subsidiaries (including the notes thereto). All material agreements, contracts and other documents required to be filed as exhibits to any of the Carlyle SEC Documents have been so filed. No subsidiary of Carlyle is required to file any form, report or other document with the SEC.

         (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Carlyle for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Levcor in connection with the issuance of the Surviving Corporation Capital Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Carlyle for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Carlyle or Levcor, at the time of the meeting of stockholders' of Levcor or Carlyle or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since December 31, 2001, Carlyle and its subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Carlyle.

         (h) COMPLIANCE WITH APPLICABLE LAWS. Carlyle and its subsidiaries have been operated at all times in compliance with all applicable laws and regulations, and are not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which Carlyle or any of its subsidiaries is a party or by which any of their property or assets is bound, except where any such noncompliance, conflicts, defaults or violations would not have a Material Adverse Effect on Carlyle. As of the date hereof, no investigation by any Governmental Entity with respect to

Carlyle or any of its subsidiaries is pending or, to Carlyle's knowledge, threatened. For the purposes of this Agreement, "knowledge" shall mean the knowledge of the executive officers of the relevant entity after appropriate due diligence inquiry.

         (i) ENVIRONMENTAL. Except for any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Carlyle and to Carlyle's knowledge, (i) Carlyle and each of its subsidiaries is in compliance in material respects with all applicable laws relating to Environmental Matters; (ii) Carlyle and each of its subsidiaries has obtained, and is in compliance in material respects with, all permits, licenses or approvals required by any Governmental Entity under applicable laws for the use, storage, treatment, transportation, emission and handling of raw materials, by-products, wastes and other substances, including, without limitation, hazardous substances and wastes, used or produced by or otherwise relating to the operations of any of them; (iii) except for matters resulting from the inaction or failure to act by any Governmental Entity, there currently are no events, conditions, activities or practices that would prevent compliance or continued compliance with any law or give rise to any Environmental Liability; and (iv) there are no claims either by any Governmental Entity or any third party pending, or to Carlyle's knowledge, threatened, against Carlyle or any of its subsidiaries arising from any Environmental Matter.

         As used in this Agreement, the term (1) "Environmental Matter" means any matter arising out of or relating to pollution or protection of the environment, human safety or health including, without limitation, emissions, discharges, releases, exposures, or threatened releases of pollutants, contaminants, or hazardous or toxic substances or wastes including petroleum and its fractions, radiation, or polychlorinated byphenols, into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic substances or wastes including petroleum and its fractions, or radiation, under the jurisdiction or subject to the authority of any Governmental Entity, and (2) "Environmental Liability" means any liability or obligation arising under any statutory or common law (including, without limitation, any liability for personal injury, property damage or remediation) arising from or relating to any Environmental Matters.

         (j) LITIGATION. There are (i) no claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations ("Litigation") pending against Carlyle or any of its subsidiaries, or, to Carlyle's knowledge, threatened against or affecting Carlyle or any of its subsidiaries, or to which Carlyle or any of its subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, and (ii) no existing or, to the knowledge of Carlyle, threatened orders, judgments or decrees of any court or other Governmental Entity which specifically apply to Carlyle, any of its subsidiaries or any of their respective properties or assets.

         (k) TAXES. (i) Each Tax Entity has timely filed all material Tax Returns required to be filed by any of them (subject to permitted extensions). All such Tax Returns were true, correct and complete when filed, except for such instances which individually or in the aggregate could not have a Material Adverse Effect on Carlyle. All Taxes of each Tax Entity which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in Carlyle SEC Documents in accordance with GAAP. Carlyle does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect on Carlyle. Each Tax Entity has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Material Adverse Effect on Carlyle. No material deficiencies for any Taxes have been proposed, asserted or assessed against any Tax Entity that are not adequately reserved for, no audit of any Tax Return of any Tax Entity is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted to any Tax Entity and is currently in effect, except that Carlyle and its subsidiaries have various ongoing federal and state income tax audits which are not material but are open and statute of limitations have been extended.

         As used in this Agreement, the term (1) "Tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; (2) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (3) "Tax Entity" means Carlyle, each of Carlyle's subsidiaries, and each consolidated, combined, unitary or similar group of which Carlyle or any of its subsidiaries is now, or within the preceding eight years has been, a member.

         (ii) No Tax Entity has executed any closing agreement pursuant to
Section 7121 of the Internal Revenue Code of 1986 (the "Code") or any predecessor provisions thereof, or any similar provision of foreign, state or local law, or has any ruling request pending with any tax authority. There are no tax certiorari proceedings currently pending, tax abatements currently in effect or proposed materially increased tax assessments of which any Tax Entity has been notified or has knowledge in the context of such Tax Entity's real estate assets. No assets of any Tax Entity constitutes tax-exempt financed property or tax-exempt use property within the meaning of Section 168 of the Code, and no assets of any Tax Entity are subject to a lease, safe-harbor lease, or other arrangement as a result of which any Tax Entity is not treated as the owner for federal income tax purposes. No Tax Entity has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code). No Tax Entity (i) is required or has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by it or any other relevant party, (ii) has knowledge that any tax authority has proposed any such adjustment or change in accounting method, and/or (iii) has an application pending with any tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Tax Entity. No Tax Entity is a party to any contract, agreement, plan or arrangement covering any periods that, individually or collectively, could give rise to any amount not being deductible by reason of
Section 280G of the Code. Carlyle and each of its subsidiaries are not, have not been within the preceding eight years, own no interest in, and have never owned an interest in, "S corporations" within the meaning of Section 1361(a)(1) of the Code, "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code, "personal holding companies" within the meaning of
Section 542 of the Code, "controlled foreign corporations" within the meaning of
Section 957 of the Code, "foreign personal holding companies" within the meaning of Section 552 of the Code, "passive foreign investment companies" within the meaning of Section 1296 of the Code, "foreign investment companies" within the meaning of Section 1246 of the Code, an "FSC" within the meaning of Section 922 of the Code, or a "DISC" or "Former DISC" within the meaning of Section 992 of the Code. No Tax Entity has made, been party to, or been the subject of, any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the
Code. No Tax Entity has entered into any transfer pricing agreements with any tax authority. No assets of any Tax Entity are held in an arrangement for which partnership Tax Returns are being filed or are required to be filed. No Tax Entity has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. Levcor will not be required to withhold tax under Section 1445 of the Code with respect to any consideration paid pursuant to this Agreement.

         (l) EMPLOYEE BENEFIT PLANS. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of Carlyle or any of its subsidiaries (the "Carlyle Benefit Plans"), and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Carlyle or any of its subsidiaries which are not disclosed in the Carlyle SEC Documents and which exceed $50,000 per annum are set forth in the Carlyle Disclosure Letter. To the extent applicable, the Carlyle Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the Code, and any Carlyle Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of Carlyle, continues to satisfy the requirements for such qualification. Neither Carlyle nor any of its subsidiaries nor any ERISA Affiliate of Carlyle maintains, contributes to or is obligated to contribute to or has maintained or contributed or been obligated to contribute to in the past six years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code or a "multi-employer plan" within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code. No Carlyle Benefit Plan nor Carlyle nor any subsidiary has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of Carlyle, engaged in any transaction that would reasonably be expected to result in any such liability or penalty. Each Carlyle Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Carlyle. There is no pending or, to the knowledge of Carlyle, anticipated, Litigation against or otherwise involving any of Carlyle Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of the Carlyle Benefit Plan activities) has been brought against or with respect to any such Carlyle Benefit Plan. All contributions required to be made as of the date hereof to the Carlyle Benefit Plans have been made or provided for. Except as described in the Carlyle SEC Documents or as required by law, neither Carlyle nor any of its subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither Carlyle nor any of its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. No Carlyle Benefit Plan is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service. Except as provided for in this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit which will or may be made by Carlyle, any of its subsidiaries or Levcor with respect to any employee of Carlyle or any of its subsidiaries will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         As used in this Agreement, the term "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the relevant entity within the meaning of Sections 414(b), (c) or (m) of the Code, as required to be aggregated with the relevant entity under Section 414(o) of the Code, or is under "common control" with the relevant entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         (m) PROPERTIES. Carlyle or its subsidiaries has good title and, in the case of owned real property, good and marketable fee simple title, to its properties and assets, including the properties and assets reflected in the Carlyle Balance Sheet or acquired after December 31, 2001 (other than assets disposed of since December 31, 2001 in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as assets disposed of in the past), in each case free and clear of all title defects, liens, claims, charges, encumbrances and restrictions, except for
(i) liens, encumbrances or restrictions which secure indebtedness which is properly reflected in the Carlyle Balance Sheet; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2001, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate would not have a Material Adverse Effect on Carlyle. None of Carlyle's or its subsidiaries' properties or assets is owned jointly with any other person, nor does any other person have any right or option to acquire the same. Carlyle and each of its subsidiaries either own, or have valid leasehold interests in, and are in possession of, all properties and assets used by them in the conduct of their business and each such lease is valid without material default thereunder by the lessee or, to Carlyle's knowledge, by the lessor.

         (n) LABOR CONTROVERSIES. Neither Carlyle nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Carlyle, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances or complaints) or labor arbitration proceeding pending or, to the knowledge of Carlyle, threatened, against Carlyle or any of its subsidiaries relating to their business, (ii) to the knowledge of Carlyle, activity or proceeding by a labor union or representative thereof to organize any employees of Carlyle or any of its subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of Carlyle, threats thereof by or with respect to such employees.

         (o) INTELLECTUAL PROPERTY.(1) Carlyle and its subsidiaries own or license all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor (the foregoing, together with Carlyle's trade dress and trade secrets (including secret recipes and formulae), the "Carlyle Intellectual Property Rights") which are material to the business of Carlyle and its subsidiaries as presently conducted or as currently contemplated to be conducted. All owned Carlyle Intellectual Property Rights are free and clear of any liens, claims or encumbrances and are not subject to any material license (royalty bearing or royalty-free) or any other arrangement requiring any payment to any person nor the obligation to grant rights to any person in exchange and all licensed Carlyle Intellectual Property Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations other than such terms, conditions and restrictions as are contained in the document granting such license. The business as presently conducted by each of Carlyle and its subsidiaries, to the knowledge of Carlyle, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others, which conflict will have a Material Adverse Effect on Carlyle. Carlyle does not know of any use by others of any of the Carlyle Intellectual Property Rights material to the business of Carlyle or its subsidiaries as presently conducted.

         (p) CHANGE OF CONTROL AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of (except as contemplated by Section 5.7), or increase the amount or value of, any payment or benefit to any director, officer or employee of Carlyle or its subsidiaries, and, without limiting the generality of the foregoing, no amount paid or payable by Carlyle or its subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (q) CONTRACTS. All material contracts of Carlyle or its subsidiaries (the "Carlyle Material Contracts") have been filed as exhibits to the Carlyle SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. To the knowledge of Carlyle: (i) all Carlyle Material Contracts are valid, binding and enforceable against the other parties thereto in accordance with their terms, and are in full force and effect; (ii) all parties to Carlyle Material Contracts (other than Carlyle) have complied in all material respects with the provisions thereof and have performed all obligations required to be performed by each of them to date; (iii) no such party is in default under any of the terms thereof, and (iv) no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party (other than Carlyle) under any provision thereof except, in each case, for such non-compliance or default which will not have a Material Adverse Effect on Carlyle.

         (r) AFFILIATED TRANSACTIONS. All transactions between Carlyle or any of its subsidiaries, on the one hand, and any officer, director or holder of in excess of 5% of the Carlyle Capital Stock, or any affiliate of any of them, have been disclosed in the Carlyle SEC Documents. Except as disclosed in the Carlyle SEC Documents, no officer, director or holder of in excess of 5% of Carlyle Capital Stock has any material interest in (i) any assets, including, without limitation, any intellectual property, used or held for use in the business of Carlyle and its subsidiaries or (ii) any creditor, or supplier of Carlyle or any or its subsidiaries.

         (s) INSURANCE. Carlyle and each of its subsidiaries are adequately insured in such amounts and against such risks as are usually insured against by persons operating in the businesses in which Carlyle and its subsidiaries operate, and all policies relating to such insurance are in full force and effect. All products liability and general liability policies maintained by or for the benefit of Carlyle or its subsidiaries have been "claims made" policies.

         (t) RECORDS. The respective corporate record books of or relating to Carlyle and each of its subsidiaries are substantially complete and correct and contain accurate and substantially complete records of all material corporate actions of the respective stockholders and directors (and committees thereof) of Carlyle and its subsidiaries.

         (u) SECTION 203 OF DELAWARE LAW. The Board of Directors of Carlyle has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section 203 of Delaware Law. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement.

         (v) OPINION OF FINANCIAL ADVISOR. Carlyle has received the opinion of Houlihan Lokey Howard & Zukin (the "Carlyle Independent Advisor"), dated May 24, 2002, to the effect that, as of such date, the consideration to be received by the stockholders of Carlyle pursuant to this Agreement is fair to such stockholders from a financial point of view.

         (w) DISCLOSURE. No representation, warranty or covenant made by Carlyle in this Agreement or the Carlyle Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. True and complete copies of all Carlyle SEC Documents, Tax Returns, Carlyle Benefit Plans, Carlyle Material Contracts, corporate records, books and other documents referred to in the Carlyle Disclosure Letter have been made available to Levcor.

         3.2 REPRESENTATIONS AND WARRANTIES OF LEVCOR. Levcor represents and warrants to Carlyle that, except as specifically disclosed in the letter dated the date hereof and delivered by Levcor to Carlyle simultaneously with the execution and delivery of this Agreement (the "Levcor Disclosure Letter") or in the Levcor SEC Documents:

         (a) ORGANIZATION, STANDING AND POWER. Levcor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Levcor. Levcor made available to Carlyle true and complete copies of its certificate of incorporation and by-laws, each as amended to date. Such certificate of incorporation and by-laws are in full force and effect, and Levcor is not in violation of any provision of its certificate of incorporation or by-laws. Levcor does not have any subsidiaries or interests in any persons.

         (b) CAPITAL STRUCTURE. (i) (i) The authorized capital stock of Levcor consists of 15,000,000 shares of common stock, par value $0.56 per share (the "Levcor Common Stock"). As of the date of this Agreement, (A) 2,383,647 shares of Levcor Common Stock are outstanding, (B) options to purchase Levcor Common Stock whether under Levcor's Stock Option Plan (the "Levcor Option Plan"), pursuant to another Levcor compensatory plan or otherwise (each such option, a "Levcor Option") are outstanding to purchase 262,400 shares of Levcor Common Stock, and (C) 57,600 shares of Levcor Common Stock are held by Levcor in its treasury. Levcor has provided Carlyle with a true and complete list of the outstanding Levcor Options as of the date hereof, including the exercise prices and vesting schedules therefor.

         (ii) No Voting Debt of Levcor is issued or outstanding.

         (iii) All outstanding shares of Levcor Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities laws and regulations. All shares of Levcor Common Stock subject to issuance upon the exercise of Levcor Options, upon issuance on the terms specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

         (iv) Except for this Agreement, the Levcor Option Plan and the Levcor Options, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which Levcor is a party or by which it is bound obligating Levcor to issue, deliver or sell, or cause to be issued, delivered or sold, on the date hereof or any date in the future, additional shares of capital stock or any Voting Debt of Levcor or obligating Levcor to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The execution, delivery and performance by Levcor of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not obligate Levcor to issue, or result in the issuance of, any capital stock of Levcor pursuant to any other agreement or arrangement. There are no outstanding contractual obligations of Levcor to repurchase, redeem or otherwise acquire any shares of capital stock of Levcor.

         (v) Since December 31, 2001, Levcor has not (A) issued, permitted to be issued or entered into any obligation to issue, any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Levcor, other than pursuant to and as required by the terms of any Levcor Options that were issued and outstanding on such date; (B) repurchased, redeemed or otherwise acquired any shares of capital stock of Levcor; (C) declared, set aside, made or paid to the stockholders of Levcor dividends or other distributions on the outstanding shares of capital stock of Levcor; or (D) split, combined or reclassified any of its shares of capital stock of Levcor.

         (c) AUTHORITY. (i) Levcor has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Levcor, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Levcor, other than such approval by the stockholders of Levcor. This Agreement has been duly executed and delivered by Levcor and constitutes a valid and binding obligation of Levcor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote of holders of a majority of the outstanding shares of Levcor Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of Levcor's stockholders necessary to approve this Agreement and the Merger. At a meeting duly called and held on May 24, 2002, Levcor's Board of Directors adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair, from a financial point of view, to, and in the best interests of, Levcor's stockholders and recommending that Levcor's stockholders approve and adopt this Agreement and approve the Merger.

         (ii) Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Certificate of Merger as contemplated by
Section 1.3, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance by Levcor with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in a Violation pursuant to, (x) any provision of the certificate of incorporation or by-laws of Levcor or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(iii) below or in the Levcor Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, Levcor Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Levcor or its properties or assets except Violations under clause (y) which would not have a Material Adverse Effect on Levcor.

         (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Levcor in connection with the execution and delivery of this Agreement and the Certificate of Merger by Levcor, the consummation by Levcor of the transactions contemplated hereby and thereby, and compliance by Levcor with any of the provisions hereof or thereof, the failure to obtain which would have a Material Adverse Effect on Levcor, except for (A) the filing with the SEC of (1) the Prospectus/Proxy Statement in definitive form and the effectiveness of the Registration Statement and (2) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.3 and appropriate documents with the relevant authorities of states in which Levcor is qualified to do business, and
(C) filings and approvals required under state securities or blue sky laws.

         (d) SEC DOCUMENTS. The reports, schedules, registration statements and definitive proxy statements (including all exhibits) filed by Levcor with the SEC since January 1, 1999 including all amendments thereto (the "Levcor SEC Documents"), are all the documents (other than preliminary material) that Levcor was required to file with the SEC since such date. As of their respective dates,
(i) the Levcor SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Levcor SEC Documents, and (ii) none of the Levcor SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Levcor included in the Levcor SEC Documents (such financial statements as of and for the year ended December 31, 2001 being referred to hereinafter as the "Levcor Year-End Financial Statements" and the balance sheet included in such financial statements as of December, 31, 2001 being referred to hereinafter as the "Levcor Balance Sheet"), and the unaudited financial statements of Levcor for the fiscal quarter ended March 31, 2002 complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-QSB of the
SEC) and fairly present the financial position of Levcor as at the dates thereof and the results of its operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP, subject to normal year-end audit adjustments in the case of the March 31, 2002 financial statements. As of December 31, 2001, Levcor did not have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of Levcor (including the notes thereto) and which were not reflected on the Levcor Balance Sheet. Since December 31, 2001, except as and to the extent set forth in the Levcor SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, Levcor has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on Levcor, or would be required by GAAP to be reflected on a balance sheet of Levcor (including the notes thereto). All material agreements, contracts and other documents required to be filed as exhibits to any of the Levcor SEC Documents have been so filed.

         (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Levcor for inclusion the Registration Statement will, at the time the

Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Levcor for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Carlyle or Levcor, at the time of the meeting of stockholders' of Levcor or Carlyle or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

         (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since December 31, 2001, Levcor has conducted its business only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Levcor.

         (g) COMPLIANCE WITH APPLICABLE LAWS. Levcor has been operated at all times in compliance with all applicable laws and regulations, and is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which Levcor is a party or by which any of its property or assets is bound, except where any such noncompliance, conflicts, defaults or violations would not have a Material Adverse Effect on Levcor. As of the date hereof, no investigation by any Governmental Entity with respect to Levcor is pending or, to Levcor's knowledge, threatened.

         (h) ENVIRONMENTAL. Except for any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Levcor and to Levcor's knowledge, (i) Levcor is in compliance in material respects with all applicable laws relating to Environmental Matters; (ii) Levcor has obtained, and is in compliance in material respects with, all permits, licenses or approvals required by any Governmental Entity under applicable laws for the use, storage, treatment, transportation, emission and handling of raw materials, by-products, wastes and other substances, including, without limitation, hazardous substances and wastes, used or produced by or otherwise relating to the operations of any of them; (iii) except for matters resulting from the inaction or failure to act by any Governmental Entity, there currently are no events, conditions, activities or practices that would prevent compliance or continued compliance with any law or give rise to any Environmental Liability; and (iv) there are no claims either by any Governmental Entity or any third party pending, or to Levcor's knowledge, threatened, against Levcor arising from any Environmental Matter.

         (i) LITIGATION. There is (i) no Litigation pending against Levcor or, to Levcor's knowledge, threatened against or affecting Levcor before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, and (ii) no existing or, to the knowledge of Levcor, threatened orders, judgments or decrees of any court or other Governmental Entity which specifically apply to Levcor or any of its properties or assets.

         (j) TAXES. (i) Levcor has timely filed all material Tax Returns required to be filed by it (subject to permitted extensions). All such Tax Returns were true, correct and complete when filed, except for such instances which individually or in the aggregate could not have a Material Adverse Effect on Levcor. All Taxes of Levcor which are (i) shown as due on such Tax Returns,
(ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in Levcor SEC Documents in accordance with GAAP. Levcor does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect on Levcor. Levcor has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Material Adverse Effect on Levcor. No material deficiencies for any Taxes have been proposed, asserted or assessed against Levcor that are not adequately reserved for, no audit of any Tax Return of Levcor is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted to Levcor and is currently in effect.

         (ii) Levcor has not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof, or any similar provision of foreign, state or local law, or has any ruling request pending with any tax authority. There are no tax certiorari proceedings currently pending, tax abatements currently in effect or proposed materially increased tax assessments of which Levcor has been notified or has knowledge in the context of Levcor's real estate assets. No assets of Levcor constitute tax-exempt financed property or tax-exempt use property within the meaning of Section 168 of the Code, and no assets of Levcor are subject to a lease, safe-harbor lease, or other arrangement as a result of which any Levcor is not treated as the owner for federal income tax purposes. Levcor has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code). Levcor (i) is not required or has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by it or any other relevant party, (ii) has no knowledge that any tax authority has proposed any such adjustment or change in accounting method, and/or (iii) has no application pending with any tax authority requesting permission for any changes in accounting methods that relate to the business or assets of Levcor. Levcor is not a party to any contract, agreement, plan or arrangement covering any periods that, individually or collectively, could give rise to any amount not being deductible by reason of Section 280G of the Code. Levcor has not been within the preceding eight years, own no interest in, and have never owned an interest in, "S corporations" within the meaning of Section 1361(a)(1) of the Code, "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code, "personal holding companies" within the meaning of
Section 542 of the Code, "controlled foreign corporations" within the meaning of
Section 957 of the Code, "foreign personal holding companies" within the meaning of Section 552 of the Code, "passive foreign investment companies" within the meaning of Section 1296 of the Code, "foreign investment companies" within the meaning of Section 1246 of the Code, an "FSC" within the meaning of Section 922 of the Code, or a "DISC" or "Former DISC" within the meaning of Section 992 of the Code. Levcor has not made, been party to, or been the subject of, any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the
Code. Levcor has not entered into any transfer pricing agreements with any tax authority. No assets of Levcor are held in an arrangement for which partnership Tax Returns are being filed or are required to be filed. Levcor has not availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. Levcor will not be required to withhold tax under Section 1445 of the Code with respect to any consideration paid pursuant to this Agreement.

         (k) EMPLOYEE BENEFIT PLANS. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of Levcor (the "Levcor Benefit Plans"), and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Levcor which are not disclosed in the Levcor SEC Documents and which exceed $50,000 per annum are set forth in the Levcor Disclosure Letter. To the extent applicable, the Levcor Benefit Plans comply in all material respects with the requirements of the ERISA, and the Code, and any Levcor Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of Levcor, continues to satisfy the requirements for such qualification. Levcor nor any ERISA Affiliate of Levcor maintains, contributes to or is obligated to contribute to or has maintained or contributed or been obligated to contribute to in the past six years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code or a "multi-employer plan" within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code. No Levcor Benefit Plan nor Levcor has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of Levcor, engaged in any transaction that would reasonably be expected to result in any such liability or penalty. Each Levcor Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Levcor. There is no pending or, to the knowledge of Levcor, anticipated, Litigation against or otherwise involving any Levcor Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of the Levcor Benefit Plan activities) has been brought against or with respect to any such Levcor Benefit Plan. All contributions required to be made as of the date hereof to the Levcor Benefit Plans have been made or provided for. Except as described in the Levcor SEC Documents or as required by law, Levcor does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Levcor has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. No Levcor Benefit Plan is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service. Except as provided for in this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit which will or may be made by Levcor with respect to any employee of Levcor will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         (l) PROPERTIES. Levcor has good title to its properties and assets, including the properties and assets reflected in the Levcor Balance Sheet or acquired after December 31, 2001 (other than assets disposed of since December 31, 2001 in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as assets disposed of in the past), in each case free and clear of all title defects, liens, claims, charges, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which is properly reflected in the Levcor Balance Sheet; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2001, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate would not have a Material Adverse Effect on Levcor. None of Levcor's properties or assets is owned jointly with any other person, nor does any other person have any right or option to acquire the same. Levcor either owns, or has valid leasehold interests in, and is in possession of, all properties and assets used by it in the conduct of its business and each such lease is valid without material default thereunder by the lessee or, to Levcor's knowledge, by the lessor.

         (m) LABOR CONTROVERSIES. Levcor is not a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Levcor, there is no
(i) unfair labor practice, labor dispute (other than routine individual grievances or complaints) or labor arbitration proceeding pending or, to the knowledge of Levcor, threatened, against Levcor relating to its business, (ii) to the knowledge of Levcor, activity or proceeding by a labor union or representative thereof to organize any employees of Levcor, or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of Levcor, threats thereof by or with respect to such employees.

         (n) INTELLECTUAL PROPERTY. Levcor owns or licenses all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor (the foregoing, together with Levcor's trade dress and trade secrets (including secret recipes and formulae), the "Levcor Intellectual Property Rights") which are material to the business of Levcor as presently conducted or as currently contemplated to be conducted. All owned Levcor Intellectual Property Rights are free and clear of any liens, claims or encumbrances and are not subject to any material license (royalty bearing or royalty-free) or any other arrangement requiring any payment to any person nor the obligation to grant rights to any person in exchange and all licensed Levcor Intellectual Property Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations other than such terms, conditions and restrictions as are contained in the document granting such license. The business as presently conducted by Levcor, to the knowledge of Levcor, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others, which conflict will have a Material Adverse Effect on Levcor. Levcor does not know of any use by others of any of the Levcor Intellectual Property Rights material to the business of Levcor as presently conducted.

         (o) CHANGE OF CONTROL AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of Levcor, and, without limiting the generality of the foregoing, no amount paid or payable by Levcor in connection with the Merger or the other transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (p) CONTRACTS. All material contracts of Levcor (the "Levcor Material Contracts") have been filed as exhibits to the Levcor SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. To the knowledge of Levcor: (i) all Levcor Material Contracts are valid, binding and enforceable against the other parties thereto in accordance with their terms, and are in full force and effect; (ii) all parties to Levcor Material Contracts (other than Levcor) have complied in all material respects with the provisions thereof and have performed all obligations required to be performed by each of them to date; (iii) no such party is in default under any of the terms thereof, and (iv) no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party (other than Levcor) under any provision thereof except, in each case, for such non-compliance or default which will not have a Material Adverse Effect on Levcor.

         (q) AFFILIATED TRANSACTIONS. All transactions between Levcor, on the one hand, and any officer, director or holder of in excess of 5% of the Levcor Common Stock, or any affiliate of any of them, have been disclosed in the Levcor SEC Documents. Except as disclosed in the Levcor SEC Documents, no officer, director or holder of in excess of 5% of the Levcor Common Stock has any material interest in (i) any assets, including, without limitation, any intellectual property, used or held for use in the business of Levcor or (ii) any creditor, or supplier of Levcor.

         (r) INSURANCE. Levcor is adequately insured in such amounts and against such risks as are usually insured against by persons operating in the businesses in which Levcor operates, and all policies relating to such insurance are in full force and effect. All products liability and general liability policies maintained by or for the benefit of Levcor have been "claims made" policies.

         (s) RECORDS. The corporate record books of or relating to Levcor are substantially complete and correct and contain accurate and substantially complete records of all material corporate actions of the stockholders and directors (and committees thereof) of Levcor.

         (t) OPINION OF FINANCIAL ADVISOR. Levcor has received the opinion of Willamette Management Association (the "Levcor Independent Advisor"), dated May 24, 2002 to the effect that, as of such date, the transactions contemplated by this Agreement are fair to the Levcor stockholders from a financial point of view.

         (u) DISCLOSURE. No representation, warranty or covenant made by Levcor in this Agreement or the Levcor Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. True and complete copies of all Levcor SEC Documents, Tax Returns, Levcor Benefit Plans, Levcor Material Contracts, corporate records, books and other documents referred to in the Levcor Disclosure Letter have been made available to Carlyle.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 COVENANTS OF CARLYLE. During the period from the date of this Agreement and continuing until the Effective Time, Carlyle agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or as disclosed in the Carlyle SEC Documents or to the extent that Levcor shall otherwise consent in writing):

         (a) ORDINARY COURSE. Carlyle and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them. Carlyle and its subsidiaries shall maintain in force all insurance policies and Consents with respect to Carlyle and its subsidiaries and shall maintain all assets and properties of Carlyle and its subsidiaries in customary repair, order and condition, reasonable wear and tear excepted. Carlyle shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business or (ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Carlyle Disclosure Letter. Carlyle and its subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not have a Material Adverse Effect on Carlyle.

         (b) DIVIDENDS; CHANGES IN STOCK. Carlyle shall not, nor shall it permit any of its subsidiaries to, nor shall Carlyle propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a subsidiary of Carlyle to Carlyle or one of its subsidiaries and other than cash dividends required to be paid on the Carlyle Series B Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (c) ISSUANCE OF SECURITIES. Carlyle shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Carlyle Common Stock pursuant to exercises of Carlyle Options.

         (d) GOVERNING DOCUMENTS. Carlyle shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, their respective certificates of incorporation, by-laws or other governing instruments.

         (e) NO SOLICITATIONS. Carlyle shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, through any officer, director, employee or agent, initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Carlyle or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Carlyle or any of its subsidiaries to take any such action. Carlyle shall notify Levcor in writing (as promptly as practicable) if any written or oral request for information or proposal relating to a Competing Transaction is made and shall keep Levcor promptly advised of all such requests and proposals, and shall provide a copy of any written proposals or requests and a summary of all oral proposals or requests. Nothing contained in this Section 4.1(e) shall prohibit Carlyle from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to acquire it pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, (A) Carlyle's Board of Directors determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to Carlyle's stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Carlyle (x) provides reasonable notice to Levcor to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person an executed confidentiality agreement in customary form (the "Confidentiality Agreement"), (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal to acquire Carlyle pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, following the receipt of such a proposal, if Carlyle's Board of Directors determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to Carlyle's stockholders under applicable law. In addition, if Carlyle proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such agreement pay, or cause to be paid, to Levcor any amounts due to Levcor from Carlyle pursuant to Section 7.3.

         As used in this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Carlyle or any of its subsidiaries: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving such person;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of such person and its subsidiaries, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such person or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group having acquired beneficial ownership of 15% or more of the outstanding shares of capital stock of such person with respect to Carlyle Common Stock); or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         (f) NO ACQUISITIONS. Carlyle shall not, nor shall it permit any of its subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to Carlyle.

         (g) NO DISPOSITIONS. Carlyle shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of subsidiaries), except as disclosed in the Carlyle Disclosure Letter or the Carlyle SEC Documents and for dispositions in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

         (h) INDEBTEDNESS. Carlyle shall not, nor shall it permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of Carlyle or any of its subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, (y) indebtedness of any subsidiary of Carlyle to Carlyle or to another subsidiary of Carlyle or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

         (i) OTHER ACTIONS. Carlyle shall not, nor shall it permit any of its subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the

Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d) and Carlyle shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Levcor, and Carlyle shall use commercially reasonable efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

         (j) ADVICE OF CHANGES; GOVERNMENT FILINGS. Except to the extent prevented by law, Carlyle shall confer on a regular basis with Levcor, report on operational matters and promptly advise Levcor, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of Carlyle contained herein. Carlyle shall file all reports required to be filed by Carlyle with the SEC between the date of this Agreement and the Effective Time and shall make available to Levcor copies of all such reports promptly after the same are filed. Carlyle shall cooperate with Levcor in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Levcor's approval, paying any such fees or expenses. Carlyle shall promptly make available to Levcor copies of all other filings made by Carlyle with any state or Federal Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby. Nothing contained in this Agreement shall give Levcor, directly or indirectly, the right to control or direct Carlyle's operations prior to the Effective Time. Prior to the Effective Time, Carlyle shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         (k) ACCOUNTING METHODS. Carlyle shall not change its methods of accounting in effect at December 31, 2001, except as required by changes in GAAP as concurred in by Carlyle's independent auditors.

         (l) BENEFIT PLANS. During the period from the date of this Agreement and continuing until the Effective Time, Carlyle agrees as to itself and its subsidiaries that it will not, without the prior written consent of Levcor, except as set forth in the Carlyle Disclosure Letter or the Carlyle SEC Documents, (i) enter into, adopt, amend (except as may be required by law) or terminate any Carlyle Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between Carlyle or any of its subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as increases in the past that, in the aggregate, do not result in a material increase in benefits or compensation expense to Carlyle or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof

(including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Carlyle or any of its subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

         (m) TAX ELECTIONS. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, Carlyle shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

         4.2 COVENANTS OF LEVCOR. During the period from the date of this Agreement and continuing until the Effective Time, Levcor agrees that (except as expressly contemplated or permitted by this Agreement or as disclosed in the Levcor SEC Documents or to the extent that Carlyle shall otherwise consent in writing):

         (a) ORDINARY COURSE. Levcor shall carry on its businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with employees, officers, customers, suppliers and others having business dealings with it. Levcor shall maintain in force all insurance policies and Consents with respect to Levcor and shall maintain all assets and properties of Levcor in customary repair, order and condition, reasonable wear and tear excepted. Levcor shall not (i) enter into any new material line of business or (ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Levcor Disclosure Letter. Levcor will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not have a Material Adverse Effect on Levcor.

         (b) DIVIDENDS; CHANGES IN STOCK. Levcor shall not, nor shall Levcor propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (c) ISSUANCE OF SECURITIES. Levcor shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Levcor Common Stock pursuant to exercises of Levcor Options.

         (d) GOVERNING DOCUMENTS. Levcor shall not amend or propose to amend its certificate of incorporation or by-laws.

         (e) NO ACQUISITIONS. Levcor shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to Levcor.

         (f) NO DISPOSITIONS. Levcor shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of subsidiaries), except as disclosed in the Levcor Disclosure Letter or the Levcor SEC Documents and for dispositions in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

         (g) INDEBTEDNESS. Levcor shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of Levcor or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, or
(y) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

         (h) OTHER ACTIONS. Levcor shall not take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals and Levcor shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Carlyle, and Levcor shall use commercially reasonable efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

         (i) ADVICE OF CHANGES; GOVERNMENT FILINGS. Except to the extent prevented by law, Levcor shall confer on a regular basis with Carlyle, report on operational matters and promptly advise Carlyle, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of Levcor contained herein. Levcor shall file all reports required to be filed by Levcor with the SEC between the date of this Agreement and the Effective Time and shall make available to Carlyle copies of all such reports promptly after the same are filed. Carlyle shall cooperate with Levcor in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Carlyle's approval, paying any such fees or expenses. Levcor shall promptly make available to Carlyle copies of all other filings made by Levcor with any state or Federal Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby. Nothing contained in this Agreement shall give Carlyle, directly or indirectly, the right to control or direct Levcor's operations. Levcor shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         (j) ACCOUNTING METHODS. Levcor shall not change its methods of accounting in effect at December 31, 2001, except as required by changes in GAAP as concurred in by Levcor's independent auditors.

         (k) BENEFIT PLANS. During the period from the date of this Agreement and continuing until the Effective Time, Levcor agrees that it will not, without the prior written consent of Carlyle, except as set forth in the Levcor Disclosure Letter or the Levcor SEC Documents, (i) enter into, adopt, amend (except as may be required by law) or terminate any Levcor Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between Levcor, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as increases in the past that, in the aggregate, do not result in a material increase in benefits or compensation expense to Levcor, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or
(iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Levcor of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

         (l) TAX ELECTIONS. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, levcor shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 PROSPECTUS/PROXY STATEMENT; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Levcor and Carlyle will prepare and file with the SEC a Prospectus/Proxy Statement and Levcor will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Levcor and Carlyle will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Levcor and Carlyle will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Levcor and Carlyle will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement, Levcor and Carlyle, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Levcor and/or Carlyle, such amendment or supplement. Each of Levcor and Carlyle shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of Levcor and Carlyle will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Levcor shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of the Surviving Corporation Capital Stock in the Merger and the conversion of Carlyle Options into options to acquire the Surviving Corporation Common Stock, and Carlyle shall furnish any information concerning Carlyle and the holders of Carlyle Capital Stock and Carlyle Options as may be reasonably requested in connection with any such action.

         5.2 MEETINGS OF STOCKHOLDERS; BOARD RECOMMENDATION.

         (a) MEETING OF STOCKHOLDERS. Promptly after the Registration Statement is declared effective under the Securities Act, each of Levcor and Carlyle will take all action necessary in accordance with Delaware Law and its respective certificate of incorporation and by-laws to call, hold and convene a meeting of its respective stockholders to consider the adoption and approval of this Agreement and the approval of the Merger (each, a "Stockholders' Meeting") to be held as promptly as practicable (without limitation, within 60 days, if practicable) after the declaration of effectiveness of the Registration Statement. Each of Levcor and Carlyle will use all reasonable efforts to hold their respective Stockholders' Meetings on the same date. Subject to Section 4.1(e), each of Levcor and Carlyle will use all reasonable efforts to solicit from its respective stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding anything to the contrary contained in this Agreement, Levcor or Carlyle, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Capital Stock of Levcor or Carlyle, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of Levcor and Carlyle shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and by-laws, and all other applicable Legal Requirements. "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

         (b) BOARD RECOMMENDATION. Except to the extent expressly permitted by
Section 4.1(e): (i) the Board of Directors of each of Levcor and Carlyle shall recommend that the respective stockholders of Levcor and Carlyle vote in favor of the adoption and approval of this Agreement and the approval of the Merger, at their respective Stockholders' Meetings, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Levcor and Carlyle has recommended that its stockholders vote in favor of adoption and approval of this Agreement and the approval of the Merger, and (iii) neither the Board of Directors of Levcor or Carlyle nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of Levcor and Carlyle vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

         5.3 LEGAL CONDITIONS TO MERGER. Each of Carlyle, Carlyle's subsidiaries and Levcor shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Levcor and Carlyle described in Section 6.1
(a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such party's reasonable opinion, (x) to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render uneconomic the consummation of the Merger, or (y) in the case of Carlyle, to result in the imposition of a condition or restriction on Carlyle or any of their respective subsidiaries of the type referred to in Section 6.2(d). Each of Carlyle and Levcor will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

         5.4 ACCESS TO INFORMATION. Upon reasonable notice, Levcor and Carlyle and each of its subsidiaries shall afford to the other party's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, commitments and records and, during such period, shall make available to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence. No investigation by either Levcor or Carlyle shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made to such first party.

         5.5 BROKERS OR FINDERS. Each of Levcor and Carlyle represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Carlyle Independent Advisor and the Levcor Independent Advisor, whose fees and expenses will be paid by Carlyle and Levcor respectively, in accordance with their respective agreements with such firms, and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

         5.6 INDEMNIFICATION. The provisions with respect to indemnification contained in the certificate of incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of Carlyle. Levcor and Carlyle agree that the directors, officers and employees of Carlyle covered thereby are intended to be third party beneficiaries under this Section 5.6 and shall have the right to enforce the obligations of the Surviving Corporation and the Levcor.

         5.7 STOCK OPTIONS. At the Effective Time, each outstanding Carlyle Option, whether or not then exercisable, will be assumed by Levcor. Each Carlyle Option so assumed by Levcor under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Carlyle Option Plan, if any, pursuant to which the Carlyle Option was issued and any option agreement between Carlyle and the optionee with regard to the Carlyle Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Carlyle Option will be exercisable

(or will become exercisable in accordance with its terms) for that number of whole shares of the Surviving Corporation Common Stock equal to the product of the number of shares of Carlyle Common Stock that were issuable upon exercise of such Carlyle Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded up to the nearest whole number of shares of the Surviving Corporation Common Stock and (ii) the per share exercise price for the shares of the Surviving Corporation Common Stock issuable upon exercise of such assumed Carlyle Option will be equal to the quotient determined by dividing the exercise price per share of Carlyle Common Stock at which such Carlyle Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Carlyle or its subsidiaries shall be credited to the optionee and to all Carlyle employees for purposes of determining the vesting of all assumed Carlyle Options and other employee benefits after the Effective Time it being understood that all Carlyle options immediately vest upon consummation of the Merger. It is intended that Carlyle Options assumed by Levcor shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Carlyle Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.7 shall be applied consistent with such intent.


                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. The adoption and approval of this Agreement and the approval of the Merger, shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Levcor Common Stock and Carlyle Capital Stock entitled to vote thereon.

         (b) OTHER APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

         (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

         (d) REGISTRATION STATEMENT EFFECTIVE; PROSPECTUS/PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

         6.2 CONDITIONS TO OBLIGATIONS OF LEVCOR. The obligations of Levcor to effect the Merger are subject to the satisfaction of the following conditions unless waived by Levcor:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Carlyle set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Levcor shall have received a certificate signed on behalf of Carlyle by the President and Chief Executive Officer of Carlyle, and by the Chief Financial Officer of Carlyle to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF CARLYLE. Carlyle shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Levcor shall have received a certificate signed on behalf of Carlyle by the President and Chief Executive Officer of Carlyle and by the Chief Financial Officer of Carlyle to such effect.

         (c) CONSENTS UNDER AGREEMENTS. Carlyle shall have obtained the consent or approval of each person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in order to permit the succession by Levcor pursuant to the Merger to any obligation, right or interest of Carlyle or any subsidiary of Carlyle under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Carlyle, it being agreed that consent under the CIT Financing facilities entered into on January 24, 2002 shall not be required.

         (d) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Levcor which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Levcor to dispose of any asset which is material to Levcor prior to the Effective Time.

         (e) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Carlyle and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Carlyle.

         (f) PROCEEDINGS. All proceedings to be taken on the part of Carlyle in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Levcor, and Levcor shall have received copies of all such documents and other evidences as Levcor may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (g) DISSENTING STOCKHOLDERS. No more than 20% of the holders of Carlyle's outstanding Capital Stock elect to become Dissenting Stockholders.

         6.3 CONDITIONS TO OBLIGATIONS OF CARLYLE. The obligation of Carlyle to effect the Merger is subject to the satisfaction of the following conditions unless waived by Carlyle:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Levcor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Carlyle shall have received a certificate signed on behalf of Levcor by the Chairman and Chief Executive Officer of Levcor to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF LEVCOR. Levcor shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Carlyle shall have received a certificate signed on behalf of Levcor by the President and Chief Executive Officer of Levcor to such effect.

         (c) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Levcor and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Levcor.

         (d) PROCEEDINGS. All proceedings to be taken on the part of Levcor in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Carlyle, and Carlyle shall have received copies of all such documents and other evidences as Carlyle may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Levcor and/or Carlyle:

         (a) by mutual consent of Levcor and Carlyle in a written instrument;

         (b) by Levcor, if any representation or warranty of Carlyle shall have become untrue or upon a material breach of any covenant or agreement on the part of Carlyle set forth in this Agreement such that the conditions set forth in
Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2002;

         (c) by Carlyle, if any representation or warranty of Levcor shall have become untrue or upon a material breach of any covenant or agreement on the part of Levcor set forth in this Agreement such that the conditions set forth in
Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2002;

         (d) by either Levcor or Carlyle, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either Levcor or Carlyle if the Merger shall not have been consummated on or prior to December 31, 2002 (or such later date as may be agreed to in writing by Carlyle and Levcor) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

         (f) by either Carlyle or Levcor if the required approval of the stockholders of Levcor contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Levcor Stockholders' Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Levcor where the failure to obtain Levcor stockholder approval shall have been caused by the action or failure to act of Levcor and such action or failure to act constitutes a material breach by Levcor of this Agreement;

         (g) by either Carlyle or Levcor if the required approval of the stockholders of Carlyle contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Carlyle Stockholders' Meeting duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Carlyle where the failure to obtain Carlyle stockholder approval shall have been caused by the action or failure to act of Carlyle and such action or failure to act constitutes a material breach by Carlyle of this Agreement;

         (h) by Levcor, if the Board of Directors of Carlyle shall have (i) withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Levcor or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of Carlyle a Competing Transaction or shall have resolved to do the foregoing;

         (i) by Levcor, if (i) Carlyle shall have exercised a right specified in clause (i) of the third sentence of Section 4.1(e) with respect to any transaction referred to therein and shall enter into a Competing Transaction, or (ii) (x) a tender offer or exchange offer or a proposal by a third party to acquire Carlyle pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (y) Carlyle shall not have rejected such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner; or

         (j) by Carlyle, if it has entered into a Competing Transaction.

         (k) The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the Merger by either Carlyle or Levcor as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Levcor or Carlyle or their respective officers or directors except with respect to the penultimate sentence of Section
5.4 and Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof.

         7.3 FEES, EXPENSES AND OTHER PAYMENTS. (a) Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

         (b) Carlyle agrees that if this Agreement shall be terminated pursuant to:

         (i) Section 7.1(b) and (x) such termination is the result of material breach of any covenant, agreement, representation or warranty contained herein and (y) at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Competing Transaction involving Carlyle shall have occurred or Carlyle shall have entered into a definitive agreement providing for such a Competing Transaction, which Competing Transaction values, in the reasonable determination of the Carlyle Board of Directors, the Carlyle Common Stock at more than 2/10 of the closing price of the Levcor Common Stock over the 20-day trading period ending on May 23, 2002;

         (ii) Section 7.1(g) because this Agreement, the Merger and the other transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the stockholders of Carlyle at a meeting of the stockholders of Carlyle called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Competing Transaction with respect to Carlyle which either (x) the Board of Directors of Carlyle has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

         (iii) Section 7.1(h), Section 7.1(i) or Section 7.1(j);

then in each such event Carlyle shall pay to Levcor an amount equal to $300,000, plus all of Levcor's Expenses not to exceed $200,000.

         (c) Carlyle agrees that if this Agreement shall be terminated pursuant to Section 7.1(b), then Carlyle shall pay to Levcor an amount equal to Levcor's Expenses not to exceed $200,000; provided that Carlyle shall not be obligated to make any payment pursuant to this Section 7.3(c) if Carlyle shall be obligated to make a payment to Levcor pursuant to Section 7.3(b).

         (d) Levcor agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then Levcor shall pay to Carlyle an amount equal to Carlyle's Expenses not to exceed $200,000.

         (e) Any payment required to be made pursuant to Section 7.3(b), 7.3(c) or Section 7.3(d) shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Levcor, except that any payment to be made as the result of an event described in
Section 7.3(b)(i) or clause (y) of Section 7.3(b)(ii) shall be made as promptly as practicable but not later than five business days after the occurrence of the Competing Transaction or the execution of the definitive agreement providing for a Competing Transaction.

         7.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Carlyle or of Levcor, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.6, 5.7, 7.3 and Article VIII.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Levcor, to:

              Levcor International, Inc.
              462 Seventh Avenue
              New York, New York 10018
              Attention: Robert A. Levinson, Chief Executive Officer
              Facsimile: (212) 354-8500

              With a copy to:

              Katten Muchin Zavis Rosenman
              575 Madison Avenue
              New York, New York 10022-2585
              Attention: Edward Cohen, Esq.
              Facsimile: (212) 940-8776

         (b)  if to Carlyle, to:

              Carlyle Industries Inc.
              1 Palmer Terrace
              Carlstadt, New Jersey 07072
              Attention: Edward F. Cooke, Chief Financial Officer and
                         Vice President
              Facsimile: (201) 935-6220

              With a copy to:

              Stroock & Stroock & Lavan LLP
              180 Maiden Lane
              New York, New York 10038-4982
              Attention: Martin H. Neidell, Esq.
              Facsimile: (212) 806-6006

         8.3 CERTAIN DEFINITIONS. (a) For purposes of this Agreement:

         (i) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (ii) "beneficial ownership" with respect to any securities, means having "beneficial ownership" of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

         (iii) "group" means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

         (iv) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other legal entity;

         (v) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

         (vi) Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of Carlyle included in Carlyle SEC Documents (including, without limitation, the Carlyle Year-End Financial Statements and the Carlyle Balance Sheet) and the financial statements of Levcor included in Levcor SEC Documents (including, without limitation, the Levcor Year-End Financial Statements and the Levcor Balance Sheet).

         (b) Each of the following terms has the meaning ascribed thereto in the
Section indicated below next to such term:


Defined Term                          Section Defined In     Defined Term                        Section Defined In
------------                          ------------------     ------------                        ------------------
Agreement                             Recital                knowledge                           3.1(h)

Carlyle                               Recital                Legal Requirements                  5.2(a)

Carlyle Balance Sheet                 3.1(e)                 Levcor                              Recital


                                      A-41



Carlyle Benefit Plan                  3.1(l)                 Levcor Balance Sheet                3.2(d)

Carlyle Capital Stock                 2.1 (c)                Levcor Benefit Plans                3.2(k)

Carlyle Certificates                  2.2(b)                 Levcor Common Stock                 3.2(b)

Carlyle Common Stock                  2.1(a)                 Levcor Disclosure Letter            3.2

Carlyle Disclosure Letter             3.1                    Levcor Independent Advisor          3.1(v)

Carlyle Independent Advisor           3.1(v)                 Levcor Intellectual Property        3.2(n)
                                                             Rights

Carlyle Intellectual Property Rights  3.1(o)                 Levcor Material Contracts           3.2(p)

Carlyle Option                        2.1(e)                 Levcor Option                       3.2(b)(i)

Carlyle Option Plan                   2.1(e)                 Levcor Option Plan                  3.2(b)(i)

Carlyle Preferred Stock               2.1(b)                 Levcor SEC Documents                3.2(d)

Carlyle SEC Documents                 3.1(e)                 Levcor Year-End Financial           3.2(d)
                                                             Statements

Carlyle Year-End Financial Statement  3.1(e)                 Litigation                          3.1(j)

Certificates of Merger                1.3                    Material                            3.1(a)

Closing                               1.2                    Material Adverse Effect             3.1(a)

Closing Date                          1.2                    Prospectus/Proxy Statement          3.1(f)

Code                                  3.1(k)                 Registration Statement              3.1(f)

Confidentiality Agreement             3.1(e)                 Requisite Regulatory Approvals      6.1(b)

Consents                              6.1(b)                 SEC                                 3.1(d)(iii)

Common Exchange Ratio                 2.1(a)                 Securities Act                      3.1(e)

Competing Transaction                 4.1(e)                 Series B Preferred Stock            3.1(c)

Delaware Law                          Recital                Stockholders' Meeting               5.2(a)

Dissenting Shares                     2.1(g)                 Surviving Corporation               1.1

Dissenting Stockholder                2.1(g)                 Surviving Corporation Certificates  2.2(b)

Effective Time                        1.3                    Surviving Corporation Capital       2.1(e)
                                                             Stock


                                      A-42


Environmental Liability               3.1(i)                 Surviving Corporation Common Stock  2.1(a)

Environmental Matter                  3.1(i)                 Surviving Corporation Series A      2.1(b)
                                                             Preferred Stock

ERISA                                 3.1(l)                 Tax                                 3.1(k)(ii)

ERISA Affiliate                       3.1(l)                 Tax Entity                          3.1(k)(ii)

Exchange Act                          3.1(d)(ii)             Tax Return                          3.1(k)(ii)

Exchange Agent                        2.2(a)                 Violation                           3.1(d)(ii)

Expenses                              7.3                    Voting Debt                         3.1(c)(ii)

GAAP                                  3.1(e)

Governmental Entity                   3.1(d)(iii)


         8.4 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date in the parties section of the first page of this Agreement.

         8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.2 and 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

         8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, except to the extent Delaware law shall govern the Merger, without regard to any applicable conflicts of law provisions thereof.

         8.8 SEVERABILITY; NO REMEDY IN CERTAIN CIRCUMSTANCES. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         8.9 PUBLICITY. Unless otherwise required by law, so long as this Agreement is in effect, neither Carlyle, nor Levcor shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.11 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of applicable jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court or New York state court located in the State and City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that such party
will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court or New York state court sitting in the State and City of New York, and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

IN WITNESS WHEREOF, Levcor and Carlyle have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of May 24, 2002.


                                           LEVCOR INTERNATIONAL, INC.


                                           By:  /s/ Robert A. Levinson
                                           Name:  Robert A. Levinson
                                           Title:  Chief Executive Officer

                                           CARLYLE INDUSTRIES, INC.

                                           By:  /s/ Edward F. Cooke
                                           Name:  Edward F. Cooke
                                           Title:  Vice President

                                                                       EXHIBIT A


             Certificate of Incorporation of Surviving Corporation

                                   AMENDED AND

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LEVCOR INTERNATIONAL, INC.


         Levcor International, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify:

         FIRST: That the date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 17, 1967.

         SECOND: This Amended and Restated Certificate of Incorporation (the "Certificate") has been adopted pursuant to Sections 242 and 245 of the GCL and restates and amends the provisions of the Certificate of Incorporation of the Corporation.

         THIRD: That the Board of Directors of the Corporation (the "Board") adopted resolutions dated May 24, 2002 proposing and declaring advisable the amendment and restatement of the Certificate of Incorporation, and that such amendment and restatement of the Certificate of Incorporation was approved by the holders of a majority of the shares of common stock entitled to vote at a special meeting of stockholders held on June , 2002, to read as follows:

         RESOLVED, that the text of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

                                       I.

         The name of the corporation is Levcor International, Inc. (the "Corporation").

                                      II.

         The address of its registered office in the State of Delaware is 15 North Street, City of Dover, Delaware 19901, County of Kent. The name of the Corporation's registered agent in the State of Delaware at such address is Nationwide Information Services, Inc.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

                                      IV.



         Section 1. Capitalization.


         The total number of shares of stock which the Corporation shall have authority to issue is 23,000,000 consisting of 15,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and 8,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

         (a) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation.

         (b) The Board of Directors is hereby expressly authorized to provide for the issuance of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series.

         (c) There is hereby designated a series of Preferred Stock to be known as "Series A Preferred Stock," the number of shares constituting such Series being 4,555,007 (the "Series A Preferred Stock").

         (d) The powers, preferences, rights, restrictions and other matters relating to the Series A Preferred are as follows:

         Section 2. Dividends.


         (a) Each holder of a share of Series A Preferred shall be entitled to receive cumulative cash dividends at a rate of $.06 per annum per share of Series A Preferred Stock (the "Series A Base Rate") from funds legally available therefor, when, as and if declared by the Corporation's Board of Directors. Such dividends shall be payable quarterly on March 15, June 15, September 15 and December 15 (each a "Dividend Payment Date") of each year (unless such day is not a business day, in which event on the next succeeding business day) to holders of record of the Series A Preferred Stock as they appear in the register for the Series A Preferred Stock (the "Series A Preferred Stock Register") on the March 1, June 1, September 1 or December 1 immediately preceding such Dividend Payment Date.

In the event that the Corporation shall have failed (for whatever reason) to redeem shares of Series A Preferred Stock scheduled to be redeemed on any Mandatory Redemption Date (as defined below), then the holders of Series A Preferred Stock shall be entitled to receive, from and after such Mandatory Redemption Date, cumulative cash dividends (in lieu of cash dividends at the Series A Base Rate) at a rate (the "Special Rate") per share of Series A Preferred Stock equal to 6% per annum on the Base Amount (as defined below). The Base Amount means, with respect to each share of Series A Preferred Stock, $1; provided that subsequent to the Mandatory Redemption Date, for purposes of calculating the dividend due on any Dividend Payment Date

(if cumulative dividends have not been paid in full prior to such date), the full amount of any accrued but unpaid dividends as of the immediately preceding Dividend Payment Date shall be added to the Base Amount. Dividends payable on the Preferred Stock for any period less than a full quarter dividend period shall be computed on the basis of the 365 or 366 day year, as applicable, and the actual number of days elapsed.

         Dividends on each share of Series A Preferred Stock shall accrue from the date of original issue of such share of Series A Preferred Stock. Quarterly dividends which are not paid in full in cash on any Dividend Payment Date will cumulate without interest as if quarterly dividends had been paid in cash on each succeeding Dividend Payment Date until such accumulated quarterly dividends shall have been declared and paid in full in cash. Any declaration of dividends may be for a portion, or all, of the then accumulated dividends. Any accumulated dividends which are not paid will continue to cumulate in the manner described above.

         No dividend or distribution in cash, shares of capital stock or other property shall be paid or declared and set apart for payment on any date on or in respect of the Common Stock, of the Corporation or on any other series of stock issued by the Corporation ranking junior to the Preferred Stock in payment of dividends or upon liquidation, dissolution or winding-up of the Corporation (collectively, the "Junior Securities") (any such dividend or distribution hereinafter referred to as a "Junior Securities Distribution"), unless, contemporaneously therewith or with respect to the immediately preceding Dividend Payment Date for the Series A Preferred Stock, a dividend or distribution is or was paid or declared and set apart for payment, as the case may be, on or in respect of the Series A Preferred Stock payable at the rate set forth herein and payable on a date no later than the payment date set for such Junior Securities Distribution. In no event may the Corporation (i) make a Junior Securities Distribution in cash unless, contemporaneously therewith or with respect to the immediately preceding Dividend Payment Date for the Series A Preferred Stock, a dividend or distribution in cash is or was paid or declared and set apart for payment on or in respect of the Series A Preferred Stock, payable at the rate set forth herein and on a date no later than the payment date set for such Junior Securities Distribution, (ii) make a Junior Securities Distribution while there are dividends in arrears on the Series A Preferred Stock or (iii) redeem, purchase or otherwise acquire for value any Junior Securities unless, prior to or contemporaneously with such redemption, purchase or acquisition the Series A Preferred Stock is redeemed in full; provided that the Corporation may redeem, purchase or otherwise acquire Junior Securities (and options in respect thereof) held by employees or former employees (or employee benefit plans) of the Corporation or fractional shares in Junior Securities of the Corporation which redemption, purchase or other acquisition shall be approved by the Board of Directors of the Corporation. Notwithstanding the foregoing, this provision shall not prohibit the payment or declaration and setting aside of a dividend payable in shares of Junior Securities or a redemption, purchase or acquisition of Junior Securities with shares of Junior Securities.

         (b) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash, or share of any security or property, shall be paid or declared, nor shall any other distribution be made, on any other capital stock of the Corporation, nor shall any shares of any such other capital stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation until all dividends set forth in Section 2(a) above on the

Series A Preferred Stock shall have been paid or declared and set apart.

         Section 3. Liquidation, Dissolution or Winding Up.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus), or proceeds thereof, shall be made to or set apart for the holders of shares of any Junior Securities, holders of shares of Series A Preferred Stock shall be entitled to receive payment of $1 per share held by them, plus an amount in cash equal to all accrued and unpaid dividends thereon, which dividends shall have accrued at the Series A Base Rate or the Special Rate, as the case may be, provided in
Section 2, whether or not declared to the date of such payment. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation or proceeds thereof, distributed among the holders of shares of Series A Preferred Stock and any other series of Preferred Stock which ranks pari passu in right of payment upon liquidation, dissolution or winding-up of the Corporation with the Series A Preferred Stock shall be insufficient to pay in full the respective preferential amounts of shares of Series A Preferred Stock and such other series of Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of all such stock ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which the holders of the Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this paragraph, none of the merger or the consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation or the sale, transfer or other disposition of all or substantially all the assets of the Corporation, shall be deemed to be voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

              (b) Voting. Except as otherwise expressly required by the GCL, the holders of the capital stock of the Corporation, irrespective of the class or series, shall vote together as a single class for the election or removal of directors of the Corporation and on all other matters to which stockholders are entitled to vote. Each holder of the Corporation's Common Stock shall have one vote for each share of Common Stock held of record by such stockholder and each holder of the Corporation's Series A Preferred Stock shall have 1/5 vote for each share of Series A Preferred Stock held of record by such stockholder.

         Section 4. Redemption of Series A Preferred Stock.

              (a) Mandatory Redemption. The Series A Preferred Stock shall, subject to the limitations described herein, be subject to mandatory redemption, to the extent it may lawfully do so, in three equal annual installments on June 15, 2007, June 15, 2008 and June 15, 2009 (each a "Redemption Date"), in each case, from funds legally available therefor, at a price per share of Series A Preferred Stock equal to $1 per share (the "Series A Redemption Price"), together with an amount representing accrued and unpaid dividends, whether or not declared, to the date of redemption (the "Series A Redemption Date").

Each such date on which the Corporation is required to redeem shares of Series A Preferred Stock is hereinafter referred to as a "Mandatory Redemption Date". Any shares of Series A Preferred Stock which have been issued and have been redeemed, repurchased or reacquired in any manner by the Corporation (other than through the operation of this mandatory redemption provision) prior to any Mandatory Redemption Date may be credited by the Corporation against the number of shares of Series A Preferred Stock required to be redeemed on any Mandatory Redemption Date after the date of such other redemption, repurchase or reacquisition, unless such shares have been previously so credited. The Corporation shall cause to be mailed to each holder of Series A Preferred Stock, at their last addresses as they shall appear upon the Series A Preferred Stock Register, at least 30 and not more than 60 days prior to the Mandatory Redemption Date, a notice stating the number of shares of Series A Preferred Stock owned by such holder that are to be redeemed on the Mandatory Redemption Date. Except as otherwise required by law, the failure to give any such notice, or any defect therein, shall not affect the validity of such a redemption.

Notwithstanding the terms of the foregoing paragraphs, the Corporation shall be obligated to redeem Series A Preferred Stock pursuant to the mandatory redemption herein described only to the extent that such Series A Preferred Stock can be redeemed without contravening or causing a default under any contract, agreement or other instrument by which any of the Corporation or its subsidiaries or any of their property is bound.

If on any Mandatory Redemption Date the Corporation shall not be obligated, by reason of the operation of the foregoing paragraph, to redeem shares of Series A Preferred Stock, then the Corporation shall be obligated, to the extent and on the first date after such Mandatory Redemption Date on which the limitations described in the foregoing paragraph shall no longer apply (the "Delayed Redemption Date"), to redeem the number of shares of Series A Preferred Stock which it would have been obligated to redeem on the Mandatory Redemption Date, at a price per share of Series A Preferred Stock equal to the Series A Redemption Price; it being understood that in any event the unpaid dividends included in such Redemption Prices shall have accrued at the respective Base Rate or the Special Rate, as the case may be, as provided in Section 2.

The Series A Preferred Stock may be redeemed at the Corporation's option (subject to the legal availability of funds) at any time, in whole or in part, at a price per share equal to the Redemption Price. The Corporation shall cause to be mailed to each holder of Series A Preferred Stock, at their last addresses as they shall appear upon the Series A Preferred Stock Register, at least 30 and not more than 60 days prior to the Optional Redemption Date, a notice stating the date on which such redemption is expected to take place (the "Optional Redemption Date") and, if less than all the shares of Series A Preferred Stock are to be redeemed, the notice shall also specify the number of shares of Series A Preferred Stock owned by such holder that are to be redeemed. Except as otherwise required by applicable law, the failure to give any such notice, or any defect therein, shall not affect the validity of such a redemption.

If less than all the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be redeemed, on a pro rata basis, according to the number of shares of Series A Preferred Stock held by each holder.

On or after the Mandatory Redemption Date, the Optional Redemption Date or the Delayed Redemption Date, as the case may be, the holders of shares of Series A Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. Notice having been given as aforesaid, from and after the Mandatory Redemption Date, the Optional Redemption Date or the Delayed Redemption Date, as the case may be, unless there shall have been a default in payment of the redemption price, all rights of the holders of such redeemed shares of Series A Preferred Stock, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the Series A Preferred Stock Register or be deemed to be outstanding for any purpose whatsoever.

         Section 5. Reissuance of Series A Preferred Stock. No shares of Series A Preferred Stock which are redeemed, purchased or acquired by the Corporation shall be reissued, and all such shares shall be canceled and eliminated from the shares which the Corporation shall be authorized to issue.

                                       V.

         Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                      VI.

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

                                      VII.

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

         The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the GCL as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her or their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                     VIII.

         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this
Article VIII.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its ________________ this ________ day of _________, 2002.




                                            By: _____________________________
                                                Name:
                                                Title:

                                                                       EXHIBIT B

                        By-Laws of Surviving Corporation

                                     BY-LAWS

                                       OF

                           LEVCOR INTERNATIONAL, INC.
                                   ARTICLE 1

                                  STOCKHOLDERS

         Section 1.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held annually at the registered office of the Corporation in the State of Delaware or at such other place within or without the State of Delaware, at such time and on such date as may from time to time be designated by the Board of Directors, for the election of directors and for the transaction of any other proper business.

         Section 1.2 Special Meetings. Special meetings of the stockholders of the Corporation may be called at any time and from time to time by the Chairman, President or by a majority of the directors then in office, and shall be called by the Secretary upon the written request of stockholders holding of record at least a majority of the votes of the outstanding shares of the Corporation's voting stock entitled to vote at such meeting. Special meetings shall be held at such place within or without the State of Delaware, at such time and on such date as shall be specified in the call thereof.

         Section 1.3 Notice of Meetings. Written notice of each meeting of the stockholders, stating the place, date and hour thereof and, in the case of a special meeting, the purpose or purposes for which it is called, shall be given, not less than ten nor more than sixty days before the date of such meeting (or at such other time as may be required by statute), to each stockholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, postage prepaid, directed to each stockholder at his or her address as it appears on the records of the Corporation.

         Section 1.4 Waiver of Notice. Whenever notice is required to be given of any annual or special meeting of the stockholders, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated in such notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice. Attendance of a person at a meeting of the stockholders shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         Section 1.5 Adjournment. When any meeting of the stockholders is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after such adjournment the Board of Directors shall fix a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting.

         Section 1.6 Quorum. At any meeting of the stockholders the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Corporation entitled to vote at such meeting shall be necessary in order to constitute a quorum for the transaction of any business. If there shall not be a quorum at any meeting of the stockholders, the holders of a majority of the shares entitled to vote present at such meeting, in person or by proxy, may adjourn such meeting from time to time, without further notice to the stockholders other than an announcement at such meeting, until holders of the amount of shares required to constitute a quorum shall be present in person or by proxy.

         Section 1.7 Voting. Each holder of the Corporation's common stock shall have one vote for each share of common stock held of record by such stockholder. Each holder of the Corporation's Series A preferred stock shall have 1/5 vote for each share of Series A preferred stock held of record by such stockholder. Voting need not be by ballot, except that all election of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Whenever any corporate action is to be taken by vote of the stockholders, it shall, except as otherwise required by law or by the Certificate of Incorporation, be authorized by a majority of the votes cast at a meeting of stockholders of the holders of shares entitled to vote thereon, except that all elections shall be decided by a plurality of the votes cast.

         Section 1.8 Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting thereof, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

         Section 1.9 Record Date. The Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of any meeting of stockholders, nor more than sixty days prior to any other action, as the record date for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action.

         Section 1.10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

                                    ARTICLE 2

                                    DIRECTORS

         Section 2.1 Number; Qualifications. The Board of Directors shall consist of one or more members as determined from time to time by the Board of Directors. Directors need not be stockholders of the Corporation.

         Section 2.2 Term of Office. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

         Section 2.3 Meetings. A meeting of the Board of Directors shall be held for the election of officers and for the transaction of such other business as may come before such meeting as soon as practicable after the annual meeting of the stockholders. Other regular meetings of the Board of Directors may be held at such times as the Board of Directors of the Corporation may from time to time determine. Special meetings of the Board of Directors may be called at any time by the President of the Corporation or by a majority of the directors then in office. Meetings of the Board of Directors may be held within or without the State of Delaware.

         Section 2.4 Notice of Meetings; Waiver of Notice; Adjournment. No notice need be given of the first meeting of the Board of Directors after the annual meeting of stockholders or of any other regular meeting of the Board of Directors. Notice of a special meeting of the Board of Directors, specifying the place, date and hour thereof, shall be delivered personally, mailed or telegraphed to each director at his or her address as such address appears on the books of the Corporation at least two business days (Saturdays, Sundays and legal holidays not being considered business days for the purpose of these By-Laws) before the date of such meeting. Whenever notice is required to be given under any provision of the Certificate of Incorporation or these By-Laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a director at a special meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the directors or any committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these By-Laws. A majority of the directors present whether or not a quorum is present, may adjourn any meeting to another time and place. Notice need not be given of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the original meeting.

         Section 2.5 Quorum; Voting. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

         Section 2.6 Participation by Telephone. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

         Section 2.7 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceeding of the Board of Directors or of such committee.

         Section 2.8 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed by the officers on all papers which may require it, but no such committee shall have the power or authority in reference to (a) amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of the assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series); (b) adopting an agreement of merger or consolidation; (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets; (d) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or (e) amending these By-Laws and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified member.

         Section 2.9 Removal; Resignation. Any director or the entire Board of Directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time, upon written notice to the Corporation.

         Section 2.10 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided above in the filling of other vacancies. A director elected to fill a vacancy shall hold office for the unexpired term of his or her predecessor.

         Section 2.11 Compensation. The Board of Directors may fix the compensation of directors.

                                    ARTICLE 3

                                    OFFICERS

   Section 3.1 Election; Qualifications. At the first meeting of the Board of Directors and as soon as practicable after each annual meeting of stockholders, the Board of Directors shall elect or appoint a Chairman, a President, one or more Vice-Presidents, a Secretary and a Treasurer, and may elect or appoint at such time or from time to time such additional officers as it deems advisable. No officer need be a director of the Corporation. Any number of offices may be held by the same person, except that there shall always be two persons who hold offices which entitle them to sign instruments and stock certificates.

         Section 3.2 Term of Office; Vacancies. Each officer shall hold office until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. Any vacancy occurring in any office, whether because of death, resignation or removal, with or without cause, or otherwise, shall be filled by the Board of Directors.


         Section 3.3 Removal; Resignation. Any officer may be removed from office at any time with or without cause by the Board of Directors. Any officer may resign his or her office at any time upon written notice to the Corporation.

         Section 3.4 Powers and Duties of the Chairman. The Chairman shall be the chief executive officer of the Corporation and shall have general charge and supervision of its business and affairs. The Chairman shall from time to time make such reports concerning the Corporation as the Board of Directors of the Corporation may direct. The Chairman shall preside at all meetings of the stockholders and the Board of Directors. The Chairman shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

         Section 3.5 Powers and Duties of the President. The President shall be the chief operating officer of the Corporation and shall have general charge and supervision of its operations, subject to the supervision of the Chairman. The President shall from time to time make such reports concerning the Corporation as the Board of Directors or the Chairman of the Corporation may direct. The President shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors or the Chairman.

         Section 3.6 Powers and Duties of the Vice-Presidents. Each of the Vice-Presidents shall be given such titles and designations and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.

         Section 3.7 Powers and Duties of the Secretary. The Secretary shall record and keep the minutes of all meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose. The Secretary shall attend to the giving and serving of all notices by the Corporation. The Secretary shall be the custodian of, and shall make or cause to be made the proper entries in, the minute book of the Corporation and such other books and records as the Board of Directors may direct. The Secretary shall be the custodian of the corporate seal of the Corporation and shall affix or cause to be affixed such seal to such contracts and other instruments as the Board of Directors may direct. The Secretary shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.


         Section 3.8 Powers and Duties of the Treasurer. The Treasurer shall be the custodian of all funds and securities of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render a statement of the Corporation's cash and other accounts, and shall cause to be entered regularly in the proper books and records of the Corporation to be kept for such purpose full and accurate accounts of the Corporation's receipts and disbursements. The Treasurer shall at all reasonable times exhibit the Corporation's books and accounts to any director of the Corporation upon application at the principal office of the Corporation during business hours. The Treasurer shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

         Section 3.9 Delegation. In the event of the absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may at any time or from time to time delegate all or any part of the powers or duties of any officer to any other officer or officers or to any director or directors.

                                    ARTICLE 4

                                      STOCK

         The shares of the Corporation shall be represented by certificates signed by the President or any Vice-President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary. Any of or all the signatures on the certificate may be a facsimile.

                                   ARTICLE 5

                             EXECUTION OF DOCUMENTS

         All contracts, agreements, instruments, bills payable, notes, checks, drafts, warrants or other obligations of the Corporation shall be made in the name of the Corporation and shall be signed by such officer or officers as the Board of Directors may from time to time designate.

                                   ARTICLE 6

                                      SEAL

         The seal of the Corporation shall contain the name of the Corporation, the words "Corporate Seal", the year of its organization and the word "Delaware".

                                   ARTICLE 7

                                 INDEMNIFICATION


         The Corporation shall indemnify all persons to the full extent permitted, and in the manner provided, by the Delaware General Corporation Law, as the same now exists or may hereafter be amended.

                                    ARTICLE 8

                                   FISCAL YEAR


         The fiscal year of the Corporation shall end on such date as shall be determined by the Board of Directors.

                                    ARTICLE 9

                              AMENDMENT OF BY-LAWS


         These By-Laws may be amended or repealed, and any new By-Law may be adopted, by the stockholders entitled to vote or by the Board of Directors.

                                                                       EXHIBIT C


                       Directors of Surviving Corporation

                               Robert A. Levinson

                               Joseph S. Dimartino

                               Giandomenico Picco

                                 Edward F. Cooke

                                 Edward H. Cohen

                               John E. McConnaughy

                                                                       EXHIBIT D


                       Officers of Surviving Corporation


NAME                    POSITION
---------------------   --------------------------------------------------------
Robert A. Levinson      Chief Executive Officer, President, and Chairman of the
                        Board of Directors

Edward F. Cooke         Chief Financial Officer, Vice President, Secretary and
                        Treasurer

                                                                      APPENDIX B


               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01. eff. 7-1-01.)

                                                                      APPENDIX C

May 24, 2002


Board of Directors
Levcor International, Inc.
462 Seventh Avenue
New York, NY  10018

Gentlemen:

We understand that the Board of Directors of Levcor International, Inc. ("Levcor") has approved a plan to acquire 100 percent of the capital stock of Carlyle Industries, Inc. ("Carlyle")

It is our understanding that Levcor and Carlyle have entered into an agreement in principle for a merger of the two companies whereby each Carlyle stockholder would receive one share of Levcor capital stock for every five shares of Carlyle capital stock (the "Transaction"). In connection with the Transaction, Levcor has requested us to render our opinion, as of the Transaction Date, as to whether the terms of the Transaction are fair to the shareholders of Levcor from a financial point of view.

For purposes of this opinion, we measure the fairness of the Transaction based upon the relative fair market values of the shares of Levcor and Carlyle.

Fair market value is defined as the most likely price that a typical (or hypothetical) willing buyer would pay to a typical (or hypothetical) willing seller, with neither being under undue influence to transact, with both fully cognizant of all relevant facts and circumstances and with both seeking their maximum economic self interest.

In connection with this opinion, we have made such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things we have:

(i) reviewed certain financial statements and other financial and operational data concerning Levcor and Carlyle;

(ii) discussed the past and current operations and financial condition and the prospects of Levcor and Carlyle with senior executives of Levcor and Carlyle;

(iii) compared the financial performances of Levcor and Carlyle with those of certain publicly traded companies involved in similar lines of business as Levcor and Carlyle; and

(iv)     considered such other factors as we deemed appropriate.

May 24, 2002
Board of Directors
Levcor International, Inc.
462 Seventh Avenue
New York, NY  10018


Although our discussions with the managements of Levcor and Carlyle and review of supporting documentation give us comfort that our due diligence efforts are appropriate, we have not conducted a physical examination of all of Levcor's and Carlyle's properties or facilities and we have not obtained or been provided with any independent formal evaluation of such properties or facilities.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the internally-prepared historical and projected financial statements of Levcor and Carlyle, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Levcor and Carlyle. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of the date hereof.

Willamette Management Associates, Inc. is one of the nation's leading independent financial advisory and business valuation firms. Willamette Management Associates, Inc.'s principal business is the valuation of businesses and business interests, including both closely held and publicly traded companies, for numerous purposes, including mergers and acquisitions, employee stock ownership plan transactions and administration, divestitures, public offerings, gift and estate taxes, corporate and partnership recapitalizations, dissolutions, and other objectives.

We have acted as financial advisor to the Board of Directors of Levcor in connection with this transaction and will receive a fee for our services. Our fees for these services have not been contingent upon the resulting opinions and neither Willamette Management Associates, Inc. nor any of its employees has a present or intended future interest in Levcor or Carlyle.

It is understood that this letter is for the information of the Board of Directors of Levcor and may not be used for any other purpose without our prior written consent.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, we are of the opinion on the date hereof that the Transaction is fair from a financial point of view to the holders of shares of Levcor.

Respectfully submitted,


WILLAMETTE MANAGEMENT ASSOCIATES

                                                                      APPENDIX D

May 24, 2002

To The Board of Directors
    Carlyle Industries, Inc.

Dear Directors:

We understand that Carlyle Industries, Inc. ("Carlyle" or the "Company" hereafter) and Levcor International, Inc. ("Levcor" hereafter) are considering entering into a transaction whereby Levcor will issue one share of Levcor common stock in exchange for each five shares of Carlyle common stock and Levcor will issue one share of Series A Preferred Stock in exchange for each share of Series B Preferred Stock of Carlyle. Such transaction and other related transactions disclosed to Houlihan Lokey Howard & Zukin ("Houlihan Lokey") are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

         1. reviewed the following financial data regarding Carlyle's operations:

              (i) audited consolidated financial statements for the fiscal year ended December 31, 1998 through 2001;

              (ii) unaudited consolidated publicly available financial statements for the period ending March 31, 2002;

              (iii) projected quarterly balance sheet, income statement and cash flow for the fiscal years ended December 31, 2002 through 2004.

         2. reviewed the following financial data regarding Levcor's operations:

              (i) audited consolidated financial statements for the fiscal year ended December 31, 1998 through 2001;

To The Board of Directors
    Carlyle Industries, Inc.
May 24, 2002


              (ii) unaudited consolidated publicly available financial statements for the period ending March 31, 2002;

              (iii) projected quarterly balance sheet and income statement for the fiscal year ended December 31, 2002.

         3.   reviewed copies of the following documents and agreement:

              (i) Agreement and Plan of Merger between Levcor International, Inc. and Carlyle Industries, Inc., dated May 24, 2002;

              (ii) Amended and Restated Certificate of Incorporation of Levcor International, Inc., dated May 24, 2002;

              (iii) By-Laws of Levcor International, Inc., dated May 24, 2002.

         4. visited Levcor's offices and met with members of management of Carlyle and Levcor, to discuss the terms of the Transaction, and the operations, financial condition, future prospects and projected operations and performance of Levcor and Carlyle;

         5. reviewed publicly available financial data for certain companies that we deem comparable to Carlyle and Levcor; and

         6. considered other data and factors that we deemed appropriate under the circumstances.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                      Appendix E


                           LEVCOR INTERNATIONAL, INC.

                             2002 STOCK OPTION PLAN

                        (SUBJECT TO STOCKHOLDER APPROVAL)



1.       Purpose.

         The purpose of this 2002 Stock Option Plan (the "Plan") is to induce key personnel, including employees, officers, directors and independent contractors, to remain in the employ or service of Levcor International, Inc. (the "Company") and its future subsidiary corporations ("Subsidiaries"), as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), to attract new key personnel to enter into such employ or service of the Company and the Subsidiaries to encourage such key personnel to secure or increase on reasonable terms their stock ownership in the Company and to provide for the assumption of stock options granted by an Acquired Company (as such term is hereinafter defined). The Board of Directors of the Company (the "Board") believes that the granting of stock options ("Options") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company and aid in securing its continued growth and financial success by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company. Options granted hereunder are intended to be either (i) "incentive stock options" (which term, when used herein, shall have the meaning ascribed thereto by the provisions of
Section 422(b) of the Code) or (ii) options which are not incentive stock options ("non-qualified stock options") or (iii) a combination thereof, as determined by the Committee (the "Committee") referred to in Section 5 hereof at the time of the grant thereof.

2.       Effective Date of the Plan.

         The Plan became effective on June 20, 2002, subject to approval by the stockholders of the Company, within one year.

3.       Stock Subject to Plan.

         550,000 of the authorized but unissued shares of the common stock of the Company (the "Common Stock") are hereby reserved for issue upon the exercise of Options granted under the Plan; provided, however, that the number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of the Common Stock are purchased by the Company and set aside for issue upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

4.       Committee.

         The committee (the "Committee") shall consist of two or more members of the Board. It is intended that all of the members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the contemplation of Section 162(m)(4)(C)(i) of the Code. The Committee shall be appointed annually by the Board, which may at any time and from time to time remove any member of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a duly called meeting of the Committee at which a quorum is present. Any determination of the Committee signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

5.       Administration.

         The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option agreements or certificates which evidence Options, to determine the individuals (each a "Participant") to whom and the times and the prices at which Options shall be granted, the periods during which Options shall be exercisable, the number of shares of the Common Stock to be subject to Options and to make all other determinations necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the success of the Company and the Subsidiaries and such other factors as the Committee in its discretion shall deem relevant. The Committee shall have the authority to determine whether Options granted hereunder shall be (a) incentive stock options, (b) non-qualified stock options or (c) a combination thereof; provided, however, that non-employee directors and independent contractors shall only be granted non-qualified stock options. The Committee's determination on the matters referred to in this Section 5 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretation by the Committee of the terms of any Option shall be final, binding and conclusive.

6.       Eligibility.

         An Option may be granted only to (a) employees of the Company or a Subsidiary (including officers and/or directors), (b) directors of the Company who are not employees or officers of the Company or a Subsidiary, (c) independent contractors retained by the Company or a Subsidiary to provide consulting services for the Company or a Subsidiary and (d) employees of a corporation which has been acquired by the Company or a Subsidiary, whether by way of exchange or purchase of stock, purchase of assets, merger or reverse merger, or otherwise, who hold options with respect to the stock of such corporation which the Company has agreed to assume.

7.       Option Prices.

         A. Except as otherwise provided in Section 20, the initial per share option price of any Option which is an incentive stock option shall be the price determined by the Committee, but shall not be less than the fair market value of a share of the Common Stock on the date such Option is granted; provided, however, that, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of the Company's stock at the time an Option which is an incentive stock option is granted to such Participant, the initial per share option price shall not be less than 110% of the fair market value of a share of the Common Stock on the date such Option is granted.

         B. Except as otherwise provided in Section 20, the initial per share option price of any Option which is an non-qualified stock option shall not be less than 75% of the fair market value of a share of the Common Stock on the date such Option is granted.

         C. For all purposes of the Plan, the fair market value of a share of the Common Stock on any date shall be equal to (i) the closing sale price of the Common Stock on the Over the Counter Bulletin Board on the last business day preceding such date or (ii) if there is no sale of the Common Stock on such business day, the average of the bid and asked prices on the Over the Counter Bulletin Board at the close of the market on such business day.

8.       Option Term.

         Participants shall be granted Options for such term as the Committee shall determine, not in excess of ten years from the date of the granting thereof; provided, however, that, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of the Company's stock at the time an Option which is an incentive stock option is granted to such Participant, the term with respect to such Option shall not be in excess of five years from the date such Option is granted.

9.       Limitations on Amount of Stock Options Granted.

         A. The aggregate fair market value of the shares of the Common Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $100,000.

         B. No Participant shall, during any fiscal year of the Company, be granted Options to purchase more than 100,000 shares of the Common Stock.

10.      Exercise of Options.

         A. A Participant may exercise each Option granted to such Participant in such installments as the Committee shall determine at the time of the grant thereof; provided, however, that, unless the Committee shall otherwise determine at the time of grant, a Participant may not exercise an Option prior to the first anniversary of the date of the granting of such Option and a Participant may (i) during the period commencing on the first anniversary of the date of the granting of such Option and ending on the day preceding the second anniversary of such date, exercise such Option with respect to one-third of the shares subject thereto, (ii) during the period commencing on such second anniversary and ending on the day preceding the third anniversary of the date of the granting of such Option, exercise such Option with respect to two-thirds of the shares originally subject thereto and (iii) during the period commencing on such third anniversary, exercise such Option with respect to all of the shares subject thereto.

         B. Except as hereinbefore otherwise set forth, an Option may be exercised either in whole at any time or in part from time to time.

         C. The Committee may, in its discretion, permit any Option to be exercised, in whole or in part, prior to the time when it would otherwise be exercisable in accordance with the provisions of Section 10A hereof.

         D. An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of the Common Stock and payment to the Company of the exercise price for the Common Stock so specified; provided, however, that, if the Committee in its sole discretion so determines at the time of the grant of any Option, all or any portion of such payment may be made in kind by the delivery of shares of the Common Stock which have been owned by the Participant for a minimum period of six months having a fair market value on the date of delivery equal to the portion of the option price so paid; provided, further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Exchange Act, the Committee may implement procedures to allow a broker chosen by a Participant to make payment of all or any portion of the option price payable upon the exercise of an Option and to receive, on behalf of such Participant, all or any portion of the shares of the Common Stock issuable upon such exercise.

         E. I. Notwithstanding the provisions of Section 10A or the last sentence of Section 13 hereof, in the event that a Change in Control shall occur, each Option theretofore granted to any Participant which shall not have theretofore expired or otherwise been cancelled or become unexercisable shall become immediately exercisable in full. For the purposes of this Section 10E, a "Change in Control" shall be deemed to occur upon (i) the election of one or more individuals to the Board which election results in one-third of the directors of the Company consisting of individuals who have not been directors of the Company for at least two years, unless such individuals have been elected as directors or nominated for election by the stockholders as directors by at least three-fourths of the directors of the Company who have been directors of the Company for at least two years, (ii) the sale by the Company of all or substantially all of its assets to any Person, the consolidation of the Company with any Person, the merger of the Company with any Person as a result of which merger the Company is not the surviving entity as a publicly held corporation,
(iii) the sale or transfer of shares of the Company by the Company and/or any one or more of its stockholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person and its Affiliates shall own, after such sales and transfers, at least one-fourth, but less than one-half, of the shares of the Company having voting power for the election of directors, unless such sale or transfer has been approved in advance by at least three-fourths of the directors of the Company who have been directors of the Company for at least two years, (iv) the sale or transfer of shares of the Company by the Company and/or any one or more of its stockholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person and its Affiliates shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors or (v) as defined in the Participant's employment agreement, if any, with the Company or a Subsidiary. For the purposes of this Section 10E, (i) the term

"Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other Person, (ii) the term "Person" shall mean any individual, partnership, firm, trust, corporation or other similar entity and (iii) when two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company, such partnership, limited partnership, syndicate or group shall be deemed a "Person."

                  II. In the event that a Change of Control shall occur, then, from and after the time of such event, neither the provisions of this Section 10E nor any of the rights of any Participant thereunder shall be modified or amended in any way.

11.      Transferability.

         A. Except as otherwise provided in Section 11B hereof, no Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to such Participant may be exercised only by him or her.

         B. A Participant may, with the prior approval of the Committee, transfer for no consideration an Option which is a non-qualified stock option to or for the benefit of the Participant's Immediate Family, a trust for the exclusive benefit of the Participant's Immediate Family or to a partnership or limited liability company for one or more members of the Participant's Immediate Family, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term "Immediate Family" shall mean the Participant's spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren and any of their respective spouses.





12.      Termination of Service.

         Except as otherwise provided by the Committee, in the event a Participant leaves the employ or service of the Company and the Subsidiaries for any reason, whether voluntarily or otherwise, other than by reason of death, or, in the case of a Participant who shall be an employee or director, retirement on or subsequent to his or her 65th birthday or permanent disability, each Option theretofore granted to such Participant shall, to the extent it is exercisable on the date of such termination of employment or service, terminate upon the earlier to occur of (i) the expiration of 30 days after such termination of employment or cessation of service or (ii) the expiration date specified in such Option. Except as otherwise provided by the Committee, in the event a Participant's employment or service with the Company and the Subsidiaries terminates by reason of death, retirement on or subsequent to his or her 65th birthday or permanent disability, each Option granted to such Participant shall become immediately exercisable in full and shall terminate upon the earlier to occur of (i) the expiration of three months after the date of such death, retirement or permanent disability or (ii) the expiration date specified in such Option. Notwithstanding the foregoing, if a Participant is terminated for cause (as defined herein), each Option theretofore granted to him or her which shall not have theretofore expired or otherwise been cancelled shall, to the extent not theretofore exercised, terminate forthwith. For purposes of the foregoing,
(a) the term "cause" shall mean: (i) the commission by the Participant of any act or omission that would constitute a crime under federal, state or equivalent foreign law, (ii) the commission by the Participant of any act of moral turpitude, (iii) fraud, dishonesty or other acts committed by the Participant that result in a breach of any fiduciary or other material duty to the Company and/or the Subsidiaries, (iv) continued substance abuse that renders the Participant incapable of performing his or her material duties to the satisfaction of the Company and/or the Subsidiaries, or (v) as defined in the Participant's employment agreement, if any, with the Company or a Subsidiary and (b) the term "retirement" shall mean (I) the termination of a Participant's employment with the Company and all of the Subsidiaries (x) other than for cause or by reason of his or her death and (y) on or after the earlier to occur of (1) the first day of the calendar month in which his or her 65th birthday shall occur and (2) the date on which he or she shall have both attained his or her 55th birthday and completed 10 years of employment with the Company and/or the Subsidiaries or (II) the termination of a Participant's service as a director with the Company and all of the Subsidiaries (x) other than for cause or by reason of his or her death and (y) on or after the first day of the calendar month in which his or her 65th birthday shall occur.

13.      Adjustment of Number of Shares.

         In the event that a dividend shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any Option, the number of shares of the Common Stock which may be issued pursuant to the Plan but not yet covered by Options and the number of shares set forth in Section 9B hereof shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of the Common Stock then subject to any Option, for each share of the Common Stock which may be issued pursuant to the Plan but not yet covered by Options and for each share of the Common Stock referred to in Section 9B hereof the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged. In the event that there shall be any change, other than as specified in this Section 13, in the number or kind of outstanding shares of the Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Option, the number or kind of shares which may be issued pursuant to the Plan but not yet covered by Options and the number of shares set forth in
Section 9B hereof, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each outstanding Option. In the case of any substitution or adjustment in accordance with the provisions of this Section 13, the option price in each Option for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 13. No adjustment or substitution provided for in this Section 13 shall require the Company to sell a fractional share under any Option. Except with respect to options issued pursuant to Section 20, in the event of the dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, all outstanding Options shall terminate.

14.      Purchase for Investment, Withholding and Waivers.

         A. Unless the shares to be issued upon the exercise of an Option by a Participant shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, such Participant will be required, as a condition of the Company's obligation to issue such shares, to give a representation in writing that he or she is acquiring such shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

         B. In the event of the death of a Participant, a condition of exercising any Option shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

         C. Each Participant shall be required, as a condition of exercising any non-qualified stock option, to make such arrangements with the Company with respect to withholding as the Committee may determine.

15.      No Stockholder Status.

         Neither any Participant nor his or her legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of the Common Stock covered by an Option unless and until a certificate for such share has been issued. Upon payment of the purchase price thereof, a share issued upon exercise of an Option shall be fully paid and non-assessable.

16.      No Restrictions on Corporate Acts.

         Neither the existence of the Plan nor any Option shall in any way affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.





17.      No Employment Right.

         Neither the existence of the Plan nor the grant of any Option shall require the Company or any Subsidiary to continue any Participant in the employ or other service of the Company or such Subsidiary.

18.      Amendment of the Plan.

         The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not, without further approval of stockholders representing a majority of the votes of the outstanding shares of all classes of the Company's voting stock present in person or by proxy at any special or annual meeting of the stockholders, increase the number of shares of the Common Stock as to which Options which are intended to be incentive stock options may be granted under the Plan (as adjusted in accordance with the provisions of Section 13 hereof), or change the class of persons eligible to receive Options which are intended to be incentive stock options, or change the manner of determining the Option prices. Except as provided in Section 13 hereof, no termination or amendment of the Plan may, without the consent of the Participant to whom any Option shall theretofore have been granted, adversely affect the rights of such Participant under such Option. The Committee may not, without further approval of a majority of the votes of the outstanding shares of all classes of the Company's voting stock, present in person or by proxy at any special or annual meeting of the stockholders, amend any outstanding Option to reduce the option price, or cancel any outstanding Option and contemporaneously award a new Option to the same optionee for substantially the same number of shares at a lower option price.

19.      Expiration and Termination of the Plan.

         The Plan shall terminate on June __, 2012, or at such earlier time as the Board may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

20.      Options Granted in Connection with Acquisitions.

         In connection with the acquisition by the Company or a Subsidiary of another corporation (an "Acquired Company"), Options may be granted to employees and other personnel of such Acquired Company in exchange or substitution for then outstanding options to purchase securities of the Acquired Company, such Options may be granted at such option prices, may be exercisable immediately or at any time or times either in whole or in part, and may contain such other provisions not inconsistent with the Plan, as the Committee, in its discretion, shall deem appropriate at the time of the granting of such Options.

                                     Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

         Article VII of the Amended and Restated Bylaws of Levcor International, Inc., a Delaware corporation (the "Registrant"), provides that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the DGCL.

         As permitted by Section 102(b)(7) of the DGCL, Article VII of the Registrant's Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the director derived any improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT


2.1 Agreement and Plan of Merger, dated as of May 24, 2002, by and among Levcor International, Inc. ("Levcor") and Carlyle Industries, Inc. ("Carlyle") (included as Appendix A to the Joint Proxy
         Statement/Prospectus included in Part I of this registration statement).

2.2 Asset Purchase Agreement, dated as of September 2, 1999, between Levcor and Andrex Industries Corp., incorporated herein by reference to Levcor's Current Report on Form 8-K filed on September 17, 1999.

2.3 Amendment to Asset Purchase Agreement, dated August 3, 2000, effective as of April 1, between Levcor and Andrex Industries Corp., incorporated herein by reference to Levcor's Form 10-KSB filed on April 1, 2002.

3.1.1 Certificate of Incorporation filed August 17, 1967, incorporated herein by reference to Levcor's s Registration Statement on Form 8-B filed on November 27, 1967.

3.1.2 Amendment to Certificate of Incorporation filed August 17, 1972, incorporated herein by reference to Levcor's Current Report on Form 8-K for the month of August 1972.

3.1.3 Amendment to Certificate of Incorporation filed December 17, 1984, incorporated herein by reference to Levcor's Form N-2 Amendment No. 2 filed on April 3, 1987.

3.1.4 Amendment to Certificate of Incorporation filed September 8, 1995, incorporated herein by reference to Levcor's Current Report on Form 8-K filed on September 12, 1995.

4.1.1 By-Laws incorporated herein by reference to Levcor's Form N-2 Amendment No. 4 filed on May 2, 1989.

4.1.2 Specimen form of Levcor's Common Stock certificate, incorporated herein by reference to the Company's Form 10-KSB filed on March 24, 1997.

4.1.3* Specimen form of Levcor's Series A Preferred Stock certificate (to be issued upon stockholder adoption and approval of the Agreement and Plan of Merger, dated as of May 24, 2002, by and among Levcor and Carlyle).

5.1* Opinion of Katten Muchin Zavis Rosenman regarding the validity of the securities to be issued

10.1 1992 Stock Option Plan, incorporated herein by reference to Levcor's Form 10-K filed on March 30, 1993.

10.2 Factoring Agreement, dated September 17, 1998, between Levcor and the CIT Group/Commercial Services, Inc., incorporated herein by reference to Levcor's Form 10-QSB filed on November 16, 1998.

10.3 Term Promissory Note, dated December 15, 2000 issued by Levcor in favor of the CIT Group/Commercial Services, Inc., incorporated herein by reference to Levcor's Form 10-KSB filed on April 1, 2002.

10.4 Amendment dated December 31, 2001 to the Factoring Agreement dated September 17, 1998 between Levcor and the CIT Group/Commercial Services, Inc. and the Term Promissory Note, dated December 15, 2000 issued by the Company in favor of the CIT Group/Commercial Services, Inc., incorporated herein by reference to Levcor's Form 10-KSB filed on April 1, 2002.

10.5 Guaranty dated April 30, 2002, executed by Robert A. Levinson in favor of JPMorgan Chase Bank, incorporated herein by reference to Levcor's Form 10-QSB filed on May 15, 2002.

10.6 Pledge Agreement dated April 30, 2002, executed by Robert A. Levinson in favor of JPMorgan Chase Bank, incorporated herein by reference to Levcor's Form 10-QSB filed on May 15, 2002.

10.7 Promissory Note dated May 3, 2002 executed by Levcor in favor of JPMorgan Chase Bank, incorporated herein by reference to Levcor's Form 10-QSB filed on May 15, 2002.

23.1     Consent of Grant Thornton LLP, with respect to Levcor.

23.2     Consent of Friedman Alpren & Green LLP, with respect to Levcor.

23.3*    Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5.1).

24.1     Power of Attorney (included on page II-6).

99.1     Consent of Willamette Management Associates.

99.2     Consent of Houlihan Lokey Howard & Zukin.

99.3     Consent of Edward F. Cooke.

99.4     Consent of Joseph S. DiMartino.

99.5     Consent of Giandomenico Picco.

99.6     Form of proxy for Annual Meeting of Stockholders of Levcor.

99.7     Form of proxy for Special Meeting of Stockholders of Carlyle.


* To be filed by amendment.

(b) SCHEDULES

There are no financial schedules required to be filed herewith.

(c) REPORTS, OPINIONS OR APPRAISALS

The opinions of Willamette Management Association and Houlihan Lokey Howard & Zukin are attached as Appendix C and Appendix D, respectively, to the Joint Proxy Statement/Prospectus included in Part I of this registration statement.

ITEM 22. UNDERTAKINGS

(a) The Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (or the most recent post effective amendment thereof); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (5) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) to respond to requests for information that is incorporated by reference into the prospectus under Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 24, 2002.

                                LEVCOR INTERNATIONAL, INC


                                By /s/ Robert A. Levinson
                                   ----------------------
                                Robert A. Levinson,
                                Chairman of the Board,
                                President and Secretary

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Robert A. Levinson, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                     Title                             Date
---------                     -----                             ----

/s/ Robert A. Levinson        Chairman of the Board;            June 24, 2002
----------------------        President; Secretary; Director
Robert A. Levinson

/s/ John McConnaughy          Director                          June 24, 2002
--------------------
John McConnaughy

/s/ Edward H. Cohen           Director                          June 24, 2002
--------------------
Edward H. Cohen

                                  EXHIBIT INDEX




EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT


2.1 Agreement and Plan of Merger, dated as of May 24, 2002, by and among Levcor International, Inc. ("Levcor") and Carlyle Industries, Inc. ("Carlyle") (included as Appendix A to the Joint Proxy
         Statement/Prospectus included in Part I of this registration statement).

23.1     Consent of Grant Thornton LLP, with respect to Levcor.

23.2     Consent of Friedman Alpren & Green LLP, with respect to Levcor.

24.1     Power of Attorney (included on page II-6).

99.1     Consent of Willamette Management Associates.

99.2     Consent of Houlihan Lokey Howard & Zukin.

99.3     Consent of Edward F. Cooke.

99.4     Consent of Joseph S. DiMartino.

99.5     Consent of Giandomenico Picco.

99.6     Form of proxy for Annual Meeting of Stockholders of Levcor.

99.7     Form of proxy for Special Meeting of Stockholders of Carlyle.